As filed with the U.S. Securities and Exchange Commission on September 17, 2025.

Registration No. 333-287112

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

POST-EFFECTIVE AMENDMENT NO. 1
TO
Form F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

______________

HW ELECTRO Kabushiki Kaisha
(Exact name of registrant as specified in its charter)

HW Electro Co., Ltd.
(Translation of Registrant’s name into English)

______________

Japan	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

301, Aomi 2-chome 7-4 the
SOHO, Koto-ku, Tokyo
135-0064 Japan
(+81) 3-6457-1469
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

With a Copy to:

Ying Li, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	David Danovitch, Esq. Angela Gomes, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas, 19th Floor New York, NY 10020 212-660-3060

_______________________

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

HW Electro Co., Ltd (the “Company”) is filing this Post-Effective Amendment No. 1 to Form F-1 (this “Post-Effective Amendment No. 1”) to update its Registration Statement on Form F-1, as amended (File No. 333-287112) (the “Registration Statement”), initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on May 9, 2025 and initially declared effective by the SEC on June 30, 2025, to include the unaudited interim condensed financial statements for the six months ended March 31, 2025, and to update certain other information contained herein.

The information included in this Post-Effective Amendment No. 1 amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1 and no securities have been sold under the Registration Statement. All applicable registration fees were paid at the time of the initial filing of the Registration Statement on May 9, 2025.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED SEPTEMBER [    ], 2025

HW Electro Co., Ltd.

4,150,000 American Depositary Shares

Representing 4,150,000 Ordinary Shares

This is a firm commitment initial public offering of the American depositary shares (the “ADSs”) representing our ordinary shares (“Ordinary Shares”). We are offering 4,150,000 ADSs, based on an assumed initial public offering price of $4.00 per ADS, and each ADS represents one Ordinary Share. Prior to this offering, there has been no public market for the ADSs or our Ordinary Shares.

We have applied to list the ADSs on the Nasdaq Capital Market (“Nasdaq”) under the symbol “HWEP”. It is a condition to the closing of this offering that the ADSs are approved for listing on Nasdaq. At this time, Nasdaq has not yet approved our application to list the ADSs and there is no guarantee or assurance that the ADSs will be approved for listing on Nasdaq.

Investing in the ADSs involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 9 to read about factors you should consider before buying the ADSs.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 3 of this prospectus for more information.

	Per ADS	Total Without Over- Allotment Option	Total With Over- Allotment Option
Initial public offering price	$	$	$
Underwriters’ discounts(1)	$	$	$
Proceeds to our company before expenses(2)	$	$	$

____________

(1)    Represents underwriting discounts equal to 7.0% per ADS.

(2)     In addition to the underwriting discounts listed above, we have agreed to: (i) reimburse the underwriters for certain expenses; and (ii) provide a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering payable to American Trust Investment Services, Inc. and WestPark Capital, Inc. as the representatives of the underwriters (the “Representatives”). See “Underwriting” for additional information regarding total underwriter compensation.

We have granted the underwriters an option (the “Over-Allotment Option”) to purchase from us, at the public offering price, less underwriting discounts and commissions, up to an additional 622,500 ADSs within 45 days from the date of this prospectus solely to cover over-allotments, if any. The purchase price to be paid per additional ADS will be equal to the public offering price of one ADS, less the underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable on the Over-Allotment Option will be $174,300 and the total proceeds to us, before expenses, will be $2,490,000 from the Over-Allotment Option.

We have engaged Uphorizon, LLC as a financial advisor in connection with this offering.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise of the Over-Allotment Option.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about             , 2025.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

American Trust i n v e s t m e n t s e r v i c e s	WESTPARK CAPITAL Bookrunner

Prospectus dated             , 2025

i

About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Our functional currency is the Japanese yen (“JPY” or “¥”), the legal currency of Japan. The terms “dollar” or “$” refer to U.S. dollars, the legal currency of the United States. Our financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our financial statements in U.S. dollars. These dollar references are based on the exchange rate of JPY to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars, which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•        “ADRs” are to the American Depositary Receipts that may evidence the ADSs;

•        “ADSs” are to the American Depositary Shares, each of which represents one Ordinary Share;

•        “Anest Iwata” are to Anest Iwata Corporation, a limited liability company organized under the laws of Japan;

•        “Autobacs Seven” are to Autobacs Seven Co., Ltd., a limited liability company organized under the laws of Japan;

•        “Bosai System” are to BOSAI SYSTEM Co., Ltd., a limited liability company organized under the laws of Japan;

•        “Car Conveni” are to Car Conveni Club Co., Ltd., a limited liability company organized under the laws of Japan;

•        “Cenntro” are, collectively, to Cenntro Electric Group Limited, a limited liability company incorporated under the laws of Australia, and Cenntro Automotive Corporation, Cenntro Electric Group Limited’s wholly owned subsidiary incorporated under the laws of the state of Delaware, and/or Cenntro Electric Group Limited’s other subsidiaries;

•        “ENEOS WING” are to ENEOS WING Corporation, a Japanese company that runs a chain of gas stations, sells petroleum products, and operates automobile maintenance, cleaning, repair, inspection, and new car leasing businesses at its 319 outlets throughout Japan;

•        “FINRA” are to the Financial Industry Regulatory Authority;

•        “HWE,” “HW ELECTRO,” “we,” “us,” “our,” “our Company,” or the “Company” are to HW Electro Co., Ltd., a joint-stock corporation with limited liability organized under Japanese law;

•        “Level 4 autonomous driving technology” are to an autonomous driving technology that is considered to be fully autonomous driving, since the vehicle can handle the majority of driving situations independently and is developed to the point that a vehicle can handle highly complex urban driving situations, such as the sudden appearance of construction sites, without any driver intervention, which means a vehicle can be driven by an autonomous driving system from a specific area in a city center to a driver’s intended destination;

•        “Ordinary Shares” are to the ordinary shares of HWE;

•        “SEC” are to the U.S. Securities and Exchange Commission; and

•        “TONOX” are to TONOX Co., Ltd., a limited liability company organized under the laws of Japan.

ii

On July 20, 2023, the Company’s board of directors approved a share split of the Company’s outstanding Ordinary Shares and Series A convertible preferred shares at a ratio of 1:2, which was based on a record date of August 31, 2023 and became effective on September 1, 2023, resulting in 38,074,888 Ordinary Shares being issued and outstanding and 2,857,142 Series A convertible preferred shares being issued after the share split. Pursuant to the Company’s articles of incorporation, on August 31, 2023, Autobacs Seven requested the Company to convert its 2,857,142 Series A convertible preferred shares on August 31, 2023. On August 31, 2023, the Company issued 2,857,142 Ordinary Shares to Autobacs Seven, and in exchange, the Company acquired the 2,857,142 Series A convertible preferred shares, which were canceled by the Company on October 20, 2023. Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented to give effect to the 1-for-2 share split of our Ordinary Shares and Series A convertible preferred shares and the conversion of Series A convertible preferred shares.

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs, discussed under “Risk Factors,” before deciding whether to buy the ADSs.

Overview

We are the first company in Japan to obtain a license plate number for imported electric light commercial vehicles and the second company and also one of the four companies that sell electric light commercial vehicles in Japan as of the date of this prospectus. The electric light commercial vehicles we sell belong to the category of “light commercial vehicles,” which are commercial carrier vehicles with a gross vehicle weight of no more than 3,500 kilograms.

We commenced selling and delivering two models of electric light commercial vehicles, ELEMO and ELEMO-K, in Japan in April 2022 and July 2022, respectively, and have been working with Cenntro, our cooperating manufacturer, to produce them under our brand, “ELEMO,” in its factory in Hangzhou, China. ELEMO is the first electric vehicle we sell and is the second electric light commercial vehicle that has ever been sold in Japan since the commencement of sales of MINICAB-MiEV in December 2011, which was the first electric light commercial vehicle produced by Mitsubishi Motors Corporation. Since June 2023, we have commenced the sales of a new model called “ELEMO-L,” a van-type electric vehicle that could be used for commercial and recreational camping purposes, which we expect may enable us to increase consumer market penetration.

Under our Exclusive Basic Transaction Agreement dated March 31, 2021 with Cenntro (the “Exclusive Basic Transaction Agreement”), Cenntro manufactures ELEMO, ELEMO-K, ELEMO-L (collectively, the “ELEMO Series”), and other electric vehicles under the specifications designated by us in their manufacturing factories in China and delivers the electric vehicles to the ports in China designated in the individual agreement for a particular order. We arrange for the shipment from these ports to the Port of Yokohama or other designated ports in Japan. Upon arrival, we transport the vehicles to our research laboratory located in Chiba, Japan, for inspection, and then send them to our business partners’ facilities, Anest Iwata’s factory in Fukushima, Japan, and TONOX’s factories in Kanagawa, Japan. The specialists of Anest Iwata, a Tokyo Stock Exchange-listed company that specializes in industrial machinery, supplies, and components, and TONOX, a Japanese commercial vehicle manufacturer, modify the vehicles to comply with the regulations and standards for the Japanese market, install the accessories, and undertake the inspection in accordance with our instructions. After the inspection and modifications, we deliver the electric vehicles to the governmental vehicle inspection office, the National Agency for Automotive and Land Transportation Technology, for individual imported vehicle inspection, and the local land transportation office for registration. Upon completion of the individual imported vehicle inspection and registration, we conduct the final inspection in our research laboratory located in Chiba, Japan, and deliver the electric light commercial vehicles to the customers.

Since the inception of our operation, we have been leveraging the customizability and adjustability of our electric light commercial vehicles to attract corporations in different industries and local governments that have varying needs from their departments in Japan. During the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, we sold and delivered 22, 29, 87 and 52 electric light commercial vehicles to 7, 11 and 14 customers, respectively.

During the fiscal year ended September 30, 2022, our primary focus was on building our customer base through direct sales efforts using our limited sales force. Starting in October 2022, we began recruiting additional salespersons to expand our sales scale and strengthen our presence. This initiative was in addition to our collaboration with ENEOS WING commencing in early 2023, to promote the sales and distribution of our electric light commercial vehicles through its established sales and distribution network nationwide. In addition, on May 13, 2024, we entered into a sales agreement with Car Conveni, pursuant to which Car Conveni agreed to purchase 512 vehicles of the ELEMO Series from us during an unspecified term. Car Conveni is a company that sells vehicles and provides after-sales services at the approximately 1,000 stores it operates in Japan. Pursuant to the sales agreement, the price of each vehicle is subject to Car Conveni’s order and the delivery date is subject to a separate negotiation between us and Car Conveni. As of the date of this prospectus, we have delivered 39 vehicles of the ELEMO Series to Car Conveni. By implementing the preceding measures since February 2023, we have received 850 orders for our electric light commercial vehicles as of the date of this prospectus. We delivered an aggregate of 22, 29, 87 and 52 electric light commercial vehicles during the six months ended March 31, 2025 and 2024 and the fiscal year ended September 30, 2024 and 2023, respectively, and expect to deliver an aggregate of 200 electric light commercial vehicles during the fiscal year ending September 30, 2025, which we expect to consist mainly of vehicles to be sold under the sales agreement with Car Conveni. We have also entered into a membership agreement with Japan Autobody Repair Work Association on May 16, 2022, pursuant to which Japan Autobody Repair Work Association provides maintenance, repair, and other after-sale services to our customers on our behalf at the approximately 1,600 maintenance facilities it operates.

During the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, the revenue generated from the sales of our electric light commercial vehicles was JPY19,232,618, JPY92,527,501, JPY274,221,689 and JPY180,147,802, respectively, or approximately $126,207, $624,468, $1,824,131 and $1,296,680, respectively, which accounted for 99.5%, 98.0%, 99.7% and 90.3% of our total revenue for those periods, respectively. Our net loss for the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023 was JPY330,438,661, JPY580,495,089, JPY902,343,348 and JPY1,983,677,884, respectively, or approximately $2,168,375, $3,917,761, $6,002,417 and $14,278,256, respectively.

As of March 31, 2025, March 31, 2024, September 30, 2024 and September 30, 2023, we had $4,304,388, $4,622,462, $4,869,078 and $3,921,976, respectively, in loans payable to a third party and financial institutions, bank loans, and operating and finance lease obligations, including the current portion of $2,163,374, $1,213,464, $1,511,151 and $200,763, respectively, in the amount due to a shareholder and related parties.

Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

•        an early mover in the Japanese electric light commercial truck market;

•        the customizability and adjustability of our products; and

•        strong and experienced management.

Growth Strategies

We intend to develop our business by implementing the following strategies:

•        continue to grow our sales and expand our sales and distribution channel;

•        develop our own original designed products;

•        maintain and further develop business relationships with our existing and potential customers;

•        improve public relations and brand awareness and enhance customer loyalty;

•        diversify revenue sources; and

•        implement Level 4 autonomous driving technology and the operating system on our electric light commercial vehicles.

Corporate Information

Our headquarters are located at 301, Aomi 2-chome 7-4 the SOHO, Koto-ku, Tokyo 135-0064 Japan, and our phone number is (+81) 3-6457-1469. Our website address is https://hwelectro.co.jp/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus or the registration statement of which it forms a part. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Corporate Structure

HW ELECTRO was incorporated in Koto-ku, Tokyo, Japan on May 24, 2019 as a joint-stock corporation (kabushiki kaisha) with limited liability.

The following chart illustrates our corporate structure upon completion of this offering based on 38,074,888 Ordinary Shares outstanding as of the date of this prospectus and 4,150,000 ADSs to be sold in this offering, assuming no exercise of the Over-Allotment Option. For more details on our corporate history, please refer to “Corporate History and Structure.”

____________

(1)      Represents 15,874,342 Ordinary Shares held by 66 shareholders of our Company, each of which holds less than 5% of our Ordinary Shares, as of the date of this prospectus.

(2)      The percentage is based upon 38,074,888 Ordinary Shares issued and outstanding as of the date of this prospectus and excludes any Ordinary Shares issuable upon exercise of outstanding options.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as the “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•        will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the completion of this offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.235 billion in annual revenue, have $700 million or more in market value of the ADSs held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

As a foreign private issuer, Nasdaq corporate governance rules allow us to follow the corporate governance practice in our home country, Japan, with respect to appointments to our board of directors and committees. We intend to follow home country practice, as permitted by Nasdaq. See “Risk Factors — Risks Relating to this Offering and the Trading Market — Because we are a foreign private issuer and intend to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer” beginning on page 33 of this prospectus. Accordingly, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Summary of Risk Factors

Investing in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business and Industry

Risks and uncertainties related to our business include, but are not limited to, the following:

•        we have incurred significant losses during the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, which raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on us being able to generate positive operating cash flows and raise additional capital significant enough to result in operating profitability (see the disclosure beginning on page 9 of this prospectus);

•        our limited operating history makes it difficult to evaluate our results of operations and prospects (see the disclosure beginning on page 9 of this prospectus);

•        we are significantly dependent upon one manufacturer, and our operations could be disrupted if our relationship with such manufacturer is compromised (see the disclosure beginning on page 10 of this prospectus);

•        a significant portion of our total revenue was derived from a few major customers. A high concentration of our revenue from a few major customers means that loss of business from any of them may have a significant negative impact on our business and financial performance (see the disclosure beginning on page 11 of this prospectus);

•        we do not directly control certain costs related to our business, which could put us at a disadvantage relative to companies who have a vertically integrated business model (see the disclosure beginning on page 11 of this prospectus);

•        we contract a cooperating manufacturer in China to produce all of our electric light commercial vehicles, which exposes us to various risks relating to long-distance transportation of them (see the disclosure beginning on page 11 of this prospectus);

•        if we lose the right to exclusively sell the electric light commercial vehicles manufactured by Cenntro in Japan, we could face further competition and adversely affect our business and the results of operations (see the disclosure beginning on page 12 of this prospectus);

•        notwithstanding our continuing efforts to diversify our revenue sources, we derive and expect to continue to derive a significant portion of our revenue from the sales of our electric light commercial vehicles. As a result, the loss of, or a significant reduction in demand for our electric light commercial vehicles, would significantly reduce our revenue and harm our results of operations (see the disclosure beginning on page 12 of this prospectus);

•        defects or performance problems in our electric light commercial vehicles could result in loss of customers, reputational damage, and decreased revenue, and we may face warranty, indemnity, and product liability claims arising from defective products (see the disclosure beginning on page 12 of this prospectus);

•        developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric light commercial vehicles (see the disclosure beginning on page 15 of this prospectus);

•        we significantly depend on the operations and supply chain we have built with our business partners, and any failure or significant disruptions of the operations and supply chain could materially adversely affect our business, financial condition, and results of operations (see the disclosure beginning on page 15 of this prospectus);

•        our future success depends on our ability to retain our chief executive officer and other key executives and to attract and retain qualified personnel (see the disclosure beginning on page 17 of this prospectus);

•        our business depends on the continued success of our brands, and if we fail to maintain and enhance the recognition of our brands, we may face difficulty increasing our network of business partners and customers, and our reputation and operating results may be harmed (see the disclosure beginning on page 17 of this prospectus);

•        we could be adversely affected by a failure to protect our intellectual property or the intellectual property of our business partners (see the disclosure beginning on page 18 of this prospectus);

•        we may be subject to intellectual property claims that create uncertainty about ownership or use of intellectual property essential to our business and divert our managerial and other resources (see the disclosure beginning on page 19 of this prospectus);

•        we require a significant amount of cash to fund our operations and business expansion; if we cannot obtain additional capital on terms satisfactory to us when we need it, our growth prospects and future profitability may be materially and adversely affected (see the disclosure beginning on page 19 of this prospectus);

•        our current insurance policies may not provide adequate levels of coverage against all claims and we may incur losses that are not covered by our insurance (see the disclosure beginning on page 20 of this prospectus);

•        our results could be harmed if compliance with new environmental regulations becomes too burdensome (see the disclosure beginning on page 21 of this prospectus);

•        we may not be able to manage our expansion of operations effectively (see the disclosure beginning on page 21 of this prospectus); and

•        our business, financial condition, and results of operations could be materially adversely affected if the exchange rate between USD and JPY changes (see the disclosure beginning on page 22 of this prospectus).

Risks Relating to this Offering and the Trading Market

In addition to the risks described above, we are subject to general risks and uncertainties related to this offering and the trading market of the ADSs, including, but are not limited to, the following:

•        an active trading market for the ADSs may not develop (see the risk factor beginning on page 26 of this prospectus);

•        you will experience immediate and substantial dilution in the net tangible book value of the Ordinary Shares underlying the ADSs purchased in this offering (see the risk factor beginning on page 26 of this prospectus);

•        after the completion of this offering, share ownership will remain concentrated in the hands of our management, who will continue to be able to exercise a direct or indirect controlling influence on us (see the risk factor beginning on page 26 of this prospectus);

•        the sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price (see the risk factor beginning on page 27 of this prospectus);

•        the market price of the ADSs may be volatile or may decline regardless of our operating performance, and you may not be able to resell your ADSs at or above the initial public offering price (see the risk factor beginning on page 27 of this prospectus);

•        we may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares or the ADSs (see risk factor beginning on page 29 of this prospectus);

•        we do not intend to pay dividends for the foreseeable future (see the risk factor beginning on page 30 of this prospectus);

•        rights of shareholders under Japanese law may be different from rights of shareholders in other jurisdictions (see the risk factor beginning on page 30 of this prospectus); and

•        as holders of ADSs, you may have fewer rights than holders of our Ordinary Shares and must act through the depositary to exercise those rights (see the risk factor beginning on page 30 of this prospectus).

THE OFFERING

Securities offered by us	4,150,000 ADSs, representing 4,150,000 Ordinary Shares, based on an assumed initial public offering price of $4.00 per ADS.
Over-allotment option

We have granted to the Representatives an option, exercisable within 45 days from the date of this prospectus, to purchase up to an aggregate of 622,500 additional ADSs, based on an assumed initial public offering price of $4.00 per ADS.

Assumed Initial Public Offering Price per ADS	$4.00 per ADS.
Ordinary Shares outstanding prior to completion of this offering(1)	38,074,888 Ordinary Shares.
ADSs outstanding immediately after this offering(1)	4,150,000 ADSs, assuming no exercise of the Over-Allotment Option.
4,772,500 ADSs, assuming full exercise of the Over-Allotment Option.
Ordinary Shares outstanding immediately after this offering(1)	42,224,888 Ordinary Shares, assuming no exercise of the Over-Allotment Option.
42,847,388 Ordinary Shares, assuming full exercise of the Over-Allotment Option.
Listing

We have applied to have the ADSs listed on Nasdaq. The closing of this offering is conditioned upon Nasdaq’s approval of the listing of the ADSs on Nasdaq, and there is no guarantee or assurance that the ADSs will be approved for listing on Nasdaq.

Proposed ticker symbol	“HWEP”
The ADSs	Each ADS represents one Ordinary Share.

The depositary or its nominee will be the holder of the Ordinary Shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary, and all holders and beneficial owners of ADSs issued thereunder.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Ordinary Shares, the depositary will distribute the cash dividends and other distributions it receives on our Ordinary Shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary to withdraw the Ordinary Shares underlying your ADSs. The depositary will charge you a fee for such exchange.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	Citibank, N.A.
Use of proceeds

We estimate that we will receive aggregate net proceeds of approximately $13.90 million (or $16.19 million if the Representatives exercise their Over-Allotment Option in full) from this offering, based on the assumed initial public offering price of $4.00 per ADS, after deducting estimated underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (i) the partial repayment of outstanding loan balances due to third parties and a related party and shareholder in the aggregate amount of $6,117,106 with maturity dates ranging from the date of the consummation of this offering, and October 31, 2025, and interest rates per annum ranging from 0% to 9.6%, (ii) the repayment of certain accruals and other current liabilities in the aggregate amount of $2,085,377, (iii) the purchase of electric vehicles and other general corporate purposes, (iv) research and development of “PUZZLE” and (v) marketing. See “Use of Proceeds” on page 37 for more information.

Lock-up

We, each of our officers, directors and certain shareholders of the Company’s securities (including warrants, options, and ordinary shares of the Company) as of the date of this prospectus, have agreed and will enter into lock-up agreements with the Representatives not to sell, transfer or otherwise dispose of any of such securities (or underlying securities) of the Company for a period of six (6) months from the date of this prospectus or any longer period required by FINRA, the SEC or any state, without the express written consent of the Representatives, which consent may be given or withheld in the Representatives’ sole discretion. See “Underwriting — Lock-Up Agreements” for more information.

Risk factors	The ADSs offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 9 for a discussion of factors to consider before deciding to invest in the ADSs.
Payment and Settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company (“DTC”) on , 2025.

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(1)      The total number of Ordinary Shares outstanding immediately prior to this offering is based upon 38,074,888 Ordinary Shares issued and outstanding and excludes 3,750,000 Ordinary Shares issuable upon the exercise of options awarded to our officers, directors, employees and consultants of the Company as of the date of this prospectus. The number of ADSs to be outstanding after this offering will be determined based on the final initial public offering price.

RISK FACTORS

An investment in the ADSs involves a high degree of risk. Before deciding whether to invest in the ADSs, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of the ADSs to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in the ADSs if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

We have incurred significant losses during the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, which raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on being able to generate positive operating cash flows and raise additional capital significant enough to result in operating profitability.

We have a significant working capital deficiency, have incurred significant losses, and need to raise additional funds to meet our obligations and sustain our operations during the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023. For the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, our net loss was $2,168,375, $3,917,761, $6,002,417 and $14,278,256, respectively. As of March 31, 2025, March 31, 2024, September 30, 2024 and September 30, 2023, our working capital deficit was $9,009,660, $4,899,272, $6,878,093 and $792,030, respectively. In addition, we had net cash inflows of $141,139 from operating activities for the six months ended March 31, 2025, and net cash outflows of $120,712, $158,252 and $11,676,441, respectively, from operating activities for the six months ended March 31, 2024 and the fiscal years ended September 30, 2024 and 2023. Given the preceding conditions, our auditor, WWC, P.C., has raised substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends upon our ability to market and sell our products to generate positive operating cash flows.

During the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, the Company issued 0, 0, 0 and 7,757,030 Ordinary Shares in private transactions for aggregate gross proceeds of approximately $nil, $nil, $nil and $9.8 million, respectively.

While our management’s plan is to continue improving operations to generate positive operating cash flows and raise additional capital through private or public offerings, there is no assurance that we will be successful in generating positive operating cash flows and raising additional capital through private or public offerings that are significant enough to result in operating profitability in the future.

If we are unable to generate and raise sufficient positive operating cash flows and additional capital to result in operating profitability in the future, there may remain substantial doubt about our ability to continue as a going concern, and investors or other financing sources may be unwilling to provide funding to us on commercially reasonable terms or at all.

Furthermore, if we are unable to continue as a going concern, we may have to discontinue operations and liquidate our assets and may be compelled to receive less than the value at which those assets are carried on our audited financial statements, which would cause the ADS holders to lose all or a part of their investment.

Our limited operating history makes it difficult to evaluate our results of operations and prospects.

We have only been in existence since 2019 and have a limited operating history with respect to each of our principal products. We commenced selling our electric light commercial vehicles in April 2022, and during the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, we only sold and delivered 22, 29, 87 and 52 vehicles to customers, respectively.

Our future success will require us to further expand our customer base and scale up the sales of our electric light commercial vehicles. Our business model and ability to attract more customers are unproven. To address the risks, we must, among other things, continue to (i) expand our sales and distribution channel, (ii) maintain and further develop business relationships with our existing and potential customers, and (iii) improve public relations and brand awareness and enhance customer loyalty. We cannot assure you that we will be successful in addressing such risks. Although we have experienced revenue growth, we cannot assure you that our revenue will increase at previous rates or at all, or that we will be able to operate profitably in future periods. Our limited operating history makes the prediction of future results of operations difficult, and therefore, past revenue growth experienced by us should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future. We believe that period to period comparisons of our operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. You should consider our business and prospects in light of the risks, uncertainties, expenses, and challenges that we will face as an early-stage company seeking to sell new products in a volatile and challenging market.

We are significantly dependent upon one manufacturer, and our operations could be disrupted if our relationships with such manufacturer are compromised.

We currently rely on our sole cooperating manufacturer, Cenntro, to manufacture all of our electric light commercial vehicles. Our reliance on Cenntro makes us vulnerable to possible capacity constraints and reduced control over component availability, delivery schedules, manufacturing yields, and costs. While we have entered into a long-term manufacturing contract, the Exclusive Basic Transaction Agreement, with Cenntro, we may not be successful in entering into individual contracts or negotiating individual contracts on favorable terms pertaining to the volume of the vehicles to manufacture, the delivery date and location, the amount of consideration, and other necessary matters every time we place orders in the future. If we are compelled to enter into written individual contracts on less favorable terms than we currently have with Cenntro, we could be subject to binding purchase obligations that may be harmful to our business. Any change in our relationships with Cenntro could adversely affect our business, financial condition and the results of operations.

The manufacturing factories of Cenntro are located in China. Our use of an international manufacturer may increase supply risk, including the risk of supply interruptions, reductions in manufacturing quality or controls, changes in export/import regulations, and trade friction between countries.

We may be negatively impacted by the deterioration in the financial conditions of Cenntro. If Cenntro becomes unable or unwilling to manufacture our electric light commercial vehicles in sufficient volumes, at high-quality levels, on a timely basis, and pursuant to the Exclusive Basic Transaction Agreement and existing written individual contracts, due to financial conditions or otherwise, we would have to identify, qualify, and select acceptable alternative cooperating manufacturers. An alternative cooperating manufacturer may not be available to us when needed or may not be in a position to satisfy our quality or production requirements on commercially reasonable terms, or be able to fulfill comparable pricing and timing requirements. Any significant interruption or delays in manufacturing would require us to reduce or delay our supply of products to our customers or increase our shipping costs to make up for delays in manufacturing, if possible, which in turn could reduce our revenue, cause us to incur delay-related liquidated damages or other liabilities to our customers, harm our relationships with our customers, damage our reputation, or cause us to forego potential revenue opportunities. While we may have certain contractual remedies against Cenntro, if Cenntro becomes unable or unwilling to continue to manufacture our electric light commercial vehicles, such remedies may not be sufficient in scope, we may not be able to effectively enforce such remedies, and we may incur significant costs in enforcing such remedies. See “Business — Manufacturing.”

We may experience cost increases or disruptions in the supply of our electric light commercial vehicles.

Our ability to sell our electric light commercial vehicles is dependent on Cenntro’s, our cooperating manufacturer, continued ability to procure raw materials. Cenntro incurs significant costs related to procuring raw materials required to manufacture and assemble our electric light commercial vehicles. It uses various raw materials in our electric light commercial vehicles, including aluminum, steel, carbon fiber, semiconductors, motors and non-ferrous metals such as copper, lithium, nickel as well as cobalt. The prices for these raw materials fluctuate depending on factors beyond our or Cenntro’s control, including market conditions, global demand, supply interruptions, material shortages of these materials, and fluctuation of the exchange rate. Fluctuations in the cost of these materials could materially affect our business and operating results, as it may reflect on the purchase costs of our electric light commercial vehicles we pay Cenntro.

Our business also depends on Cenntro’s continued procurements of battery cells for our electric light commercial vehicles. We, together with Cenntro, are exposed to multiple risks relating to the availability and pricing of quality lithium-ion battery cells. These risks include:

•        the inability or unwillingness of current battery cell manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric or plug-in hybrid vehicle industry as demand for such cells increases;

•        disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

•        an increase in the cost of raw materials, such as lithium, nickel, and cobalt, used in lithium-ion cells.

Furthermore, currency fluctuations, tariffs, or shortages in petroleum and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for the raw materials or components may eventually increase our purchase costs and could reduce our margins. In addition, growth in the popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased purchase costs to us or disruptions in the supply of our electric light commercial vehicles.

A significant portion of our total revenue was derived from a few major customers. A high concentration of our revenue from a few major customers means that loss of business from any of them may have a significant negative impact on our business and financial performance.

For the six months ended March 31, 2025 and 2024, the most significant customer accounted for 31% and 85% of our total revenues, respectively, and the second most significant customer accounted for 18% and 4% of our total revenues, respectively. For the fiscal year ended September 30, 2024, the most significant customer accounted for 56% of our total revenues, and the second most significant customer accounted for 21% of our total revenues. For the fiscal year ended September 30, 2023, the most significant customer accounted for 42% of our total revenues, and the second most significant customer accounted for 29% of our total revenues. These major customers may not purchase our electric light commercial vehicles in the future, because a customer (i) may not need additional electric light commercial vehicles; (ii) may not have the budget for purchasing electric light commercial vehicles; (iii) may require more electric light commercial vehicles but choose to purchase them from our competitors instead of us; or (iv) may have other reasons. A high concentration of revenue from a few major customers means that loss of business from any of them may have a significant negative impact on our business and financial performance.

We do not directly control certain costs related to our business, which could put us at a disadvantage relative to companies who have a vertically integrated business model.

We do not have control over the costs our cooperating manufacturer, Cenntro, charges for the manufacture of our electric light commercial vehicles, as the purchase price of our electric light commercial vehicles may vary each time we enter into individual agreements with Cenntro for particular orders. This may lead us to charge higher prices for our electric light commercial vehicles than our competitors with a vertically integrated business model, causing us to be unable to maintain or increase market share.

We contract a cooperating manufacturer in China to produce all of our electric light commercial vehicles, which exposes us to various risks relating to long-distance transportation of them.

We place manufacturing orders with our cooperating manufacturer, Cenntro, to produce our electric light commercial vehicles at their manufacturing factories in Hangzhou, China. We transport all of our electric light commercial vehicles from the Port of Shanghai, China to Japan for sale. The geographical separation of Cenntro’s factories and our customers necessitates constant long-distance transportation of all of our electric light commercial vehicles between China and Japan. The distance between Hangzhou, China and Tokyo, Japan, is approximately 1,189 miles, and we transport our electric light commercial vehicles by sea freight. The constant long-distance transportation of all of our electric light commercial vehicles may expose us to various risks, including (i) an increase in transportation costs, (ii) loss of our electric light commercial vehicles as a result of any accidents that may occur in the transportation process, (iii) delays in the transportation of our electric light commercial vehicles as a result of any severe weather conditions, natural disasters, or other conditions adversely affecting sea traffic between China and Japan, and (iv) disruptions to our sales of electric light commercial vehicles as a result of delays in the transportation of our electric light commercial vehicles. Any of these risks could have a material adverse effect on our business and the results of operations.

If we lose the right to exclusively sell the electric light commercial vehicles manufactured by Cenntro in Japan, we could face further competition and adversely affect our business and the results of operations.

Pursuant to the Exclusive Basic Transaction Agreement, Cenntro has conferred upon us the distribution right to exclusively sell in Japan the electric light commercial vehicles it manufactures. However, pursuant to the Exclusive Basic Transaction Agreement, Cenntro may decline to grant us this right for the following calendar year if we fail to sell more than 500 electric light commercial vehicles in a calendar year or an additional 100 electric light commercial vehicles compared to the previous calendar year. During the calendar year 2024, we only sold 87 of our electric light commercial vehicles, and during the calendar year 2023, we only sold 52 electric light commercial vehicles. While Cenntro has nevertheless granted us the distribution right to exclusively sell the electric light commercial vehicles it manufactures in Japan for calendar years 2021, 2022, 2023, 2024, and 2025, notwithstanding our inability to fulfill the requirements stipulated in the Exclusive Basic Transaction Agreement during calendar years 2021, 2022, 2023, and 2024, if we fail to sell 100 more of our electric light commercial vehicles than the total number of electric light commercial vehicles we sold in calendar year 2024 or if we fail to satisfy the preceding requirements in any subsequent calendar year, we may lose the right to exclusively sell the electric light commercial vehicles manufactured by Cenntro in Japan and potentially face further competition from other companies selling similar electric light commercial vehicles manufactured by Cenntro. As a consequence, our business and the results of operations may be adversely affected.

Notwithstanding our continuing efforts to diversify our revenue sources, we derive and expect to continue to derive a significant portion of our revenue from the sales of our electric light commercial vehicles. As a result, the loss of, or a significant reduction in demand for our electric light commercial vehicles, would significantly reduce our revenue and harm our results of operations.

We expect that our results of operations will, for at least the next five years, continue to depend on the sales of our electric light commercial vehicles.

Since we commenced selling our electric light commercial vehicles in April 2022, the revenue generated from the sales of our electric light commercial vehicles has been the main source of our total revenue. In the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, the sales of our electric light commercial vehicles contributed approximately 99.5%, 98.0%, 99.7% and 90.3% of the total revenue for those periods, respectively, whereas the sales of car parts and the service fees we charged only collectively accounted for the remaining 0.5%, 2%, 0.3% and 9.7%, respectively.

While we strive to diversify our revenue sources by commencing a new service, our — “HW ELECTRO Platform Service,” we cannot assure you that the new service will generate significant revenue for us to the extent we anticipate. As a result, if the revenue generated from our new service does not grow as we expect, the loss of, or a significant reduction in, demand for our electric light commercial vehicles would significantly reduce our revenue and harm our results of operations.

Defects or performance problems in our electric light commercial vehicles could result in loss of customers, reputational damage, and decreased revenue, and we may face warranty, indemnity, and product liability claims arising from defective products.

Although our electric light commercial vehicles meet our stringent quality requirements, they may contain undetected errors or defects, especially when first introduced or when new versions are released. Errors, defects, or poor performance can arise due to design flaws, defects in raw materials, or components or manufacturing difficulties, which can affect both the quality and the yield of the product. Any actual or perceived errors, defects, or poor performance in our products could result in the replacement or recall of our products or components thereof, shipment delays, rejection of our products, damage to our reputation, lost revenue, diversion of our personnel from our product development efforts, and increases in customer service and support costs, all of which could have a material adverse effect on our business, financial condition, and results of operations. In addition, once we determine or are required to recall our products, we are subject to the obligation to inform the Japanese Ministry of Land, Infrastructure, Transport and Tourism, a Japanese governmental department (“MLIT”), and report the status of the recall. MLIT will then conduct a series of investigations regarding the recall, including collecting information about the errors, defects, or poor performance in our products, analyzing the reasons for the recall, and verifying the validity of the recall.

Furthermore, defective components may give rise to warranty, indemnity, or product liability claims against us that exceed any revenue or profit we receive from the affected products. Our limited warranties cover defects in materials and workmanship of our products under normal use and service conditions, and, therefore, we bear the risk of warranty claims long after we have sold products and recognized revenue. While we do have accrued reserves for warranty claims, our estimated warranty costs for previously sold products may change to the extent future products are not compatible with earlier versions of products under warranty. Our warranty accruals are based on our assumptions that mainly are derived from the data and analysis provided by TONOX, because we do not have a long history to inform such assumptions of our own. As a result, these assumptions could prove to be materially different from the actual performance of our systems, causing us to incur substantial unanticipated expenses to repair or replace defective products in the future or to compensate customers for defective products. Our failure to accurately predict future claims could result in unexpected volatility in, and have a material adverse effect on, our financial condition.

If one of our products were to cause injury to someone or cause property damage, then we could be exposed to product liability claims and lawsuits, which could result in significant costs and liabilities if damages are awarded against us. Further, any product liability claim we face could be expensive to defend and could divert management’s attention. The successful assertion of a product liability claim against us could result in potentially significant monetary damages, penalties, or fines, subject us to adverse publicity, damage our reputation and competitive position, and adversely affect sales of our products. In addition, product liability claims, injuries, defects, or other problems experienced by other companies in the electric vehicles industry could lead to unfavorable market conditions for the industry as a whole.

Although as of the date of this prospectus, no material warranty, indemnity, or product liability claims against us have been filed, and no request for recall of our electric light commercial vehicles or components has been made, there is no assurance that material claims or requests will not be made or filed in the future.

While we may have certain contractual remedies against, and recourse to, Cenntro if our electric light commercial vehicles contain errors or defects and may seek compensation from Cenntro to redress damages and losses resulting from warranty, indemnity, or product liability claims made against us, such remedies, recourse or compensation may not be sufficient in scope, may not be effectively or timely enforced, and significant costs may be incurred in enforcing them. See “Business — Manufacturing.”

Failure to keep up with the changing preferences in our market would result in our losing market share, thus seriously harm our business, financial condition, and results of operations.

Our business and operating results may be harmed if we fail to expand our products to achieve widespread market acceptance or generate significant revenue and gross profits to offset our operating and other costs. We may not successfully identify, develop, and market new products in a timely manner. If we introduce new products, they may not attain broad market acceptance or contribute meaningfully to our revenue or profitability. Competitive or technological developments may require us to make substantial, unanticipated capital expenditures in new products and technologies or in new strategic partnerships, and we may not have sufficient resources to make these expenditures. Because the market for our products is subject to rapid changes, we may need to expand and/or evolve our products quickly. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments, or customer requirements and harm our business and operating results. The development and implementation of such advanced technologies is inherently complex, and we will need to coordinate with our manufacturer in order to integrate such technology into our electric vehicles and ensure it interoperates with other complex technology as designed and as expected. We may fail to detect defects and errors that are subsequently revealed, and our control over the performance of other parties’ services and systems may be limited. Any defects or errors in, or which are attributed to, our technology, could result in, among other things:

•        delayed production and delivery of our vehicles;

•        delayed market acceptance of our vehicles;

•        loss of customers or the inability to attract new customers;

•        diversion of engineering or other resources for remedying the defect or error;

•        damage to our brand or reputation;

•        increased service and warranty costs;

•        legal action by customers or third parties, including product liability claims; and

•        penalties imposed by regulatory authorities.

In addition, we rely on Cenntro to develop a number of technologies for use in our vehicles. There can be no assurances that Cenntro will be able to meet the technological requirements, production timing and volume requirements to support our business plan. In addition, such technology may not satisfy the cost, performance useful life and warranty characteristics we anticipate in our business plan, which could materially and adversely affect our business, prospects and results of operations.

Our future growth is dependent upon customers’ willingness to adopt electric vehicles.

Our growth is highly dependent upon the adoption by consumers of, and we are subject to an elevated risk of any reduced demand for, alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition, and operating results will be harmed. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements, and changing consumer demands and behaviors.

Other factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:

•        perceptions about electric vehicle quality, safety (in particular with respect to lithium-ion battery packs), design, performance, and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

•        perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technology, including vehicle electronics and regenerative braking systems;

•        the limited range over which electric vehicles may be driven on a single battery charge;

•        the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•        concerns about electric grid capacity and reliability, which could derail our past and present efforts to promote electric vehicles as a practical alternative solution to vehicles that require gasoline;

•        the availability of alternative fuel vehicles, including plug-in hybrid electric vehicles;

•        improvements in the fuel economy of the internal combustion engine;

•        increases in the cost of electricity;

•        the availability of service for electric vehicles;

•        the environmental consciousness of consumers;

•        volatility in the cost of oil and gasoline;

•        consumers’ perceptions of the dependency of Japan on oil from unstable or hostile countries;

•        government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•        standardization of electric vehicle charging systems and consumers’ perceptions about convenience and cost to charge an electric vehicle;

•        the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles;

•        perceptions about and the actual cost of alternative fuel;

•        unbalanced electricity supply and demand in summer and winter in Japan and the possibility of Japanese government ordering to restrict the use of electricity in these peak seasons; and

•        macroeconomic factors.

The influence of any of the factors described above may cause current or potential customers not to purchase our electric light commercial vehicles, which would materially adversely affect our business, operating results, financial condition and prospects.

The range of our electric light commercial vehicles on a single charge declines over time, which may negatively influence potential customers’ decisions whether to purchase them.

The range of our electric light commercial vehicles on a single charge declines over time, principally as a function of usage, time, and charging patterns, as well as other factors. For example, a customer’s use of their ELEMO-K or ELEMO, as well as the frequency with which they charge the battery of their ELEMO-K or ELEMO, can result in additional deterioration of the battery’s ability to hold a charge. While we currently provide our customers with a battery capacity warranty to cover the battery capacity deterioration to alleviate the customers’ concerns about batteries in general, such a warranty may be insufficient to cover every issue regarding battery capacity deterioration and may negatively influence potential customers’ decisions whether to purchase our vehicles, which may harm our ability to market and sell our vehicles, which would materially adversely affect our business, operating results, financial condition and prospects.

If we are unable to conduct our marketing activities cost-effectively, our results of operations and financial condition may be materially and adversely affected.

We have incurred expenses on a variety of marketing and brand promotion efforts designed to enhance our brand recognition and reputation. Our marketing and promotional activities may not be well received by customers and may not result in the increased levels of customer base and sales of our electric light commercial vehicles that we anticipate. We incurred nil, JPY138.0 million, or approximately $0.9 million, JPY147.4 million, or approximately $0.98 million, and JPY169.3 million, or approximately $1.2 million, in promotion and advertising expenses during the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, respectively. Marketing approaches and tools in the light commercial truck market in Japan are evolving. This further requires us to enhance our marketing approaches and to experiment with new marketing methods to keep pace with industry developments and customer preferences, which may not be as cost-effective as our marketing activities in the past and may lead to significantly higher marketing expenses in the future. We cannot assure you that we can produce, or benefit from, unique and effective marketing campaigns in the future. Failure to refine our existing marketing approaches or to introduce new effective marketing approaches in a cost-effective manner could reduce our market share, cause our net revenue to decline, and negatively impact our profitability.

Developments in alternative technologies or improvements in the internal combustion engine may materially and adversely affect the demand for our electric light commercial vehicles.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells, hydrogen fuel or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel that is abundant and relatively inexpensive in Japan, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum-based propulsion. Any failure by us to keep up with new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric light commercial vehicles, which could result in the loss of competitiveness of our electric light commercial vehicles, decreased revenue, and a loss of market share to competitors.

We significantly depend on the operations and supply chain we have built with our business partners, and any failure or significant disruptions of the operations and supply chain could materially adversely affect our business, financial condition, and results of operations.

Our business is highly dependent on the operations and supply chain we have built with our business partners. As of the date of this prospectus, besides our cooperating manufacturer, Cenntro, we also rely on (i) Anest Iwata and TONOX to modify our electric light commercial vehicles to comply with the regulations and standards for the Japanese market, install the accessories, and undertake the inspection, (ii) ENEOS WING to promote the sales of and distribute our electric light commercial vehicles via their sales and distribution channels in Japan, and (iii) Japan Autobody Repair Work Association to provide maintenance, repair, and other after-sale services to our customers in its maintenance facilities. Our reliance on these business partners makes us vulnerable to possible sales constraints and reduced control over delivery schedules and the quality of our electric light commercial vehicles and sale and after-sale services. While we have entered into agreements with our business partners, we may not be successful in extending or renewing these agreements on favorable terms when they expire in the future. If we fail to extend or renew the agreements or extend or renew them on less favorable terms than we currently have, our business operation may be interrupted, or we could be subject to binding obligations that may be harmful to our business. Any change in our relationships with any of our business partners could adversely affect our financial condition and results of operations.

We may be negatively impacted by the deterioration in the financial conditions of any of our business partners. If any of our business partners were unable or unwilling to perform their services at high-quality levels, on a timely basis, and pursuant to our agreements, due to financial conditions or otherwise, we would have to identify, qualify, and select acceptable alternative performers. An alternative performer may not be available to us when needed or may not be in a position to satisfy our requirements on commercially reasonable terms, and may be incapable of addressing considerations with respect to quality and timing. Any significant interruption of our operations and supply chain would require us to reduce or delay our supply of products/services to our customers or increase our costs to look for alternative performers to make up for delays, if possible, which in turn could reduce our revenue, cause us to incur delay-related liquidated damages or other liabilities to our customers, harm our relationships with our customers, damage our reputation, or cause us to forego potential revenue opportunities. While we may have certain contractual remedies against our business partners, if our business partners become unable or unwilling to continue to perform their services at high-quality levels, on a timely basis, and pursuant to our agreements, such remedies may not be sufficient in scope, we may not be able to effectively enforce such remedies, and we may incur significant costs in enforcing such remedies.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in China, where our products are produced.

Political events, international trade disputes, and other disruptions to international commerce could harm the global economy and adversely affect our business, our cooperating manufacturer — Cenntro, and other business partners. Recent shifts in U.S. tariff policies, including increased tariffs on goods imported from China and other regions, as well as the potential for additional protectionist measures, may impact our operations.

Moreover, political uncertainty surrounding international trade disputes, particularly the ongoing tension between the U.S. and China, could damage customer confidence and decision-making, leading to a material adverse effect on our business. Such uncertainty may also limit our access to new business opportunities, negatively impacting our operations. Additionally, current and potential future actions by the U.S. or the PRC that affect trade relations could contribute to global economic instability, which may harm our markets, our business, or our financial performance. The financial condition of our customers could also be adversely affected by trade-related disruptions, and we cannot predict the extent or form of future actions or escalations.

Marketplace confidence in our long-term business prospects is important for building and maintaining our business.

If we are unable to establish and maintain confidence about our business prospects among consumers and within our industry, then our financial condition, operating results, and business prospects may suffer materially. Our electric light commercial vehicles are highly technical products that require maintenance and support. If we were to cease or cut back operations, even years from now, buyers of our electric light commercial vehicles from years earlier might have much more difficulty in maintaining their electric light commercial vehicles and obtaining satisfactory support. As a result, consumers may be less likely to purchase our electric light commercial vehicles now if they are not convinced that our business will succeed or that our operations will continue for many years. Similarly, our business partners and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed.

Accordingly, in order to build and maintain our business, we must maintain confidence among customers, business partners, and other parties in our liquidity and long-term business prospects. In contrast to some more established auto makers, we believe that, in our case, the task of maintaining such confidence may be particularly complicated by factors such as the following:

•        our limited operating history;

•        our limited revenue and lack of profitability to date;

•        unfamiliarity with or uncertainty about our electric light commercial vehicles;

•        uncertainty about the long-term marketplace acceptance of alternative fuel light commercial trucks generally, or electric light commercial vehicles specifically;

•        the prospect that we will need ongoing infusions of external capital to fund our planned operations;

•        the size of our expansion plans in comparison to our existing capital base and scope and history of operations; and

•        the prospect or actual emergence of direct, sustained competitive pressure from more established auto makers, which may be more likely if our initial efforts are perceived to be commercially successful.

Many of these factors are largely outside our control, and any negative perceptions about our long-term business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to raise additional funds when needed.

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract and retain qualified personnel.

We are highly dependent on our executive officers, as well as the other principal members of our management team. We also depend on our ability to retain and motivate key employees and attract qualified new employees. We may be unable to replace key members of our management team and key employees if we lose their services. Integrating new employees into our team could prove disruptive to our operations, require substantial resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient managerial personnel who have critical industry experience and relationships could limit or delay our strategic efforts, which could have a material adverse effect on our business, financial condition, and results of operations.

While we maintain “key person” insurance for our directors and executive officers, the loss of the services of any of these persons could impede the achievement of our growth, development, and commercialization objectives. The unexpected loss of the services of one or more of our directors or executive officers and/or advisors, including due to disease (such as COVID-19), disability, or death, could have a detrimental effect on us.

In addition, we currently rely on consultants and advisors to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

If we are unable to provide a high-quality customer experience, our business, reputation, financial condition, and results of operations may be materially and adversely affected.

The success of our business largely depends on our ability to provide a high-quality customer experience, which in turn depends on a variety of factors. These factors include our ability to offer good quality electric light commercial vehicles at competitive prices and maintain reliable relationships with our customers, and the ability of our business partner, Japan Autobody Repair Work Association, to continue to provide high-quality, timely, and satisfying sale and after-sales services. If our customers are not satisfied with our service experience, or the quality and the prices of our electric light commercial vehicles are severely interrupted or otherwise fail to meet our customers’ expectations, our reputation and customer loyalty could be adversely affected.

As a result, if we are unable to continue to provide or maintain a high-quality customer experience, we may not be able to retain existing customers or attract new customers, which could have a material adverse effect on our business, reputation, financial condition, and results of operations.

Our business depends on the continued success of our brands, and if we fail to maintain and enhance the recognition of our brands, we may face difficulty increasing our network of business partners and customers, and our reputation and operating results may be harmed.

We believe that market awareness of our brands, including “HWE,” “HW ELECTRO” and “ELEMO,” have contributed significantly to the success of our business. Maintaining and enhancing our brands is critical to our efforts to increase our network of business partners and customers.

Our ability to attract business partners and customers depends not only on investment in our brands, our marketing efforts, and the success of our products and services, but also on the perceived value of our products and services versus competing alternatives among our customer base. In addition, a failure by our customers to distinguish between our brands and the different products and services provided by our competitors may result in a reduction in revenue, profit, and margins. If our marketing initiatives are not successful or become less effective, or if we are unable to further enhance our brand recognition, or if we incur excessive marketing and promotion expenses, we may not be able to attract new customers successfully or efficiently, and our business and results of operations may be materially and adversely affected.

In addition, negative publicity about our business, products, services, shareholders, affiliates, directors, officers, and other employees, and the industry in which we operate, can harm the recognition of our brands or reputation. Negative publicity, regardless of merits, concerning the foregoing, could be related to a wide variety of matters, including, but not limited to:

•        alleged misconduct or other improper activities committed by our directors, officers, other employees, and business partners, including misrepresentation made by our employees to potential business partners and customers during sales and marketing activities, and other fraudulent activities to artificially inflate the popularity of our products and services offerings;

•        false or malicious allegations or rumors about us or our directors, shareholders, affiliates, officers, other employees and business partners;

•        complaints by customers, or business partners about our products, services and sales, and marketing activities;

•        security breaches of confidential business partners, customer, or employee information;

•        employment-related claims relating to alleged employment discrimination, wage, and hour violations; and

•        governmental and regulatory investigations or penalties resulting from our failure to comply with applicable laws and regulations.

In addition to traditional media, there has been increasing use of social media platforms and similar devices in Japan, including instant messaging applications, social media websites, and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate, as is its impact, without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is readily available. Information concerning our Company, shareholders, affiliates, directors, officers, other employees, and business partners, may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect information cannot be completely eliminated by our strategies to maintain our brand integrity and may materially harm the recognition of our brand, our reputation, business, financial condition, and results of operations.

We could be adversely affected by a failure to protect our intellectual property or the intellectual property of our business partners.

We have significant intellectual property rights, in particular with respect to our brands, such as “HWE,” “HW ELECTRO” and “ELEMO”. See also “— Our business depends on the continued success of our brands, and if we fail to maintain and enhance the recognition of our brands, we may face difficulty increasing our network of business partners and customers, and our reputation and operating results may be harmed.”

We regard our intellectual property as critical to our success, and we depend, to a large extent, on our ability to develop and maintain our intellectual property rights. To do so, we rely upon a combination of trade secrets, confidential policies, nondisclosure, and other contractual arrangements and copyrights, software copyrights, trademarks, and other intellectual property laws. We also make use of the intellectual property rights from business partners to monetize the services we provide. Despite our efforts to protect our or our business partners’ intellectual property rights, the steps we take in this regard might not be adequate to prevent, or deter, infringement or other misappropriation of our or our business partners’ intellectual property by competitors, former employees, or other third parties.

Monitoring and preventing any unauthorized use of our or our business partners’ intellectual property is difficult and costly, and any of our or our business partners’ intellectual property rights could be challenged, invalidated, circumvented, or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. Litigation or proceedings before governmental authorities, or administrative and judicial bodies may be necessary to enforce our intellectual property rights and to determine the validity and scope of our rights. Our efforts to protect our intellectual property in such litigation and proceedings may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could substantially harm our operating results. Any failure in protecting or enforcing our or our business partners’ intellectual property rights could have a material adverse effect on our business, results of operations, financial condition, or prospects.

We may be subject to intellectual property claims that create uncertainty about ownership or use of intellectual property essential to our business and divert our managerial and other resources.

Our success depends, in part, on our ability to operate without infringing the intellectual property rights of others. Third parties may, in the future, claim our or our business partners’ current or future copyrights, patents, trademarks, technologies, business methods, or processes infringe on their intellectual property rights or challenge the validity of our or our business partners’ intellectual property rights. We may be subject to intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical copyrights, trademarks, or business methods.

The defense and prosecution, if necessary, of intellectual property suits, interference proceedings, and related legal and administrative proceedings can become very costly and may divert our management personnel from their normal responsibilities. We may not prevail in any of these suits or proceedings. An adverse determination of any litigation or defense proceedings could require us to pay substantial compensatory and punitive damages, could restrain us from using critical copyrights, patents, trademarks, business methods, or processes, and could result in us losing or not gaining valuable intellectual property rights.

Furthermore, due to the voluminous amount of discovery frequently conducted in connection with intellectual property litigation, some of our confidential information could be disclosed to competitors during this type of litigation. In addition, public announcements of the results of hearings, motions, or other interim proceedings or developments in the litigation could be perceived negatively by investors and thus have an adverse effect on the trading price of the ADSs.

We require a significant amount of cash to fund our operations and business expansion; if we cannot obtain additional capital on terms satisfactory to us when we need it, our growth prospects and future profitability may be materially and adversely affected.

We require a significant amount of cash to fund our operations, including payments to the cooperating manufacturer for our products. We will also need to raise funds for the expansion of our sales and distribution channels and other investing activities so as to remain competitive.

During the fiscal year ended September 30, 2023, the Company issued 7,757,030 Ordinary Shares in private transactions for aggregate gross proceeds of approximately $9.8 million. During the fiscal year ended September 30, 2024, the Company received an aggregate of approximately $4.58 million from borrowings from third parties and our Chief Executive Officer, Mr. Weicheng Hsiao. During the six months ended March 31, 2025, the Company received an aggregate of approximately $1.19 million from borrowings from third parties and our Chief Executive Officer, Mr. Weicheng Hsiao, and a related party, BH Co., Ltd. Future expansion, market changes, or other developments may cause us to require additional funds. Our ability to obtain external financing is subject to a number of uncertainties, including:

•        our future financial condition, results of operations, and cash flows;

•        the state of global credit markets;

•        general market conditions for financing activities by companies in our industry; and

•        economic, political, and other conditions in Japan and elsewhere.

If we are unable to obtain funding in a timely manner or on commercially acceptable terms, or at all, our growth prospects and future profitability may be materially and adversely affected.

To sustain our ability to support our operating activities, we may have to consider supplementing our available sources of funds through the following sources:

•        cash generated from operations;

•        other available sources of financing from Japanese banks, other financial institutions and third parties; and

•        financial support from the Company’s related parties and shareholders.

However, there can be no certainty that additional financing will be available on acceptable terms or at all. If management is unable to raise additional funds from the preceding available sources on acceptable terms or at all, there would likely be a material adverse effect on the Company’s business. All of these factors may raise substantial doubt about the ability of the Company to continue as a going concern. The unaudited interim condensed financial statements for the six months ended March 31, 2025 and 2024 and the audited financial statements for the fiscal years ended September 30, 2024 and 2023 have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result from the inability of the Company to continue as a going concern. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.

Our independent registered public accounting firm included an explanatory paragraph in its review report on our unaudited interim condensed financial statements for the six months ended March 31, 2025 and 2024 and its audit report on our financial statements as of and for the fiscal years ended September 30, 2024 and 2023, stating that we did not have a sufficient cash balance as of March 31, 2025 and 2024 and September 30, 2024 and 2023, which raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise additional capital. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all. Further, if we cannot continue as a going concern, we may be forced to discontinue operations and liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, which would cause holders of our ordinary shares and our shareholders to lose all or a part of their investment.

Our current insurance policies may not provide adequate levels of coverage against all claims and we may incur losses that are not covered by our insurance.

We believe we maintain insurance coverage that is customary for businesses of our size and type. However, we may be unable to insure against certain types of losses or claims, or the cost of such insurance may be prohibitive. Uninsured losses or claims, if they occur, could have a material adverse effect on our reputation, business, results of operations, financial condition, or prospects.

Our operations are subject to natural disasters, adverse weather conditions, operating hazards, and labor disputes.

We may experience earthquakes, floods, typhoon, power outages, labor disputes, or similar events beyond our control that would affect our operations. Our cooperating manufacturer’s manufacturing processes involve the use of hazardous equipment, such as furnaces, and it also use, store, and generate volatile and otherwise dangerous chemicals and wastes during its manufacturing processes, which are potentially destructive and dangerous if not properly handled or in the event of uncontrollable or catastrophic circumstances, including operating hazards, fires and explosions, natural disasters, adverse weather conditions, and major equipment failures, for which we cannot obtain insurance at a reasonable cost or at all.

In addition, since our cooperating manufacturer manufactures our electric light commercial vehicles in its factories in Hangzhou, China, the occurrence of any natural disaster, unanticipated catastrophic event, or unexpected accident in this location could result in production curtailments, shutdowns, or periods of reduced production, which could significantly disrupt our business operations, cause us to incur additional costs, and affect our ability to deliver our products to our customers as scheduled, which could adversely affect our business, financial condition, and results of operations.

Our results could be harmed if compliance with new environmental regulations becomes too burdensome.

The manufacturing processes of our cooperating manufacturer may result in the creation of hazardous and/or toxic wastes, including various gases, epoxies, inks, solvents, and other organic wastes. Our cooperating manufacturer is subject to Chinese governmental regulations related to the use, storage, and disposal of such hazardous wastes. The amounts of their hazardous waste may increase in the future as the manufacturing operations increase, and therefore, their cost of compliance is likely to increase. Although we believe it is operating in compliance with applicable environmental laws, there is no assurance that it will be in compliance consistently as such laws and regulations, or their interpretation and implementation, change. Failure to comply with environmental regulations could result in fines, suspension, or halting production or closure of manufacturing operations, eventually harming our business. Additionally, our cooperating manufacturer may incur substantial costs to comply with future regulations, which may also adversely impact our results of operations.

In addition, we are required by certain Japanese governmental regulations to retrieve and recycle specified materials and components such as airbags. Retrieving and recycling such specified materials may be costly, and we may thus incur substantial costs to comply with these regulations, which may also adversely impact our results of operations.

We may not be able to manage our expansion of operations effectively.

In anticipation of the growth in demand for our electric light commercial vehicles, we plan to expand our business operations significantly. Our ability to meet existing commitments to our customers depends on the successful and timely implementation of our expansion plan. If we are unable to fulfill our commitments to customers or customer orders on a timely basis or at all, we may lose our customers and our reputation may be damaged.

The success of our business expansion and operational growth depends on the improvement of our operational and financial systems, enhancement of our internal procedures and controls, and development of the business alliance with existing and potential business partners. If we fail to improve our operational and financial systems, enhance our internal procedures and controls and risk monitoring and management system, and develop the business alliance with existing and potential business partners, we may not be able to take advantage of growth opportunities or identify unfavorable business trends, administrative oversights, or other risks that could materially and adversely affect our business, prospects, financial condition, and results of operations. Furthermore, our management will be required to maintain and expand our relationships with our customers, business partners, and other third parties. We cannot assure you that our current and planned operations, personnel, systems, internal procedures, and controls will be adequate to support our future growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies, or respond to competitive pressures.

A resurgence of COVID-19 may adversely impact our business, results of operations, and cash flows.

From 2019 to 2022, the COVID-19 pandemic resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The possibility of future resurgences of the COVID-19 pandemic or similar events may prompt governments across the world to implement similar actions. Such governmental actions, together with the development of the COVID-19 pandemic, could materially disrupt our business and operations, slow down the overall economy, curtail consumer spending, and make it difficult to adequately staff our operations.

Although we are fully dependent on our cooperating manufacturer, Cenntro, to manufacture our products in its factory in China, our operating results were not materially affected by the COVID-19 pandemic and the implementation of significant governmental measures in China during the fiscal years ended September 30, 2021 and 2022, since our business was still at the early preparatory stage during such periods. Since September 30, 2022, and as of the date of this prospectus, our operations have not been affected by the COVID-19 pandemic. Our business and results of operation may be significantly adversely impacted if a resurgence of COVID-19 occurs in China and the Chinese government decides to implement significant governmental measures similar to the zero-COVID policy it applied from 2020 to early December 2022, which might lead to lockdown or operating restrictions of Cenntro’s manufacturing factory in China and thus the disruption of our supply chain.

Although the spread of COVID-19 appears to be under control currently, the extent to which the COVID-19 pandemic may impact our future financial results will depend on future developments, such as the implementation of governmental measures, new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and resurgence of COVID-19 and any COVID-19 variants, the related travel advisories and restrictions, the overall impact of COVID-19 on the global economy and capital markets, and the efficacy of COVID-19 vaccines, which may also take an extended time to be widely and adequately distributed, all of which remain highly uncertain and unpredictable. Given this uncertainty, we are currently unable to quantify the expected impact of COVID-19 on our future operations, financial condition, liquidity, and results of operations if the current situation continues.

Our business, financial condition, and results of operations could be materially adversely affected if the exchange rate between U.S. dollars and JPY changes.

Our products sold and services provided to our customers are denominated in JPY, while the currency we pay to our cooperating manufacturer is the U.S. dollar. The value of JPY has been subject to significant fluctuations with respect to the U.S. dollar in the past and may be subject to significant fluctuations in the future. As a result, we face exposure to foreign currency exchange rate fluctuations. The value of JPY against U.S. dollars may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the Japanese government. We may not be able to implement the pricing policy that raises the prices of our products or services generally in line with local inflation, thereby helping to mitigate the effects of devaluations of JPY in the future, or future exchange rate fluctuations may have a material adverse effect on its ability to pay or purchase. If the exchange rate between JPY and U.S. dollars fluctuates in an unanticipated manner, our business, financial condition, and results of operations could be materially adversely affected.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to continuing market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.

The military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, European Union and other countries, including Japan, against Russia. Additional potential sanctions and penalties have also been proposed or threatened. In addition, if China actively involves itself in or extends support to Russia, there is a potential risk of sanctions and penalties being imposed on China as well by the United States, European Union, and other countries against Russia, including Japan. Because all of our products are produced by our cooperating manufacturer, Cenntro, in its factory in China and are sold in Japan, if Japan imposes sanctions and penalties on China, we may be limited or prohibited from importing our products into Japan, leading to a significant disruption of our supply chain and operation and massive adverse impact on business, results of operations, and financial condition. Although our business has not been materially impacted by the ongoing military conflict between Russia and Ukraine to date, it is impossible to predict the extent to which our operations, or those of our cooperating manufacturer and other business partners, will be impacted in the short and long term, or the ways in which the conflict may impact our business, including sanctions and penalties being levied by Japan against China. Moreover, on October 7, 2023, Hamas, a U.S. designated terrorist organization, launched a series of coordinated attacks from the Gaza Strip onto Israel. On October 8, 2023, Israel formally declared war on Hamas, and the armed conflict is ongoing as of the date of this prospectus. The extent and duration of these military actions, sanctions and resulting market disruptions that may arise from such events are impossible to predict as of the date of this prospectus, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.

We operate in a competitive market and our failure to compete effectively could adversely affect our results of operations.

The Japanese electric light commercial vehicles market is oligopolistic, as only five companies sell electric light commercial vehicles in Japan — Mitsubishi Motors Corporation, ASF Co. Ltd., FOLOFLY Co., Ltd., Honda Motor Co., Ltd. and us. We believe that competing with Mitsubishi Motors Corporation, ASF Co. Ltd., FOLOFLY Co., Ltd. and Honda Motor Co., Ltd. has had a limited adverse impact on us as of the date of this prospectus. See “Business — Competition.” However, our current or future competitors may have longer operating histories, greater brand recognition, better supplier relationships, larger customer bases, more cost-effective fulfillment capabilities, or greater financial, technical, or marketing resources than we do. Competitors may leverage their brand recognition, experience, and resources to compete with us in a variety of ways, including investing more heavily in research and development and making acquisitions for the expansion of their products. Some of our competitors may be able to secure more favorable terms from suppliers, devote greater resources to marketing and promotional campaigns, and adopt more aggressive pricing or inventory policies than us. In addition, new and enhanced technologies may increase the competition in the Japanese electric light commercial vehicles market. Increased competition may reduce our profitability, market share, customer base, and brand recognition. There can be no assurance that we will be able to compete successfully against current or future competitors, and such competitive pressures could have a material adverse effect on our business, financial condition, and results of operations.

Cybersecurity incidents may materially and adversely affect our business.

Security breaches, computer malware and computer hacking attacks have been a prevalent concern in recent years. Our HW ELECTRO Platform Services, which was launched in September 2023, enables us to collect and analyze big data, such as driving data, routing data, and vehicle conditions, to evaluate the performance of each driver for the customer’s reference. See “Business — Growth Strategies — Diversify Revenue Sources.” This could subject us to cybersecurity risks. To reduce security concerns, we will rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of confidential information.

Despite the security measures and ongoing vigilance, we will have in place to protect sensitive information, our systems and those of our third-party service providers may be vulnerable to security breaches, hacker attacks, vandalism, computer viruses, loss or misplacement of data, human error, or other malfunctions and attacks. Such breaches may compromise our network and information stored therein may be accessed, disclosed, lost, or stolen. Advances in computer and software capabilities and encryption technology, new tools, and other developments may increase the risk of a breach or compromise. Technological interruptions would also disrupt our operations, including our ability to timely deliver and track product or service orders, project inventory requirements, manage our supply chain and otherwise adequately service our customers or disrupt our customers’ ability to use our products or services. In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner and such events may disrupt or reduce the efficiency of our entire operation for a prolonged period. The occurrence of these incidents could result in diminished internal and external reporting capabilities, impaired ability to process transactions, harm to our control environment, diminished employee productivity, and unanticipated increases in costs, including substantial legal costs in connection with the defending of any lawsuits that may arise from such incidents.

We are increasingly dependent on complex information technology to manage our infrastructure. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance our existing systems. Failure to maintain or protect our information systems and data integrity effectively could negatively affect our business, financial condition and results of operations.

Our substantial indebtedness could materially and adversely affect our business, financial condition, results of operations, and cash flows.

As of March 31, 2025 and September 30, 2024, we had an aggregate of $4,304,388 and $4,869,078, respectively, in loans payable to third party financial institutions, bank loans, operating and finance leases obligations and amounts due to a shareholder and a related party.

The amount of our debt could have significant consequences on our operations, including:

•        reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, and other general corporate purposes as a result of our debt service obligations;

•        limiting our ability to obtain additional financing;

•        limiting our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate, and the general economy;

•        increasing the cost of any additional financing; and

•        limiting the ability of our subsidiaries to pay dividends to us for working capital or return on our investment.

Any of these factors and other consequences that may result from our substantial indebtedness could have a material adverse effect on our business, financial condition, results of operations, and cash flows impacting our ability to meet our payment obligations under our debts. Our ability to meet our payment obligations under our outstanding indebtedness depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, and regulatory factors as well as other factors that are beyond our control.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We have entered into a number of transactions with related parties, including our directors and an executive officer. See “Related Party Transactions” on page 102. We may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests. Transactions with the entities in which related parties hold ownership interests present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with the interests of the Company and our unaffiliated shareholders with respect to the negotiation of, and certain other matters related to, our purchases from and other transactions with such entities. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as in the event of a default.

Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties. These transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions other litigation.

The regulatory regimes governing electric vehicles are uncertain, and new regulations or policies may materially adversely affect the development of electric vehicles.

We operate in the electric vehicle industry, which is subject to certain laws and regulations in Japan. See “Regulations.” Our industry is relatively new and evolving, and relevant laws and regulations in Japan involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. New or changing laws and regulations or interpretations of existing laws and regulations may materially and adversely impact the development and growth of our industry, which could adversely affect our business.

We rely heavily on our sole manufacturer, Cenntro, to manufacture our products in its factories in China. This subjects us to economic, operational, regulatory and legal risks specific to China.

We currently rely on our cooperating manufacturer, Cenntro, to manufacture all of our electric light commercial vehicles in its factories in China. See “Business — Manufacturing.” We expect to continue relying solely on Cenntro in the next five years. This increases our sensitivity to the economic, operational and legal risks specific to China. For example, China’s economy differs from the economies of most developed countries in many aspects, including, but not limited to, the degree of government involvement, level of corruption, control of capital investment, reinvestment control of foreign exchange, control of intellectual property, allocation of resources, growth rate and development level. Although the Chinese government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, which are generally viewed as a positive development for foreign business investment, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over economic growth in China through allocating resources, controlling payments of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

It is unclear whether and how our current or future business, prospects, financial condition or results of operations may be affected by changes in China’s economic, political and social conditions and in its laws, regulations and policies. In addition, many of the economic reforms carried out by the Chinese government are unprecedented or experimental and are expected to be refined and improved over time. This refining and improving process may not necessarily have a positive effect on our operations and business development.

Additionally, the legal system in China is not fully developed and there are inherent uncertainties that may affect the protection afforded to Cenntro for its business and activities in China that are governed by the Chinese laws and regulations, which might impact our operations and business development. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since administrative and court authorities in China have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection for us than in more developed legal systems. These uncertainties may impede our ability to enforce contracts and could materially and adversely affect our business, financial condition and results of operations.

We rely on third-party platforms to operate our first own original designed product, PUZZLE, any interruption of these platforms may cause adverse effect on our business.

As of the date of this prospectus, we are planning to launch a new model of electric light commercial vehicle — PUZZLE, a commercial van to be made for the Japanese market, in the second half of 2026. PUZZLE will be our first own original designed product. To make PUZZLE a user-friendly vehicle to operate, we have designed PUZZLE to be compatible with some supportive software such as Apple CarPlay and Android Auto, as well as our own developed supporting system — the HW ELECTRO Platform Service. See “Business — Growth Strategies — Develop our own original designed products.” Our business would be harmed if:

•        third-party supportive software developers discontinue or limit our access to their platforms;

•        governments or private parties, such as internet providers, impose bandwidth restrictions or increase charges or restrict or prohibit access to those platforms;

•        Apple CarPlay and Android Auto start to charge fees;

•        the platforms modify their algorithms, communication channels available to developers, respective terms of service or other policies;

•        the platforms decline in popularity;

•        the platforms adopt changes or updates to their technology that impede integration with other software systems or otherwise require us to modify our technology or update our system in order to ensure our customers can continue to operate PUZZLE with ease;

•        the platforms block or limit access to Japanese customers; and

•        we are unable to comply with the platform providers’ terms of service.

In addition, if we do not adhere to the terms and conditions of its platform providers, the platform providers may take actions to limit the operations of, suspend or remove our operations from the platform, and/or we may be exposed to liability or litigation.

If any events described above or similar to those described above were to occur on a short-term or long-term basis, they could have a material adverse effect on our brands and reputation, as well as our business, financial condition and results of operations.

Risks Relating to this Offering and the Trading Market

An active trading market for our Ordinary Shares or the ADSs may not develop.

We have applied to list the ADSs on Nasdaq. We have no current intention to seek a listing for our Ordinary Shares on any stock exchange. Prior to this offering, there has not been a public market for the ADSs or our Ordinary Shares, and we cannot assure you that an active public market for the ADSs will develop or be sustained after this offering. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected. The initial public offering price of the ADSs will be determined through negotiation between us and the underwriters, and this price does not necessarily reflect the price at which investors in the market will be willing to buy and sell the ADSs following the completion of this offering. Investors in this offering may experience a significant decrease in the market value of their investments, regardless of our operating performance or prospects.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares underlying the ADSs purchased.

The initial public offering price of the ADSs is substantially higher than the pro forma as adjusted net tangible book value per Ordinary Share underling the ADS. Consequently, when you purchase the ADSs in the offering, upon completion of the offering you will incur immediate dilution of $3.83 per Ordinary Share underlying the ADS, based on the assumed initial public offering price of $4.00 per ADS and assuming no exercise of the Over-Allotment Option. See “Dilution” beginning on page 41 of this prospectus. In addition, you may experience further dilution to the extent that additional Ordinary Shares or ADSs are issued upon exercise of outstanding options we may grant from time to time.

Future issuances of the ADSs or Ordinary Shares or securities convertible into, or exercisable or exchangeable for, our Ordinary Shares, or the expiration of lock-up agreements that restrict the issuance of new ADSs or Ordinary Shares or the trading of outstanding ADSs or Ordinary Shares, could cause the market price of the ADSs to decline and would result in the dilution of your holdings.

Future issuances of the ADSs or our Ordinary Shares or securities convertible into, or exercisable or exchangeable for, our Ordinary Shares, or the expiration of lock-up agreements that restrict the issuance of new ADSs or Ordinary Shares or the trading of outstanding ADSs or Ordinary Shares, could cause the market price of the ADSs to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of the ADSs. In all events, future issuances of the ADSs or our Ordinary Shares would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of the ADSs. In connection with this offering, we will enter into a lock-up agreement that prevents us, subject to certain exceptions, from offering additional shares of capital stock for up to six months from the date of this prospectus, as further described in the section titled “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, the ADSs or our Ordinary Shares may become available for resale, subject to applicable law, including without notice, which could reduce the market price for the ADSs.

After the completion of this offering, share ownership will remain concentrated in the hands of our management, who will continue to be able to exercise a direct or indirect controlling influence on us.

We anticipate that our directors and executive officers will together beneficially own approximately 41.6% of our Ordinary Shares issued and outstanding after the completion of this offering, assuming no exercise of the Over-Allotment Option, or 40.9% assuming full exercise of the Over-Allotment Option, in each case, excluding shares issuable upon exercise of unexercised options. As a result, these shareholders, acting together, will have the ability to substantially influence us through their ownership position. For example, they may be able to influence the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other shareholders, including those who purchase ADSs in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our Company that other shareholders may view as beneficial.

The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.

Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and Ordinary Shares held by our existing shareholders may also be sold in the public market in the future, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. As of the date of this prospectus, 38,074,888 of our Ordinary Shares are outstanding. There will be 4,150,000 ADSs (representing 4,150,000 Ordinary Shares) issued and outstanding immediately following the consummation of this offering, assuming no exercise of the Over-Allotment Option, or 4,772,500 ADSs (representing 4,772,500 Ordinary Shares), assuming full exercise of the Over-Allotment Option, in each case, excluding shares issuable upon exercise of unexercised options, and based on the assumed initial public offering price of $4.00. In connection with this offering, our directors and executive officers have agreed not to sell any Ordinary Shares, ADSs, or similar securities for six months after the date of this prospectus without the prior written consent of the Representatives, subject to certain exceptions. However, the Representatives may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Underwriting” and “Ordinary Shares and ADSs Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding the ADSs, the price of the ADSs and trading volume could decline.

Any trading market for the ADSs may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of the ADSs would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of the ADSs and the trading volume to decline.

The market price of the ADSs may be volatile or may decline regardless of our operating performance, and you may not be able to resell your ADSs at or above the initial public offering price.

The initial public offering price for the ADSs will be determined through negotiations between the underwriters and us and may vary from the market price of the ADSs following this offering. If you purchase the ADSs in this offering, you may not be able to resell those ADSs at or above the initial public offering price. We cannot assure you that the initial public offering price of the ADSs, or the market price following this offering, will equal or exceed prices in privately negotiated transactions of our Ordinary Shares that have occurred from time to time prior to this offering. The market price of the ADSs may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•        actual or anticipated fluctuations in our revenue and other operating results;

•        the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;

•        actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•        announcements by us or our competitors of significant products, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•        price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•        the trading volume of the ADSs on Nasdaq;

•        sales of the ADSs or Ordinary Shares by us, our executive officers and directors, or our shareholders or the anticipation that such sales may occur in the future;

•        rumors and market speculation involving us or other companies in our industry;

•        developments or disputes concerning our intellectual property or other proprietary rights;

•        announced or completed acquisitions of businesses or technologies by us or our competitors;

•        new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•        changes in tax laws and regulations as well as accounting standards, policies, guidelines, interpretations or principles;

•        any significant change in our management;

•        lawsuits threatened or filed against us; and

•        other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

If we fail to implement and maintain an effective system of internal control, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ended September 30, 2026. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions. We may also be required to restate our financial statements for prior periods.

We will incur substantial increased costs as a result of being a public company.

Upon consummation of this offering, as a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the ADSs that is held by non-affiliates equals or exceeds $700 million as of the prior March 31, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of this offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we will be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. In addition, investors may find our ADSs less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our stock price may decline and/or become more volatile.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of the ADSs.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, the ADSs may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of the ADSs.

In addition, if the trading volumes of the ADSs are low, persons buying or selling in relatively small quantities may easily influence prices of the ADSs. This low volume of trades could also cause the price of the ADSs to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of the ADSs may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of the ADSs. As a result of this volatility, investors may experience losses on their investment in the ADSs. A decline in the market price of the ADSs also could adversely affect our ability to issue additional ADSs or Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in the ADSs will develop or be sustained. If an active market does not develop, holders of the ADSs may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the operation, development, and growth of our business and, as a result, we do not expect to declare or pay any dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.

Our management has broad discretion to determine how to use the net proceeds raised in this offering and may use them in ways that may not satisfy our creditors or enhance our results of operations or the price of the ADSs.

We anticipate that we will use the net proceeds from this offering for (i) the partial repayment of outstanding loan balances due to third parties and a related party and shareholder in the aggregate amount of $6,117,106, with maturity dates ranging from the date of the consummation of this offering and October 31, 2025, and interest rates per annum ranging from 0% to 9.6%, (ii) the repayment of certain accruals and other current liabilities in the aggregate amount of $2,085,377, (iii) the purchase of electric vehicles and other general corporate purposes, (iv) research and development of “PUZZLE,” and (v) marketing. However, our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend such proceeds in ways that are not consistent with the foregoing plans. The failure of our management to apply a portion of these funds to timely satisfy the foregoing debt as it comes due could result in our creditors availing themselves of judicial remedies, which could include the seizure of our assets or the filing of a bankruptcy petition, disabling us to continue our business, causing irreparable harm to our business and financial condition.

Rights of shareholders under Japanese law may be different from rights of shareholders in other jurisdictions.

Our articles of incorporation and the Companies Act of Japan (Act No. 86 of 2005, as amended), or the Companies Act, govern our corporate affairs. Legal principles relating to matters such as the validity of corporate procedures, directors’ and executive officers’ fiduciary duties, and obligations and shareholders’ rights under Japanese law may be different from, or less clearly defined than, those that would apply to a company incorporated in any other jurisdiction. Shareholders’ rights under Japanese law may not be as extensive as shareholders’ rights under the law of other countries. For example, under the Companies Act, only holders of 3% or more of our total voting rights or our outstanding shares are entitled to examine our accounting books and records. Furthermore, there is a degree of uncertainty as to what duties the directors of a Japanese joint-stock corporation may have in response to an unsolicited takeover bid, and such uncertainty may be more pronounced than that in other jurisdictions.

As holders of ADSs, you may have fewer rights than holders of our Ordinary Shares and must act through the depositary to exercise those rights.

The rights of shareholders under Japanese law to take actions, including voting their shares, receiving dividends and distributions, bringing derivative actions, examining our accounting books and records, and exercising appraisal rights, are available only to shareholders of record. Because the depositary, through its custodian agents, is the record holder of our Ordinary Shares underlying the ADSs, only the depositary can exercise those rights in connection with the deposited shares. ADS holders will not be able to bring a derivative action, examine our accounting books and records, or exercise appraisal rights through the depositary.

Except as described in this prospectus and in the deposit agreement, holders of ADSs are not able to exercise voting rights attaching to the Ordinary Shares evidenced by the ADSs on an individual basis.

Holders of ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the underlying Ordinary Shares represented by the ADSs. Otherwise, you will not be able to exercise your right to vote unless you withdraw the underlying Ordinary Shares represented by the ADSs. However, you may not know of the meeting sufficiently in advance to withdraw the Ordinary Shares. If we ask for instructions from

ADS holders, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. We cannot assure you that you will receive voting materials in time to instruct the depositary to vote, and it is possible that you, including persons who hold their ADSs through brokers, dealers, or other third parties, will not have the opportunity to exercise a right to vote. The deposit agreement provides that if the depositary does not timely receive valid voting instructions from the ADS holders, then the depositary will, with certain limited exceptions, give a discretionary proxy to a person designated by us to vote such shares.

By agreeing to the provisions of the deposit agreement, you will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Ordinary Shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our Ordinary Shares, the ADSs, or the deposit agreement, which may include any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. We believe, however, that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action. Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation, or provision of the deposit agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs (including purchasers of the ADSs in the secondary market) or by us or the depositary of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Holders of ADSs may not receive distributions on our Ordinary Shares or any value for them if it is illegal or impractical to make them available to such holders.

The depositary of the ADSs will agree to pay holders of ADSs the cash dividends or other distributions it or the custodian for the ADSs receives on the Ordinary Shares or other deposited securities after deducting its fees and expenses. Holders of ADSs will receive these distributions in proportion to the number of our Ordinary Shares that such ADSs represent. However, the depositary will not be responsible for making such payments or distributions if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit distributions on our Ordinary Shares to holders of ADSs. This means that holders of ADSs may not receive the distributions we make on our Ordinary Shares if it is illegal or impractical to make them available to such holders. These restrictions may materially reduce the value of the ADSs.

Holders of ADSs may be subject to limitations on transfer of their ADSs.

ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer, or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We may amend the deposit agreement without consent from holders of ADSs and, if such holders disagree with our amendments, their choices will be limited to selling the ADSs or withdrawing the underlying Ordinary Shares.

We may agree with the depositary to amend the deposit agreement without consent from holders of ADSs. If an amendment increases fees to be charged to ADS holders or prejudices a material right of ADS holders, it will not become effective until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold their ADSs, to have agreed to the amendment and to be bound by the amended deposit agreement. If holders of ADSs do not agree with an amendment to the deposit agreement, their choices will be limited to selling the ADSs or withdrawing the underlying Ordinary Shares. No assurance can be given that a sale of ADSs could be made at a price satisfactory to the holder in such circumstances.

We are incorporated in Japan, and it may be more difficult to enforce judgments obtained in courts outside Japan.

We are incorporated in Japan as a joint-stock corporation with limited liability. All of our directors are non-U.S. residents, and a substantial portion of our assets and the personal assets of our directors and executive officers are located outside the United States. As a result, when compared to a U.S. company, it may be more difficult for investors to effect service of process in the United States upon us or to enforce against us, our directors or executive officers, judgments obtained in U.S. courts predicated upon civil liability provisions of the federal or state securities laws of the U.S. or similar judgments obtained in other courts outside Japan. There is doubt as to the enforceability in Japanese courts, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the federal and state securities laws of the United States. See “Enforceability of Civil Liabilities.”

Dividend payments and the amount you may realize upon a sale of our Ordinary Shares or the ADSs that you hold will be affected by fluctuations in the exchange rate between the U.S. dollar and JPY.

Cash dividends, if any, in respect of our Ordinary Shares represented by the ADSs will be paid to the depositary in JPY and then converted by the depositary into U.S. dollars, subject to certain conditions and terms of the deposit agreement. Accordingly, fluctuations in the exchange rate between JPY and the U.S. dollar will affect, among other things, the amounts a holder of ADSs will receive from the depositary in respect of dividends, the U.S. dollar value of the proceeds that a holder of ADSs would receive upon sale in Japan of our Ordinary Shares obtained upon surrender of ADSs and the secondary market price of ADSs. Such fluctuations will also affect the U.S. dollar value of dividends and sales proceeds received by holders of our Ordinary Shares.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting, and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

Because we are a foreign private issuer and intend to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to follow home country practice in lieu of the above requirements. The corporate governance practice in our home country, Japan, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result. In addition, Nasdaq listing rules require U.S. domestic issuers to have an audit committee and a compensation committee and a nominating committee composed entirely of independent directors, and such audit committee must have a minimum of three members. While we, as a foreign private issuer, are not subject to these requirements, we have, however, determined to have a majority of our board consist of independent directors, and we have a compensation committee, a nominating committee and an audit and supervisory committee consisting entirely of independent directors, with such audit and supervisory committee having a minimum of three members, as of the date of this prospectus. In addition, Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans and certain ordinary share issuances. While we intend to comply with the requirements of Nasdaq listing rules in determining whether shareholder approval is required on such matters, investors may still have less protection than they would otherwise have if we were a domestic issuer.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, the ADSs may not be listed or may be delisted, which could negatively impact the price of the ADSs and your ability to sell them.

We have applied to list the ADSs on Nasdaq upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if the ADSs are listed on Nasdaq, we cannot assure you that the ADSs will continue to be listed on Nasdaq. We will not proceed with this offering if the ADSs are not approved for listing on Nasdaq.

In addition, following this offering, in order to maintain our listing on Nasdaq, we will be required to comply with certain rules of Nasdaq, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of Nasdaq, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining our listing, the ADSs could be subject to delisting.

If Nasdaq does not list the ADSs, or subsequently delists the ADSs from trading, we could face significant consequences, including:

•        a limited availability for market quotations for the ADSs;

•        reduced liquidity with respect to the ADSs;

•        a determination that the ADS is a “penny stock,” which will require brokers trading in the ADSs to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the ADSs;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This will make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If we are classified as a passive foreign investment company, United States taxpayers who own the ADSs or our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company (“PFIC”) for any taxable year if, for such year, either:

•        at least 75% of our gross income for the year is passive income; or

•        the average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds the ADSs or our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2024 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year.

The classification of certain of our income as active or passive, and certain of our assets as producing active or passive income, and hence whether we are or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations as well as certain IRS guidance relating to the classification of assets as producing active or passive income. Such regulations and guidance are potentially subject to different interpretations. If due to different interpretations of such regulations and guidance the percentage of our passive income or the percentage of our assets treated as producing passive income increases, we may be a PFIC in one or more taxable years.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Considerations — United States Federal Income Taxation — PFIC.”

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS ABOUT THE PFIC RULES, THE POTENTIAL APPLICABILITY OF THESE RULES TO THE COMPANY CURRENTLY AND IN THE FUTURE, AND THEIR FILING OBLIGATIONS IF THE COMPANY IS A PFIC.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and financial needs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•        assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

•        our ability to execute our growth strategies, including our ability to meet our goals;

•        current and future economic and political conditions;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        our ability to attract customers and further enhance our brand recognition;

•        our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•        the COVID-19 pandemic; and

•        other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Industry Data and Forecasts

This prospectus contains references to market data and industry forecasts and projections, which were obtained or derived from publicly available information, reports of governmental agencies, market research reports, and industry publications and surveys. These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe such information to be accurate, we have not independently verified the data from these sources. However, we acknowledge our responsibility for all disclosures in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties and risks regarding the other forward-looking statements in this prospectus due to a variety of factors, including those described in this section, the section entitled “Risk Factors,” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the forecasts and estimates.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a joint-stock corporation with limited liability organized under Japanese law. All of our executive officers and directors reside in Japan and significantly all of our assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States or elsewhere outside Japan upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

USE OF PROCEEDS

Based upon the assumed initial public offering price of $4.00 per ADS, we will receive net proceeds from this offering, after deducting the estimated underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us, of approximately $13,902,514, or $16,191,314 assuming full exercise of the Over-Allotment Option.

We plan to use the net proceeds we receive from this offering for the following purposes:

•        approximately 44% for the partial repayment of outstanding loan balances due to third parties and a related party and shareholder in the aggregate amount of $6,117,106 with maturity dates ranging from the date of the consummation of this offering and October 31, 2025, and interest rates per annum ranging from 0% to 9.6% (For details, please see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — Liquidity and Capital Resources — Material Cash Requirements” and “FINANCIAL STATEMENTS — NOTES TO AUDITED FINANCIAL STATEMENTS — 28. SUBSEQUENT EVENTS.”);

•        approximately 15% for the repayment of certain accruals and other current liabilities in the aggregate amount of $2,085,377;

•        approximately 26% for the purchase of electric vehicles and other general corporate purposes;

•        approximately 10% for research and development of “PUZZLE”; and

•        approximately 5% for marketing.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have flexibility and discretion to apply the net proceeds of this offering. See “Risk Factors — Risks Relating to this Offering and the Trading Market — Our management has broad discretion to determine how to use the net proceeds raised in this offering and may use them in ways that may not satisfy our creditors or enhance our results of operations or the price of the ADSs” beginning on page 30 of this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

Since our inception, we have not declared or paid cash dividends on our Ordinary Shares. Any decision to pay dividends in the future will be subject to a number of factors, including our financial condition, results of operations, the amount of our retained earnings, capital demands, general business conditions, and other factors our board of directors may deem relevant. We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the operation, development, and growth of our business, and, as a result, we do not expect to pay any dividends in the foreseeable future. Consequently, we cannot give any assurance that any dividends may be declared and paid in the future.

If declared, holders of our outstanding shares on a dividend record date will be entitled to the full dividend declared without regard to the date of issuance of the shares or any subsequent transfer of the shares. Payment of declared annual dividends in respect of a particular year, if any, will be made in the following year after approval by our shareholders at the annual general meeting of shareholders, subject to certain provisions of our articles of incorporation and the Companies Act. See “Description of Share Capital — Restriction on Distribution of Surplus” beginning on page 109 of this prospectus.

Subject to the terms of the deposit agreement for the ADSs, you will be entitled to receive dividends on our Ordinary Shares represented by ADSs to the same extent as the holders of our Ordinary Shares, less the fees and expenses payable under the deposit agreement in respect of, and any Japanese tax applicable to, such dividends. See “Material Income Tax Considerations — Japanese Taxation” and “Description of American Depositary Shares.” The depositary will generally convert JPY it receives into U.S. dollars and distribute the U.S. dollar amounts to holders of ADSs. Cash dividends on our Ordinary Shares, if any, will be paid in JPY.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2025:

•        on an actual basis;

•        on a pro forma basis to reflect the short-term unsecured loans in the aggregate principal amount of $161,663 that we obtained after March 31, 2025; and

•        on a pro forma as adjusted basis to reflect the issuance and sale of Ordinary Shares in the form of ADSs by us in this offering based on the assumed initial public offering price of $4.00 per ADS, and receipt of $13,902,514 in net proceeds, after deducting the estimated underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us and assuming no exercise of the Over-Allotment Option, and the repayment of $6,117,106 in indebtedness using a portion of such proceeds.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this prospectus.

	As of March 31, 2025
	Actual (Unaudited)	Pro Forma (Unaudited)	Pro Forma As Adjusted(1) (Unaudited)
	$	$	$
Cash	7,630	169,293	7,954,701
Indebtedness
Current liabilities:
Bank loans – current	3,237,893	3,237,893	—
Loans payable – third party, current portion, net	632,261	632,261	—
Loans Payable – financial institution, current portion, net	11,288	11,288	11,288
Amount due to a related party	2,029,952	2,191,615	78,085
Amount due to a shareholder	133,422	133,422	—
Finance lease obligation, current portion	26,425	26,425	26,425
Operating leases payable – current	177,823	177,823	177,823
Refund liability	39,276	39,276	39,276
Non-current liabilities:
Loans Payable – financial institution, net of current portion	31,041	31,041	31,041
Loans payable – third party, net of current portion, net	—	—	—
Finance lease obligation, net of current portion	80,111	80,111	80,111
Operating leases payable – non-current	107,546	107,546	107,546
Total indebtedness	6,507,038	6,668,701	551,595

Shareholders’ equity
Ordinary shares, 100,000,000 shares authorized; 38,074,888 and 42,224,888 shares issued and outstanding, actual, pro forma and pro forma as adjusted, respectively	7,891,275	7,891,275	7,891,275
Additional paid-in capital	15,630,704	15,630,704	29,533,218
Accumulated deficits	(28,848,986)	(28,848,986)	(28,848,986)
Accumulated other comprehensive loss	(984,730)	(984,730)	(984,730)
Total shareholders’ equity	(6,312,737)	(6,312,737)	7,589,777
Total capitalization	194,301	355,964	8,141,372

____________

(1)      The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. We estimate that such net proceeds will be approximately $13,902,514, assuming no exercise of the Over-Allotment Option.

The number of shares of Ordinary Shares issued and outstanding actual, pro forma and pro forma as adjusted in the table above is based on 38,074,888 shares of our Ordinary Shares outstanding as of March 31, 2025, and excludes 3,750,000 shares of our Ordinary Shares issuable upon the exercise of stock options and restricted Ordinary shares as of March 31, 2025 under our 2021 Equity Incentive Plan, with a weighted average exercise price of JPY40 per share.

A $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per ADS, would increase (decrease) each of total shareholders’ equity and total capitalization by $3,818,000, after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated expenses payable by us. An increase (decrease) of 1,000,000 ADSs in the number of ADSs offered by us would increase (decrease) each of total shareholders’ equity and total capitalization by $3,680,000, based on the assumed initial public offering price of $4.00 per ADS, and after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated expenses payable by us.

DILUTION

If you invest in the ADSs, your interest will be diluted for each ADS you purchase to the extent of the difference between the initial public offering price per ADS and our net tangible book value per Ordinary Share underlying the ADS after this offering. Dilution results from the fact that the initial public offering price per ADS is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of March 31, 2025 was $(6,880,972), or $(0.18) per Ordinary Share and $(0.18) per ADS. Net tangible book value represents the amount of our total tangible assets, less the amount of our total liabilities.

Dilution is determined by subtracting net tangible book value per Ordinary Share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of $4.00 per ADS, and after deducting underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us.

After giving effect to our sale of 4,150,000 ADSs offered in this offering based on the assumed initial public offering price of $4.00 per ADS, and receipt of $13,902,514 in net proceeds, after deduction of the estimated underwriting discounts, the non-accountable expense allowance and the estimated offering expenses payable by us, and assuming no exercise of the Over-Allotment Option, and the repayment of $6,117,106 in indebtedness using a portion of such proceeds, our as adjusted net tangible book value as of March 31, 2025, would have been $7,021,542, or $0.17 per Ordinary Share and $0.17 per ADS. This represents an immediate increase in net tangible book value of $0.35 per Ordinary Share and $0.35 per ADS to the existing shareholders, and an immediate dilution in net tangible book value of $3.83 per Ordinary Share and $3.83 per ADS to investors purchasing ADSs in this offering. The pro forma as adjusted information discussed above is illustrative only.

The following tables illustrate such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price per Ordinary Share	$4.00	$4.00
Net tangible book value per Ordinary Share as of March 31, 2025	$(0.18)	$(0.18)
Increase in pro forma as adjusted net tangible book value per Ordinary Share attributable to payments by new investors	$0.35	$0.35
As adjusted net tangible book value per Ordinary Share immediately after this offering	$0.17	$0.17
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$3.83	$3.83

A $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per ADS would increase (decrease) our as adjusted net tangible book value after giving effect to this offering by $3,818,000, the as adjusted net tangible book value per Ordinary Share and per ADS after giving effect to this offering by $0.09 per Ordinary Share and $0.09 per ADS, and increase (decrease) the dilution in as adjusted net tangible book value per Ordinary Share and per ADS to new investors in this offering by $0.91 per Ordinary Share and $0.91 per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

An increase (decrease) of 1,000,000 ADSs in the number of ADSs offered by us would increase (decrease) our as adjusted net tangible book value after giving effect to this offering by $3,680,000, increase (decrease) the as adjusted net tangible book value per Ordinary Share and per ADS after giving effect to this offering by $0.08 per Ordinary Share and $0.08 per ADS, and decrease (increase) the dilution in as adjusted net tangible book value per Ordinary Share and per ADS to new investors in this offering by $0.08 per Ordinary Share and $0.08 per ADS, based on the initial public offering price of $4.00 per ADS, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

The following tables summarize, on an pro forma as adjusted basis as of March 31, 2025, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares (in the form of ADSs) purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total Consideration		Average Price Per Ordinary Share	Average price per ADS
	Number	Percent	Amount	Percent
	($ in thousands)
Existing shareholders	38,074,888	90.17%	$23,521,979	58.63%	$0.62	$0.62
New investors	4,150,000	9.83%	$16,600,000	41.37%	$4.00	$4.00
Total	42,224,888	100.00%	$40,121,979	100.00%	$0.95	$0.95

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

CORPORATE HISTORY AND STRUCTURE

Corporate History

HW ELECTRO, was incorporated in Koto-ku, Tokyo, Japan on May 24, 2019 as a joint-stock corporation (kabushiki kaisha) with limited liability.

Our Corporate Structure

The following chart illustrates our corporate structure as of the date of this prospectus and upon completion of this offering based on 38,074,888 of our Ordinary Shares outstanding as of the date of this prospectus and 4,150,000 ADSs to be sold in this offering, assuming no exercise of the Over-Allotment Option:

____________

(1)      Represents 15,874,342 Ordinary Shares held by 66 shareholders of our Company, each of which holds less than 5% of our Ordinary Shares, as of the date of this prospectus.

(2)      The percentage is based upon 38,074,888 Ordinary Shares issued and outstanding as of the date of this prospectus and excludes any Ordinary Shares issuable upon exercise of outstanding options.

For details of our principal shareholders’ ownership, please refer to the beneficial ownership table in “Principal Shareholders.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview of Our Business

HW Electro Co., Ltd incorporated on May 24, 2019 under the Companies Act of Japan. The Company is based in Japan and is principally engaged in the business of importing and selling high-performance fully electric light commercial vehicles. The electric light commercial vehicles we sell belong to the category of “light commercial vehicles,” which are commercial carrier vehicles with a gross vehicle weight of no more than 3,500 kilograms and are targeted at corporate customers.

We sell our products to commercial markets through direct sales as well as through a network of affiliated car dealers. In addition, we have completed the initial development of the HW ELECTRO Platform Service and launched it to all of our customers in September 2023. The HW ELECTRO Platform Service is an optional supporting system that assists customers in managing the electric light commercial vehicles and their drivers, to corporate customers who have purchased our electric light commercial vehicles.

To target commercial markets, we commenced selling our first imported vehicle, the model ELEMO, in April 2022. In July 2022, we started selling a new model ELEMO-K.

We are continuing to import and sell high-performance electric light commercial vehicles. Since June 2023, we have commenced the sales of a new model called “ELEMO-L,” which is van type model. While we have our primarily targeted corporate customers, we believe that the ELEMO-L can be used as recreational camping vehicles, which we expect may enable us to increase consumer market penetration. After the ELEMO-L, we plan to sell another new model of electric vehicle called “PUZZLE” in the second half of 2026, the design of which remains in progress as of the date of this prospectus. The foregoing reflects management’s experience and knowledge of the Japanese automotive industry, as well as feedback from existing and potential customers.

Key Factors Affecting the Results of Our Company’s Operations

Our financial condition and results of operation have been and will continue to be affected by a number of factors, many of which may be beyond our control, including those factors set out in the section headed ‘‘Risk Factors’’ in this prospectus and those set out below:

•        Ability to Manage a Resilient Supply Chain.

As of the date of this prospectus, we purchase electric light commercial vehicles from Cenntro, as our sole supplier of electric light commercial vehicles, pursuant to the Exclusive Basic Transaction Agreement, which entitles us to distribute electric light commercial vehicles manufactured by Cenntro exclusively in the Japanese market. Our ability to sell such vehicles is dependent on Cenntro’s continued supply of input materials, including metals, battery cells, and semiconductors. Fluctuations in the cost of materials, which includes fluctuation of the exchange rate, supply interruptions, or material shortages could materially impact our business.

Moreover, semiconductors and battery materials (such as lithium, nickel, and cobalt), essential components of our electric light commercial vehicles, are highly sensitive to global supply risks, including geopolitical tensions, natural disasters, and supply chain disruptions. As a result, in the short term, price fluctuations of around ±5% over a one-year period are considered within a typical range based on historical trends. In the long term, the manufacturing costs of battery cells, motor components, and semiconductors tend to decline due to mass production efficiencies and improved production yields. There is a growing shift toward using less expensive materials, such as cobalt-free batteries (e.g., LFP) and silicon-based anode materials. The recent surge in EV-related input prices may partly reflect a temporary bubble. A correction — especially in resource prices — is expected within the next few years. There is no assurance that such historical short or long-term trends will continue as previously experienced. We may experience material fluctuations in the purchase cost of electric light commercial vehicles or disruptions in the supply of electric light commercial vehicles or their constituent parts as a consequence of any of the foregoing that could adversely impact our financial performance.

•        Ability to Attract Customers through Distribution Partners.

Our growth will depend in large part on our ability to attract commercial customers by understanding deeply commercial customers’ needs. We are in the early stages of growth in our existing markets, and we expect to collaborate with a couple of large distributors who have sales networks nationwide in Japan. We anticipate that the expansion of sales channels will lead to additional orders and deliveries, and, as a result, increase our customer base. To achieve this, we will need to continue to motivate the distribution partners to dedicate themselves to sales of our products. We plan to provide “dealer programs” to each of the distribution partners, pursuant to which we will distribute commissions to them at certain rates. Generally, we will distribute a commission of 1% of the sold price to the distribution partner who achieves the mutually agreed upon target sales volume, a commission of 2% if one achieves 110% of the target sales volume, and a commission of 3% if one achieves more than 120% of the target sales volume. However, an inability to attract new customers through distribution partners would substantially impact our ability to grow revenue or improve our financial results.

During the six months ended March 31, 2025 and 2024, we sold and delivered 22 and 29 electric light commercial vehicles to seven and six customers, respectively. During the fiscal year ended September 30, 2024, we had one distribution partner and 10 direct customers, respectively. We sold 39 electric light commercial vehicles to the distribution partner out of the 87 vehicles we sold in the fiscal year ended September 30, 2024. During the fiscal year ended September 30, 2023, we had one distribution partner and 13 direct customers, respectively. We sold 14 electric light commercial vehicles to the distribution partner out of 52 vehicles we sold in the fiscal year ended September 30, 2023. We plan to expand our distribution channels in the next few fiscal years.

•        Ability to Scale our Ecosystem.

We plan to scale up our ecosystem, which we expect to include the expansion of our distribution partner network, operational infrastructure, development of own original designed electric vehicles, including PUZZLE, an electric vehicle to be made for the Japanese market, and the further development of the HW ELECTRO Platform Service. The above initiatives, especially development of our own original designed electric vehicles, are currently in the research and development stage, and, in particular, there is no guarantee that PUZZLE will be manufactured and brought to market. It is also uncertain whether the commercialization of the HW ELECTRO Platform Service with scalability will be successful, and we may have difficulty attracting and retaining customers in the future. We believe our long-term ability to achieve our financial targets will depend on our ability to cost effectively scale these elements.

During the six months ended March 31, 2025 and the fiscal year ended September 30, 2024, we had one and one distribution partner and one and one operational infrastructure, respectively, which remains unchanged as compared to the fiscal year ended September 30, 2023. We invested $1.1 million for the development of PUZZLE in fiscal year 2023, $0.2 million in the development of our HW ELECTRO Platform in fiscal year 2024, $0.2 million in the development of our HW ELECTRO Platform in the six months ended March 31, 2024 and nil in the six months ended March 31, 2025. We expect to invest 10% of the net proceeds from this offering into the research and development of PUZZLE.

•        Ability to Attract and Retain Talent, and Scale Our Team.

As our business grows, we will require more talents to join us. Any failure to retain and recruit personnel is critical to our growth, and to effectively pursue our objectives. If we are unable to retain or hire key personnel, our business and competitive position may be harmed, resulting in an adverse impact to our business, prospects, financial condition, results of operations, and cash flows.

The table below sets forth the number of our employees during the six months ended March 31, 2025 and the fiscal years ended September 30, 2024 and 2023:

	2025	2024	2023
Management	2	2	2
General and administration	1	2	3
Engineering	2	3	3
Purchasing and logistics	1	2	1
Marketing and sales	2	4	4
Finance and audit	0	1	1
Legal	0	1	0
Total	8	15	14

In the short term, we are prioritizing securing experienced professionals who are essential for achieving each department’s business plans, with a particular focus on strengthening core functions such as engineering, sales, product planning, and after-sales services. We are redefining roles and personnel requirements by function, aiming for optimal staffing at the departmental level. In the long term, we are endeavoring to build a sustainable organizational foundation by strategically hiring and developing younger professionals with industry experience, preparing for generational succession. We also maintain flexibility in employment terms and allocate necessary budgets to adapt to market conditions and talent competition.

•        Our business, financial condition, and results of operations could be materially adversely affected if the exchange rate between U.S. dollars and JPY changes.

Our products sold and services provided to our customers are denominated in JPY, while the currency we pay to our cooperating manufacturer is the U.S. dollar. The value of JPY has been subject to significant fluctuations with respect to the U.S. dollar in the past and may be subject to significant fluctuations in the future. As a result, we face exposure to foreign currency exchange rate fluctuations. The value of JPY against U.S. dollars may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the Japanese government. We may not be able to implement the pricing policy that raises the prices of our products or services generally in line with local inflation, thereby helping to mitigate the effects of devaluations of JPY in the future, or future exchange rate fluctuations may have a material adverse effect on its ability to pay or purchase.

Our other comprehensive loss caused by foreign currency translation adjustment for the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023 was $154,705, $56,320, $213,947 and $458,485, respectively. If the exchange rate between JPY and U.S. dollars fluctuates in an unanticipated manner, our business, financial condition, and results of operations could be materially adversely affected.

•        We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to continuing market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.

The military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, European Union and other countries, including Japan, against Russia. Additional potential sanctions and penalties have also been proposed or threatened. In addition, if China actively involves itself in or extends support to Russia, there is a potential risk of sanctions and penalties being imposed on China as well by the United States, European Union, and other countries against Russia, including Japan. Because all of our products are produced by our cooperating manufacturer, Cenntro, in its factory in China and are sold in Japan, if Japan imposes sanctions and penalties on China, we may be limited or prohibited from importing our products into Japan, leading to a significant disruption of our supply chain and operation and massive adverse impact on business, results of operations, and financial condition. Although our business has not been materially impacted by the ongoing military conflict between Russia and Ukraine to date, it is impossible to predict the extent to which our operations, or those of our cooperating manufacturer and other business partners, will be impacted in the short and long term, or the ways in which the conflict may impact our business, including sanctions and penalties being levied by Japan against China. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.

•        Going concern

The Company’s ability to continue as a going concern depends upon its ability to market and sell its products to generate positive operating cash flows. For the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, the Company reported a net loss of $2,168,375, $3,917,761, $6,002,417 and $14,278,256, respectively. As of March 31, 2025, March 31, 2024, September 30, 2024 and September 30, 2023, the Company’s working capital deficit was $9,009,660, $4,899,272, $6,878,093 and $792,030, respectively. In addition, the Company had net cash inflows of $141,139 from operating activities for the six months ended March 31, 2025, and net cash outflows of $120,712, $158,252 and $11,676,441 for the six months ended March 31, 2024 and the fiscal years ended September 30, 2024 and 2023, respectively. These conditions give rise to substantial doubt as to whether the Company will be able to continue as a going concern.

To sustain its ability to support the Company’s operating activities, the Company may have to consider supplementing its available sources of funds through the following sources:

•        cash generated from operations;

•        other available sources of financing from Japanese banks, other financial institutions and third parties; and

•        financial support from the Company’s related party and shareholders and third parties.

During the fiscal year ended September 30, 2023, the Company issued 7,757,030 Ordinary Shares in private transactions for aggregate gross proceeds of approximately $9.8 million. During the fiscal year ended September 30, 2024, the Company received an aggregate of approximately $4,583,567 from borrowings from third parties and our Chief Executive Officer, Mr. Weicheng Hsiao, the maturities date of such loans were extended to October 31, 2025. During the six months ended March 31, 2025, the Company received an aggregate of approximately $1.19 million from borrowings from third parties and our Chief Executive Officer, Mr. Weicheng Hsiao, and a related party, BH Co., Ltd, the maturities date of such borrowings were extended to October 31, 2025. The Company intends to use the proceeds from this offering for debt repayment and working capital purposes in order to strengthen its financial foundation and improve its operating performance. However, there can be no certainty that additional financing will be available on acceptable terms or at all. If management is unable to raise additional funds from the preceding available sources on acceptable terms or at all, there would likely be a material adverse effect on the Company’s business. All of these factors may raise substantial doubt about the ability of the Company to continue as a going concern. The unaudited interim condensed financial statements for the six months ended March 31, 2025 and 2024 and the audited financial statements for the fiscal years ended September 30, 2024 and 2023 have been prepared on a going concern basis and do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result from the inability of the Company to continue as a going concern.

Results of Operations

Our primary source of revenue is from the sale of our electric light commercial vehicles. For the six months ended March 31, 2025 and 2024, we have recorded revenue of $126,874 and $634,500, respectively. For the fiscal years ended September 30, 2024 and 2023, we have recorded revenue of $1,830,001 and $1,435,740, respectively.

Results for the Six Months Ended March 31, 2025 and 2024

For the six months ended March 31, 2025 and 2024, we have recorded revenue of $126,874 and $634,500, respectively. The following table shows our Statement of Operations data for the six months ended March 31, 2025 and 2024. For further information regarding the results of our operations, see our financial statements appearing elsewhere in this prospectus.

	For the six months Ended March 31,
	2025	2024	Change
	$	$	$
Revenue-third parties	126,874	634,500	(507,626)	(80)%
Total Revenue	126,874	634,500	(507,626)	(80)%
Cost of revenue	(340,499)	(1,005,575)	665,076	(66)%
Gross (loss)/profit	(213,625)	(371,075)	157,450	(42)%

Operating expenses:
Selling, general and administrative expenses	(1,604,272)	(3,150,449)	1,546,177	(49)%
Research and development expenses	(26)	(171,848)	171,822	(100)%
Total operating expenses	(1,604,298)	(3,322,297)	1,717,999	(52)%

Loss from operations	(1,817,923)	(3,693,372)	1,875,449	(51)%

Other income (expense):
Interest income	3	6,359	(6,356)	(100)%
Interest expenses	(315,769)	(217,825)	(97,944)	45%
Other expenses, net	(34,686)	(12,923)	(21,763)	168%
Total other expenses, net	(350,452)	(224,389)	(126,063)	56%
Loss before income taxes	(2,168,375)	(3,917,761)	1,749,386	(45)%
Total provision for income taxes	—	—	—	—
Net loss	(2,168,375)	(3,917,761)	1,749,386	(45)%

Results for the Fiscal Years Ended September 30, 2024 and 2023

The following table shows our Statement of Operations data for the fiscal years ended September 30, 2024 and 2023. For further information regarding the results of our operations, see our financial statements appearing elsewhere in this prospectus.

	For the Fiscal Years Ended September 30,
	2024	2023	Change
	$	$	$
Revenue-third parties	1,830,001	1,435,740	394,261	27%
Total Revenue	1,830,001	1,435,740	394,261	27%
Cost of revenue	(2,241,542)	(1,903,475)	(338,067)	18%
Gross loss	(411,541)	(467,735)	56,194	(12)%

Operating expenses:
Selling, general and administrative expenses	(5,035,336)	(6,472,656)	1,437,320	(22)%
Research and development expenses	(219,059)	(1,103,549)	884,490	(80)%
Share-based compensation expense	—	(5,053,715)	5,053,715	(100)%
Total operating expenses	(5,254,395)	(12,629,920)	7,375,525	(58)%

Loss from operations	(5,665,936)	(13,097,655)	7,431,719	(57)%

Other income (expense):
Interest income	6,271	20,689	(14,418)	(70)%
Interest expenses	(456,013)	(130,631)	(325,382)	249%
Other income (expenses), net	113,261	(197,557)	310,818	(157)%
Total other expenses, net	(336,481)	(307,499)	(28,982)	9%
Loss before income taxes	(6,002,417)	(13,405,154)	7,402,737	(55)%
Current tax expense	—	—	—	—
Deferred tax expense	—	873,102	(873,102)	(100)%
Total provision for income taxes	—	873,102	(873,102)	(100)%
Net loss	(6,002,417)	(14,278,256)	8,275,839	(58)%

Description and Analysis of Principal Components of Our Results of Operations

We expect to incur significant operating costs and expenses that will impact our future profitability, including research and development expenses as we develop our own original designed electric light commercial vehicles and the HW ELECTRO Platform Service, as well as selling and distribution expenses, as we market our electric light commercial vehicles and services as we scale our operations. Moreover, we may incur significant costs in connection with our services as we scale our business, including servicing and warranty costs. Our ability to become profitable in the future will not only depend on our ability to successfully market and sell our electric light commercial vehicles and services, but also to appropriately control costs and realize economies of scale.

The following discussion is based on our historical results of operations and may not be indicative of our future operating performance.

Revenue

During the six months ended March 31, 2025 and 2024, our revenue was derived from the sale of our electric light commercial vehicles. The following table sets out the revenue generated from our business during the six months ended March 31, 2025 and 2024:

	For the six months ended March 31,
	2025		2024
	$	%	$	%
Sale of electric light commercial vehicles and accessories	126,874	100	634,500	100
Total	126,874	100	634,500	100

Our revenue decreased by approximately $0.5 million, or 80.0%, from approximately $0.6 million for the six months ended March 31, 2024 to approximately $0.1 million for the six months ended March 31, 2025. The decrease in revenue was mainly because we sold older models of our products at lower prices during the six months ended March 31, 2025.

During the fiscal years ended September 30, 2024 and 2023, our revenue was derived from sale of our electric light commercial vehicles as we commenced the business in April 2022. The following table sets out the revenue generated from our business sectors during the fiscal years ended September 30, 2024 and 2023:

	For the Fiscal Years ended September 30,
	2024		2023
	$	%	$	%
Sale of electric light commercial vehicles and accessories	1,830,001	100.0	1,435,740	100.0
Total	1,830,001	100.0	1,435,740	100.0

Our revenue increased by approximately $0.4 million, or 27.5%, from approximately $1.4 million for the fiscal year ended September 30, 2023 to approximately $1.8 million for the fiscal year ended September 30, 2024. The increase in revenue was mainly due to the improvement of our brand recognition through our exhibition and publication activities in the last two years.

Cost of revenue

During the six months ended March 31, 2025 and 2024, our cost of revenue mainly consisted of direct cost of electric light commercial vehicles, indirect materials costs, subcontracting costs, operation overhead, warranty cost, inventory write-off and impairment loss in inventory valuation allowance. For the six months ended March 31, 2025 and 2024, our cost of revenue amounted to approximately $0.3 million and $1.0 million, respectively.

	For the six months ended March 31,
	2025		2024
	$	%	$	%
Cost of sale of electric light commercial vehicles and accessories	340,499	268.4	1,005,575	158.5
Total	340,499	268.4	1,005,575	158.5

Our cost of sale of electric light commercial vehicles and accessories decreased by approximately $0.7 million, or 66.1%, from approximately $1.0 million for the six months ended March 31, 2024 to approximately $0.3 million for the six months ended March 31, 2025. The decrease in our cost of revenue was in line with the decrease in revenue.

During the fiscal years ended September 30, 2024 and 2023, our cost of revenue mainly consisted of direct cost of electric light commercial vehicles, indirect materials costs, subcontracting costs, operation overhead, warranty cost, inventory write-off and impairment loss in inventory valuation allowance. For the fiscal years ended September 30, 2024 and 2023, our cost of revenue amounted to approximately $2.2 million and $1.9 million, respectively.

	For the Fiscal Years ended September 30,
	2024		2023
	$	%	$	%
Cost of sale of electric light commercial vehicles and accessories	2,241,542	122.5	1,903,475	132.6
Total	2,241,542	122.5	1,903,475	132.6

Our cost of sale of electric light commercial vehicles and accessories increased by approximately $0.3 million, or 17.8%, from approximately $1.9 million for the fiscal year ended September 30, 2023 to approximately $2.2 million for the fiscal year ended September 30, 2024. The increase in our cost of revenue was in line with the increase in revenue, partially offset by the decrease in inventory write-off and loss from inventory valuation and obsolescence.

Gross loss and gross loss margin

The table below sets forth our Company’s gross loss and gross loss margin by business sector during the six months ended March 31, 2025 and 2024:

	For the six months ended March 31,
	2025		2024
	Gross loss	Gross Loss Margin	Gross loss	Gross loss Margin
	$	%	$	%
Sale of electric light commercial vehicles and accessories	(213,625)	(168.4)	(371,075)	(58.5)
Total	(213,625)	(168.4)	(371,075)	(58.5)

For the six months ended March 31, 2025 and 2024, our total gross loss was $0.2 million and $0.4 million, respectively, and our gross loss margin was 168.4% and 58.5%, respectively. Our decrease in total gross loss of $0.2 million during the six months ended March 31, 2025 was mainly caused by the decrease in inventory write-off of $0.03 million loss recognized for inventory valuation allowance.

The table below sets forth our Company’s gross loss and gross loss margin by business sector during the fiscal years ended September 30, 2024 and 2023:

	For the Fiscal Years ended September 30,
	2024		2023
	Gross loss	Gross Loss Margin	Gross loss	Gross loss Margin
	$	%	$	%
Sale of electric light commercial vehicles and accessories	(411,541)	(22.5)	(467,735)	(32.6)
Total	(411,541)	(22.5)	(467,735)	(32.6)

For the fiscal years ended September 30, 2024 and 2023, our total gross loss was $0.4 million and $0.5 million, respectively, and our gross loss margin was 22.5% and 32.6%, respectively. Our decrease in total gross loss of $0.06 million during the fiscal year ended September 30, 2024 was caused by the increase in sales of electric light commercial vehicles, and the decrease in inventory write-off of $0.2 million loss recognized for inventory valuation allowance of $0.1 million and warranty provision of $0.04 million.

Selling, general and administrative expenses

Our selling, general and administrative expenses primarily consist of (i) staff cost; (ii) agent service fee; (iii) transportation expenses; (iv) sundry taxes expense; (v) commission fee; (vi) professional fee expense; (vii) operating lease expense; and (viii) other miscellaneous expenses.

The following table sets forth the breakdown of our general and administrative expenses for the six months ended March 31, 2025 and 2024:

	For the six months Ended March 31,
	2025	2024	Change
	$	$	$
Agent service fee expenses	343,171	599,726	(256,555)	(42.8)%
Advertisement fee expenses	—	931,342	(931,342)	(100.0)%
Professional fee expenses	96,877	519,864	(422,987)	(81.4)%
Staff costs	148,203	273,758	(125,555)	(45.9)%
Director Remuneration	202,671	167,240	35,431	21.2%
Entertainment expenses	5,205	122,728	(117,523)	(95.8)%
Operating lease expenses	141,881	130,121	11,760	9.0%
Commission fee expenses	349,792	48,490	301,302	621.4%
Depreciation expenses	91,905	89,020	2,885	3.2%
Transportation expenses	52,451	75,343	(22,892)	(30.4)%
Other miscellaneous expenses	172,116	192,817	(20,701)	(10.7)%
Total	1,604,272	3,150,449	(1,546,177)	(49.1)%

Our selling, general and administrative expenses amounted to approximately $1.6 million and $3.2 million for the six months ended March 31, 2025 and 2024, respectively. Selling, general and administration expenses form part of the fixed running costs of the Company.

Agent service fee expense was mainly represented by compensation for business partners, including planning, marketing, alliances, translation work, general affairs, etc. The decrease in agent service fee expenses by $0.3 million is mainly due to the termination of an agreement with our business partner during the six months ended March 31, 2025.

Advertising expenses occur as we market our electric light commercial vehicles and services. We didn’t incur any advertising expenses during the six months ended March 31, 2025.

Professional fee expense was mainly represented by the financial advisory, legal and other services rendered by the professionals outside the Company. The decrease in the professional fee expenses of $0.4 million was mainly due to the terminations of our engagements with certain legal counsel and financial advisors.

Staff costs were mainly represented by the salaries and allowances to our employees, primarily for our sales service, corporate, executive, finance and other administrative functions. The decrease in staff costs by $0.1 million was mainly due to a reduction in the number of employees.

Operating lease expenses consist of fees for the leasing of offices, a showroom for demonstrating our electric light commercial vehicles and the facility for the Kimitsu laboratory.

Commission fee expenses mainly consists of fees paid to external services and bank charges, etc. The increase in commission fee expenses by $0.3 million was mainly due to investor relations costs incurred during the IPO process.

Depreciation expense is charged on our property, plant and equipment, which included (i) buildings; (ii) right-of-use assets; (iii) machinery and equipment; and (iv) electric light commercial vehicles. The increase in depreciation is mainly due to the increased depreciation expense related to vehicles intended for use by the Company.

Transportation expenses were mainly represented by the expenditure for business travel incurred. The decrease in transportation expenses was mainly due to fewer overseas business travel.

Other miscellaneous expenses were mainly office maintenance, conference fees and office low value supplies.

The following table sets forth the breakdown of our general and administrative expenses for the fiscal years ended September 30, 2024 and 2023:

	For the Fiscal Years Ended September 30,
	2024	2023	Change
	$	$	$
Agent service fee expenses	1,135,137	1,989,638	(854,501)	(43)%
Staff costs	534,434	522,112	12,322	2%
Commission fee expenses	68,305	214,461	(146,156)	(68)%
Professional fee expenses	958,574	1,021,888	(63,314)	(6)%
Operating lease expenses	206,583	209,889	(3,306)	(2)%
Depreciation expenses	111,316	170,953	(59,637)	(35)%
Transportation expenses	129,393	145,041	(15,648)	(11)%
Sundry taxes expenses	78,266	265,229	(186,963)	(70)%
Advertisement fee expenses	980,624	1,218,678	(238,054)	(20)%
Others	832,704	714,767	117,937	17%
Total	5,035,336	6,472,656	(1,437,320)	(22)%

Our selling, general and administrative expenses amounted to approximately $5.0 million and $6.5 million for the fiscal years ended September 30, 2024 and 2023, respectively. Selling, general and administration expenses form part of the fixed running costs of the Company. In 2022, the Company launched its strategies to expand its business, which resulted in increased selling, general and administrative expenses to support the operating activities.

Agent service fee expense was mainly represented by compensation for business partners, including planning, marketing, alliances, translation work, general affairs, etc. The decrease in agent service fee expenses by $0.9 million is mainly due to the termination of agency agreements during the fiscal year ended September 30, 2024.

Staff costs were mainly represented by the salaries and allowances to our employees, primarily for our sales service, corporate, executive, finance and other administrative functions.

Professional fee expense was mainly represented by the financial advisory, legal and other services rendered by the professionals outside the Company. The decrease in the professional fee expenses of $0.06 million was mainly due to reduced professional fees to plan and operate the launching of the commercial strategies to expand our business, research and development activities and launch of new products.

Transportation expenses were mainly represented by the expenditure for business travel incurred.

Sundry taxes were mainly represented by the various country tax jurisdictions, including consumption tax imposed on imported goods to the Company during the year.

Commission fee expense mainly consists of fees paid to external service and bank charges etc. The decrease in commission fee expense by $0.1 million is mainly due to the decrease in customer agency fees and personnel agency fees.

Operating lease expenses consist of fees for the leasing of offices, a showroom for demonstrating our electric light commercial vehicles and the facility for the Kimitsu laboratory.

Depreciation expense is charged on our property, plant and equipment, which included (i) buildings; (ii) right-of-use assets; (iii) machinery and equipment; and (iv) vehicles. The decrease in depreciation is mainly due to the decrease in vehicles, machinery and equipment.

Miscellaneous expenses were mainly office maintenance, conference fees and office low value supplies.

Advertising expenses occur as we market our electric light commercial vehicles and services and the decrease is mainly because we participated in the exhibition and publication activities for the introduction of the new model during the fiscal year ended September 30, 2023, and we decrease in the exhibition and publication activities expenses during the fiscal year ended September 30, 2024.

Research and development expenses

Research and development expenses include costs directly attributable to the conduct of research and development programs, including licensing fees, cost of salaries, payroll taxes and other employee benefits, and costs of subcontractors hired for and materials used for research and development activities, including testing, modifying, and prototyping our electric light commercial vehicles products and software platform service for the Japanese market. All costs associated with research and development are expensed as incurred.

Research and development expenses for the six months ended March 31, 2025 and 2024 were approximately $26 and $0.2 million, respectively. The decrease in research and development expenses was because we didn’t have new material research and development in the first half of fiscal year 2025.

Research and development expenses for the fiscal years ended September 30, 2024 and 2023 were approximately $0.2 million and $1.1 million, respectively. The decrease in research and development expenses was because we incurred significant software development, prototyping, and testing expenses related to PUZZLE in fiscal year 2023, and the development of PUZZLE was completed in fiscal year 2023. As the software under development was an integral part of the electric light commercial vehicles, the software could not be marketed separately from the ultimate product or process sold to customers.

The software is not marketable as a stand-alone product, and the software development costs shall be expensed when incurred until either technological feasibility has been established for the software or all research and development activities for other components of the product or process have been completed. Hence, the Company incurred its research and development costs during the fiscal years ended September 30, 2024 and 2023, which is in compliance with ASC 730-10-25.

Share-based compensation expenses

On June 9, 2021, the Company awarded options to purchase an aggregate of 3,750,000 Ordinary Shares at an exercise price of JPY40 per share (reflecting a 1:2 share split of our Ordinary Shares, effective on September 1, 2023) to various officers, directors, employees and consultants of the Company to measure the cost of their services received.

The Company uses the fair value method of accounting for our stock options granted to various officers, directors, employees and consultants to measure the cost of their services received in exchange for the share-based awards. The fair value of stock option awards with only service and/or performance conditions is estimated on the grant or offering date using the Black-Scholes option-pricing model with the assistance of a third-party valuation appraiser. The Black-Scholes option-pricing model requires inputs such as the risk-free interest rate, expected term and expected volatility. These inputs are subjective and generally require significant judgment. The resulting cost is recognized over the period during which an employee is required to provide service in exchange for the awards, usually the vesting period, which is generally two years for stock options. Share-based compensation expense is recognized on a straight-line basis, net of actual forfeitures in the period. Share-based compensation expense is recorded in the statements of operations.

The stock options vested on June 10, 2023 with the expiration date on June 9, 2036. No formal notice of stock option distribution was made to grantees as of March 31, 2025. The Company decided to recognize all the stock option expenses upon issuance and re-evaluate the fair value of the stock option at closing dates, as if all the stock options are exercisable.

For the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, the Company recognized share-based compensation expenses related to the options of nil, nil, nil and $5.1 million, respectively.

Interest expenses

Our interest expenses arose from accounts payable for trade, lease liabilities, bank loans, loans payable and amount due to a shareholder. For the six months ended March 31, 2025 and 2024, our interest expenses increased by approximately $0.1 million, mainly due to penalty interest increase during the six months ended March 31, 2025.

Our interest expenses arose from accounts payable for trade, lease liabilities, bank loans, loans payable and amount due to a shareholder. For the fiscal years ended September 30, 2024 and 2023, our interest expenses increased by approximately $0.3 million, mainly due to penalty interest increase during the fiscal year ended September 30, 2024.

Other income/(expenses)

Other income/(expenses) consist primarily of foreign exchange income or losses related to our foreign currency-denominated monetary assets and liabilities. We expect our foreign exchange gains and losses will vary depending upon movements in the underlying exchange rates.

Other expenses, net was approximately $0.03 million in the six months ended March 31, 2025, as compared to other expenses, net of $0.01 million for the six months ended March 31, 2024. The change is primarily due to fluctuations in foreign currency exchange rates during the six months ended March 31, 2025.

Other income was approximately $0.1 million in the fiscal year ended September 30, 2024 as compared to other expenses of $0.2 million for the fiscal year ended September 30, 2023. The change is primarily due to fluctuations in foreign currency exchange rates resulted in increase in foreign exchange income during the fiscal year ended September 30, 2024.

Total provision for income tax

During the six months ended March 31, 2025 and 2024, our total provision for income tax consisted of current tax expense and deferred tax credit, which was nil, nil, nil and nil, respectively.

Our operations are based in Japan and we are subject to income tax on an entity basis on the estimated chargeable income arising in Japan at the rate of 30.62%.

For the six months ended March 31, 2025 and 2024, our income tax credit, net was nil and nil, respectively. We had no tax obligation arising from other jurisdictions during the six months ended March 31, 2025 and 2024. During the six months ended March 31, 2025 and 2024, we had no material dispute or unresolved tax issues with the relevant tax authorities.

During the fiscal years ended September 30, 2024 and 2023, our total provision for income tax consisted of current tax expense and deferred tax credit. The following table sets forth the breakdown of our income tax credit for the fiscal years ended September 30, 2024 and 2023:

	For the Fiscal Years ended September 30,
	2024	2023
	$	$
Current tax expense	—	—
Deferred tax expense	—	873,102
Income tax expense	—	873,102

Our operations are based in Japan and we are subject to income tax on an entity basis on the estimated chargeable income arising in Japan at the rate of 30.68%.

For the fiscal years ended September 30, 2024, our income tax credit, net was nil. For the fiscal years ended September 30, 2023, our income tax expense was approximately $0.9 million. The deferred tax expense by $0.9 million for the fiscal year ended September 30, 2023 is due to the valuation allowance of $3.0 million recognized after offsetting with the deferred tax credit of $2.1 million over the recognition of deferred tax assets arising from the current year’s tax losses carried forward.

Our Company had no tax obligation arising from other jurisdictions during the fiscal years ended September 30, 2024 and 2023. During the fiscal years ended September 30, 2024 and 2023, we had no material dispute or unresolved tax issues with the relevant tax authorities.

Net loss

As a result of the foregoing, our net loss amounted to approximately $2.2 million and $3.9 million for the six months ended March 31, 2025 and 2024, respectively.

As a result of the foregoing, our net loss amounted to approximately $6.0 million and $14.3 million for the fiscal years ended September 30, 2024 and 2023, respectively.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Liquidity and Capital Resources

Our liquidity and working capital requirements are primarily related to our operating expenses. Historically, we have met our working capital and other liquidity requirements primarily through a combination of cash generated from equity and debt financings to the Company. Going forward, we expect to fund our working capital and other liquidity requirements from various sources, including, but not limited to, cash generated from our operations, loans from banking facilities, the net proceeds from this offering and other equity and debt financings as and when appropriate.

The Company’s ability to continue as a going concern depends upon its ability to market and sell its products to generate positive operating cash flows. For the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, the Company reported a net loss of $2,168,375, $3,917,761, $6,002,417 and $14,278,256, respectively. As of March 31, 2025, March 31, 2024, September 30, 2024 and 2023, the Company’s working capital deficit was $9,009,660, $4,899,272, $6,878,093 and $792,030, respectively. In addition, the Company had net cash inflows of $141,139 from operating activities for the six months ended March 31, 2025, and net cash outflows of $120,712, $158,252 and $11,676,441 from operating activities for the six months ended March 31, 2024 and the fiscal years ended September 30, 2024 and 2023, respectively. These conditions give rise to substantial doubt as to whether the Company will be able to continue as a going concern. During the six months ended March 31, 2025, the Company received an aggregate of approximately $1.19 million from borrowings from third parties and our Chief Executive Officer, Mr. Weicheng Hsiao, and a related party, BH Co., Ltd. During the fiscal year ended September 30, 2024, the Company received an aggregate of approximately $4,583,567 from borrowings from third parties and our Chief Executive Officer, Mr. Weicheng Hsiao.

As circumstances warrant and to sustain its ability to support the Company’s operating activities, the Company may consider supplementing its available sources of funds through the following sources:

•        cash generated from operations;

•        other available sources of financing from Japanese banks, other financial institutions and third parties; and

•        financial support from the Company’s related party and shareholders and third parties.

Management had raised additional funds by performing a series of issuances of Ordinary Shares during the year ended September 30, 2023, resulting in 7,757,030 Ordinary Shares issued and approximately $9.8 million in proceeds received. During the fiscal year ended September 30, 2024, the Company received an aggregate of approximately $4,583,567 from borrowings from third parties and our Chief Executive Officer, Mr. Weicheng Hsiao. During the six months ended March 31, 2025, the Company received an aggregate of approximately $1.19 million from borrowings from third parties and our Chief Executive Officer, Mr. Weicheng Hsiao, and a related party, BH Co., Ltd. However, there can be no certainty that additional financing will be available on acceptable terms or at all. If management is unable to raise additional funds from the preceding available sources on acceptable terms or at all, there would likely be a material adverse effect on the Company’s business. All of these factors may raise substantial doubt about the ability of the Company to continue as a going concern. The unaudited interim condensed financial statements for the six months ended March 31, 2025 and 2024 and the audited financial statements for the fiscal years ended September 30, 2024 and 2023 have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result from the inability of the Company to continue as a going concern. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.

Our independent registered public accounting firm included an explanatory paragraph in its review report on our unaudited interim condensed financial statements for the six months ended March 31, 2025 and its audit report on our financial statements as of and for the fiscal year ended September 30, 2024, stating that we did not have a sufficient cash balance as of March 31, 2025, March 31, 2024, September 30, 2024 and September 30, 2023, respectively, which raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise additional capital. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all. Further, if we cannot continue as a going concern, we may be forced to discontinue operations and liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, which would cause holders of our ordinary shares and our shareholders to lose all or a part of their investment.

Material Cash Requirements

Our cash requirements consist primarily of day-to-day operating expenses, research and development expenses, capital expenditures and contractual obligations with respect to facility leases and other operating leases. We lease our headquarters, parking spaces, employee dormitories, and showrooms. We expect to make future payments on existing leases from cash generated from operations. We have limited credit available from our major vendors and are required to prepay the majority of our inventory purchases, which further constrains our cash liquidity.

We had the following contractual obligations and lease commitments as of March 31, 2025:

Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Bank loans	3,237,893	3,237,893	—	—	—
Operating lease commitment	285,369	177,823	107,546	—	—
Finance lease commitment	106,536	26,425	50,910	28,168	1,033
Loans payable – third party	632,261	632,261	—	—	—
Loans payable – financial institution	42,329	11,288	31,041	—	—
Amount due to a related party	2,029,952	2,029,952	—	—	—
Amount due to a shareholder	133,422	133,422		—	——
Refund liability	39,276	39,276	—	—	—
Total obligations	6,507,038	6,288,340	189,497	28,168	1,033

We had the following contractual obligations and lease commitments as of September 30, 2024:

Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Bank loans	3,388,204	3,388,204	—	—	—
Operating lease commitment	500,574	191,665	237,056	71,853	—
Finance lease commitment	133,061	36,367	52,963	36,188	7,543
Loans payable – third party	797,040	698,080	98,960	—	—
Loans payable – financial institution	50,199	11,812	35,436	2,951	—
Amount due to a related party	1,371,535	1,371,535	—	—	—
Amount due to a shareholder	139,616	139,616	—	—	—
Refund liability	46,571	46,571	—	—	—
Total obligations	6,426,800	5,883,850	424,415	110,992	7,543

We had the following contractual obligations and lease commitments as of September 30, 2023:

Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Bank loans	3,586,296	3,586,296	—	—	—
Operating lease commitment	170,167	150,958	19,209	—	—
Finance lease commitment	106,067	42,706	63,361	—	—
Loans payable – financial institution	59,446	11,323	33,969	14,154	—
Amount due to a shareholder	200,763	200,763	—	—	—
Refund liability	278,752	278,752	—	—	—
Total obligations	4,401,491	4,270,798	116,539	14,154	—

Between October 1, 2023 and March 31, 2024, the Company obtained a series of short-term loans in the aggregate principal amount of $1,748,691 from our Chief Executive Officer, Mr. Weicheng Hsiao. The loans were unsecured, interest-free and were due for repayment by January 31, 2024, February 29, 2024 and April 30, 2024, respectively. The Company subsequently repaid an aggregate amount of $607,330 on such loans from December 15, 2023 to March 29, 2024. Between October 1, 2024 and March 31, 2025, the Company obtained a series of short-term loans in the aggregate principal amount of $968,272 from our Chief Executive Officer, Mr. Weicheng Hsiao. The loans are unsecured, interest-free and were due for repayment by March 31, 2025 and May 31, 2025. The Company subsequently repaid an aggregate amount of $355,933 on such loans from October 1, 2024 to March 31, 2025. Between April 1, 2025 and August 31, 2025, the Company obtained a series of short-term loans in the aggregate amount of $155,657 from our Chief Executive Officer, Mr. Weicheng Hsiao. The loans were unsecured, interest-free and due to be repaid on October 31, 2025. The Company subsequently repaid an aggregate of $3,876 of such loan between April 1, 2025 and August 31, 2025. As of August 31, 2025, the remaining aggregate principal amount outstanding on such loans was $2,048,312. The Company and Mr. Weicheng Hsiao have agreed to extend the repayment dates of such outstanding loans, which were originally due on March 31, 2025 to October 31, 2025.

On January 10, 2024, the Company complied with the terms of an agreement with a customer that provided for a full or partial refund should the customer be unsatisfied with the Company’s vehicle by providing such customer a full refund in the amount of $275,452 upon return of the vehicle.

On March 28, 2024, the Company obtained a short-term unsecured loan in the principal amount of $400,267 from a third party, Car Conveni. The loan is unsecured, bears interest at the rate of 9.6% per annum and was originally due for repayment by May 31, 2024, which maturity date was extended to October 31, 2025.

On March 28, 2024, the Company obtained a short-term secured loan in the principal amount of $133,422 from a third party, Car Conveni. The loan is secured (as described below), bears interest at the rate of 9.6% per annum and was originally due for repayment by April 10, 2024, which maturity date was extended to October 31, 2025. Mr. Weicheng Hsiao pledged 80,000 of the Ordinary Shares he owns as collateral for the loan repayment.

On September 16, 2024, the Company obtained short-term unsecured loans in the aggregate principal amount of $94,569 from a third party, Zhongchai Holding (Hong Kong) Limited. The loans have an interest amount of $5,000, which was deducted upfront. The repayment is due on October 15, 2025.

On September 19, 2024, the Company obtained short-term unsecured loans in the aggregate principal amount of $115,183 from a third party, Y’S CO. LTD. The loans bore interest at the rate of 1% per annum and were due for repayment by January 31, 2025. The loans were fully repaid on December 19, 2024.

On September 27, 2024, the Company obtained short-term unsecured loans in the aggregate principal amount of $24,433 from a third party, Y’S CO. LTD. The loans bore interest at the rate of 1% per annum and were due for repayment by January 31, 2025. The loans were fully repaid on December 19, 2024.

On December 23, 2024, the Company obtained a short-term unsecured loan in the principal amount of $139,616 from a third party, Y’S CO. LTD. The loan bore interest at 1% per annum and was due to be repaid by March 7, 2025. The loan was fully repaid on March 4, 2025.

On January 13, 2025, the Company obtained a short-term unsecured loan in the principal amount of $133,422 from a related party, BH Co., Ltd. The loan is unsecured, bears interest at 1% per annum and was originally due for repayment by June 30, 2025, which maturity date was extended to October 31, 2025.

For indebtedness incurred between October 1, 2024 and August 31, 2025, $610,864 of the proceeds of such indebtedness were used to retire our outstanding indebtedness, and $747,628 of the proceeds were used for working capital purposes of the Company.

Working Capital

The following table sets forth our assets, liabilities and shareholders’ equity as of March 31, 2025 and 2024 in USD:

	As of March 31,
	2025	2024
	$ (Unaudited)	$ (Unaudited)
Cash	7,630	11,837
Working capital	(9,009,660)	(6,878,093)
Total assets	5,672,205	6,155,816
Total liabilities	11,984,942	10,454,883
Total shareholders’ deficit	(6,312,737)	(4,299,067)

As of March 31, 2025 and 2024, we had negative working capital of approximately $9.0 million and $6.9 million, respectively, total assets of approximately $5.7 million and $6.2 million, respectively, total liabilities of approximately $12.0 million and $10.5 million, respectively, and shareholders’ deficit of approximately $6.3 million and shareholders’ deficit of approximately $4.3 million, respectively.

The following table sets forth our assets, liabilities and shareholders’ equity as of September 30, 2024 and 2023 in USD:

	As of September 30,
	2024	2023
	$	$
Cash	11,837	39,473
Working capital	(6,878,093)	(792,030)
Total assets	6,155,816	8,227,661
Total liabilities	10,454,883	6,310,364
Total shareholders’ (deficit) equity	(4,299,067)	1,917,297

As of September 30, 2024 and 2023, we had negative working capital of approximately $6.9 million and $0.8 million, respectively, total assets of approximately $6.2 million and $8.2 million, respectively, total liabilities of approximately $10.5 million and $6.3 million, respectively, and shareholders’ deficit of approximately $4.3 million and shareholders’ equity of approximately $1.9 million, respectively.

To sustain our ability to support our operating activities, we may have to consider supplementing our available sources of funds through the following sources:

•        cash generated from operations;

•        other available sources of financing from Japanese banks and other financial institutions;

•        financial support from the Company’s related parties and shareholders and third parties; and

•        issuance of securities in this offering.

However, there can be no certainty that additional financing will be available on acceptable terms or at all. If management is unable to raise additional funds from the preceding available sources on acceptable terms or at all, there would likely be a material adverse effect on the Company’s business. All of these factors may raise substantial doubt about the ability of the Company to continue as a going concern. The unaudited interim condensed financial statements for the six months ended March 31, 2025 and 2024 and the audited financial statements for the years ended September 30, 2024 and 2023 have been prepared on a going concern basis and do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result from the inability of the Company to continue as a going concern.

Cash flows

The following table summarizes our cash flows for the six months ended March 31, 2025 and 2024:

	For the six months ended March 31,		Change 2025 vs 2024
	2025	2024
	$ (Unaudited)	$ (Unaudited)	$
Cash as of beginning of the period	11,837	39,473	(27,636)
Operating activities
Net loss attributable to the business	(2,168,375)	(3,917,761)	1,749,386
Non-cash adjustments	114,282	171,442	(57,160)
Changes in working capital	2,395,152	3,663,937	(1,268,785)
Other operating activities	(199,920)	(38,330)	(161,590)
Net cash generated from (used in) operating activities	141,139	(120,712)	261,851
Net cash used in investing activities	—	(367,919)	367,919
Net cash (used in) provided by financing activities	(159,351)	426,840	(586,191)
Foreign currency effect	14,005	61,863	(47,858)
Net change in cash	(4,207)	72	(4,279)
Cash as of end of the period	7,630	39,545	(31,915)

The following table summarizes our cash flows for the fiscal years ended September 30, 2024 and 2023:

	Fiscal Years ended September 30,		Change 2024 vs 2023
	2024	2023
	$	$	$
Cash as of beginning of the year	39,473	3,772	35,701
Operating activities
Net loss attributable to the business	(6,002,417)	(14,278,256)	8,275,839
Non-cash adjustments	335,963	6,415,353	(6,079,390)
Changes in working capital	5,530,457	(3,516,143)	9,046,600
Other operating activities	(22,255)	(297,395)	275,140
Net cash used in operating activities	(158,252)	(11,676,441)	11,518,189
Net cash used in investing activities	(126,705)	(623,465)	496,760
Net cash provided by financing activities	478,869	12,748,100	(12,269,231)
Foreign currency effect	(221,548)	(412,493)	190,945
Net change in cash	(27,636)	35,701	(63,337)
Cash as of end of the year	11,837	39,473	(27,636)

Cash Flow from Operating Activities

During the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, the cash inflows from our operating activities were primarily derived from the revenue generated from the sale of our electric light commercial vehicles. The cash outflows for our operating activities mainly comprised of the purchase of raw materials, research and development activities, expenditures for agent services, commissions and professional fees, staff costs and sales promotion costs and general administrative expenses.

Our net cash used in operating activities primarily reflected our net loss, as adjusted for non-operating items, such as non-cash depreciation, deferred tax credit, share-based compensation expense and effects of changes in working capital, such as a decrease in prepaid expenses and other current assets and increase or decrease in accounts payable, accruals and other current liabilities.

For the six months ended March 31, 2025, our net cash generated from operating activities increased by $0.3 million, as compared to the six months ended March 31, 2024, primarily due to the decrease in net loss as discussed in “Results of Operations” above. The cash inflow was increased by the decreases in changes in working capital by $1.3 million, mainly led by a cash inflow from the increases in amount due to a related party of $0.6 million and an increase in amount accruals and other current liabilities of $1.1 million.

For the six months ended March 31, 2024, our net cash used in operating activities decreased by $3.8 million as compared to the six months ended March 31, 2023, primarily due to a $2.0 million decrease in net loss that was mainly attributable to the reduction in share-based compensation expense as discussed in “Results of Operations” above. The cash outflow was further reduced by the increases in working capital by $3.8 million, led by a cash inflow from the increases in amount due from a related party of $3.0 million and increase in amount due to a related party of $1.5 million, offset by the cash outflow from the increase in payment of prepayments — third parties of $0.3 million for downpayments to suppliers and increase in accounts payable due to an increase in trade purchases.

For the fiscal year ended September 30, 2024, our net cash used in operating activities decreased by $11.5 million as compared to the fiscal year ended September 30, 2023, primarily due to the decrease in net loss as discussed in “Results of Operations” above. The cash outflow was further increased by the increases in changes in working capital by $9.1 million, led by a cash inflow from the increases in amount due from a related party of $3.0 million and increase in amount due to a related party of $1.4 million, offset by the cash outflow from the increase in payment of prepayments — third parties of $1.2 million for downpayments to suppliers and increase in accounts payable due to an increase in trade purchases.

For the fiscal year ended September 30, 2023, our net cash used in operating activities increased by $9.5 million as compared to the fiscal year ended September 30, 2022, primarily due to a $9.6 million increase in net loss that was mainly attributable to the Company commencing its business which resulted in increase in cash outflow for expenditures for research and development activities and operating activities and sale of our electric commercial vehicles as discussed in “Results of Operations” above. The increase in net loss is partially offset by higher non-cash adjustments of approximately $4.1 million for share-based compensation expense, deferred tax expense, loss on disposal of property, plant and equipment, provision for warranty liabilities and depreciation. The cash outflow was further increased due to the cash outflow in working capital by $4.0 million, mainly led by short-term loans of $3.0 million from the Company to the Chief Executive Officer, Mr. Weicheng Hsiao, payment of deferred financing costs for the initial public offering expense of $0.3 million and an increase in prepayments to third parties for downpayments to suppliers, prepaid outsourcing agency services, advertisement agency and exhibition, office and store rental and car leasing fee and prototype and system design and development fee totaling of $0.7 million. The abovementioned short-term loans of $3.0 million from the Company to the Chief Executive Officer, Mr. Weicheng Hsiao, have been fully repaid by Mr. Weicheng Hsiao to the Company as of November 2, 2023.

Cash Flow from Investing Activities

Our cash flows used in investing activities primarily consisted of purchase of building, machinery and equipment, and vehicles.

For the six months ended March 31, 2025, our net cash used in investing activities was nil.

For the six months ended March 31, 2024, our net cash used in investing activities was approximately $0.4 million, primarily attributable to the purchase of property, plant and equipment.

For the fiscal year ended September 30, 2024, our net cash used in investing activities was approximately $0.1 million, primarily attributable to the purchase of property, plant and equipment.

For the fiscal year ended September 30, 2023, our net cash used in investing activities was approximately $0.6 million, primarily attributable to the purchase of property, plant and equipment.

Cash Flow from Financing Activities

Our cash flows from financing activities primarily consists of proceeds from issuance of shares and share capital offset against the repayment of borrowings and lease liabilities.

For the six months ended March 31, 2025 and 2024, there was a decrease in cash provided by financing activities of approximately $0.6 million, which was mainly due to a reduction in borrowings from third parties and related parties compared to the six months ended March 31, 2024.

For the fiscal year ended September 30, 2024, our Company recorded net cash generated from financing activities of approximately $0.5 million, which was mainly attributable to the increase in proceeds from loans payable — third party of $0.8 million.

For the fiscal year ended September 30, 2023, our Company recorded net cash generated from financing activities of approximately $12.8 million, which was mainly attributable to the (i) proceeds from a bank loan of approximately $3.6 million, (ii) proceeds from issuance of Ordinary Shares in the aggregate amount of approximately $9.8 million, which is partly offset by the repayment of loans payable — third party of approximately $0.8 million.

Accounts receivable, net

Our accounts receivable, net, decreased from $2,936 to nil as of March 31, 2024 and 2025, respectively. The decrease was because we collected all accounts receivable during the six months ended March 31, 2025.

Our accounts receivable, net, decreased from $258 to nil as of September 30, 2023 and 2024, respectively. The decrease was primarily because the account receivable was repaid by the third party.

	As of March 31,		As of September 30,
	2025	2024	2024	2023
	$	$	$	$
Account receivable	—	2,936	—	258
Less: allowance for expected credit losses accounts	—	—	—	—
Accounts receivable, net	—	2,936	—	258

The following table sets forth the aging analysis of our accounts receivable, net, based on the invoice date as of the dates mentioned below:

	As of March 31,		As of September 30,
	2025	2024	2024	2023
	$	$	$	$
Within 30 days	—	2,682	—	258
Between 31 and 60 days	—	254	—	—
Accounts receivable, net	—	2,936	—	258

We have a policy for determining the allowance for expected credit loss based on the evaluation of collectability and aging analysis of accounts receivable, net, and on management’s judgment, including the change in credit quality, the past collection history of each customer and the current market condition.

The Company generally conducts its business with creditworthy third parties. The Company determines, on a continuing basis, the probable losses and an allowance for expected credit loss, based on several factors, including internal risk ratings, customer credit quality, payment history, historical bad debt/write-off experience and forecasted economic and market conditions. Accounts receivable, net, are written off after exhaustive collection efforts occur and the receivable is deemed uncollectible. In addition, receivable balances, net, are monitored on an ongoing basis and exposure to bad debts is not significant.

During the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, the Company made nil allowance for doubtful accounts for accounts receivable.

The following table sets forth our average accounts receivable turnover days for the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023:

	As of March 31,		As of September 30,
	2025	2024	2024	2023
Average accounts receivable turnover days(1)	—	0.8	—	0.07

____________

(1)      Average accounts receivable turnover days is calculated as the ending of accounts receivable balance for the respective year divided by revenue for the respective year and multiplied by the number of days in the respective year.

Our average accounts receivable turnover days were approximately 0 days, 0.8 days, 0 days and 0.07 days for the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, respectively. The credit term offered to our major customers is 30 days. The decrease in average accounts receivable turnover days for the six months ended March 31, 2025 and the fiscal years ended September 30, 2024 and 2023 is primarily due to measures implemented to strengthen our credit control and follow up on collections regularly.

Accounts receivable, net, were closely monitored and reviewed on a regular basis to identify any potential non-payment or delay in payment. We conducted an individual review on each of the customers to determine the impairment based on several factors including historical payment pattern and market available data such as available press information about the customer and past due status.

Inventories, net

Our inventories, net primarily consist of raw materials, works-in-progress and finished goods as of March 31, 2025 and 2024 and September 30, 2024 and 2023.

	As of March 31,		As of September 30,
	2025	2024	2024	2023
	$	$	$	$
Raw materials	125,378	169,315	156,983	164,122
Work-in-progress	332,513	1,767,199	1,086,410	1,475,998
Finished goods	1,215,926	29,732	157,024	298,544
Subtotal	1,673,817	1,966,246	1,400,417	1,938,664
Less: inventory valuation allowance	(608,917)	(723,316)	(265,176	(336,105)
Inventories, net	1,064,900	1,242,930	1,135,241	1,602,559

Inventories are stated at the lower cost or net realizable value. Cost is computed using standard cost for vehicles, which approximates actual cost on a specific identification method basis. We also review our inventories to determine whether the carrying value exceeds the net amount realizable upon the ultimate sale of the inventories. This requires us to determine the estimated selling price of our vehicles less the estimated cost to convert the inventories on-hand into a finished product. During the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, the Company recognized the impairment loss in inventories of $0.03 million, $0.7 million, $0.3 million and $0.2 million, respectively, due to the write-down of inventory to its net realizable value. The impairment loss is included in cost of sales.

The decrease in inventories, net of approximately $0.2 million and $0.5 million from March 31, 2024 to March 31, 2025 and from September 30, 2023 to September 30, 2024, respectively, was primarily the result of the sales of our products.

Prepayments

Prepayments mainly represent advance payment to the supplier for the purchase of electric vehicles and parts, plant construction and prepaid expenses for the agency fees and advertisement placement fee, rental of showroom, offices and dormitory. The following table sets forth the breakdown of the prepayment as of the dates indicated:

	As of March 31,		As of September 30,
	2025	2024	2024	2023
	$	$	$	$
Downpayment to supplier for the purchase of electric vehicles	801,041	892,314	838,228	147,998
Downpayment to supplier for the purchase of parts	166,779	165,324	174,522	—
Prepaid construction expense	233,489	231,451	244,328	—
Prepaid outsourcing agency services fee	—	231,351	—	200,762
Prepaid advertisement agency fee and exhibition	—	55,769	126	160,279
Prepaid office and store rental and car leasing	4,943	6,295	316,983	34,791
Prepaid prototype and system design and development fee	—	—	—	136,920
Output tax	88,078	141,125	251,012	—
Prepaid equipment expense	300,842	—	—	—
Others	14,457	6,708	14,537	12,738
Prepayments	1,609,629	1,730,337	1,839,736	693,488

Our total prepayments decreased from approximately $1.7 million as of March 31, 2024 to $1.6 million as of March 31, 2025, primarily due to the decrease in prepaid outsourcing agency services fees. Our total prepayments increased from approximately $0.7 million as of September 30, 2023 to $1.8 million as of September 30, 2024, primarily attributable to advance payments to suppliers for the purchase of electric vehicles, office and store rental and car leasing and construction expense.

Amount due from a related party

The Chief Executive Officer, Mr. Weicheng Hsiao, obtained a series of short-term loans from the Company. The terms were negotiated based on mutual agreement and were non-trade, unsecured, bore interest at 3.5% per annum, and were repayable by November 30, 2023. Such loans have been fully repaid by Mr. Weicheng Hsiao to the Company as of November 2, 2023. There were no such borrowings transacted from October 1, 2024 to March 31, 2025 and for the fiscal year ended September 30, 2024.

	As of March 31,		As of September 30,
	2025	2024	2024	2023
	$	$	$	$
Amount due from a related party
Mr. Weicheng Hsiao	—	—	—	2,969,777

Long-term deposits

	As of March 31,		As of September 30,
	2025	2024	2024	2023
	$	$	$	$
Security deposit	35,227	49,554	31,727	29,962

The Company leases its headquarters, parking spaces, employee dormitories, and showrooms in Tokyo.

Our long-term deposits decreased from $0.05 million as of March 31, 2024 to $0.04 million as of March 31, 2025, primarily attributable to short-term leases for certain showrooms in Tokyo.

Our long-term deposits increased slightly from $29,962 as of September 30, 2023 to $31,727 as of September 30, 2024, primarily attributable to non-renewal of short-term leases for certain showrooms in Tokyo.

Cost method investment

The Company holds an investment of 10% interest of equity security in a privately held company operating in the transportation business in the logistics industry and in which the Company does not have a controlling interest or significant influence. The investment is recorded at cost of $3,338 and $3,490 as of March 31, 2025 and September 30, 2024, respectively. The impairment of the investment is nil and nil as of March 31, 2025 and September 30, 2024.

Accounts payables, accruals, and other current liabilities

Accounts payable

The general credit terms from our major suppliers are 30 to 90 days. Our accounts payable increased from approximately $0.9 million as of March 31, 2024 to approximately $2.1 million as of March 31, 2025, which was primarily due to the extended payment term. Our accounts payable increased from approximately $0.7 million as of September 30, 2023 to approximately $1.8 million as of September 30, 2024, which was primarily because our client extended our payment term.

The following table sets forth the ageing analysis of our accounts payable based on the invoice date as of the dates mentioned below:

	As of March 31,		As of September 30,
	2025	2024	2024	2023
	$	$	$	$
Within 30 days	6,992	22,055	55,666	39,142
Between 31 and 60 days	344,965	9,084	37,151	45,351
Between 61 and 90 days	4,803	2,501	608,947	1,173
More than 90 days	1,697,001	832,415	1,052,746	649,999
Total	2,053,761	866,055	1,754,510	735,665

Our average accounts payable turnover days was more than 90 days during the six months ended March 31, 2025, which is out of the current credit term, but we received exemptions from penalties from our suppliers. Our average accounts payable days remained relatively within the prescribed credit terms and amounted to approximately 90 days and 90 days as of March 31, 2024 and 2023 and September 30, 2024 and 2023, respectively.

We did not have any material defaults in payment of accounts payable during the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023.

Accruals and other current liabilities

	As of March 31,		As of September 30,
	2025	2024	2024	2023
	$	$	$	$
Accrued professional fee	1,284,356	222,736	712,196	211,437
Accrued prototype and application development fee	164,804	166,695	162,721	425,034
Accrued compensation and employee benefits	589,708	175,789	325,668	127,731
Accrued advertising, exhibition and promotional expenses	361,415	346,895	369,485	70,463
Accrued non-income taxes	113,803	34,238	78,822	70,274
Accrued vehicle transportation and pre-delivery inspection fees	6,798	88,647	34,712	35,974
Accrued interest expenses	557,534	41,490	251,086	13,593
Accrued rent expense	7,065	—	56,286	—
Others	154,054	86,394	103,775	55,585
Accruals and other current liabilities	3,239,537	1,162,884	2,094,751	1,010,091

Our accruals increased from approximately $1.2 million as of March 31, 2024 to approximately $3.2 million as of March 31, 2025, primarily attributable to the increase in compensation and employee benefits, professional fees and accrued interest expenses.

Our accruals increased from approximately $1.0 million as of September 30, 2023 to approximately $2.1 million as of September 30, 2024, primarily attributable to the increase in compensation and employee benefits, professional fees, advertising, exhibition and promotional expenses and interest expenses.

We did not have any material defaults in payment of accruals and other current liabilities during the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023.

Contract liabilities

	As of March 31, 2025	As of March 31, 2024	As of September 30, 2024	As of September 30, 2023
	$ (unaudited)	$ (unaudited)	$	$
Beginning balance	32,810	36,137	36,137	35,243
Deposits received from customers	43,439	21,445	751,737	305,489
Amounts recognized to revenue	(41,745)	(26,169)	(765,000)	(312,181)
Less: refund to customers	—	—	—	(8,292)
Foreign currency translation adjustment	(2,149)	(332)	9,936	15,878
Ending balance	32,355	31,081	32,810	36,137

Contract liabilities primarily relate to the advance consideration received from customers prior to transferring the products to the customer or other conditions under terms of a sales contract. As of March 31, 2025 and September 30, 2024, our Company’s contract liabilities amounted to $32,355 and $32,810, respectively, primarily attributable to a decrease in deposits received from customers.

Refund liability-current

As of March 31, 2025 and September 30, 2024, the Company has a refund liability-current of $39,276 and $46,571, respectively, which represents the amount of consideration that the Company was not entitled to as a result of sales returned by a customer. The balance as of March 31, 2025 bears an interest rate of 14.6% starting from August 30, 2024. The liability will be refunded to such customer upon the closing date of this offering. The balance as of September 30, 2023 was interest-free and was offset against the sales proceeds of the vehicles sold by the Company to customers on June 24, 2024.

Loans payable — third party

	As of March 31,		As of September 30,
	2025	2024	2024	2023
	$	$	$	$
Loans payable – third party	632,261	529,030	797,040	—
Loans payable	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
						As of March 31, 2025	As of March 31, 2024	As of September 30, 2024
						$ (unaudited)	$	$
Car Conveni Club Co., Ltd.(1)	JPY	March – May 2024	9.60%	NIL	NIL	400,267	396,772	418,848
Car Conveni Club Co., Ltd.(2)	JPY	March – April 2024	9.60%	NIL	YES	133,422	132,258	139,616
Zhongchai Holding (Hong Kong) Limited(3)	JPY	September 2024 – October 2025	5%	NIL	NIL	94,569	—	98,960
Y’S CO. LTD(4)	JPY	September 2024 – January 2025	1%	NIL	NIL	—	—	115,183
Y’S CO. LTD(5)	JPY	September 2024 – January 2025	1%	NIL	NIL	—	—	24,433
MK Motor(6)	JPY	October 2024 – October 2025	0%	NIL	NIL	4,003	—	—
						632,261	529,030	797,040

____________

(1)      On March 28, 2024, the Company obtained a short-term unsecured loan in the principal amount of $400,267 from a third party, Car Conveni. The loan is unsecured, bears interest at the rate of 9.6% per annum and was originally due for repayment by May 31, 2024. The Company and Car Conveni have extended the due date for repayment to October 31, 2025.

(2)      On March 28, 2024, the Company obtained a short-term secured loan in principal amount of $133,422 from a third party, Car Conveni. The loan is secured, bears interest at the rate of 9.6% per annum and was originally due for repayment by April 10, 2024. Mr. Weicheng Hsiao pledged 80,000 of the Ordinary Shares he owns as collateral for the loan repayment. The Company and Car Conveni have extended the due date for repayment to October 31, 2025.

(3)      On September 16, 2024, the Company obtained short-term unsecured loans in the aggregate principal amount of $94,569 from a third party, Zhongchai Holding (Hong Kong) Limited. The loans have an interest amount of $5,000, which was deducted upfront. The repayment is due on October 15, 2025.

(4)      On September 19, 2024, the Company obtained short-term unsecured loans in the aggregate principal amount of $115,183 from a third party, Y’S CO. LTD. The loans bore interest at the rate of 1% per annum and were due for repayment by January 31, 2025. The loans were fully repaid on December 19, 2024.

(5)      On September 27, 2024, the Company obtained short-term unsecured loans in the aggregate principal amount of $24,433 from a third party, Y’S CO. LTD. The loans bore interest at the rate of 1% per annum and were due for repayment by January 31, 2025. The loans were fully repaid on December 19, 2024.

(6)      On October 10, 2024, the Company obtained short-term unsecured loans in the aggregate principal amount of $4,003 from a third party, MK Motor. The loan is unsecured, interest-free and due to be repaid on October 31, 2025.

Bank indebtedness

The bank loans as of March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023 are set out below:

	As of March 31, 2025	As of March 31, 2024	As of September 30, 2024	As of September 30, 2023
	$ (Unaudited)	$ (Unaudited)	$	$
Bank loan – current	3,237,893	3,543,842	3,388,204	3,586,296

Schedule of bank loans

	Carrying amount	Within 1 year	2026	2027	2028	2029	Thereafter
	$	$	$	$	$	$	$
Shoko Chukin Bank	3,237,893	3,237,893	—	—	—	—	—
March 31, 2025	3,237,893	3,237,893	—	—	—	—	—
	Carrying amount	Within 1 year	2025	2026	2027	2028	Thereafter
Shoko Chukin Bank	3,388,204	3,388,204	—	—	—	—	—
September 30, 2024	3,388,204	3,388,204	—	—	—	—	—

Schedule of bank loans

Bank loan	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
Shoko Chukin Bank	JPY	May 2023 – October 2023	3.50%	NIL	YES	3,237,893
March 31, 2025						3,237,893
Bank loan	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
Shoko Chukin Bank	JPY	May 2023 – October 2023	3.50%	NIL	NIL	3,388,204
September 30, 2024						3,388,204

As of March 31, 2025, the Company had a remaining outstanding loan principal balance of $3,237,893, which is payable upon the consummation of this offering. On June 5, 2024, our Chief Executive Officer, Mr. Weicheng Hsiao, signed a letter of guarantee to Shoko Chukin Bank. Pursuant to such guarantee, Mr. Weicheng Hsiao provided a personal guarantee to be jointly and severally liable, with the Company, for $3,237,893 of the outstanding debt owed by the Company to Shoko Chukin Bank. The Company and Shoko Chukin Bank agreed to extend the repayment date of the foregoing loan from October 31, 2023 to the date of consummation of this offering. As of August 31, 2025, the Company had a remaining outstanding loan principal balance of $3,237,893, which is payable upon the consummation of this offering.

As of September 30, 2024, our bank indebtedness with Shoko Chukin Bank equaled an aggregate of $3.4 million, denominated in JPY with an interest rate of 3.5%. $3.4 million of such indebtedness constitutes current liability and $nil constitutes non-current liability. The Company and Shoko Chukin Bank agreed to extend the repayment date of the loan from October 31, 2023 to the date of consummation of this offering.

As of September 30, 2023, our bank indebtedness with Shoko Chukin Bank was increased to $3.6 million, due to additional new loan facilities provided by such lender, denominated in JPY with an interest rate of 3.5%. $3.6 million of such bank indebtedness constituted current liability and $nil constituted non-current liability. The Company and Shoko Chukin Bank agreed to extend the repayment date of the loan from October 31, 2023 to the date of consummation of this offering.

Loans payable — Financial Institution

As of March 31, 2025 and September 30, 2024, we have had a long-term loan from Japan Finance Corporation, a financial institution established under the Japan Finance Corporation Act under the management of Ministry of Finance, outstanding in an aggregate principal amount of $42,329 and $50,199, respectively, denominated in JPY, which bears interest at a rate of 1.66%. As of March 31, 2025 and September 30, 2024, $11,288 and $11,812 of our long-term loan constitutes the current portion, respectively, and $31,041 and $38,387 constitutes the non-current portion, respectively.

Amount due to a shareholder

As of March 31, 2025 and September 30, 2024, we had an amount due to our shareholder, Mr. Kimoto Yasuya, in the principal amount of $133,422 and $139,616, respectively, denominated in JPY, which were non-trade, unsecured and bore interest at a rate of 5% per annum. On July 31, 2025, the Company and Mr. Kimoto Yasuya agreed to extend the repayment due date for the outstanding principal loan amount of $133,422 to October 31, 2025. As of March 31, 2025, no interest had accrued, and the Company had not repaid any portion of the loan.

Warranty liabilities

	As of March 31,		As of September 30,
	2025	2024	2024	2023
	$	$	$	$
Warranty liabilities
Current portion	77,826	36,759	47,192	20,392
Non-current portion	9,524	35,707	29,574	40,783
Total	87,350	72,466	76,766	61,175

The warranty liabilities during the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023 mainly represented the provision for warranty for our electric light commercial vehicles sold, which usually covers a 24-month period from the date on which the electric light commercial vehicles are delivered and accepted by the customers. The warrant liability is based on estimates made from a third party’s simulated warranty data associated with repairs estimated for defects identified during the pre-delivery inspection process. The Company will re-evaluate the provision for warranty liabilities based on the estimates made timely to match with the actual claims and expects to make use of the accrued liability over the next operating period.

While we may have certain contractual remedies against and recourse to Cenntro if our electric light commercial vehicles contain errors or defects and seek compensation from Cenntro for our damage and loss resulting from warranty, indemnity, or product liability claims against us, such remedies, recourse or compensation may not be sufficient in scope, may not be effectively enforced, and significant costs may incur in enforcing them. See “Business — Manufacturing.”

Deferred tax assets, net

As of March 31, 2025 and 2024 and September 30, 2024 and 2023, the Company had net operating loss carryforwards of approximately $18 million, $16 million, $16 million and $9.0 million, respectively. As of March 31, 2025 and 2024 and September 30, 2024 and 2023, deferred tax assets, net from the net operating loss carryforwards amounted to nil, nil, nil and nil, respectively.

	As of March 31,		As of September 30,
	2025	2024	2024	2023
	$	$	$	$
Deferred tax assets, net	—	—	—	—
Total deferred tax assets, net	—	—	—	—
	As of March 31,		As of September 30,
	2025	2024	2024	2023
	$	$	$	$
Deferred tax assets	5,533,317	2,717,233	1,906,355	2,957,605
Less: Valuation allowance	(5,533,317)	(2,717,233)	(1,906,355)	(2,957,605)
Total deferred tax assets, net of valuation allowance	—	—	—	—

As of March 31, 2025 and 2024 and September 30, 2024 and 2023, the Company has recognized a valuation allowance of approximately $5.5 million, $2.7 million, $1.9 million and 3.0 million as it has assessed that it is not probable that the taxable profit will be available against which the unused tax losses or unused tax credits can be utilized, and, therefore, the deferred tax assets will not be realized in the foreseeable future.

Equity

The Company has performed a series of issuances of Ordinary Shares resulting in 38,074,888 Ordinary Shares issued and outstanding as of March 31, 2025. The Company only has one single class of Ordinary Shares that is accounted for as permanent equity.

On July 20, 2023, the Company’s board of directors approved a share split of the Company’s outstanding Ordinary Shares and Series A convertible preferred shares at a ratio of 1:2, which was based on a record date of August 31, 2023 and became effective on September 1, 2023, resulting in 38,074,888 Ordinary Shares being issued and outstanding and 2,857,142 Series A convertible preferred shares being issued after the share split. The Company believes it is appropriate to reflect the above transactions on a retroactive basis similar to a share split or dividend pursuant to ASC 260. All references made to share or per share amounts in the accompanying financial statements and applicable disclosures have been retroactively adjusted to reflect the 1:2 share split.

Pursuant to the Company’s articles of incorporation, on August 31, 2023, Autobacs Seven requested the Company to convert its 2,857,142 Series A convertible preferred shares on August 31, 2023. On August 31, 2023, the Company issued 2,857,142 Ordinary Shares to Autobacs Seven, and in exchange, the Company acquired the 2,857,142 Series A convertible preferred shares, which were canceled by the Company on October 20, 2023.

Commitments

Capital commitments

As of March 31, 2025 and 2024 and September 30, 2024 and 2023, we did not have any capital commitments.

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of March 31, 2025 and through the date of this prospectus.

Capital Expenditures

Historical capital expenditures

For the six months ended March 31, 2025 and 2024, our capital expenditures in relation to property, plant and equipment were approximately nil and $0.4 million, respectively. Our capital expenditures during the six months ended March 31, 2025 and 2024 mainly related to office and showroom expansion, due to business scale expansion and replacement of obsolete equipment. We principally funded our capital expenditures through loans from related parties, shareholder and third parties during the six months ended March 31, 2025 and 2024 and through cash flows from the issuance of shares during the six months ended March 31, 2024.

Our capital expenditures during the fiscal years ended September 30, 2024 and 2023 mainly related to office and showroom expansion, due to business scale expansion and replacement of obsolete equipment. For the fiscal years ended September 30, 2024 and 2023, our capital expenditures in relation to property, plant and equipment were approximately $0.1 million and $0.6 million, respectively. We principally funded our capital expenditures through loans from a related party, shareholder and third parties during the fiscal years ended September 30, 2024 and 2023 and through cash flows from the issuance of shares during the fiscal years ended September 30, 2024 and 2023.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While our significant accounting policies are more fully described in Note 3 to the financial statements included elsewhere in this prospectus, we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act. As a result of our election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Use of Estimates and Assumptions

The preparation of unaudited interim condensed financial statements in conformity with accounting principles generally accepted in the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited interim condensed financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates relate to useful lives for property, plant and equipment, assumptions used in assessing right of use assets, allowance for expected credit loss accounts and revenue recognition, inventories valuation, impairment of long-lived assets, property, plant and equipment, provision of warranty liabilities, valuation allowance for deferred tax asset and uncertain tax position. Actual results could vary from the estimates and assumptions that were used.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our financial statements:

Revenue Recognition

We recognized our revenue under Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC606). We recognize revenue to depict the transfer of our electric light commercial vehicles (that is, an asset) to customers in an amount that reflects the consideration to which we expect to receive in exchange for those electric light commercial vehicles. An asset is transferred when the customer obtains control of that asset. It also requires us to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of the electric light commercial vehicle transfers to a customer.

To achieve that core principle, we apply the five steps defined under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

We account for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration to collect is substantially probable. The Company is a principal and records revenue on a gross basis when the Company is primarily responsible for fulfilling the delivery of goods, has discretion in establishing pricing, and controls the promised good before transferring those goods to customers.

In accordance with ASC 340-40, which requires the capitalization of all incremental costs from obtaining and fulfilling a contract with a customer if such costs are expected to be recovered with the period of more than one year, we capitalize certain contract acquisition costs consisting primarily of consulting fees, and expect such consulting fees as a result of obtaining customer contracts to be recoverable. For contracts with the realization period of less than one year, the guidance provides a practical expedient that permits an entity to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less.

We currently generate revenue from the following main sources:

(a)     Revenue from goods sold

We recognize revenue for our electric light commercial vehicles sold upon delivery to the customer, which is when we have satisfied a performance obligation by transferring control of a vehicle to the customer. The amount of revenue recognized is the amount of the transaction price allocated to the satisfied performance obligation, which is the amount of the consideration in the contract to which our Company expects to be entitled in exchange for transferring the promised goods or services. Payments are typically received at the point control transfers or in accordance with payment terms customary to the business.

The transaction price is allocated to each performance obligation (the “PO”) in the contract on the basis of the relative stand-alone selling prices of the promised goods. The individual standalone selling price of a good that has not previously been sold on a stand-alone basis, or has a highly variable selling price, is determined based on the residual portion of the transaction price after allocating the transaction price to goods with observable stand-alone selling price. A discount or variable consideration is allocated to one or more, but not all, of the performance obligations if it relates specifically to those performance obligations.

Transaction price is the amount of consideration in the contract to which the Company expects to be entitled in exchange for transferring the promised goods. The transaction price may be fixed or variable and is adjusted for time value of money if the contract includes a significant financing component. Consideration payable to a customer is deducted from the transaction price if the Company does not receive a separate identifiable benefit from the customer. When consideration is variable, if applicable, the estimated amount is included in the transaction price to the extent that it is highly probable that a significant reversal of the cumulative revenue will not occur when the uncertainty associated with the variable consideration is resolved.

Revenue may be recognized at a point in time or over time following the timing of satisfaction of the PO. If a PO is satisfied over time, revenue is recognized based on the percentage of completion reflecting the progress towards complete satisfaction of that PO. Typically, POs for products where the process is described as below, the PO is satisfied at point in time.

For the sales of our electric light commercial vehicles, the Company typically receives purchase orders from its customers which will set forth the terms and conditions including the transaction price, products to be delivered, terms of delivery, and terms of payment. The terms serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is the delivery of the electric light commercial vehicles to the customer at their location at which point title to that asset passes to the customer.

The Company has entered into agreements with certain customers that allow full or partial refunds if we are unable to ultimately meet requirements regarding quality set forth in the agreement. For these agreements, our management estimates an expected liability for potential refunds. Our management develops this estimate based on actual historical refund data and the probability of product defects. Refund liabilities are settled in cash with customers. The actual amount of customer returns, which is inherently uncertain, may differ from the Company’s estimates. If the Company determines that actual or expected returns or allowances are significantly higher or lower than the reserves it established, it will record a reduction or increase, as appropriate, to net sales in the period in which it makes such a determination. Provisions for customer-specific discounts are based on contractual obligations with certain customers. The Company records, on a gross basis, a refund liability and an asset, which represents the right to receive goods (inventory) back from the customer for recovery, in the balance sheets. The refund liability is remeasured at the balance sheet date to reflect changes in the estimate of returns, with a corresponding adjustment to revenue. The asset is initially measured at the carrying amount of the goods at the time of sale, less any expected costs to recover the goods and any expected reduction in value.

Property, plant and equipment, net

Property, plant and equipment, net, is tested for impairment whenever there is any objective evidence or indication that these assets may be impaired.

The recoverable amounts of property, plant and equipment, net, have been determined based on higher of the fair value less costs to sell or value-in use calculations. If the carrying amounts exceed the recoverable amounts, an impairment is recognized to profit or loss for the differences.

Property, plant and equipment, net, are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis or declining balance method over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

SCHEDULE OF ESTIMATED USEFUL LIVES

Category	Estimated useful lives
Buildings	15 – 20 years
Leasehold improvements	Shorter of the estimated useful life or remaining lease term
Machinery and equipment	2 – 9 years
Motor vehicle	2 – 6 years

Expenditure for repair and maintenance costs, which do not materially extend the useful lives of the assets, are charged to expenses as incurred, whereas the expenditure for major renewals and betterment that substantially extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the statements of operations and comprehensive loss.

Cost method investment

The Company accounts for investment with less than 20% of the voting shares and does not have the ability to exercise significant influence over operating and financial policies of the investee using the cost method. The Company records cost method investment at the historical cost in its financial statements and subsequently records any dividends received from the net accumulated earrings of the investee as income. Dividends received in excess of earnings are considered a return of investment and are recorded as reduction in the cost of the investment.

Cost method investment are evaluated for impairment when facts or circumstances indicate that the fair value of the long-term investment is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary.

These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near term prospects of the investment; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. No event had occurred and indicated that other-than-temporary impairment existed and therefore the Company did not record any impairment charges for its investment for the six months ended March 31, 2025 and 2024 or the fiscal years ended September 30, 2024 and 2023.

Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairment of long-lived assets was recognized for the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, respectively.

Once an impairment is determined, the actual impairment recognized is the difference between the carrying amount and the fair value as estimated using one of the following approaches: income, cost and/or market. Assets which are to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

The carrying amount of a long-lived asset or asset group is considered impaired when the anticipated undiscounted cash flows from such asset or asset group are less than its carrying amount. In that event, a loss is recorded in “Impairment of long-lived assets” on our Statements of Operations and Comprehensive Income (Loss) based on the amount by which the carrying amount exceeds the fair value of the long-lived asset or asset group. Fair value, using the income approach, is determined primarily using a discounted cash flow model that uses the estimated cash flows associated with the asset or asset group under review, discounted at a rate commensurate with the risk involved. Fair value, utilizing the cost approach, is determined based on the replacement cost of the asset reduced for, among other things, depreciation and obsolescence. Fair value, utilizing the market approach, benchmarks the fair value against the carrying amount.

Inventories, net

Inventories are stated at the lower of cost or net realizable value. Cost is computed using specific identification method, and includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. We record inventories write-downs for excess or obsolete inventories based upon assumptions about current and future demand forecasts. If our inventories on-hand is in excess of our future demand forecast, the excess amounts are written-off.

We also review our inventories to determine whether their carrying value exceeds the net amount realizable upon the ultimate sale of the inventories. This requires us to determine the estimated selling price of our vehicles less the estimated cost to convert the inventories on-hand into a finished product. Once inventories are written-down, a new, lower cost basis for that inventories are established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Should our estimates of future selling prices or production costs change, additional and potentially material write-downs may be required. A small change in our estimates may result in a material charge to our reported financial results.

Warranty liabilities

The estimated costs related to product warranties are accrued at the time products are sold and are charged to cost of revenue in the financial statement. These estimates are established using historical information on the nature, frequency and average cost of claims of each vehicle line or each model year of the vehicle line and assumptions about future activity and events. Revisions are made when necessary and are based on changes in these factors.

The warranty liabilities during the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023 mainly represented the provision for warranty liabilities for electric light commercial vehicle products sold, which usually covers a 24-month period from the date on which the electric light commercial vehicle products are delivered and accepted by the customers.

Income taxes

We are subject to enterprise income tax on our taxable income as determined under Japan tax laws. Significant judgment is required in determining our provision for income taxes and our deferred tax assets, net. We make these estimates and judgments about our future taxable income that are based on assumptions that are consistent with our future plans. Tax laws, regulations and administrative practices may be subject to change due to economic or political conditions including fundamental changes to the tax laws applicable to corporate multinationals. As of March 31, 2025, March 31, 2024, September 30, 2024 and September 30, 2023, the Company had net operating loss carryforwards of $17.8 million, $8.9 million, $15.9 million and $8.9 million, respectively. As of March 31, 2025, March 31, 2024, September 30, 2024 and September 30, 2023, deferred tax assets, net from the net operating loss carryforwards amounted to $nil, $nil, $nil and $nil, respectively. Should the actual amounts differ from our estimates, the amount of our deferred tax asset, net, could be materially impacted.

The Company accounts for income taxes under ASC 740. Deferred tax assets are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets, net, are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets, net, of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets, net, to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its statements of operations and comprehensive loss for the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, respectively.

Valuation of Deferred Tax Assets

As of March 31, 2025 and March 31, 2024, the Company has not recognized the deferred tax assets for the operating tax losses for the six months ended March 31, 2025 and 2024, as it has assessed that it is considered more likely than not that the tax benefits are not expected to be realized in subsequent fiscal years. As of September 30, 2024, the Company has not recognized the deferred tax assets for the operating tax losses for the fiscal year ended September 30, 2024, as it has assessed that it is considered more likely than not that the tax benefits are not expected to be realized in subsequent fiscal years. As of September 30, 2023, the Company recognized a valuation allowance of approximately $3.0 million to reduce the Company’s deferred tax assets as it has assessed that it is considered more likely than not that the tax benefits are not expected to be realized in subsequent fiscal years. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made.

Share-Based Compensation

We use the fair value method of accounting for our stock options granted to various officers, directors, employees, and consultants to measure the cost of their services received in exchange for the share-based awards. The fair value of stock option awards with only service and/or performance conditions is estimated on the grant or offering date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires inputs such as the risk-free interest rate, expected term and expected volatility. These inputs are subjective and generally require significant judgment. The fair value of share-based awards is measured on the grant date based on the closing fair market value of our Ordinary Shares. The resulting cost is recognized over the period during which an employee is required to provide service in exchange for the awards, usually the vesting period, which is generally two years for stock options. Share-based compensation expense is recognized on a straight-line basis, net of actual forfeitures in the period.

As we accumulate additional employee share-based awards data over time and as we incorporate market data related to our Ordinary Shares, we may calculate significantly different volatilities and expected lives, which could materially impact the valuation of our share-based awards and the share-based compensation expense that we will recognize in future periods. Share-based compensation expense is recorded in the statements of operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash on hand, the Company’s demand deposit placed with financial institutions and other receivables. Bank and cash balances are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. As of March 31, 2025 and September 30, 2024, cash balances of $7,630 and $11,837 were on deposit at financial institutions in Japan and the United States, respectively, which were insured by the Deposit Insurance Corporation of Japan subject to certain limitations. The Company has not experienced any losses in such accounts. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

Impact of Inflation

The types of inflationary pressures that affected the Company were primarily related to research and development costs, staff salaries and costs of revenue. Inflation in Japan has not materially affected our profitability and operating results. However, we can provide no assurance that we will be unaffected by higher inflation rates in Japan or globally in the future.

Seasonality

We have not observed any significant seasonal trends. Our directors believe that there is no apparent seasonality factor affecting the industry that our Company is operating in.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our profitability, liquidity, or capital resources, or that would cause reported financial information not necessarily indicative of future operating results or financial condition.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings and long-term loan from financial Institution. The Company manages interest rate risk by varying the issuance and maturity dates of variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of March 31, 2025, March 31, 2024, September 30, 2024 and September 30, 2023, the bank loans and long-term loan were at fixed interest rates. The Company assessed that a hypothetical 10% decrease in exchange rates during 2025 would not have a material impact in interest expenses.

Credit Risk

Credit risk is the potential financial loss to the Company resulting from the failure of a customer or a counterparty to settle its financial and contractual obligations to the Company, as and when they fall due. As the Company does not hold any collateral, the maximum exposure to credit risk is the carrying amounts of other receivables (excluding prepayments), financial instrument and cash presented on the statements of financial position. The Company has no other financial assets which carry significant exposure to credit risk.

Liquidity Risk

We are also exposed to liquidity risk, which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Foreign Exchange Risk

The Company cannot guarantee that the current exchange rate will remain steady; therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods, and because of the fluctuating exchange rate, Company could actually post higher or lower profit, depending on the exchange rate of JPY converted to US$ on the balance sheet date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

We considered the historical trends in foreign currency exchange rates and determined that it is reasonably possible that adverse changes in foreign currency exchange rates of 10% for all currencies could be experienced in the near-term. These changes were applied to our total monetary assets and liabilities denominated in currencies other than our local currencies at the balance sheet date to compute the impact these changes would have had on our net income before income taxes. However, the Company assessed that a hypothetical 10% decrease in exchange rates during 2025 would not have a material impact in exchange gain/loss.

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the JOBS Act, the Company meets the definition of an emerging growth company (“EGC”) and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 expands existing income tax disclosures for rate reconciliations by requiring disclosure of certain specific categories and additional reconciling items that meet quantitative thresholds and expands disclosures for income taxes paid by requiring disaggregation by certain jurisdictions. ASU 2023-09 is effective for annual periods beginning after December 15, 2025. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations and cash flows.

In November 2024, the FASB issued ASU 2024-03, “Reporting Comprehensive Income — Expense Disaggregation Disclosures”, which focuses on improving the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense.

BUSINESS

Overview

We are the first company in Japan to obtain a license plate number for imported electric light commercial vehicles and the second company and also one of the four companies that sell electric light commercial vehicles in Japan as of the date of this prospectus. The electric light commercial vehicles we sell belong to the category of “light commercial vehicles,” which are commercial carrier vehicles with a gross vehicle weight of no more than 3,500 kilograms.

We commenced selling and delivering two models of electric light commercial vehicles, ELEMO and ELEMO-K, in Japan in April 2022 and July 2022, respectively, and have been working with Cenntro, our cooperating manufacturer, to produce them under our brand, ELEMO, in its factory in Hangzhou, China. ELEMO is the first electric vehicle we sell and is the second electric light commercial vehicle that has ever been sold in Japan since the commencement of sales of MINICAB-MiEV in December 2011, which was the first electric light commercial vehicle produced by Mitsubishi Motors Corporation. Since June 2023, we have commenced the sales of a new model called “ELEMO-L,” a van-type electric vehicle that could be used for commercial and recreational camping purposes, which we expect may enable us to increase consumer market penetration.

Under the Exclusive Basic Transaction Agreement, Cenntro manufactures ELEMO, ELEMO-K, ELEMO-L, and other electric vehicles under the specifications designated by us in their manufacturing factories in China and delivers the electric vehicles to the ports in China designated in the individual agreement for a particular order. We arrange for the shipment from these ports to the Port of Yokohama or other designated ports in Japan. Upon arrival, we transport the vehicles to our research lab located in Chiba, Japan, for inspection, and then send them to our business partners’ facilities, Anest Iwata’s factory in Fukushima, Japan, and TONOX’s factories in Kanagawa, Japan. The specialists of Anest Iwata and TONOX modify the vehicles to comply with the regulations and standards for the Japanese market, install the accessories, and undertake the inspection in accordance with our instructions. After the inspection and modifications, we deliver the electric vehicles to the governmental vehicle inspection office, the National Agency for Automotive and Land Transportation Technology, for individual imported vehicle inspection, and the local land transportation office for registration. Upon completion of the individual import vehicle inspection and registration, we conduct the final inspection in our research laboratory located in Chiba, Japan, and deliver the electric light commercial vehicles to the customers.

Since the inception of our operation, we have been leveraging the customizability and adjustability of our electric light commercial vehicles to attract corporations in different industries and local governments that have varying needs from their departments in Japan. During the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, we sold and delivered 22, 29, 87 and 52 electric light commercial vehicles to 7, 11 and 14 customers, respectively.

During the fiscal year ended September 30, 2022, our primary focus was on building our customer base through direct sales efforts using our limited sales force. Starting in October 2022, we began recruiting additional salespersons to expand our sales scale and strengthen our presence. This initiative was in addition to our collaboration with ENEOS WING commencing in early 2023, to promote the sales and distribution of our electric light commercial vehicles through its established sales and distribution network nationwide. In addition, on May 13, 2024, we entered into a sales agreement with Car Conveni, pursuant to which Car Conveni agreed to purchase 512 vehicles of the ELEMO Series from us during an unspecified term. Car Conveni is a company that sells vehicles and provides after-sales services at the approximately 1,000 stores in Japan. Pursuant to the sales agreement, the price of each vehicle is subject to Car Conveni’s orders and the delivery date is subject to a separate negotiation between us and Car Conveni. As of the date of this prospectus, we have delivered 39 vehicles of the ELEMO Series to Car Conveni. By implementing the preceding measures since February 2023, we have received 850 orders for our electric light commercial vehicles as of the date of this prospectus. We delivered an aggregate of 22, 29, 87 and 52 electric light commercial vehicles during the six months ended March 31, 2025 and 2024 and the fiscal year ended September 30, 2024 and 2023, respectively, and expect to deliver an aggregate of 200 electric light commercial vehicles during the fiscal year ending September 30, 2025, which we expect to consist mainly of vehicles to be sold under the sales agreement with Car Conveni. We also entered into a membership agreement with Japan Autobody Repair Work Association on May 16, 2022, pursuant to which Japan Autobody Repair Work Association provides maintenance, repair, and other after-sale services to our customers on our behalf at the approximately 1,600 maintenance facilities it operates.

During the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, the revenue generated from the sales of our electric light commercial vehicles was JPY19,232,618, JPY92,527,501, JPY274,221,689 and JPY180,147,802, respectively, or approximately $126,207, $624,468, $1,824,131 and $1,296,680, respectively, which accounted for 99.5%, 98.0%, 99.7% and 90.3% of our total revenue for those periods, respectively. Our net loss for the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, amounted to JPY330,438,661, JPY580,495,089, JPY902,343,348 and JPY1,983,677,884, respectively, or approximately $2,168,375, $3,917,761, $6,002,417 and $14,278,256, respectively.

As of March 31, 2025, March 31, 2024, September 30, 2024 and 2023, we had $4,304,388, $4,622,462, $4,869,078 and $3,921,976, respectively, in loans payable to a third party and financial institutions, bank loans, and operating and finance lease obligations, including the current portion of $2,163,374, $1,213,464, $1,511,151 and $200,763, respectively, in the amount due to a shareholder and a related party.

Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

An early mover in the Japanese electric light commercial truck market

As of the date of this prospectus, we are the second company and also one of the five companies that sell electric light commercial vehicles in the Japanese market. When we commenced selling our electric light commercial vehicles — ELEMO 200 and ELEMO-K in April 2022 and July 2022, they were the only two electric light commercial vehicles available in the Japanese market since the production of MINICAB-MiEV, the first electric light commercial vehicles manufactured by Mitsubishi Motors Corporation, which was temporarily discontinued in March 2021. Mitsubishi Motors Corporation has since resumed the production of MINICAB-MiEV, due to the industry’s decarbonization trend. In addition, ASF Co., Ltd., FOLOFLY Co., Ltd. and Honda Motor Co., Ltd. introduced new electric light commercial vehicles to the Japanese market in April 2023, December 2023 and October 2024, respectively. However, this has had a limited adverse impact on us as of the date of this prospectus. We believe the Japanese electric light commercial truck market is still growing.

The customizability and adjustability of our products

Our two types of ELEMO-K, Pick Up and Box, and three types of ELEMO, Pick Up, Flatbed, and Box, can satisfy the various needs of customers from different industries with proper adaptation and modification. Particularly, our electric light commercial vehicles are suitable to serve corporations in industries such as logistics and home delivery, food and beverage retail, agriculture, fishing, and forestry, civil engineering and construction, and governmental departments, such as fire departments, medical departments, and environmental hygiene departments after proper adaptation and modification.

We anticipate that the customizability and adjustability of our electric light commercial vehicles will enable us to further develop our customer base and broaden the source of existing and potential customers from various industries.

Strong and Experienced Management

Our management team comprises highly-skilled and dedicated professionals who have extensive multidisciplinary experience in the automobile industry. Our founder and Chief Executive Officer, Mr. Weicheng Hsiao, founded a racing team to compete in the D1 Grand Prix series and modified and adapted the racing cars within the regulations before he founded our Company, and he also runs Goodride Japan INC., a wholesale tire company. Our Chief Financial Officer, Bo Lyu, has over 10 years of experience in corporate financing and public company management.

Growth Strategies

We intend to develop our business by implementing the following strategies:

Continue to grow our sales and expand our sales and distribution channel

During the fiscal year ended September 30, 2022, our primary focus was on building our customer base through direct sales efforts using our limited sales force. Starting in October 2022, we began recruiting additional salespersons to expand our sales scale and strengthen our presence. This initiative was in addition to our collaboration with ENEOS WING commencing in early 2023, to promote the sales and distribution of our electric light commercial vehicles through its established sales and distribution network nationwide. In addition, on May 13, 2024, we entered into a sales agreement with Car Conveni, pursuant to which Car Conveni agreed to purchase 512 vehicles of the ELEMO Series from us during an unspecified term. Car Conveni is a company that sells vehicles and provides after-sales services at the approximately 1,000 stores in Japan. Pursuant to the sales agreement, the price of each vehicle is subject to Car Conveni’s orders and the delivery date is subject to a separate negotiation between us and Car Conveni. As of the date of this prospectus, we have delivered 39 vehicles of the ELEMO Series to Car Conveni. By implementing the preceding measures since February 2023, we have received 850 orders for our electric light commercial vehicles as of the date of this prospectus.

We have devoted more resources to expanding our sales and distribution channel, in anticipation of the growth we believe will occur over the next 10 years in the Japanese electric light commercial truck market. We intend to develop the strategic alliances we have been discussing with Bosai System since July 2022 and Autobacs Seven since October 2021 to promote the sales and distribution of our electric light commercial vehicles via their sales channels in Japan. In particular, Autobacs Seven, a retailer of automotive parts and accessories primarily based in Japan, currently operates 585 retail shops and franchise stores throughout the country. With the existing sales and distribution channel, we sold and delivered an aggregate of 22, 29, 87 and 52 electric light commercial vehicles during the six months ended March 31, 2025 and 2024 and the fiscal year ended September 30, 2024 and 2023, respectively, and expect to sell and deliver an aggregate of 200 electric light commercial vehicles during the fiscal year ending September 30, 2025, which we expect to consist mainly of vehicles to be sold under the sales agreement with Car Conveni.

By expanding our sales and distribution channel in Japan, particularly in areas that have not yet been explored, we believe we may be able to grow our sales and customer base and increase our brand’s recognition in Japan.

Develop our own original designed products

As all of our currently available electric light commercial vehicles are designed and manufactured by Cenntro, our only cooperating manufacturer at the current stage, we intend to develop our own original designed products based on our insight on the industry trends to enhance the customizability and adjustability of our electric light commercial vehicles to satisfy the various demands from the growing market in Japan and attract potential customers from different industries.

In addition, developing our own original designed products allows us to reduce our dependence on Cenntro and diversify our supply base by cooperating with other suitable manufacturers, which will mitigate our operational risk and benefit our business in the long term.

We plan to launch our first originally designed electric light commercial vehicle — PUZZLE, a commercial van to be made for the Japanese market, in the second half of 2026. PUZZLE’s unique design, which maximizes shared parts and even body panels, will allow it to offer more usable space than a typical commercial van. To make PUZZLE a user-friendly vehicle to operate, we have designed PUZZLE to be compatible with some supportive software, such as Apple CarPlay and Android Auto, as well as our own developed proprietary supporting system — the HW ELECTRO Platform Service (described below). In addition, PUZZLE will also be equipped with additional functions and features with which our currently available electric light commercial vehicles are not equipped. For example, PUZZLE will be able to provide internet connection over Wi-Fi and electricity through its wall outlets and USB ports, enabling it to serve as a Wi-Fi hotspot and a mobile power bank, which may prove especially useful in emergency situations, since Japan experiences frequent natural disasters every year. Furthermore, a solar panel installed on the top of PUZZLE will be able to power the built-in SOS system, allowing drivers or passengers to reach out for rescue services even if PUZZLE’s battery is depleted.

Maintain and further develop business relationships with our existing and potential customers

Though the Japanese electric light commercial truck market is growing, it is still in its infancy and remains undeveloped. Besides, rather than having sufficient information and thus having determined to purchase electric light commercial vehicles, most of the potential customers we are aware of have limited acquaintance and experience regarding electric light commercial vehicles and are still hesitating about replacing traditional gasoline-powered light commercial trucks with electric ones at the current stage.

Under these circumstances, we believe the potential customers would value the users’ experience and count on referrals from existing customers when deciding whether to switch to electric light commercial vehicles and from whom they should purchase. Therefore, in addition to promoting our electric light commercial vehicles via our sales and distribution channels, it is also essential to maintain and further develop business relationships with our existing customers and ensure their satisfaction with our electric light commercial vehicles in order to develop new customers.

As such, we plan to maintain and further develop business relationships with our existing customers by investing more resources to ensure the good quality of our electric light commercial vehicles by outsourcing the inspections and modifications of our products to large-scale professional companies, and provide the after-sale services, such as maintenance and repair, at more locations by cooperating with more facilities. See “Business — Manufacturing” and “Business — Customers, Sales, and Marketing” We also anticipate the increase in our visibility and brand recognition after our proposed listing on Nasdaq may benefit us in attracting more potential customers to order our electric light commercial vehicles.

Improve Public Relations and Brand Awareness and Enhance Customer Loyalty

We intend to improve our public relations and brand awareness by opening new showrooms in Nagoya, Osaka, and Okinawa, participating in various series of exhibitions and events in Japan, collaborating with more dealers and distributors, promoting our electric light commercial vehicles and brands through social media platforms, and engaging with our existing and potential customers to receive real-time feedback on our products and services.

We are also dedicated to improving customer experience and enhancing customer loyalty. By choosing and cooperating with competent and reliable business alliances, we strive to provide high-quality sales and after-sales services in order to showcase our high product quality, which we believe will foster trust and loyalty among our new and existing customers.

Diversify Revenue Sources

The sales of our electric light commercial vehicles have been our main business since our inception. As we intend to continue to pursue revenue growth, we have dedicated ourselves to increasing the diversity of our revenue sources by developing and innovating new technologies and services. For the past two years, we have invested in management and financial resources and in research and development and have been working closely with cooperating vendors to develop a new service, the HW ELECTRO Platform Service.

The HW ELECTRO Platform Service is an optional supporting system that assists customers in managing the electric light commercial vehicles and their drivers, which could be purchased when placing orders for our electric light commercial vehicles. The HW ELECTRO Platform Service is composed of a backend-connected platform, which we will operate, via a drivers’ app, and may be used by customers or drivers they hire, and a device. Through the backend-connected platform, we are capable of collecting and analyzing big data, such as driving data, routing data, and vehicle conditions, to evaluate the performance of each driver for the customer’s reference. These data and conditions can also be viewed on the driver’s app, assisting the driver or the customer in managing and organizing the travel route, estimated driving time, remaining load capacity, and maintenance information. In addition, in the next phase of development, we plan to provide a service that will enable temperature control of the cargo box. Drivers and customers will be able to turn the vehicle on and off as well as adjust the temperature inside the vehicle and cargo box through the driver’s app, which we believe will be an important and convenient service, especially for customers in the logistics and delivery industry and the food and beverage retail industry.

We have completed the initial development of the HW ELECTRO Platform Service and launched it to all our customers in September 2023. We also intend to continue developing and upgrading the HW ELECTRO Platform Service so as to incorporate more functions into it.

We expect the launch of the HW ELECTRO Platform Service and its constant upgrade to diversify the sources of our total revenue to the extent that revenue generated from the sales of our electric light commercial vehicles comprises no greater than 92.6% and the revenue generated from HW ELECTRO Platform Service at least contributes 7.4% of our total revenue for the fiscal year ended September 30, 2027.

Implement Level 4 autonomous driving technology and the operating system on our electric light commercial vehicles

We believe that autonomous driving has the potential to improve safety in vehicular mobility, by reducing the risk of accidents. Autonomous driving may also improve vehicle utilization by allowing cars to operate throughout the day, since they would not be subject to drivers’ stamina limitations, increasing supply and reducing the cost of transportation.

As of the date of this prospectus, we expect to enter into a consignment contract with a technology development company that specializes in autonomous driving technology to research and develop Level 4 autonomous driving technology and its compatibility with our electric light commercial vehicles.

While the development of Level 4 autonomous driving technology and its implementation on our products remains subject to uncertainties and a series of internal and external complex tests, examinations, and evaluations, we plan to implement Level 4 autonomous driving technology and the operating system on our electric light commercial vehicles by connecting it to the HW ELECTRO Platform Service and expect to launch them in the Japanese market during the 2030s.

Our Products

We commenced selling two models of electric light commercial vehicles, ELEMO and ELEMO-K, in Japan in April 2022 and July 2022, respectively, and have been working with Cenntro, our cooperating manufacturer, to produce them under our brand, “ELEMO.” During the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, we sold and delivered a total of 22, 29, 87 and 52 electric light commercial vehicles, including one, two and three ELEMO, 21, 77 and 47 ELEMO-K, and 0, eight and two ELEMO-L, respectively. Since June 2023, we have commenced the sales of a new model called “ELEMO-L,” a van-type electric vehicle that could be used for commercial and recreational camping purposes, which we expect may enable us to increase consumer market penetration.

During the six months ended March 31, 2025, the revenue generated from the sales of ELEMO, ELEMO-K and ELEMO-L was JPY779,091, JPY18,453,527 and nil, respectively, or approximately $5,112, $121,094 and nil, respectively, which accounted for 4%, 96% and nil of our total revenue, respectively.

During the six months ended March 31, 2024, the revenue generated from the sales of ELEMO, ELEMO-K and ELEMO-L was JPY4,981,080, JPY91,811,090 and JPY5,262,890, respectively, or approximately $33,617, $619,619 and $35,518, respectively, which accounted for 5%, 89% and 5% of our total revenue, respectively.

During the fiscal year ended September 30, 2024, the revenue generated from the sales of ELEMO, ELEMO-K and ELEMO-L was JPY4,537,664, JPY239,219,074 and JPY37,111,791, respectively, or approximately $30,185, $1,591,293 and $246,869, respectively, which accounted for 2%, 85% and 13% of our total revenue, respectively.

During the fiscal year ended September 30, 2023, the revenue generated from the sales of ELEMO, ELEMO-K and ELEMO-L was JPY13,929,010, JPY163,986,912 and JPY11,113,490, respectively, or approximately $100,259, $1,180,356 and $79,993, respectively, which accounted for 7%, 82% and 6% of our total revenue, respectively.

ELEMO-K

ELEMO-K is the second electric light commercial vehicle we sell. It complies with, or is exempt from, all applicable vehicle safety standards in Japan.

The current price of ELEMO-K ranges from JPY2,673,000 to JPY3,256,000, or approximately from $18,472 to $22,500, depending on its type. ELEMO-K can accelerate from zero to 50 kilometers per hour in 15 seconds, has a peak torque of 120 Newton meters, and has a maximum speed of approximately 85 kilometers per hour. While ELEMO-K weighs only 850 kilograms, its load capacity is up to 350 kilograms, and it can carry one additional passenger besides the driver.

ELEMO-K combines this performance with high energy efficiency. ELEMO-K has a battery pack capable of storing approximately 13 kilowatt-hours of usable energy and has a range of 120 kilometers on a single charge, which takes six to eight hours to fully charge through AC charging. In addition, we provide a battery warranty, in the event the battery capacity is found to deteriorate by 30% or more within four years or 80,000 kilometers, depending on whichever it reaches first.

We provide two different types of ELEMO-K for the customers to choose from based on their needs — Pick Up, which has an enclosed cabin, and a back end made up of a cargo bed that is enclosed by three low walls with no roof, and Box, a chassis cab truck with an enclosed cuboid-shaped cargo area. Customers can request special orders for customized cargo beds, such as equipping a refrigeration system, at extra cost.

ELEMO

ELEMO is our first electric light commercial vehicle with a larger size, higher load capacity, a longer distance of cruising range, and a larger battery capacity than ELEMO-K. As with the ELEMO-K, it complies with, or is exempt from, all applicable vehicle safety standards in Japan.

The current price of ELEMO ranges from JPY3,234,000 to JPY3,476,000, or approximately from $22,348 to $24,020, depending on its type. ELEMO can accelerate from zero to 50 kilometers per hour in 15 seconds, has a peak torque of 120 Newton meters, and has a maximum speed of approximately 85 kilometers per hour. With a heavier weight of 1,110 kilograms, as compared to ELEMO-K, ELEMO has a higher load capacity ranging from 400 kilograms to 450 kilograms, depending on its type, and is also capable of carrying one additional passenger besides the driver.

As an advanced version of ELEMO-K, ELEMO has a larger battery capacity of storing approximately 25.92 kilowatt-hours of usable energy and has a longer cruising range of 200 kilometers on a single charge, which takes 10 to 12 hours to fully charge through AC charging. Similar to ELEMO-K, we also provide a battery warranty if the battery capacity is found to deteriorate by 30% or more within four years or 80,000 kilometers, whichever reaches first.

We provide three different types of ELEMO — Pick Up, Box, and Flatbed, a type of truck whose bodywork is just an entirely flat, level bed with no sides or roof. Purchasers can also opt to equip a refrigeration system on the cargo of the Box type for additional fees.

The following chart demonstrates the main differences between different models and types:

Model and Type	Price	Load Capacity	Image
ELEMO-K Box (Two doors)	JPY3,256,000 (approximately $22,500)	350 Kilograms
ELEMO-K Box (One door)	JPY3,146,000 (approximately $21,740)	350 Kilograms
ELEMO-K Pick Up	JPY2,673,000 (approximately $18,471)	350 Kilograms

Model and Type	Price	Load Capacity	Image
ELEMO Flatbed	JPY3,234,000 (approximately $22,348)	450 Kilograms
ELEMO Pick Up	JPY3,311,000 (approximately $22,880)	450 Kilograms
ELEMO Box	JPY3,476,000 (approximately $24,020)	400 Kilograms

Cost-friendly

While the initial purchase prices of our electric light commercial vehicles are higher than those of the same-level that are gasoline-powered light commercial vehicles, in terms of size and load capacity, our electric light commercial vehicles may be considered cost-friendly in the long term.

For instance, assuming a 9.2 kilometers range of ELEMO-K and an electricity cost of JPY36.8 per kilowatt-hour, which was the average residential electricity cost in Japan for November 2022, the energy cost of powering ELEMO-K is approximately JPY478.4, or approximately $3.3, per day/120 kilometers. Whereas the energy cost of powering a same-level gasoline-powered light commercial truck is approximately JPY1,257, or approximately $8.7, per day/120 kilometers, based on the calculation that the average cost of one liter of gasoline in Japan for November 2022 was JPY167.6 and a same-level gasoline-powered light commercial truck consumes approximately 7.5 liters of gasoline to run 120 kilometers.

Eco-friendly

Our electric light commercial vehicles are also eco-friendly as compared to the same-level, in terms of size and load capacity, gasoline-powered light commercial trucks.

For instance, since ELEMO-K only needs 13 kilowatt-hours to run 120 kilometers/per day, the annual CO2 emission amount of driving ELEMO-K would only be approximately 1,567.6 kilograms. In contrast, a same-level gasoline-powered light commercial truck consumes 7.5 liters of gasoline to run 120 kilometers/per day, and its annual CO2 emission amount is approximately 4,832.7 kilograms. It presents an approximate 67.56% of reduction of CO2 emission when driving ELEMO-K rather than a same-level gasoline-powered light commercial truck.

The preceding calculation is based on the assumption that both kinds of light commercial trucks run 261 days a year and that it averagely causes approximately 0.462 kilograms of CO2 emission to generate one kilowatt-hour of electricity in Japan and burning one liter of gasoline leads to approximately 2.469 kilograms.

Manufacturing

In April 2021, we started to work with Cenntro, our cooperating manufacturer, to produce electric light commercial vehicles under our brands, ELEMO-K and ELEMO, in its factory in Hangzhou, China. Working with the cooperating manufacturer who operates its manufacturing factories in China, provides convenient and timely access to key resources of our electric light commercial vehicles and enables us to enjoy lower labor and electricity costs than those competitors who do not maintain a manufacturing base in China.

As of March 31, 2025, we have delivered 177 electric light commercial vehicles, including 151 ELEMO-K, 16 ELEMO and 10 ELEMO-L, since April 2022. During the six months ended March 31, 2025, we delivered 22 electric light commercial vehicles, including 21 ELEMO-K, 1 ELEMO and nil ELEMO-L. During the fiscal year ended September 30, 2024, we delivered 87 electric light commercial vehicles, including 77 ELEMO-K, two ELEMO and eight ELEMO-L. We plan to grow the production capacity to the extent that, via working with Cenntro, we anticipate selling and delivering 200 electric light commercial vehicles for the fiscal year ending September 30, 2025, which we expect to consist mainly of vehicles to be sold under the sales agreement with Car Conveni. See “Growth Strategies — Continue to grow our sales and expand our sales and distribution channel.”

We entered into a five-year manufacturing contract, the Exclusive Basic Transaction Agreement, with Cenntro on March 31, 2021. Pursuant to Exclusive Basic Transaction Agreement, Cenntro agreed to manufacture ELEMO-K, ELEMO, ELEMO-L, and other electric vehicles under the specifications designated by us in their manufacturing factories in China and deliver them to designated ports in China designated in the individual agreement for a particular order; we agreed to arrange the shipment from the ports in China to designated ports in Japan and perform the inspection of the vehicles within two weeks once such inspection is available to undertake after the arrival to designated ports in Japan.

Under the terms of the Exclusive Basic Transaction Agreement, we entered into written individual contracts with Cenntro to stipulate the details pertaining to the model and the type of the vehicles, the number of the vehicles, the delivery date and location, the amount of consideration, and other necessary matters when we accumulate a certain amount of orders for our electric light commercial vehicles from the customers.

Other material terms of the Exclusive Basic Transaction Agreement are as follows:

Term

The Exclusive Basic Transaction Agreement is effective for a period of five years from the date of execution, March 31, 2021. Unless either party gives notice of termination to the other party at least six months prior to the expiration date of the Exclusive Basic Transaction Agreement, it shall automatically be extended for a period of one year, and the same shall apply thereafter.

Payment terms and Transfer of ownership and risk of loss

We shall pay Cenntro 50% of the payment due on the day the written individual contract is entered into with Cenntro, and shall pay the remaining 50% at the time Cenntro delivers the electric light commercial vehicles to designated ports in China.

Once the full payment is made, the ownership of the electric light commercial vehicles shall be transferred to us from Cenntro. The risk of loss of or damage to the electric light commercial vehicles shall also be transferred to us from Cenntro as the ownership transfers.

Exclusive Distribution Right

Cenntro has granted us the distribution right to exclusively sell in Japan the electric light commercial vehicles it manufactures. However, Cenntro may decline to grant us the exclusive distribution right for the following calendar year if we fail to sell more than 500 electric light commercial vehicles in a calendar year or an additional 100 electric light commercial vehicles compared to the previous calendar year. During the calendar year 2024, we only sold 87 of our electric light commercial vehicles, and during the calendar year 2023, we only sold 52 electric light commercial vehicles. While Cenntro has nevertheless granted us the distribution right to exclusively sell the electric light commercial vehicles it manufactures in Japan for calendar years 2021, 2022, 2023, 2024, and 2025 notwithstanding our inability to fulfill the requirements stipulated in the Exclusive Basic Transaction Agreement during calendar years 2021, 2022, 2023, and 2024, if we fail to sell 100 more of our electric light commercial vehicles than the total number of electric light commercial vehicles we sell in the calendar year 2024, or fail to satisfy the preceding requirements in any subsequent calendar year, we may lose the right to exclusively sell the electric light commercial vehicles manufactured by Cenntro in Japan.

Warranty and Product Liability

Cenntro warrants that the electric light commercial vehicles it manufactures conform to the quality, performance, size, and specifications specified and required by us.

If we, at our own discretion, determine that the electric light commercial vehicles do not conform to the quality, performance, size, and specifications required by us, we shall have recourse to Cenntro. In such case, Cenntro shall, under our instruction, be obliged to supply substitute products, repair the defect, or compensate us for any damages incurred in lieu of or in conjunction with such substitute products at its own expense.

As the manufacturer of our electric light commercial vehicles, Cenntro shall jointly bear the liability under the Japanese Product Liability Act with us.

Termination and Reimbursement

If either Cenntro or we fail to perform the obligations under the Exclusive Basic Transaction Agreement and written individual contracts or breach other provisions set forth, the defaulting party shall reimburse the other party for direct and actual damages incurred thereby.

If the defaulting party fails to cure such default or breach within a reasonable period of time stipulated by the non-defaulting party, the non-defaulting party may immediately terminate the Exclusive Basic Transaction Agreement without any further notice. The non-default party may then also seek compensation for the loss and damages incurred by the termination of the Exclusive Basic Transaction Agreement.

Governing Law and Dispute Resolution

The Exclusive Basic Transaction Agreement is governed by and construed in accordance with the laws and regulations of Japan.

In the event that Cenntro and we are unable to settle the dispute arising under or in connection with the Exclusive Basic Transaction Agreement through consultations, either party may file a request for arbitration. If Cenntro is the party against whom damages are claimed, a request for arbitration shall be filed with the China International Economic and Trade Arbitration Commission (Shanghai); if we are the party against whom damages are claimed, a request for arbitration shall be filed with the Japan Commercial Arbitration Association (Tokyo). The arbitration award shall be final and binding to both Cenntro and us.

Once the electric vehicles are shipped to the Port of Yokohama or other designated ports in Japan, we transport the vehicles to our research lab located in Chiba, Japan, for inspection, and then send them to our business partners’ facilities, Anest Iwata’s factory in Fukushima, Japan, and TONOX’s factories in Kanagawa, Japan. The specialists of Anest Iwata and TONOX modify the vehicles to comply with the regulations and standards for the Japanese market, install the accessories, and undertake the inspection in accordance with our instructions. After the inspection and modifications, we deliver the electric vehicles to the governmental vehicle inspection office, the National Agency for Automotive and Land Transportation Technology, for individual imported vehicle inspection, and the local land transportation office for registration. Before delivering the electric vehicles to the customers, we undertake the final inspection in our research laboratory located in Chiba, Japan, after they are sent back from individual imported vehicle inspection and registration.

The following diagram demonstrates the procedure flow from the manufacture of our electric light commercial vehicles to the delivery of them to the customers:

Basic Business Flow : ELEMO Import 〜 Delivery to Customer

Cenntro should acquire "Dangerous goods handling license (Vehicle + Battery)"

Cenntro China Hanzhou Plant

Shipping (Shanghai)

Arrival (Yokohama)

- Vehicle inspection after receival
- Vehicle modification for vehicle regulation compliance and market requirement fulfillment
- Vehicle inspection after modification

- Accessary installation
- Vehicle Inspection

Individual import car inspection (Vehicle inspection office)

<Necessary documents to be submitted: by VEHICLE (one by one)>

- Certification of Technical Conformity signed by Cenntro
- Specification list signed by Cenntro
- Certification of Custom Clearance
- Application form of Imported Vehicle Notification

Vehicle registration (Local land transportation office)

- Final vehicle inspection before delivery

<Necessary vehicle homologation information; by MODEL>

This shall be provided by Cenntro.

- Full sets of Vehicle Homologation Approval Document by Authority with detailed test & performance data etc..

Delivery to the customer

HWE

Generally, it would take around three months to deliver our electric light commercial vehicles to the customers after we enter into a written individual contract with Cenntro.

Customers, Sales, and Marketing

Since we just commenced selling electric light commercial vehicles in Japan in April 2022, we have primarily been targeting to engage with and directly sell our electric light commercial vehicles to corporations or local governments that originally have the demand for light commercial vehicles, such as logistics and home delivery companies, civil engineering and construction companies, and fire departments of the local governments. During the six months ended March 31, 2025 and 2024 and the fiscal years ended September 30, 2024 and 2023, we sold our electric light commercial vehicle to 7, 6, 11 and 14 customers, respectively. We have also been leveraging the customizability and adjustability of our electric light commercial vehicles, which enables the customers to adapt them based on their needs, to attract corporations in different industries and local governments that have varying needs from their departments.

We have also been cooperating with financial leasing companies in Japan to assist our customers in funding the payments for our electric light commercial vehicles.

Set out below is a breakdown of the revenue generated from our top five customers during the six months ended March 31, 2025:

Customer	Category	Revenue	Percentage of total revenue
Yamanashi Prefectural Government	Government	JPY5,964,873 (approximately $39,142)	30.9%
Custom Endless	Automobile sales and related businesses	JPY3,502,688 (approximately $22,985)	18.1%
Pa-ra-kikaku Co., Ltd	Restaurant management and food manufacturing industry	JPY2,973,100 (approximately $19,510)	15.4%
Tsuneishi Co., Ltd	Automobile sales and related businesses	JPY2,745,190 (approximately $18,014)	14.2%
Justice Co., Ltd	Automobile sales and related businesses	JPY2,354,784 (approximately $15,452)	12.2%
Total		JPY17,540,635 (approximately $115,103)	90.8%

Set out below is a breakdown of the revenue generated from our top five customers during the six months ended March 31, 2024:

Customer	Category	Revenue	Percentage of total revenue
Trasaburou Corporation (Through financial leasing company – GION Finance and Leasing Company, Ltd.)	Logistics and Home delivery	JPY87,409,620 (approximately $589,914)	85.0%
Nippon Car Solutions Co., Ltd.	Automobiles Leasing	JPY3,770,470 (approximately $25,446)	4.0%
Sougou Kaihatsu Kigyo Kumiai	Waste Treatment	JPY3,755,370 (approximately $25,344)	4.0%
RIX Corporation	Sales of machinery, equipment and measuring instruments	JPY3,139,160 (approximately $21,186)	3.0%
Marushime Corporation	Sales of electric vehicles	JPY2,769,830 (approximately $18,693)	3.0%
Total		JPY100,844,450 (approximately $680,584)	98.0%

Set out below is a breakdown of the revenue generated from our top five customers during the fiscal year ended September 30, 2024:

Customer	Category	Revenue	Percentage of total revenue
Trasaburou Corporation (Through financial leasing company – GION Finance and Leasing Company, Ltd.)	Logistics and Home delivery	JPY154,944,680 (approximately $1,030,697)	56%
DFG Holdings Co.,Ltd.	Automotive industry	JPY57,948,600 (approximately $385,476)	21%
Winds Co.,Ltd.	Automotive industry	JPY42,936,673 (approximately $285,616)	16%
Hachidaime Co.,Ltd.	Sales of rice and restaurant management	JPY5,890,873 (approximately $39,186)	2%
Nippon Car Solutions Co., Ltd.	Automobile Leasing	JPY3,459,700 (approximately $23,014)	1%
Total		JPY265,180,526 (approximately $1,763,989)	96%

Set out below is a breakdown of the revenue generated from our top five customers during the fiscal year ended September 30, 2023:

Customer	Category	Revenue	Percentage of total revenue
BH Co., Ltd. (Through financial leasing company – ORIX Auto Corporation.)	Consumer goods wholesale	JPY69,113,200 (approximately $497,468)	35%
ENEOS WING Corporation	Auto leasing, vehicle inspection and maintenance	JPY48,717,780 (approximately $350,664)	24%
Trasaburou Corporation (Through financial leasing company – ORIX Auto Corporation.)	Logistics and Home delivery	JPY15,525,440 (approximately $111,750)	8%

Customer	Category	Revenue	Percentage of total revenue
Idemitsu Kosan Co., Ltd. (Through financial leasing company – Sumitomo Mitsui Auto Service Company, Ltd.)	Energy Development	JPY8,006,450 (approximately $57,629)	4%
EVA Co., Ltd (Through financial leasing company – Ricoh Leasing Company, Ltd.)	Logistics and Home delivery	JPY7,409,242 (approximately $53,331)	4%
Total		JPY148,772,112 (approximately $1,070,842)	75%

During the fiscal year ended September 30, 2022, our primary focus was on building our customer base through direct sales efforts using our limited sales force. Starting in October 2022, we began recruiting additional salespersons to expand our sales scale and strengthen our presence. This initiative was in addition to our collaboration with ENEOS WING commencing in early 2023, to promote the sales and distribution of our electric light commercial vehicles through its established sales and distribution network nationwide. In addition, on May 13, 2024, we entered into a sales agreement with Car Conveni, pursuant to which Car Conveni agreed to purchase 512 vehicles of the ELEMO Series from us during an unspecified term. Car Conveni is a company that sells vehicles and provides after-sales services at the approximately 1,000 stores in Japan. Pursuant to the sales agreement, the price of each vehicle is subject to Car Conveni’s orders and the delivery date is subject to a separate negotiation between us and Car Conveni. As of the date of this prospectus, we have delivered 39 vehicles of the ELEMO Series to Car Conveni. By implementing the preceding measures since February 2023, we have received 850 orders for our electric light commercial vehicles as of the date of this prospectus, which is almost 53 times the total sales amount during the fiscal year ended September 30, 2022. We delivered an aggregate of 22, 29, 87 and 52 electric light commercial vehicles during the six months ended March 31, 2025 and 2024 and the fiscal year ended September 30, 2024 and 2023, respectively, and expect to deliver an aggregate of 200 electric light commercial vehicles during the fiscal year ending September 30, 2025, which we expect to consist mainly of vehicles to be sold under the sales agreement with Car Conveni.

We also entered into a membership agreement with Japan Autobody Repair Work Association on May 16, 2022, pursuant to which Japan Autobody Repair Work Association provides maintenance, repair, and other after-sale services to our customers on our behalf at the approximately 1,600 maintenance facilities it operates in Japan. We intend to provide our customers with after-sale services, such as maintenance and repair, at more locations. To this end, we have commenced discussions and begun negotiating with some Japanese companies who operate automotive maintenance and repair businesses national wide, to provide maintenance, repair, and other after-sale services to our customers at their facilities.

Pricing and Payment of Products

We offer competitive pricing to attract and retain customers. Besides setting the prices based on the cost of our electric light commercial vehicles, we also constantly monitor and consider the types and prices of similar products our competitors offer so as to offer competitive prices. We typically evaluate the profitability of our electric light commercial vehicles every three to six months and make a continuous effort to maintain and improve an efficient cost structure in order to stay competitive in the markets. Besides, we also conduct the evaluation of our prices, especially when our competitors announce new electric vehicle plans or revisions of their product prices.

We generally only accept advance cash payments before delivering the electric light commercial vehicles to our customers. However, we sometimes allow certain customers with good creditworthiness to negotiate customary payment terms. In the event that a financial leasing company is involved, the payment terms and conditions would be determined per the negotiation between us, the financial leasing company, and the purchasing customer.

Industry overview

The electric light commercial vehicles we sell belong to the category of “light commercial vehicles,” which are commercial carrier vehicles with a gross vehicle weight of no more than 3,500 kilograms. The Japanese electric light commercial vehicles market is still at its early stage, as only five companies currently sell electric light commercial vehicles in Japan — Mitsubishi Motors Corporation, ASF Co. Ltd., FOLOFLY Co., Ltd., Honda Motor Co., Ltd. and

us. Mitsubishi Motors Corporation was the first company to start selling electric light commercial vehicles in Japan. MINICAB-MiEV, Mitsubishi Motors Corporation’s first electric light commercial vehicle, was first sold in December 2011. However, due to the unexpectedly low sales volumes, which were 325, 278, 521, and 1185 in 2017, 2018, 2019, and 2020, respectively, the production of MINICAB-MiEV was temporarily discontinued in March 2021.

When we entered the market in April 2022, we were the only company that sold electric light commercial vehicles in Japan. In November 2022, Mitsubishi Motors Corporation resumed the production of MINICAB-MiEV and continued to sell them in the Japanese market. In April 2023, ASF Co. Ltd., a Japanese electric vehicle startup, entered the market and started to sell and deliver its only electric light commercial vehicle. In December 2023, FOLOFLY Co., Ltd., a Japanese electric vehicle startup, introduced its electric light commercial vehicle to the Japanese market. In October 2024, Honda Motor Co., Ltd., a Japanese multinational conglomerate automotive manufacturer, released its electric light commercial vehicle to the Japanese market.

Competition

The Japanese electric light commercial vehicles market is oligopolistic, as only five companies sell electric light commercial vehicles in Japan — Mitsubishi Motors Corporation, ASF Co. Ltd., FOLOFLY Co. Ltd., Honda Motor Co., Ltd. and us. Mitsubishi Motors Corporation commenced the sales of its electric light commercial vehicles, MINICAB-MiEV, the first electric light commercial vehicles that had ever been sold in Japan, in December 2011. The production of MINICAB-MiEV was temporarily discontinued in March 2021 but later resumed in November 2022. ASF Co. Ltd. is a Japanese electric vehicle startup that has just started selling and delivering its only electric light commercial vehicle, ASF 2.0, since April 2023. FOLOFLY Co. Ltd. is a Japanese electric vehicle startup that introduced its electric light commercial vehicle, F-1 VAN, to the Japanese market in December 2023. In October 2024, Honda Motor Co., Ltd., a Japanese multinational conglomerate automotive manufacturer, released its electric light commercial vehicle, N-VAN e, to the Japanese market. As the MINICAB-MiEV, ASF 2.0, F-1 VAN and N-VAN e are different body types from ELEMO and ELEMO-K, the MINICAB-MiEV, ASF 2.0, F-1 VAN and N-VAN e are not directly in competition with our products. Furthermore, ELEMO and ELEMO-K include the pick-up model, which is a unique model in electric light commercial vehicles market in Japan, and no other companies sell pick-up models of electric light commercial vehicles in Japan. Therefore, as of the date of this prospectus, we believe ELEMO and ELEMO-K are differentiated products, and the adverse impact from competitors is expected to be limited.

Furthermore, we believe we are well-positioned to effectively compete with Mitsubishi Motors Corporation, ASF Co. Ltd., FOLOFLY Co., Ltd. and Honda Motor Co., Ltd. on the basis of the customizability, adjustability, and quality of our products, our customer and technical support services, and our efficient and robust operations and supply chain. However, Mitsubishi Motors Corporation has a longer operating history, greater financial and other resources, stronger relationships with customers, and greater economies of scale than we do. Moreover, it is a highly integrated manufacturer, whose business model provides it with competitive advantages as it is less dependent on upstream suppliers and/or downstream customers in the value chain.

Employees

We had 8, 15, 14 and 8 full-time employees as of the date of this prospectus and September 30, 2024, 2023 and 2022, respectively. The following table sets forth the number of our full-time employees categorized by areas of operations as of the date of this prospectus:

Function	Number
Management	2
General and administration	1
Engineering	2
Purchasing and logistics	1
Marketing and sales	2
Finance and Audit	0
Legal	0
Total	8

We enter into employment agreements with our full-time employees. The employment agreements have an indefinite term and may be terminated by the employee with a 30-day advance notice. Dismissal of the employee by us is required to meet the following requirements: (i) the dismissal is objectively reasonable and socially acceptable; (ii) the dismissal is based on the grounds set forth in the labor regulations; (iii) the dismissal does not fall under any of the prohibited grounds stipulated by law; and (iv) a 30-day advance notice is given, or a dismissal allowance is paid in lieu of such notice. In addition, we enter into confidentiality and non-compete agreements with our key employees before they leave our Company.

We did not have contract workers as of the date of this prospectus and as of September 30, 2024, 2023 and 2022.

We believe that we maintain a good working relationship with our full-time and contract worker, and we have not experienced material labor disputes in the past. None of our employees are represented by a labor union.

Insurance

We maintain the types and amounts of insurance coverage that we believe are consistent with customary industry practices. Other than the government-mandated social and health insurance and workmen’s compensation insurance, our insurance policies also cover any damages and losses of certain machinery, property, fixed assets, and facilities inside the premises we own and lease for the purpose of business operation deriving from fire, flood, water stoppages, power outages, and other events stipulated in the relevant insurance policies. We also maintain insurance policies that cover physical loss or damage to our electric light commercial vehicles during ocean transportation from China to Japan, product liability with respect to our electric light commercial vehicles, and any damages and losses to third parties and our electric light commercial vehicles that may occur during the land transportation of our electric light commercial vehicles within Japan. Since June 2023, we have also maintained directors’ and officers’ insurance policies.

We do not maintain any other property insurance, business interruption insurance, or employees liability insurance. For risk factors relating to our insurance policies, please see “Risk Factors — Risks Related to Our Business and Industry — Our current insurance policies may not provide adequate levels of coverage against all claims and we may incur losses that are not covered by our insurance.”

Property

We lease our headquarters, offices, research lab, parking spaces, employee dormitories, and a showroom in Tokyo, and Chiba. A summary of our leased properties as of the date of this prospectus is shown below:

Location	Space (in square feet)	Use	Lease Term (years)
Tokyo	3,488	Headquarters and one office	Two years (Non-renewable and will expire on October 31, 2026)
Tokyo	—	Five parking spaces	One year (4) and Two years (1) (Renewable)
Tokyo	953	One showroom	Two years (Non-renewable and will expire on July 15, 2026)
Chiba	1020.74	Two employee dormitories	Two years (Renewable)
Chiba	20389	One research lab	Two years (Renewable)

We believe that our existing facilities are sufficient for our near-term needs.

Intellectual Property

We regard our trademarks, service marks, domain names, trade secrets, and similar intellectual property as critical to our success. We rely on a combination of copyright and trademark law, and confidentiality agreements with employees, to protect our intellectual property rights. We also regularly monitor any infringement or misappropriation of our intellectual property rights.

As of the date of this prospectus, we have registered four trademarks in Japan:

No.	Trademark	Type of Mark	List of Goods and Services	Registration Number	Registration Date	Expiration Date
1	HWE	Word	Class 12	6424876	August 4, 2021	August 4, 2031
2	ELEMO	Word	Class 12	6424877	August 4, 2021	August 4, 2031
3		Picture	Class 12	6424874	August 4, 2021	August 4, 2031
4	HW ELECTRO	Word	Class 12	6424875	August 4, 2021	August 4, 2031

The trademarks can generally be renewed every 10 years by filing a request for renewal and paying a renewal fee six months before the trademark right expires.

In addition, as of the date of this prospectus, we have registered two domain names, hwelectro.co.jp and hwe-cars.jp, in Japan relating to our business and own the copyright, ownership, and relevant rights of “HWE driver’s app.”

Seasonality

We have not experienced a significant impact on our business results due to seasonality. However, our customers may experience seasonality in their businesses that, in turn, can impact the revenue generated from them. Our business may become more seasonal in the future, and historical patterns in our business may not be a reliable indicator of future performance.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract, and labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

REGULATIONS

Our business operations are subject to various governmental regulations in Japan. The principal regulations affecting our business operations are summarized below.

Import and Sale of Electric Vehicles

The Road Transport Vehicles Act (Act No. 185 of 1951, as amended) stipulates that in order to use motor vehicles for operation in Japan, it is necessary to apply to the Minister of Land, Infrastructure, Transport and Tourism for certification of safety standards, vehicle inspection, and registration.

Furthermore, business operators importing motor vehicles are required to notify the Minister of Land, Infrastructure, Transport and Tourism of the VIN numbers of imported motor vehicles and other matters specified by the Ordinance of the Ministry of Land, Infrastructure, Transport and Tourism.

Motor vehicles, including imported vehicles, must conform to the technical standards for safety or pollution control and other environmental preservation specified by the Ordinance of the Ministry of Land, Infrastructure, Transport and Tourism with respect to their structure, equipment, and performance (especially headlight optical axis, meter display, exhaust gas measures, and so on), and if there is a possibility of non-conformity to such technical standards for safety, the Minister of Land, Infrastructure, Transport and Tourism may recommend improvement measures, conduct on-site inspections, or impose reporting requirements on the business operators.

We comply with these regulations.

The Electrical Appliances and Materials Safety Act (Act No. 234 of 1961, as amended) stipulates that business operators importing electrical appliances and materials are required to notify the Minister of Economy, Trade and Industry of the classification of the type of electrical appliances and materials that they have imported as specified by an Ordinance of the Ministry of Economy, as well as the name and location of the plant or workplace where the electrical appliances and materials are manufactured.

Electrical appliances and materials imported into Japan must conform to the technical standards specified by an Ordinance of the Ministry of Economy, Trade and Industry, and in order to sell imported electrical appliances and materials, an inspection of the electrical appliances and materials must be conducted, inspection records must be prepared and maintained, and the electrical appliances and materials must be labeled as to their conformity to such technical standards in accordance with the methods specified by an Ordinance of the Ministry of Economy, Trade and Industry.

Failure to comply with such technical standards may result in an improvement order by the Minister of Economy, Trade and Industry for improvement of import or inspection methods for electrical appliances and materials or improvement of other work methods, and may also result in on-site inspections by the Minister of Economy, Trade and Industry and the imposition of reporting requirements on the business operator.

We comply with these regulations.

Recycling

The Act on Recycling of End-of-Life Automobiles (Act No. 87 of 2002, as amended) requires that manufacturers take back and recycle air bags, fluorocarbon, and automotive shredder residue derived from end-of-life vehicles (ELV). ELV processing costs are collected from owners of cars currently in use and purchasers of new cars. We comply with these regulations.

Product Liability

In Japan, the Product Liability Act (Act No. 85 of 1994, as amended) mainly regulates product quality. The Product Liability Act sets forth the liability of a manufacturer, processor, or importer for damage caused by defects in a product. Liability under this act can be imposed even if the manufacturer, processor, or importer was not negligent. We comply with these regulations.

Advertising

The Premiums and Representations Act (Act No. 134 of 1962, as amended) stipulates the restricted methods and means of various advertisements, representations, and sales promotions, in a broad sense. When we advertise our products, we must provide appropriate information under this act, so as not to mislead our customers. We comply with these regulations.

Labor Laws

There are various labor-related laws in Japan, including the Labor Standards Act (Act No. 49 of 1947, as amended), the Industrial Safety and Health Act (Act No. 57 of 1972, as amended), and the Labor Contracts Act (Act No. 128 of 2007). The Labor Standards Act regulates, among others, minimum standards for working conditions, such as working hours, leave periods, and leave days. The Industrial Safety and Health Act requires, among others, the implementation of measures to secure employee safety and protect the health of workers in the workplace. The Labor Contracts Act regulates, among others, the change of terms of employment contracts and work rules, and dismissal and disciplinary action. We comply with these regulations.

Personal Information

The Personal Information Protection Act of Japan (Act No. 57 of 2003, as amended) and related guidelines impose various requirements on businesses, including ours, that use databases containing personal information, such as appropriate custody of such information and restrictions on information sharing with third parties. Non-compliance with any order issued by the Personal Information Protection Commission or any other relevant authorities to take necessary measures to comply with the act could result in criminal and/or administrative sanctions. As a result of recent amendments, pseudonymized information (kamei kako joho) and individual-related information (kojin kanren joho) are subject to the Personal Information Protection Act. We comply with these regulations.

MANAGEMENT

The following sets forth information regarding members of our board of directors and our executive officers as of the date of this prospectus.

Name	Age	Position(s)
Weicheng Hsiao	40	Representative Director and Chief Executive Officer
Eiji Fujino	42	Director
Bo Lyu	46	Chief Financial Officer
Taisuke Otsubo	46	Independent Director and Audit and Supervisory Committee Member
Hirotaka Ikeda	48	Independent Director, Audit and Supervisory Committee Member and Nominating Committee Member
Takayuki Tokoroda	41	Independent Director, Audit and Supervisory Committee Member and Nominating Committee Member
Yuri Konno	89	Independent Director
Koki Kawana	44	Independent Director and Compensation Committee Member
Feng Wu	53	Independent Director and Compensation Committee Member

Mr. Weicheng Hsiao is our founder and has served as our Representative Director and Chief Executive Officer since May 2019. While running our Company full time, Mr. Hsiao also spends limited time participating in the operation of Goodride Japan INC., a Japanese wholesale tire company he founded in September 2017, in Japan. Prior to founding our Company, Mr. Hsiao founded a racing team to compete in the D1 Grand Prix series and modified and adapted the racing cars within the regulations. Mr. Hsiao was trained in Economics at Keiai University in 2003.

Mr. Eiji Fujino has served as our Director since May 2021. While serving our Company, Mr. Fujino has also served as the representative director at Meiwa Co. Ltd., a Japanese solar power generation company, since February 2014, the representative director at Delta Co. Ltd., a Japanese web development company, since February 2014, and a director at WAB Co. Ltd., a Japanese grand handling company, since April 2018. Mr. Fujino graduated from Josai University Senior High School in 2003.

Mr. Bo Lyu has served as our Chief Financial Officer since September 2024. Mr. Lyu has over 10 years of experience in corporate financing and public company management. From August 2023 to September 2024, Mr. Lyu served as the Chief Financial Officer of Haoxi Health Technology Limited (NASDAQ: HAO). From November 2021 to August 2023, Mr. Lyu served as the Chief Financial Officer of Heyu Biological Technology Corporation. From August 2020 to October 2021, Mr. Lyu served as a financial controller of Building Dreamstar Technology Inc. From December 2017 to April 2019, Mr. Lyu served as the board secretary of Metalpha Technology Holding Limited (Nasdaq: MATH) (formerly known as Dragon Victory International Limited (NASDAQ: LYL)). From January 2014 to August 2017, Mr. Lyu served as the board secretary of Hailiang Education Group Inc. (NASDAQ: HLG). From July 2009 to December 2013, Mr. Lyu worked as an investment manager at Hailiang Group Co. Ltd., the then-parent company of Hailiang Education Group Inc., Zhejiang Hailiang Co. Ltd. (SSE: 002203), and Hailiang International Holding Co. Ltd. (HKSE: 02336). Mr. Lyu received his Bachelor’s degree in International Investment from Wuhan University in 2001, and his Master’s degree in Finance from the National Economics Department of Albert-Ludwigs-Universität Freiburg in 2008. He also holds the Certificate of Board Secretary from Shenzhen Stock Exchange and is a CFA II candidate.

Mr. Taisuke Otsubo has served as our Audit and Supervisory Committee Member since November 2023. Mr. Otsubo served as our Corporate Auditor from December 2021 to November 2023. While serving our Company, Mr. Otsubo has also served as the representative partner at Legents Judicial Scriveners Corporation, a Japanese judicial scrivener office, since January 2023. Prior to joining our Company, Mr. Otsubo served as the representative director at Otsubo Judicial scrivener office, a Japanese judicial scrivener office, between August 2009 and January 2023. Mr. Otsubo graduated from Chuo Gakuin University Chuo high school in 1998.

Mr. Hirotaka Ikeda has served as our Independent Director and Nominating Committee Member since May 2023 and our Audit and supervisory Committee Member since November 2023. While serving our Company, Mr. Ikeda has also served as the representative director at Myts Co., Ltd., a Japanese consulting firm, since November 2010, as a corporate auditor at LK Japan Co., Ltd., a Japanese engineering services company, since June 2020, and as the representative director at Sakae Digital LLC, a Japanese trading company, since November 2022. Mr. Ikeda received his bachelor’s degree in Management Science, master’s degree in Commerce, and master’s degree in Economics from Osaka Gakuin University in 2001, 2003, and 2005, respectively.

Mr. Takayuki Tokoroda has served as our Independent Director and Nominating Committee Member since May  2023 and our Audit and supervisory Committee Member since November 2023. Mr. Tokoroda served as our director from December 2021 to April 2023. While serving our Company, Mr. Tokoroda has also served as the chief executive officer at BH Co., Ltd. (KRX: 090460), a Japanese whole-seller, since August 2007. Mr. Tokoroda graduated from Chiba Meitoku Senior High School in 2003.

Ms. Yuri Konno has served as our Independent Director since May 2023. While serving our Company, Ms. Konno also runs Dial Service Co., Ltd., a large counseling and consulting company she founded in May 1969, in Japan. Prior to joining our Company, Ms. Konno also served as the first female outside director at Meiji Yasuda Life Insurance Company, a mega Japanese life insurance company, between July 1990 and July 1995. Ms. Konno received her bachelor’s degree in English Literature from Tsuda University in 1958.

Mr. Koki Kawana has served as our Independent Director and Compensation Committee Member since May 2023. While serving our Company, Mr. Kawana has also served as the chief executive officer at Job-up Co., Ltd., a Japanese employment agency, since June 2019. Prior to joining our Company, Mr. Kawana served as the executive vice-president at P-up Co., Ltd., a Japanese telecom device seller, between 2013 and May 2019. Mr. Kawana graduated from Saitama Kenritsu Kawagoe-nishi High School in 1999.

Mr. Feng Wu has served as our Independent Director and Compensation Committee Member since May 2023. While serving our Company, Mr. Wu has also served as the president at Kyouwatusyou Co., Ltd., a Japanese company that specializes in original equipment manufacturing (OEM) sales for Japanese manufacturers, since October 2002. Mr. Wu received his bachelor’s degree in Commerce from Takushoku University in 1997.

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Corporate Governance Practices

We are a “foreign private issuer” as defined under the federal securities laws of the U.S. and the Nasdaq listing standards. Under the federal securities laws of the U.S., foreign private issuers are subject to different disclosure requirements than U.S.-domiciled public companies. We intend to take all actions necessary for us to maintain our status as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the Exchange Act, and other applicable rules adopted by the SEC, and the Nasdaq listing standards. Under the SEC rules and the Nasdaq listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and the Nasdaq permit a foreign private issuer to follow its home country practices in lieu of their respective rules and listing standards. In general, our articles of incorporation and the Companies Act govern our corporate affairs.

As a foreign private issuer, we will follow Japanese law and corporate practices in lieu of the corporate governance provisions set out under Nasdaq Rule 5600. The following rules under Nasdaq Rule 5600 differ from Japanese law requirements:

•        Nasdaq Rule 5605(b)(1) requires that at least a majority of a listed company’s board of directors be independent directors, and Nasdaq Rule 5605(b)(2) requires that independent directors meet on a regular basis as often as necessary to fulfill their responsibilities, including at least annually in executive session, where only independent directors are present. Under our current corporate structure, the Companies Act does not require independent directors.

         Our board of directors, however, is currently comprised of eight directors, six of which are considered “independent,” as determined in accordance with the applicable Nasdaq rules. We expect our independent directors to regularly meet in executive sessions, where only the independent directors are present; and

•        Nasdaq Rule 5620(c) sets out a quorum requirement of 331/3% applicable to meetings of shareholders. In accordance with Japanese law and generally accepted business practices, our articles of incorporation provide that there is no quorum requirement for a general resolution of our shareholders. Under the Companies Act and our articles of incorporation, however, a quorum of not less than one-third of the total number of voting rights is required in connection with the election of directors and statutory auditors and certain other matters.

Board of Directors

Our board of directors has the ultimate responsibility for the administration of our affairs. Under the Companies Act and our articles of incorporation, we are required to have no fewer than three but not more than 10 directors. Directors are elected at general meetings of shareholders. The normal term of office of any director expires at the close of the ordinary general meeting of shareholders held with respect to the last fiscal year ended within one year after such director’s election to office. Our directors may, however, serve any number of consecutive terms.

The board of directors appoints from among its members one or more representative directors who have the authority individually to represent us in the conduct of our affairs. The board of directors may appoint from among its members a president, one or more senior managing directors, and managing directors.

Our board of directors consists of eight directors. Our board of directors has determined that our directors, Taisuke Otsubo, Hirotaka Ikeda, Takayuki Tokoroda, Yuri Konno, Koki Kawana, and Feng Wu, satisfy the “independence” requirements of the Nasdaq corporate governance rules and the rules and regulations of the SEC.

Audit and Supervisory Committee

Our audit and supervisory committee consists of Taisuke Otsubo, Hirotaka Ikeda, and Takayuki Tokoroda. Mr. Otsubo is the chairperson of our audit and supervisory committee. We have determined that Taisuke Otsubo, Hirotaka Ikeda, and Takayuki Tokoroda satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10A-3 under the Exchange Act. Our board has also determined that Taisuke Otsubo and Hirotaka Ikeda qualify as audit and supervisory committee financial experts within the meaning of the SEC rules or possess financial sophistication within the meaning of the Nasdaq listing rules. The audit and supervisory committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit and supervisory committee is responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Our compensation committee consists of Koki Kawana and Feng Wu. Mr. Kawana is the chairperson of our compensation committee. We have determined that Koki Kawana and Feng Wu satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•        reviewing and approving the total compensation package for our most senior executive officers;

•        approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•        reviewing and recommending to our board of directors with respect to the compensation of our directors;

•        reviewing periodically and approving any long-term incentive compensation or equity plans;

•        selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management in accordance with the independence standards identified in the Nasdaq listing rules; and

•        reviewing programs or similar arrangements, annual bonuses, employee pension, and welfare benefit plans.

Nominating Committee

Our nominating committee consists of Hirotaka Ikeda and Takayuki Tokoroda. Mr. Ikeda is the chairperson of our nominating committee. We have determined that Hirotaka Ikeda and Takayuki Tokoroda satisfy the “independence” requirements of the Nasdaq listing rules. The nominating committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee is responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our board of directors the directors to serve as members of committees;

•        advising our board of directors periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation

In accordance with the Companies Act, compensation for our directors, including bonuses, retirement allowances, and incentive stock options, must be approved at our general meeting of shareholders, unless otherwise specified in our articles of incorporation in the future. The shareholders’ approval may specify the upper limit of the aggregate amount of compensation or calculation methods, but if compensation includes benefits in kind, the shareholders’ approval must include the description of such benefits. Compensation for a director is fixed by our board of directors and compensation committee in accordance with our internal regulations and practice and, in the case of retirement allowances, generally reflects the position of the director at the time of retirement, length of service as a director and contribution to our performance.

For the fiscal year ended September 30, 2024, we paid an aggregate of ¥49.56 million (approximately $329,675 as compensation to our executive officers and directors, and we do not set aside or accrue any budget to provide pension, retirement, or other similar benefits to our directors and executive officers.

Share-based Compensation

On June 9, 2021, the Company awarded options to purchase an aggregate of 3,750,000 Ordinary Shares at an exercise price of JPY40 per share (reflecting a 1:2 share split of our Ordinary Shares, effective on September 1, 2023) to various officers, directors, employees and consultants of the Company to measure the cost of their services received in exchange for the share-based awards. The stock options vested on June 10, 2023 with the expiration date on June 9, 2036.

No formal notice of stock option distributions was made to grantees as of March 31, 2025. For details, please see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — Description and Analysis of Principal Components of Our Results of Operations — Share-based compensation expense” and “FINANCIAL STATEMENTS — NOTES TO AUDITED FINANCIAL STATEMENTS — 24. SHARE-BASED COMPENSATION.”

Limitation of Liability of Directors

Under the Companies Act and our articles of incorporation we may exempt, by resolution of the board of directors, our directors from liabilities to us arising in connection with their failure to execute their duties in good faith and without gross negligence, within the limits stipulated by applicable laws and regulations. In addition, our articles of incorporation provide that we may enter into agreements with our directors (excluding executive directors) to limit their respective liabilities to us arising in connection with a failure to execute their duties in good faith and without gross negligence to the higher of either a predetermined amount or an amount stipulated in laws and regulations. We have obtained directors and officers liability insurance, which covers expenses, capped at a certain amount, that our directors and executive officers may incur in connection with their conduct as our directors or executive officers.

Code of Business Conduct and Ethics

We expect that prior to the closing of this offering, our board of directors will adopt a code of business conduct and ethics, which will be applicable to all of our directors and employees. We will file a copy of such code of business conduct and ethics as an exhibit to the Registration Statement on Form F-1, of which this prospectus forms a part, and make it publicly available on our website upon adoption.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of September 17, 2025, and pro forma as adjusted to reflect the sale of ADSs representing the Ordinary Shares being offered in this offering for:

•        each of our directors and executive officers;

•        all directors and executive officers as a group; and

•        each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the Ordinary Shares. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 38,074,888 of our Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes 4,150,000 ADSs representing 4,150,000 Ordinary Shares outstanding immediately after the completion of this offering, assuming no exercise of the Over-Allotment Option, and 4,772,500 ADSs representing 4,772,500 Ordinary Shares, assuming full exercise of the Over-Allotment Option, in each case, excluding shares issuable upon exercise of unexercised options, and based on the assumed initial public offering price of $4.00 per ADS.

Information with respect to beneficial ownership has been furnished by each director, executive officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of this prospectus, we have 70 shareholders of record, none of whom are located in the United States. We will be required to have at least 300 round lot shareholders at the closing of this offering, in order to satisfy the Nasdaq listing rules.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering (Assuming over- allotment option is not exercised)		Ordinary Shares Beneficially Owned After this Offering (Assuming over- allotment option exercised in full)
	Number	Percent	Number	Percent	Number	Percent
Directors and Senior Management(1):
Weicheng Hsiao	14,191,404	37.3%	14,191,404	33.6%	14,191,404	33.1%
Eiji Fujino	2,500,000	6.6%	2,500,000	5.9%	2,500,000	5.8%
Bo Lyu	—	—	—	—	—	—
Taisuke Otsubo	—	—	—	—	—	—
Hirotaka Ikeda	—	—	—	—	—	—
Takayuki Tokoroda(2)	875,000	2.3%	875,000	2.1%	875,000	2.0%
Yuri Konno	—	—	—	—	—	—
Koki Kawana	—	—	—	—	—	—
Feng Wu	—	—	—	—	—	—
All directors and senior management as a group (9 individuals):	17,566,404	46.2%	17,566,404	41.6%	17,566,404	40.9%
5% Shareholders:
Autobacs Seven(3)	2,857,142	7.5%	2,857,142	6.8%	2,857,142	6.7%
Weicheng Hsiao	14,191,404	37.3%	14,191,404	33.6%	14,191,404	33.1%
Eiji Fujino	2,500,000	6.6%	2,500,000	5.9%	2,500,000	5.8%
T’s International Co., Ltd.(4)	2,652,000	7.0%	2,652,000	6.3%	2,652,000	6.2%

____________

Notes:

(1)      Unless otherwise indicated, the business address of each of the individuals is 301, Aomi 2-chome 7-4 the SOHO, Koto-ku, Tokyo 135-0064 Japan.

(2)      Represents 875,000 Ordinary Shares held by BH Co., Ltd., a Japanese company. Takayuki Tokoroda serves as the representative director and has sole voting and dispositive power over the Ordinary Shares held by BH Co., Ltd. The registered address of BH Co., Ltd. is 3-10-3 Miyakocho, Chuo-ku, Chiba-shi, Chiba, 260-0001, Japan.

(3)      Represents 2,857,142 Ordinary Shares held by Autobacs Seven Co., Ltd., a public company with securities listed on the Tokyo Stock Exchange. The nine-member board of directors of Autobacs Seven Co., Ltd. has voting and dispositive power over these Ordinary Shares, which consists of Yugo Horii, Kiomi Kobayashi, Eiichi Kumakura, Shinichi Fujiwara, Minesaburo Miyake, Takayoshi Mimura, Tomoaki Ikeda, Masami Koizumi, and Ayako Kanamaru, as of the date of this prospectus. The registered address of Autobacs Seven Co., Ltd. is NBF Toyosu Canal Front, 6-52, Toyosu 5-chome, Koto-ku, Tokyo, 135-8717, Japan.

(4)      Represents 2,652,000 Ordinary Shares held by T’s International Co., Ltd. The registered address of T’s International Co., Ltd. is Shinmarunouchi Center Building 11F, 1-6-2 Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan.

As of the date of this prospectus, none of our outstanding Ordinary Shares or Series A convertible preferred shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

The related parties of the Company with whom transactions are reported in this prospectus are as follows:

Name of entity or individual	Relationship to the Company
Mr. Weicheng Hsiao	Mr. Weicheng Hsiao is the Company’s founder and has served as its Representative Director and Chief Executive Officer since May 2019.
Goodride Japan INC.	Goodride Japan INC. is owned by the founder and Chief Executive Officer, Mr. Weicheng Hsiao.
Delta Co. Ltd.	Mr. Eiji Fujino is the representative director at Delta Co. Ltd. since February 2014 and has been our director since May 2021.
Legents Judicial Scriveners Corporation	Mr. Taisuke Otsubo is the representative partner of Legents Judicial Scriveners Corporation and has served as our director and audit committee members since November 2023.
Mr. Takayuki Tokoroda	Mr. Takayuki Tokoroda has served as our director since December 2021.
BH Co., Ltd.	One of our directors, Mr. Tokoroda, has served as the chief executive officer at BH Co., Ltd. (KRX: 090460), a Japanese whole-seller, since August 2007.
Kyouwatsusho Co., Ltd	Mr. Feng Wu is the Chief Executive Officer at Kyouwatsusho Co., Ltd and has been our director since April 2023.

In the ordinary course of business, during the period since the beginning of the Company’s preceding three fiscal years up to the date of this prospectus, the Company was involved in certain transactions, either at cost or current market prices, and on the normal commercial terms with related parties. The following tables provide the transactions with these parties for the period as presented (for the portion of such period that they were considered related):

(a)    Sales of fully electric light commercial vehicles from our company to Goodride Japan INC., account receivable from Goodride Japan INC. and prepayment of consignment fee by our Company to Goodride Japan INC.

Our Company has recorded sales of fully electric light commercial vehicles to Goodride Japan INC. during the fiscal year ended September 30, 2022. As such, there was an account receivable arising from the sales of fully electric light commercial vehicles to Goodride Japan INC. as of September 30, 2022. In addition, the Company and Goodride Japan INC. signed an agreement for Goodride to provide consignment services, including the development of car tires, product testing, and consultation on product design and development. With regards to this agreement, the Company has prepaid a lump sum of the consignment fee to Goodride Japan INC. This prepayment remains outstanding as of September 30, 2022. As of March 31, 2025, March 31, 2024, September 30, 2024 and September 30, 2023, the service agreement had expired and the balance of the prepayment was reduced to zero.

	For the Six months ended March 31,		For the Fiscal Years ended September 30,
	2025	2024	2024	2023	2022
	$	$	$	$	$
Nature of transactions
Revenue-related party
Goodride Japan INC.	—	—	—	—	28,311
	For the Six months ended March 31,		For the Fiscal Years ended September 30,
	2025	2024	2024	2023	2022
	$	$	$	$	$
Nature of transactions
Accounts receivable – related party, net*
Goodride Japan INC.	—	—	—	—	24,396
Prepayments**
Goodride Japan INC.	—	—	—	—	96,745

____________

*        The account receivable arose from the sales of fully electric light commercial vehicles to Goodride Japan INC. during the fiscal year ended September 30, 2022.

**      The Company and Goodride Japan INC. signed an agreement for Goodride to provide services, including the development of car tires, product testing, and consultation on product design and development. The Company has prepaid a lump sum of the commission fee to Goodride Japan INC. The prepayment remained outstanding as of September 30, 2022. As of March 31, 2025, March 31, 2024, September 30, 2024 and September 30, 2023, the service agreement expired and the balance of the advance payment was reduced to zero.

(b)    The loans from our Chief Executive Officer, Mr. Weicheng Hsiao to the Company

During the six months ended March 31, 2025 and the fiscal year ended September 30, 2024, the Company obtained short-term loans from our Chief Executive Officer, Mr. Weicheng Hsiao, to finance the Company’s working capital requirements.

Between December 8, 2023 and September 30, 2024, the Company obtained a series of short-term loans in the aggregate amount of $2,948,831 from our Chief Executive Officer, Mr. Weicheng Hsiao. As of September 30, 2024, the aggregate amount of the outstanding balances due to Mr. Weicheng Hsiao was $1,371,535. The amount due to Mr. Weicheng Hsiao as of September 30, 2024 was non-trade, unsecured and interest-free.

The Company and Mr. Weicheng Hsiao have agreed to extend the repayment date of such outstanding loans, which were originally due on Apri1 30, 2024, May 31, 2024, June 30, 2024 and September 30, 2024, to March 31, 2025.

The Company subsequently repaid an aggregate of $355,933 of such loan between October 1, 2024 and March 31, 2025. Between April 1, 2025 and August 31, 2025, the Company obtained successive short-term loans in the aggregate of $155,657 from our Chief Executive Officer, Mr. Weicheng Hsiao. The loans are unsecured, interest-free and due to be repaid on October 31, 2025. The Company subsequently repaid an aggregate of $3,876 of such loan between April 1, 2025 and August 31, 2025. As of August 31, 2025, the aggregate outstanding principal loan balance was $2,048,312.

	As of September 30,
	2024	2023	2022
	$	$	$
Nature of transactions
Amount due to a related party
Mr. Weicheng Hsiao	1,371,535	—	511,368
	As of March 31,
	2025	2024
	$	$
Nature of transactions
Amount due to related parties
Mr. Weicheng Hsiao	1,896,530	1,081,206
BH Co., Ltd	133,422	—

(c)     The loans from the Company to Chief Executive Officer, Mr. Weicheng Hsiao

During the fiscal year ended September 30, 2023, the Chief Executive Officer, Mr. Weicheng Hsiao, obtained a series of short-term loans from the Company and the aggregate amount payable as of September 30, 2023 was $2,969,777. Between October 1, 2023 and October 31, 2023, Mr. Weicheng Hsiao obtained an additional loan of $93,690 from the Company. The terms of such borrowings were negotiated based on mutual agreements and were non-trade, unsecured, bore interest at 3.5% per annum, and were repayable by November 30, 2023. Such loans had been fully repaid by Mr. Weicheng Hsiao to the Company as of November 2, 2023. There were no such borrowings transacted from October 1, 2024 to August 31, 2025 and for the fiscal years ended September 30, 2024 and 2022.

	As of September 30,
	2024	2023	2022
	$	$	$
Nature of transactions
Amount due from a related party
Mr. Weicheng Hsiao	—	2,969,777	—

	For the Fiscal Years ended September 30,
	2024	2023	2022
	$	$	$
Nature of transactions
Interest income
Mr. Weicheng Hsiao	6,266	20,685	—
	As of March 31,
	2025	2024
	$	$
Nature of transactions
Interest income
Mr. Weicheng Hsiao	—	6,358

(d)    Engagement of outsourcing service for daily operation by our Company

The Company engaged certain related parties to outsource services for daily operation and paid them commission for the fiscal years ended September 30, 2024, 2023, and 2022.

	For the Fiscal Years ended September 30,
	2024	2023	2022
	$	$	$
Commission fee
Goodride Japan INC.	—	118,765	264,645
Delta Co. Ltd.	14,236	29,967	15,065
BH Co., Ltd.	5,322	19,002	36,608
Legents Judicial Scriveners Corporation	5,046	44,532	14,326

The Company engaged certain related parties to outsource services for daily operation and paid them commission for March 31, 2025, 2024 and 2023.

	As of March 31,
	2025	2024	2023
	$	$	$
Commission fee
Goodride Japan INC.	—	—	120,561
Delta Co. Ltd.	—	7,064	17,881
BH Co., Ltd.	3,583	5,399	9,645
Legents Judicial Scriveners Corporation	702	4,890	10,159

From April 1, 2025, to August 31, 2025, our Company incurred commission expenses of $3,071 to related parties.

(e)     Engagement of Goodride Japan INC. in performing research and development for our Company, leasing of operating office from Goodride Japan INC. and purchase of material from Goodride Japan INC

Our Company leased the operating office from Goodride Japan INC. during the fiscal years ended September 30, 2024, 2023, and 2022 and during the six months ended March 31, 2025, 2024 and 2023, and purchased the car tires from Goodride Japan INC. during the fiscal year ended September 30, 2022.

	For the Fiscal Years ended September 30,
	2024	2023	2022
	$	$	$
Rent expense(1)
Goodride Japan INC	15,965	19,002	10,585

Purchases(2)
Goodride Japan INC	—	—	8,982
	As of March 31,
	2025	2024	2023
	$	$	$
Rent expense(1)
Goodride Japan INC	7,875	8,909	9,645

____________

(1)      Rent expenses were for the meeting office that Goodride Japan INC. leased to the Company.

(2)      Purchases were for car tires from Goodride Japan INC.

From April 1, 2025 to August 31, 2025, our Company incurred rental expenses of $7,875 for a meeting office leased from Goodride Japan Inc. but did not purchase any car tires from Goodride Japan INC.

(f)     Accrual of operating expenses by our Company to related parties

Our Company has accrued operating expenses owing to the related parties as of September 30, 2024, 2023 and 2022 and as of March 31, 2025, 2024 and 2023.

	As of September 30,
	2024	2023	2022
	$	$	$
Accruals and other current liabilities
Delta Co. Ltd.	4,175	1,408	1,272
Goodride Japan INC.	1,536	1,472	—
BH Co., Ltd.	1,536	1,472	2,660
Mr. Weicheng Hsiao	24,165	18,131	5,860
Legents Judicial Scriveners Corporation	1,736	2,008	—
	As of March 31,
	2025	2024	2023
	$	$	$
Accruals and other current liabilities
Delta Co. Ltd.	3,990	983	1,417
Goodride Japan INC.	10,274	1,455	—
BH Co., Ltd.	4,330	1,455	—
Mr. Weicheng Hsiao	28,073	43,874	—
Legents Judicial Scriveners Corporation	2,652	1,195	—

As of August 31, 2025, the accruals and other current liabilities owed to the following related parties are as follows: (1) Delta Co., Ltd., in the amount of $3,990, (2) Goodride Japan Inc., in the amount of $17,612, (3) BH Co., Ltd. in the amount of $7,764, (4) Mr. Weicheng Hsiao, in the amount of $34,258, and (5) Legents Judicial Scriveners Corporation, in the amount of $2,652.

(g)    Short-term loan from a shareholder of our Company

During the fiscal year ended September 30, 2023, our Company obtained a short-term loan of $200,763 from our shareholder, Mr. Kimoto Yasuya, to finance the Company’s working capital requirements. The loan was non-trade, unsecured, bearing interest at a rate of 5% per annum and matured October 31, 2023. As of September 30, 2023, the outstanding balance was $200,763. The Company subsequently repaid $66,921 of the principal outstanding loan in October 2023. As of August 31, 2025, the Company still has a remaining principal balance outstanding of $133,422. The Company and Mr. Kimoto Yasuya agreed to extend the repayment due date to June 30, 2025, which was further extended to October 31, 2025. There were no such borrowings transacted for the fiscal year ended September 30, 2022.

	As of September 30,
	2024	2023	2022
	$	$	$
Amount due to a shareholder
Mr. Kimoto Yasuya	139,616	200,763	—
	As of March 31,
	2025	2024	2023
	$	$	$
Amount due to a shareholder
Mr. Kimoto Yasuya	133,422	132,258	—

(h)    Purchase of one electric light commercial vehicle and materials from Kyowatsusho Co., Ltd, and accounts payable from Kyowatsusho Co., Ltd.

	As of September 30,
	2024	2023	2022
	$	$	$
Accounts payable – related party
Kyowatsusho Co., Ltd***	19,915	—	—
	For the Fiscal Years ended September 30,
	2024	2023	2022
	$	$	$
Purchases
Kyowatsusho Co., Ltd	17,857	—	—
	As of March 31,
	2025	2024	2023
	$	$	$
Accounts payable – related party
Kyowatsusho Co., Ltd***	21,530	—	—
	As of March 31,
	2025	2024	2023
	$	$	$
Purchases
Kyowatsusho Co., Ltd	2,234	—	—

____________

***    The accounts payable arose from the purchase of one electric light commercial vehicle and materials from Kyowatsusho Co., Ltd. during the fiscal year ended September 30, 2024. The electric light commercial vehicle was purchased by Kyowatsusho Co., Ltd. from Cenntro at the request of the Company. The materials included charger cables and materials used in the vehicle inspection and maintenance.

As of August 31, 2025, the accounts payable balance with Kyowatsusho Co., Ltd, amounts to $22,197.

From Apirl 1, 2025 to August 31, 2025, our Company purchased car materials of $0 from Kyowatsusho Co., Ltd.

Apart from the transactions and balances detailed elsewhere in this prospectus, the Company had no other significant or material related party transactions during the period presented.

Share Issuances to Related Parties

See “Description of Share Capital — History of Share Capital” beginning on page 119 of this prospectus.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

The following description is a summary of the material information concerning our Ordinary Shares, including brief summaries of the relevant provisions of our articles of incorporation and of the Companies Act relating to joint-stock corporations (kabushiki kaisha), and certain related laws and legislation, each as currently in effect. Because it is a summary, this discussion should be read together with our articles of incorporation.

We are a joint-stock corporation with limited liability organized in Japan under the Companies Act. The rights of our shareholders are represented by our Ordinary Shares as described below, and shareholders’ liability is limited to the amount of subscription for such Ordinary Shares.

As of the date of this prospectus, our authorized share capital consists of 100,000,000 Ordinary Shares and 3,000,000 Series A convertible preferred shares, and 38,074,888 of our Ordinary Shares and none of our Series A convertible preferred shares are issued and outstanding.

Requirements and Procedures for Share Transfer under the Companies Act

We are not listed on any stock exchange in Japan. Any transfer of shares of Japanese companies which are not listed in any stock exchange in Japan is subject to the requirements and procedures described in the Companies Act and its subordinate regulations.

Under the Companies Act, a share transfer will take effect if and when:

(i)     in general, the transferor and the transferee agree to the transfer in any manner (including oral agreement);

(ii)    if the Company is a company which issues share certificates, the transferor delivers the share certificate to the transferee; and

(iii)   if the Company is a company which issues shares with restrictions on transfers, the transferor gets approval of the Company for the acquisition of such shares by the transferee.

If the Company is not a company which issues share certificates, the transfer shall take effect between the transferor and the transferee when the agreement of such transfer takes effect as agreed by them.

The transferee of the transfer of shares of a company that is not a company which issues share certificates, may not assert its shareholders’ rights against the Company and third party until such transfer is duly recorded in the register of shareholders of such company.

We are not a company which issues share certificates.

Under the Companies Act and our articles of incorporation, transfer of Ordinary Shares shall not be subject to approval by us.

Distribution of Surplus

Under the Companies Act, the distribution of dividends takes the form of distribution of surplus, and a distribution of surplus may be made in cash and/or in kind, with no restrictions on the timing and frequency of such distributions. The Companies Act generally requires a joint-stock corporation to make distributions of surplus authorized by a resolution of a general meeting of shareholders. Distributions of surplus are, however, permitted pursuant to a resolution of the board of directors, if:

(a)     the Company’s articles of incorporation so provide (our articles of incorporation do not have provisions to this effect);

(b)    the normal term of office of directors expires on or before the day of the conclusion of the annual shareholders meeting for the last business year ending within one year from the time of their election (our articles of incorporation currently satisfies this requirement);

(c)     the Company has accounting auditor(s) and board of corporate auditors (we do not have accounting auditor(s) and board of corporate auditors); and

(d)    the Company’s non-consolidated annual financial statements and certain documents for the latest fiscal year fairly present its assets and profit or loss, as required by the ordinances of the Ministry of Justice.

In an exception to the above rule, even if the requirements described in (a) through (d) are not met, the Company may be permitted to make distributions of surplus in cash to its shareholders by resolution of the board of directors once per fiscal year if its articles of incorporation so provide. Our articles of incorporation do not have provisions to that effect.

A resolution of a general meeting of shareholders authorizing a distribution of surplus must specify the kind and aggregate book value of the assets to be distributed, the manner of allocation of such assets to shareholders, and the effective date of the distribution. If a distribution of surplus is to be made in kind, we may, pursuant to a resolution of a general meeting of shareholders, grant a right to the shareholders to require us to make such distribution in cash instead of in kind. If no such right is granted to shareholders, the relevant distribution of surplus must be approved by a special resolution of a general meeting of shareholders. See “— Voting Rights” for more details regarding a special resolution. Our articles of incorporation provide that we are relieved of our obligation to pay any distributions in cash that go unclaimed for three years after the date they first become payable.

Restriction on Distribution of Surplus

In addition to the restrictions discussed below, as long as the Series A convertible preferred shares are issued, payments of dividends on Ordinary Shares are subject to the prior payment of dividends on Series A convertible preferred shares. See “— Series A convertible preferred shares” for a description of dividends on Series A convertible preferred shares.

Under the Companies Act, we may distribute surplus up to the excess of the aggregate of (a) and (b) below, less the aggregate of (c) through (f) below, as of the effective date of such distribution, if our net assets are not less than ¥3,000,000 (approximately $20,731):

(a)     the amount of surplus, as described below;

(b)    in the event that extraordinary financial statements as of, or for a period from the beginning of the fiscal year to, the specified date are approved, the sum of (i) the aggregate amount as provided for by an ordinance of the Ministry of Justice as the net income for such period described in the statement of income constituting the extraordinary financial statements, and (ii) the amount of consideration that we received for the treasury shares that we disposed of during such period;

(c)     the book value of our treasury shares;

(d)    in the event that we disposed of treasury shares after the end of the previous fiscal year, the amount of consideration that we received for such treasury shares;

(e)     in the event described in (b) in this paragraph, the aggregate amount as provided for by an ordinance of the Ministry of Justice as the net loss for such period described in the statement of income constituting the extraordinary financial statements; and

(f)     certain other amounts set forth in the ordinances of the Ministry of Justice, including (if the sum of one-half of goodwill and the deferred assets exceeds the total of share capital, additional paid-in capital and legal earnings reserve, each such amount as it appears on the balance sheet as of the end of the previous fiscal year) all or a certain part of such excess amount as calculated in accordance with the ordinances of the Ministry of Justice.

For the purposes of this section, the amount of “surplus” is the excess of the aggregate of (I) through (IV) below, less the aggregate of (V) through (VII) below:

(I)     the aggregate of other capital surplus and other retained earnings at the end of the previous fiscal year;

(II)    in the event that we disposed of treasury shares after the end of the previous fiscal year, the difference between the book value of such treasury shares and the consideration that we received for such treasury shares;

(III)  in the event that we reduced our share capital after the end of the previous fiscal year, the amount of such reduction less the portion thereof that has been transferred to additional paid-in capital and/or legal earnings reserve (if any);

(IV)  in the event that we reduced additional paid-in capital and/or legal earnings reserve after the end of the previous fiscal year, the amount of such reduction less the portion thereof that has been transferred to share capital (if any);

(V)    in the event that we cancelled treasury shares after the end of the previous fiscal year, the book value of such treasury shares;

(VI)  in the event that we distributed surplus after the end of the previous fiscal year, the aggregate of the following amounts:

(1)    the aggregate amount of the book value of the distributed assets, excluding the book value of such assets that would be distributed to shareholders but for their exercise of the right to receive dividends in cash instead of dividends in kind;

(2)    the aggregate amount of cash distributed to shareholders who exercised the right to receive dividends in cash instead of dividends in kind; and

(3)    the aggregate amount of cash paid to shareholders holding fewer shares than the shares that were required in order to receive dividends in kind;

(VII) the aggregate amounts of (1) through (4) below, less (5) and (8) below:

(1)    in the event that the amount of surplus was reduced and transferred to additional paid-in capital, legal earnings reserve and/or share capital after the end of the previous fiscal year, the amount so transferred;

(2)    in the event that we distributed surplus after the end of the previous fiscal year, the amount set aside in additional paid-in capital and/or legal earnings reserve;

(3)    in the event that we disposed of treasury shares in the process of (w) a merger in which we acquired all rights and obligations of a company, (x) a corporate split in which we acquired all or a part of the rights and obligations of a split company, (y) a share exchange in which we acquired all shares of a company, or (z) a share delivery in which we acquired shares, share acquisition rights or bonds with share acquisition rights of a company and delivered our shares to the transferor of them as a consideration for such acquisition after the end of the previous fiscal year, the difference between the book value of such treasury shares and the consideration that we received for such treasury shares;

(4)    in the event that the amount of surplus was reduced in the process of a corporate split in which we transferred all or a part of our rights and obligations after the end of the previous fiscal year, the amount so reduced;

(5)     in the event of (w) a merger in which we acquired all rights and obligations of a company, (x) a corporate split in which we acquired all or a part of the rights and obligations of a split company, or (y) a share exchange in which we acquired all shares of a company, or (z) a share delivery in which we acquired shares, share acquisition rights or bonds with share acquisition rights of a company and delivered our shares to the transferor of them as a consideration for such acquisition after the end of the previous fiscal year, the aggregate amount of (i) the amount of the other capital surplus after such merger, corporate split, share exchange or share delivery, less the amount of other capital surplus before such merger, corporate split, share exchange or share delivery, and (ii) the amount of the other retained earnings after such merger, corporate split, share exchange or share delivery, less the amount of other retained earnings before such merger, corporate split, share exchange or share delivery;

(6)    in the event that an obligation to cover a deficiency, such as the obligation of a person who subscribed newly issued shares with an unfair amount to be paid in, was fulfilled after the end of the previous fiscal year, the amount of other capital surplus increased by such payment;

(7)    in the event that we allotted our shares to the directors in consideration of providing service after the end of the last fiscal year, the changes in other capital surplus by such allotment; and

(8)    in the event that we allotted our treasury shares to the directors in consideration of providing service and the directors transferred these shares to us for free after the end of the last fiscal year, the amount of increase in treasury shares by such transfer.

In Japan, the “ex-dividend” date and the record date for any distribution of surplus come before the date a company determines the amount of distribution of surplus to be paid.

For information as to Japanese taxes on dividends, please refer to “Material Income Tax Considerations — Japanese Taxation.”

Capital and Reserves

Under the Companies Act, the paid-in amount of any newly-issued shares is required to be accounted for as share capital, although we may account for an amount not exceeding one-half of such paid-in amount as additional paid-in capital. We may generally reduce additional paid-in capital and/or legal earnings reserve by resolution of a general meeting of shareholders, subject to completion of protection procedures for creditors in accordance with the Companies Act, and, if so decided by the same resolution, we may account for the whole or any part of the amount of such reduction as share capital. We may also transfer all or any part of surplus as described in “Distribution of Surplus” above to share capital, additional paid-in capital or legal earnings reserve by a resolution of a general meeting of shareholders, subject to certain restrictions. We may generally reduce share capital by a special resolution of a general meeting of shareholders, subject to completion of protection procedures for creditors in accordance with the Companies Act, and, if so decided by the same resolution, we may account for the whole or any part of the amount of such reduction as additional paid-in capital or legal earnings reserve.

Share Splits

Under the Companies Act, we may at any time split shares in issue into a greater number of the same class of shares by a resolution of the board of directors. When a share split is to be made, we must give public notice of the share split, specifying the record date therefor, at least two weeks prior to such record date.

Gratuitous Allocations

Under the Companies Act, we may allot any class of shares to our existing shareholders without any additional contribution by a resolution of the board of directors; provided that although our treasury shares may be allotted to our shareholders, any allotment of shares will not accrue to shares of our treasury shares.

When a gratuitous allocation is to be made and we set a record date therefor, we must give public notice of the gratuitous allocation, specifying the record date therefor, at least two weeks prior to the record date.

Reverse Share Split

Under the Companies Act, we may at any time consolidate our shares into a smaller number of shares by a special resolution of the general meeting of shareholders. We must disclose the reason for the reverse share split at the general meeting of shareholders. When a reverse share split is to be made, we must give public notice of the reverse share split at least two weeks (or, in certain cases where any fractions of shares are left as a result of a reverse share split, 20 days) prior to the effective date of the reverse share split.

General Meeting of Shareholders

Our ordinary general meeting of shareholders shall be convened within three months from the day following each business year and is usually held every December in Tokyo, Japan. The record date for an ordinary general meeting of shareholders is September 30 of each year. In addition, we may hold an extraordinary general meeting of shareholders whenever necessary by giving at least two-week advance notice to shareholders.

Notice of convocation of a general meeting of shareholders setting forth the time, place, purpose thereof, and certain other matters set forth in the Companies Act and relevant ordinances must be mailed to each shareholder having voting rights (or, in the case of a non-resident shareholder, to his or her standing proxy or mailing address in Japan) at least two weeks prior to the date set for such meeting. Such notice may be given to shareholders by electronic means, subject to the consent of the relevant shareholders.

Any shareholder or group of shareholders holding at least 3% of the total number of voting rights for a period of six months or more may require, with an individual shareholder notice, the convocation of a general meeting of shareholders for a particular purpose. Unless such general meeting of shareholders is convened without delay or a convocation notice of a meeting which is to be held not later than eight weeks from the day of such demand is dispatched, the requiring shareholder may, upon obtaining a court approval, convene such general meeting of shareholders.

Any shareholder or group of shareholders holding at least 300 voting rights or 1% of the total number of voting rights for a period of six months or more may propose a matter to be included in the agenda of a general meeting of shareholders, and may propose to describe such matter together with a summary of the proposal to be submitted by such shareholder in a notice to our shareholders, by submitting a request to a director at least eight weeks prior to the date set for such meeting (provided that we are able to limit the number of such matters proposed by each shareholder to 10), with an individual shareholder notice.

The Companies Act enables a company to amend its articles of incorporation in order to loosen the requirements for the number of shares held and shareholding period, as well as the period required for dispatching a convocation notice or submission of requests, all of which are required for any shareholder or group of shareholders to request the convocation of a general meeting of shareholders, to propose a matter to be included in the agenda of a general meeting of shareholders or to request to include a summary of such matter in a convocation notice. Our articles of incorporation do not provide for loosening such requirements.

Voting Rights

A shareholder of record is entitled to one vote per Ordinary Share, except that neither we nor any corporation, partnership, or other similar entity in which we hold, directly or indirectly, 25% or more of the voting rights shall exercise any voting rights in respect of Ordinary Shares held by us or such entity, as the case may be. Except as otherwise provided by law or by our articles of incorporation, a resolution can be adopted at a general meeting of shareholders by a majority of the voting rights represented at the meeting. Shareholders may also exercise their voting rights through proxies, provided that the proxy is granted to one of our shareholders having voting rights. The Companies Act and our articles of incorporation provide that the quorum for the election of directors is one-third of the total number of voting rights. Our articles of incorporation provide that the Ordinary Shares may not be voted cumulatively for the election of directors. Our shareholders may exercise voting rights in writing, or electronically in accordance with a resolution of the board of directors. The Companies Act provides that a special resolution of the general meeting of shareholders is required for certain significant corporate transactions, including:

•        any amendment to our articles of incorporation (except for amendments that may be made without the approval of shareholders under the Companies Act);

•        a reduction of share capital, subject to certain exceptions under which a shareholders’ resolution is not required, such as a reduction of share capital for the purpose of replenishing capital deficiencies;

•        transfer of the whole or a part of our equity interests in any of our subsidiaries, subject to certain exceptions under which a shareholders’ resolution is not required;

•        a dissolution, merger, or consolidation, subject to certain exceptions under which a shareholders’ resolution is not required;

•        the transfer of the whole or a substantial part of our business, subject to certain exceptions under which a shareholders’ resolution is not required;

•        the taking over of the whole of the business of any other corporation, subject to certain exceptions under which a shareholders’ resolution is not required;

•        a corporate split, subject to certain exceptions under which a shareholders’ resolution is not required;

•        share exchange (kabushiki kokan) or share transfer (kabushiki iten) for the purpose of establishing 100% parent-subsidiary relationships, subject to certain exceptions under which a shareholders’ resolution is not required;

•        a share delivery (kabushiki kofu) for the purpose of making another corporation a subsidiary, subject to certain exceptions under which a shareholders’ resolution is not required;

•        any issuance of new shares or transfer of existing shares held by us as treasury shares at a “specially favorable” price and any issuance of share acquisition rights or bonds with share acquisition rights at a “specially favorable” price or in a “specially favorable” condition to any persons other than shareholders;

•        any acquisition by us of our own shares from specific persons other than our subsidiaries (if any);

•        reverse share split; or

•        the removal of a corporate auditor.

Except as otherwise provided by law or in our articles of incorporation, a special resolution of the general meeting of shareholders requires the approval of the holders of at least two-thirds of the voting rights of all shareholders present or represented at a meeting where a quorum is present. Our articles of incorporation provide that a quorum exists when one-third or more of the total number of voting rights is present or represented.

Liquidation Rights

If we are liquidated, the assets remaining after payment of all taxes, liquidation expenses, and debts (the “Residual Assets”) will be distributed among holders of Ordinary Shares in proportion to the number of Ordinary Shares they hold.

Rights to Allotment of Shares

Holders of our Ordinary Shares have no pre-emptive rights. Authorized but unissued shares may be issued at the times and on the terms as the board of directors determines, so long as the limitations with respect to the issuance of new shares at “specially favorable” prices (as described in “— Voting Rights”) are observed. Our board of directors may, however, determine that shareholders shall be given rights to allotment regarding a particular issue of new shares, in which case such rights must be given on uniform terms to all holders of the shares as of a record date for which not less than two weeks’ prior public notice must be given. Each shareholder to whom such rights are given must also be given notice of the expiration date thereof at least two weeks prior to the date on which such rights expire. The rights to allotment of new shares may not be transferred. However, the Companies Act enables us to allot share acquisition rights to shareholders without consideration therefor, and such share acquisition rights are transferable. See “— Share Acquisition Rights” below.

In cases where a particular issuance of new shares (i) violates laws and regulations or our articles of incorporation, or (ii) will be performed in a manner materially unfair, and shareholders may suffer disadvantages therefrom, such shareholders may file an injunction with a court of law to enjoin such issuance.

Share Acquisition Rights

Subject to certain conditions and to the limitations on issuances at a “specially favorable” price or on “specially favorable” conditions described in “— Voting Rights,” we may issue share acquisition rights (shinkabu yoyakuken) and bonds with share acquisition rights (shinkabu yoyakuken-tsuki shasai) by a resolution of the board of directors. Holders of share acquisition rights may exercise their rights to acquire a certain number of shares within the exercise period as set forth in the terms of their share acquisition rights. Upon exercise of share acquisition rights, we will be obligated either to issue the relevant number of new shares or, alternatively, to transfer the necessary number of shares of treasury shares held by us.

Record Date

The record date for annual dividends and the determination of shareholders entitled to vote at the ordinary general meeting of our shareholders is September 30.

In addition, by a resolution of the board of directors, we may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks’ prior public notice.

Purchase of Our Own Shares

Under the Companies Act, we may acquire our own shares:

•        by purchase from a specific party other than any of our subsidiaries, pursuant to a special resolution of a general meeting of shareholders; and

•        by purchase from any of our subsidiaries, pursuant to a resolution of the board of directors.

Any such acquisition of shares must satisfy certain requirements, such as that we may only acquire our own shares in an aggregate amount up to the amount that we may distribute as surplus. See “— Distribution of Surplus” above for more details regarding this amount.

Our own shares acquired by us may be held by us as treasury shares for any period or may be cancelled by resolution of the board of directors. We may also transfer the shares held by us to any person, subject to a special resolution of a general meeting of shareholders or a resolution of the board of directors, as the case may be, and subject also to other requirements similar to those applicable to the issuance of new shares, as described in “— Rights to Allotment of Shares” above. We may also utilize our treasury shares (x) for the purpose of transfer to any person upon exercise of share acquisition rights or (y) for the purpose of acquiring another company by way of merger, share exchange, share delivery or corporate split through exchange of treasury shares for shares or assets of the acquired company.

Request by Controlling Shareholder to Sell All Shares

Under the Companies Act, in general, a shareholder holding 90% or more of our voting rights, directly or through wholly-owned subsidiaries, shall have the right to request that all other shareholders other than us (and all other holders of share acquisition rights other than us, as the case may be) sell all shares (and all share acquisition rights, as the case may be) held by them with our approval, which must be made by a resolution of the board of directors (kabushiki tou uriwatashi seikyu, or a “Share Sales Request”). In order to make a Share Sales Request, such controlling shareholder will be required to issue a prior notice to us. If we approve such Share Sales Request, we will be required to make a public notice to all holders and registered pledgees of shares (and share acquisition rights, as the case may be) not later than 20 days before the effective date of such sales.

Sale by Us of Shares Held by Shareholders Whose Addresses Are Unknown

Under the Companies Act, we are not required to send a notice to a shareholder if notices to such shareholder fail to arrive for a continuous period of five or more years at the registered address of such shareholder in the register of our shareholders or at the address otherwise notified to us.

In addition, we may sell or otherwise dispose of the shares held by a shareholder whose location is unknown. Generally, if

•        notices to a shareholder fail to arrive for a continuous period of five or more years at the shareholder’s registered address in the register of our shareholders or at the address otherwise notified to us, and

•        the shareholder fails to receive distribution of surplus on the shares for a continuous period of five or more years at the address registered in the register of our shareholders or at the address otherwise notified to us, we may sell or otherwise dispose of the shareholder’s shares at the market price (as applicable) after giving at least three months’ prior public and individual notices, and hold or deposit the proceeds of such sale or disposal for the shareholder.

Series A Convertible Preferred Shares

The following description is a summary of information concerning provisions of our articles of incorporation regarding Series A convertible preferred shares in issue. Other terms regarding Series A convertible preferred shares are set out in detail in our articles of incorporation, resolutions of the board of directors and special resolution of the general meeting of shareholders relating to the issuance of Series A convertible preferred shares.

Preferred Shares

When we make a dividend of surplus (including an interim dividend; hereinafter simply referred to as a “dividend”), it shall pay the dividend to the holders of the Series A convertible preferred shares (the “Series A Preferred Shareholders”) or registered pledgees of the Series A convertible preferred shares (the “Series A Preferred Registered Pledgees”) the amount obtained by multiplying the paid in per preferred share (the “Series A Paid-in Amount”) by 10% per annum (the “Series A Preferred Dividend Amount”) for each business year in advance to the holders of Ordinary Shares and the registered pledges of Ordinary Shares.

If dividends of surplus have already been paid to Series A Preferred Shareholders or Series A Preferred Registered Pledgees on a record date established during the same business year, the Series A Preferred Dividend Amount payable under the preceding paragraph shall be the amount after deducting the amount already paid.

If the Company pays further dividends in addition to the Series A Preferred Dividend Amount, we shall pay dividends to the Series A convertible preferred shares and the Ordinary Shares in the same amount per share.

If the amount of the surplus dividend to be paid to Series A Preferred Shareholders or Series A Preferred Registered Pledgees in a business year does not reach the Series A Preferred Dividend Amount, such shortfall will not be accumulated from the following business year onward.

Priority Distribution of Residual Assets

When we distribute Residual Assets, it shall distribute to Series A Preferred Shareholders or Series A Preferred Registered Pledgees, prior to holders of Ordinary Shares or registered pledgees of Ordinary Shares, the amount equivalent to the Series A Paid-in Amount set forth in the following paragraph per Series A convertible preferred shares (the “Series A Residual Assets Distribution Amount”). However, if the amount obtained by multiplying the Series A Paid-in Amount at the time we distribute the Residual Assets by the number of outstanding Series A convertible preferred shares (the number of shares of a certain class of shares obtained by subtracting the number of shares of the relevant class held by us from the total number of shares of the relevant class issued and outstanding. The same shall apply hereinafter.) exceeds the total amount of Residual Assets, the Series A Residual Assets Distribution Amount will be the amount obtained by dividing the total amount of Residual Assets by the number of outstanding Series A convertible preferred shares (if the calculation results in fractions less than one yen, fractions less than one yen will be discarded).

The initial Series A paid-in Amount shall be 70 yen.

If we conduct a share split or reverse share split or a gratuitous allocation of Series A convertible preferred shares, the Series A Paid-in Amount shall be adjusted in accordance with the following formula.

Series A Paid-in Amount after adjustment	=	Series A Paid-in Amount before adjustment	X	Number of outstanding Series A convertible preferred shares before share split, reverse share split, or gratuitous allocation
Number of outstanding Series A convertible preferred shares after share split, reverse share split, or gratuitous allocation

The Series A Paid-in Amount after adjustment will apply, in the case of a share split, on and after the day following the record date for a such share split, and in the case of a reverse share split or gratuitous allocation, on and after the effective date of such reverse share split or gratuitous allocation (if a record date for such reverse share split or gratuitous allocation has been set, the day following such record date).

If any other event similar to a share split or reverse share split or a gratuitous allocation of Series A convertible preferred shares occurs, the Series A Paid-in Amount will be appropriately adjusted by us in accordance with the same adjustment method as in the above paragraph.

If there are still Residual Assets after the distribution of the Series A Preferred Residual Assets Distribution Amount, we shall distribute the same amount of Residual Assets per Ordinary Shares and per Series A convertible preferred shares to holders of Ordinary Shares or registered pledgees of Ordinary Shares and to Series A Preferred Shareholders and Series A Preferred Registered Pledgees, respectively.

Voting Rights

A Series A Preferred Shareholder is entitled to one vote per Series A convertible preferred shares at our general meeting of shareholders and the general meeting of class shareholders of the holders of Series A convertible preferred shares (the “General Meeting of Series A Preferred Shareholders”).

Conversion to Ordinary Shares

A Series A Preferred Shareholder may at any time request us to acquire all or part of its Series A convertible preferred shares in exchange for the delivery of Ordinary Shares (the “Conversion”) under the conditions set forth in the following paragraph.

The conditions for Conversion of the Series A convertible preferred shares shall be as follows;

(a)     The number of Ordinary Shares to be delivered upon Conversion of the Series A convertible preferred shares is to be calculated by the following formula (the “Series A Conversion Number Calculation Formula”). However, any fraction of less than one share resulting from the calculation of the number of shares to be issued shall be rounded up to the nearest whole share.

Number of Ordinary Shares to be delivered upon Conversion	=	Series A Paid-in Amount X Number of Series A convertible preferred shares subject to Conversion request
Series A Conversion Price

(b)    Series A Conversion Price and its adjustment in the Series A Conversion Number Calculation Formula

(1)    The initial Series A Conversion Price shall be the same amount as the Series A Paid-in Amount.

(2)    In the event of a share split or reverse share split or gratuitous allocation of Ordinary Shares, the Series A Conversion Price shall be adjusted in accordance with the following formula. Any fraction less than one yen resulting from the adjustment shall be rounded off to the first decimal place.

Series A Conversion Price after adjustment	=	Series A Conversion Price before adjustment	X	Number of outstanding Ordinary Shares before share split, reverse share split, or gratuitous allocation
Number of outstanding Ordinary Shares after share split, reverse share split, or gratuitous allocation

The Series A Conversion Price after adjustment shall apply, in the case of a share split, on and after the day following the record date for a such share split, and in the case of a reverse share split or gratuitous allocation of shares, on and after the day on which such reverse share split or gratuitous allocation takes effect (or, if a record date for a gratuitous allocation is set, the day following such record date).

(3)    In the event of the issuance of Ordinary Shares (including the disposal of Ordinary Shares held by us; the same shall apply hereinafter) at a price below the Series A Conversion Price before adjustment, (provided, however, excluding (A) in the event of a gratuitous allocation of shares, (B) in the event of exercise or conversion of latent shares, etc. (it collectively refers to the rights or securities that are convertible into, or has the right to acquire, Ordinary Shares upon the request of the holder thereof or us based on the requests of holders of issued and outstanding shares with put option, shares with put option, share options (including those attached to bonds with share options; hereinafter the same shall apply in this paragraph), or other holders or us or by the occurrence of certain events.) (C) in the event of delivering Ordinary Share in a merger, share exchange, share deliver, or corporate split, or (D) Sale of treasury shares pursuant to Article 194 (Request for Sale of Shares Constituting Less Than a Whole Unit by Shareholders Who Hold Less Than a Whole Unit) of the Companies Act), such price shall be the Series A Conversion Price after adjustment.

The Series A Conversion Price after adjustment in the case of Item (3) shall apply on and after the day after the payment date (or, if a payment period is set, the last day of such period), or, if a record date for allotment to shareholders is set, on and after the day after such record date.

(4)    In the event that we issue shares that are convertible into Ordinary Shares (including the case of gratuitous allocation of shares) and the amount determined by the directors of us (or the Board of Directors if we have a board of directors) as the amount of consideration per Ordinary Share to be delivered upon Conversion of such shares is less than the Series A Conversion Price before adjustment, the Series A Conversion Price after adjustment shall be the amount of such consideration per share.

The Series A Conversion Price after adjustment in the case of Item (4) shall apply on and after the day after the payment date, or, in the case of a gratuitous allocation of shares, on and after the day after the effective date of the gratuitous allocation of shares (or, if a record date for the gratuitous allocation of shares is set, on and after the record date), or, if there is a shareholder allotment date, on and after the day after the shareholder allotment date.

(5)    In the event that we issue share acquisition rights for Ordinary Shares or shares that are convertible into Ordinary Shares, or share acquisition rights that are convertible into Ordinary Shares or shares that are convertible into Ordinary Shares (including the cases of gratuitous allocation of share acquisition rights), and the sum of the amount to be paid in for the share acquisition rights per Ordinary Share and the value per Ordinary Share of the assets to be contributed upon exercise or conversion of the share acquisition rights is less than the Series A Conversion Price before adjustment, such value shall be the Series A Conversion Price after adjustment.

The Series A Conversion Price after adjustment in the case of Item (5) shall apply on and after the day following the allotment date, or in the case of a gratuitous allocation of share acquisition rights, on and after the day following the effective date of the gratuitous allocation of such share acquisition rights (if a record date for the gratuitous allocation of such share acquisition rights is set, on and after the record date), or if there is a shareholder allotment date, on and after the day following such shareholder allotment date.

(6)    In addition to the events listed in Items (2) through (5) above, if any of the events listed in the following items occurs, we shall give prior written notice to Series A Preferred Shareholders and Series A Preferred Registered Pledgees to that effect, the reason, the Series A Conversion Price after adjustment, the date of application, and other necessary matters, and shall adjust the Series A Conversion Price appropriately.

(i)     When adjustment of the Series A Conversion Price is necessary because of a merger, share exchange, share deliver, share transfer, corporate split, or reduction in the amount of share capital.

(ii)    In addition to Item (i) above, when the Series A Conversion Price needs to be adjusted due to the occurrence of an event that causes or may cause a change in the number of the outstanding Ordinary Shares (however, the number of Ordinary Shares held by us shall be excluded.).

(iii)   When the conversion period for shares that are convertible into Ordinary Shares of us has expired. However, this excludes cases where all such shares have already been converted.

(iv)   the exercise period during which Ordinary Shares may be delivered upon exercise of share acquisition rights for Ordinary Shares or shares that are convertible into Ordinary Shares, or share acquisition rights that are convertible into Ordinary Shares or shares that are convertible into Ordinary Shares, expires; However, this excludes cases where an exercise request is made for all such share acquisition rights.

(c)     If the Series A Conversion Price is not adjusted

Notwithstanding the (b) above, the Series A Conversion Price shall not be adjusted when the share acquisition rights of us are issued to directors, corporate auditors, or employees of us for incentive purposes.

Acquisition Clause with Consideration in the Form of Shares

If we have made an institutional decision to apply to a financial instruments exchange (including those outside Japan) for the listing of Ordinary Shares, and if we receive a request from the lead manager of securities company for the listing that the Series A convertible preferred shares be converted, we may convert all of the Series A convertible preferred shares into Ordinary Shares on a date determined by a decision of the directors (or the board of directors if we have a board of directors). With respect to the number of Ordinary Shares to be delivered to Series A Preferred Shareholders upon such conversion and other conditions, the provisions in “— Right to Request Acquisition in Exchange for Ordinary Shares” above shall apply mutatis mutandis.

Transfer Restriction of Series A convertible preferred shares

Under the Companies Act and our current articles of incorporation, transfer of Series A convertible preferred shares shall be subject to an approval by our board through majority of attending board members.

Matters to be Resolved at the General Meeting of Class Shareholders

A resolution of a General Meeting of Series A Preferred Shareholders shall be required for the following:

(a)     amendments to articles of incorporation;

(b)    issuance of shares, share acquisition rights or bonds with share acquisition rights or other rights convertible into shares of us;

(c)     Reorganization such as investments in or acquisitions of other companies, mergers, corporate splits, share exchanges, share transfers, and business transfers, or transfers or acquisitions of business;

(d)    reduction of share capital or additional paid-in capital;

(e)     issuance of bonds;

(f)     dissolution or liquidation of the company;

(g)    petition for commencement of bankruptcy proceedings, corporate reorganization proceedings or civil rehabilitation proceedings;

(h)    share split or reverse share split;

(i)     approval of controlling shareholder’s request for sale of shares;

(j)     dividends from surplus;

(k)    disposal or transfer of important assets; and

(l)     loans of 100 million yen or more.

History of Share Capital

Unless otherwise indicated, all share amounts and per share amounts issued and outstanding prior to August 31, 2023 in this subsection are not presented to give effect to a 1-for-2 share split of our Ordinary Shares and Series A convertible preferred shares, which effected on September 1, 2023.

The following is a history of our share capital during the last three years.

On June 30, 2021, our shareholders approved an increase in the amount of our issued capital from JPY10 million to JPY97.5 million and an increase in the number of our Ordinary Shares from 10,000,000 to 12,312,500, to issue 2,312,500 Ordinary Shares to six investors, for an aggregate consideration of JPY185 million. On June 30, 2021, we issued the 2,312,500 Ordinary Shares to the six investors accordingly.

On July 1, 2021, our shareholders approved an increase in the amount of our issued capital from JPY97.5 million to JPY102.5 million.

On October 8, 2021, our shareholders approved an increase in the amount of our issued capital from JPY102.5 million to JPY152.499985 million and an issuance of 1,428,571 of our Series A convertible preferred shares. On October 20, 2021, we issued the 1,428,571 Series A convertible preferred shares to one accredited investor for a consideration of JPY99.99997 million accordingly.

On December 28, 2021, our shareholders approved an increase in the amount of our issued capital from JPY152.499985 million to JPY249.999985 million and an increase in the number of our Ordinary Shares from 12,312,500 to 13,287,500, to issue 975,000 Ordinary Shares to nine investors, for an aggregate consideration of JPY195 million. On December 28, 2021, we issued the 975,000 Ordinary Shares to the nine investors accordingly.

On February 28, 2022, our shareholders approved an increase in the amount of our issued capital from JPY249.999985 million to JPY284.999985 million and an increase in the number of our Ordinary Shares from 13,287,500 to 13,487,500, to issue 200,000 Ordinary Shares to one investor, for a consideration of JPY70 million. On February 28, 2022, we issued the 200,000 Ordinary Shares to the investor accordingly.

On March 28, 2022, our shareholders approved an increase in the amount of our issued capital from JPY284.999985 million to JPY327.500135 million and an increase in the number of our Ordinary Shares from 13,487,500 to 13,730,358, to issue 242,858 Ordinary Shares to two investors, for an aggregate consideration of JPY85.0003 million. On March 28, 2022, we issued the 242,858 Ordinary Shares to the two investors accordingly.

On December 15, 2022, our shareholders approved an increase in the amount of our issued capital from JPY327.500135 million to JPY365.250785 million and an increase in the number of our Ordinary Shares from 13,730,358 to 13,946,076, to issue 215,718 Ordinary Shares to seven investors, for an aggregate consideration of JPY75.5013 million. On December 15, 2022, we issued 215,718 Ordinary Shares to the seven investors accordingly.

On January 31, 2023, we issued 571,930 Ordinary Shares to one accredited investor for a consideration of JPY114.386 million.

On February 28, 2023, we issued 857,143 Ordinary Shares to one accredited investor for a consideration of JPY300.00005 million.

On March 29, 2023, we issued 40,000 Ordinary Shares to one investor for a consideration of JPY20 million.

On March 30, 2023, we issued 40,000 Ordinary Shares to two investors for an aggregate consideration of JPY20 million.

On March 31, 2023, we issued 1,735,724 Ordinary Shares to 25 investors for an aggregate consideration of JPY607.5034 million.

On April 1, 2023, we issued 20,000 Ordinary Shares to one investor for a consideration of JPY10 million.

On April 3, 2023, we issued 20,000 Ordinary Shares to one investor for a consideration of JPY10 million.

On April 10, 2023, we issued 200,000 Ordinary Shares to one accredited investor for a consideration of JPY100 million.

On April 11, 2023, we issued 20,000 Ordinary Shares to one investor for a consideration of JPY10 million.

On April 12, 2023, we issued 20,000 Ordinary Shares to one investor for a consideration of JPY10 million.

On April 24, 2023, we issued 92,000 Ordinary Shares to one investor for a consideration of JPY46 million.

On April 25, 2023, we issued 6,000 Ordinary Shares to one investor for a consideration of JPY3 million.

On April 28, 2023, we issued 40,000 Ordinary Shares to one investor for a consideration of JPY20 million.

On July 20, 2023, the Company’s board of directors approved a share split of the Company’s outstanding Ordinary Shares and Series A convertible preferred shares at a ratio of 1:2, which was based on a record date of August 31, 2023 and became effective on September 1, 2023, resulting in 38,074,888 Ordinary Shares being issued and outstanding and 2,857,142 Series A convertible preferred shares being issued after the share split.

Pursuant to our articles of incorporation, on August 31, 2023, Autobacs Seven requested us to convert its 2,857,142 Series A convertible preferred shares on August 31, 2023. On August 31, 2023, we issued 2,857,142 Ordinary Shares to Autobacs Seven, and in exchange, we acquired the 2,857,142 Series A convertible preferred shares, which were canceled by us on October 20, 2023.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., Tokyo Branch, located at 1-1, Otemachi 1-chome Chiyoda-ku, Tokyo Japan.

We will appoint Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is filed as an exhibit to the registration statement of which this prospectus forms a part and will also be on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-276132 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one (1) Ordinary Share that is on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-Ordinary Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property, under the terms of the deposit agreement, will be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Ordinary Shares will continue to be governed by the laws of Japan, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the Ordinary Shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Ordinary Shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Ordinary Shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable Ordinary Shares with the beneficial ownership rights and interests in such Ordinary Shares being at all times vested with the beneficial owners of the ADSs representing the Ordinary Shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations, including, without limitation, FEFTA regulations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Japan.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Ordinary Shares

Whenever we make a free distribution of Ordinary Shares for the securities on deposit with the custodian, we will deposit the applicable number of Ordinary Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the Ordinary Shares deposited or modify the ADS-to-Ordinary Shares ratio, in which case each ADS you hold will represent rights and interests in the additional Ordinary Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Ordinary Shares ratio upon a distribution of Ordinary Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Ordinary Shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the Ordinary Shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Ordinary Shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Ordinary Shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•        We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•        We fail to deliver satisfactory documents to the depositary bank; or

•        It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional Ordinary Shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Japan would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Ordinary Shares or rights to subscribe for additional Ordinary Shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•        We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•        We do not deliver satisfactory documents to the depositary bank; or

•        The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the Ordinary Shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares

The Ordinary Shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Ordinary Shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Ordinary Shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Ordinary Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Upon completion of the offering, the Ordinary Shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus. After the completion of the offering, the Ordinary Shares that are being offered for sale pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary bank may create ADSs on your behalf if you or your broker deposit Ordinary Shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Ordinary Shares to the custodian. Your ability to deposit Ordinary Shares and receive ADSs may be limited by U.S. and Japanese legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Ordinary Shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of Ordinary Shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•        The Ordinary Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•        All preemptive (and similar) rights, if any, with respect to such Ordinary Shares have been validly waived or exercised.

•        You are duly authorized to deposit the Ordinary Shares.

•        The Ordinary Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•        The Ordinary Shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

We have informed the depositary bank that as of the date of this prospectus, neither we nor our subsidiaries fall within any of the business sectors designated by the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended), or the FEFTA, (the “Designated Business Sectors,” Shitei-Gyoshu). We have advised the depositary bank, however, that if we or our subsidiaries do engage in any Designated Business Sectors, a proposed transferee of our Ordinary Shares who is a Foreign Investor (as defined under the FEFTA) may be required to submit an application for pre-clearance to the applicable Japanese governmental authority prior to the transfer of our Ordinary Shares, which approval may take up to 30 days and could be subject to further extension. Therefore, if we advise the depositary bank that we or any of our subsidiaries are engaging in any Designated Business Sectors, prior to accepting Ordinary Shares for deposit in return for the issuance of ADSs, the depositary bank, which is considered a Foreign Investor for purposes of the FEFTA, would be required to obtain pre-clearance from the applicable Japanese governmental authority. Accordingly, if we or our subsidiaries do engage in any Designated Business Sectors, investors wishing to deposit Ordinary Shares with the depositary bank for the issuance of ADSs should notify the depositary bank well in advance of the proposed deposit to allow time for the depositary bank to apply for any required pre-clearance, if not already obtained. The depositary bank will not accept any Ordinary Shares for deposit until any required pre-clearance has been obtained (if the pre-clearance is required). The depositary bank has no contractual obligation under the deposit agreement or any ADR to accept Ordinary Shares for deposit from any investor nor to submit any application for pre-clearance under FEFTA for any investor proposing to deposit Ordinary Shares.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•        ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•        provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•        provide any transfer stamps required by the State of New York or the United States; and

•        pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Ordinary Shares at the custodian’s offices. Your ability to withdraw the Ordinary Shares held in respect of the ADSs may be limited by U.S. and Japanese law considerations applicable at the time of withdrawal. In order to withdraw the Ordinary Shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Ordinary Shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Ordinary Shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•        Temporary delays that may arise because (i) the transfer books for the Ordinary Shares or ADSs are closed, or (ii) Ordinary Shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•        Obligations to pay fees, taxes and similar charges.

•        Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

We have informed the depositary bank that if we or our subsidiaries engage in certain Designated Business Sectors restricted as to “specific acquisition (tokutei shutoku)” by Foreign Investors, any Foreign Investor expecting to receive delivery of our Ordinary Shares upon surrender of ADSs may also be required to obtain pre-clearance from the applicable Japanese governmental authority prior to accepting delivery, which approval may take up to 30 days and could be subject to further extension. Accordingly, if we or our subsidiaries do engage in certain Designated Business Sectors restricted as to “specific acquisition (tokutei shutoku)” by Foreign Investors, ADS holders who are Foreign Investors wishing to surrender ADSs for the purpose of withdrawing the underlying deposited Ordinary Shares should apply for pre-clearance well in advance of such surrender (if the pre-clearance is required). The depositary bank will not accept surrender of ADSs for the purpose of withdrawal of Ordinary Shares until it receives assurances satisfactory to the depositary bank that any required pre-clearance for the delivery of the Ordinary Shares to a Foreign Investor has been obtained (if the pre-clearance is required).

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the Ordinary Shares represented by your ADSs. The voting rights of holders of Ordinary Shares are described in “Description of Share Capital — Voting Rights”.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions. Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement).

If the depositary bank does not receive your voting instructions in a timely manner you will nevertheless be treated as having instructed the depositary bank to give a proxy to a person we designate to vote the Ordinary Shares represented by your ADSs in his/her discretion. The depositary bank will deliver such discretionary proxy only if:

•        we confirm that we wish the depositary bank to issue such discretionary proxy;

•        we certify that the matters to be considered at the shareholders meeting do not adversely affect the rights of shareholders; and

•        we certify that there exists no substantial opposition to such matters.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

We will notify the depositary bank promptly if we intend to propose any agenda item at our general meeting of shareholders which would require the depositary bank to submit a FEFTA Prior Notification (which could include an addition of any FEFTA Designated Business to its business purposes in its Articles of Incorporation, and appointment of a person closely related with the depositary bank as director of the Company). We will not take any action requiring notice under the preceding sentence unless or until the relevant FEFTA Pre-Notification has been submitted to the Minister of Finance and any minister having jurisdiction over any business of the Company, and the applicable waiting period for the FEFTA Pre-Notification has expired in accordance with the FEFTA without any recommendation or order relating to the FEFTA Pre-Notification having been issued by any of those ministers.

Fees and Charges

As an ADS holder, you will be required to pay the following fees (some of which may be cumulative) under the terms of the deposit agreement:

Service	Fees

•   Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Ordinary Shares, upon a change in the ADS(s)-to-Ordinary Shares ratio, ADS conversions, or for any other reason, excluding ADS issuances as a result of distributions of Ordinary Shares)

Up to U.S. 5¢ per ADS issued

•   Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-Ordinary Shares ratio, ADS conversions, upon termination of the Deposit Agreement or for any other reason)

Up to U.S. 5¢ per ADS cancelled
• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
• Distribution of financial instruments, including, without limitation, securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off and contingent value rights)	Up to U.S. 5¢ per ADS held

Service	Fees
• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank
• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

•   Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa or conversion of ADSs for unsponsored American Depositary Shares (e.g., upon termination of the Deposit Agreement)).

Up to U.S. 5¢ per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges (some of which may be cumulative) such as:

•        taxes (including applicable interest and penalties) and other governmental charges;

•        the registration fees as may from time to time be in effect for the registration of Ordinary Shares on the share register and applicable to transfers of Ordinary Shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•        certain cable, telex and facsimile transmission and delivery expenses;

•        the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

•        the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to Ordinary Shares, ADSs and ADRs;

•        the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program, including, without limitation, the fees and expenses, including fees and expenses of counsel, of the depositary for any FEFTA — related filings relating to the Ordinary Shares on deposit in, to be deposited into, or to be withdrawn from, the ADR program existing pursuant to the Deposit Agreement; and

•        the amounts payable to the Depositary by any party to the Deposit Agreement pursuant to any ancillary agreement to the Deposit Agreement in respect of the ADR program, the ADSs and the ADRs.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the

ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series (which may entail the cancellation, issuance and transfer of ADSs and the conversion of ADSs from one series to another series), the applicable ADS issuance, cancellation, transfer and conversion fees will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the depositary of such ordinary shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•        We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•        The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•        The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any financial transaction entered into by any person in respect of the ADSs or any ordinary shares, for any tax consequences that result from the ownership of, or any transaction involving, ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•        We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•        We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Incorporation, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•        We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Incorporation or in any provisions of or governing the securities on deposit.

•        We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•        We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•        We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•        We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•        No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•        Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•        Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the ordinary shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•        Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•        Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•        Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of Japan.

As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

ORDINARY SHARES AND ADSs ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares or ADSs in the U.S., and although we have made an application to list the ADSs on the Nasdaq Capital Market, the application has not been approved and even if approved a regular trading market for the ADSs may not develop. Future sales of substantial amounts of ADSs in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for the ADSs to fall or impair our ability to raise equity capital in the future. We do not expect that a trading market will develop in the U.S. for our Ordinary Shares that are not represented by the ADSs. Upon completion of this offering, we will have 4,150,000 ADSs outstanding, representing 4,150,000 Ordinary Shares, or approximately 9.8% of our outstanding Ordinary Shares assuming no exercise of the Over-Allotment Option, and approximately 11.14% of our issued and outstanding Ordinary Shares assuming exercise in full of the Over-Allotment Option, in each case, based on the assumed initial public offering price of $4.00 per ADS and excluding shares issuable upon exercise of unexercised options. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

See “Underwriting — Lock-Up Agreements.”

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares or the ADSs. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares or the ADSs may dispose of significant numbers of our Ordinary Shares or the ADSs in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares or the ADSs, or the availability of Ordinary Shares or ADSs for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of our Ordinary Shares or the ADSs in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144

All of our Ordinary Shares outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•        1% of the number of Ordinary Shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 422,249 Ordinary Shares immediately after this offering, assuming no exercise of the Over-Allotment Option; or

•        the average weekly trading volume of the ADSs on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

JAPANESE FOREIGN EXCHANGE CONTROLS AND SECURITIES REGULATIONS

The FEFTA, and its related cabinet orders and ministerial ordinances, or collectively, the Foreign Exchange Regulations, govern certain aspects relating to the acquisition and holding of shares by “exchange non-residents” and by “foreign investors” (as these terms are defined below). It also applies in some cases to the acquisition and holding of ADSs representing our Ordinary Shares acquired and held by exchange non-residents of Japan and by foreign investors. In general, the Foreign Exchange Regulations currently in effect do not affect transactions between exchange non-residents to purchase or sell shares or ADSs outside Japan using currencies other than JPY.

Exchange residents are defined in the Foreign Exchange Regulations as:

(i)     individuals who reside within Japan; or

(ii)    corporations whose principal offices are located within Japan.

Exchange non-residents are defined in the Foreign Exchange Regulations as:

(i)     individuals who do not reside in Japan; or

(ii)    corporations whose principal offices are located outside Japan.

Generally, branches and other offices of non-resident corporations located within Japan are regarded as exchange residents. Conversely, branches and other offices of Japanese corporations located outside Japan are regarded as exchange non-residents.

Foreign investors are defined in the Foreign Exchange Regulations as:

(i)     individuals who do not reside in Japan;

(ii)    corporations or other entities organized under the laws of foreign countries or whose principal offices are located outside Japan (excluding partnerships falling within (iv));

(iii)   corporations of which 50% or more of the total voting rights are held, directly or indirectly, by individuals and/or corporations falling within (i) and/or (ii) above;

(iv)   general partnerships or limited partnerships under Japanese law or any similar partnerships under the laws of foreign countries, where either: (A) 50% or more of the capital contributions to those entities are made by individuals who do not reside in Japan or certain other foreign investors or (B) a majority of the general partners of such entities are individuals who do not reside in Japan or certain other foreign investors; or

(v)    corporations or other entities of which a majority of either (A) directors or other persons equivalent thereto or (B) directors or other persons equivalent thereto having the power of representation are individuals who do not reside in Japan.

Acquisition of Shares

Acquisition by an exchange non-resident of shares of a Japanese corporation from an exchange resident requires post facto reporting by the exchange resident to the Minister of Finance of Japan through the Bank of Japan. No such reporting requirement is imposed, however, if:

(i)     the aggregate purchase price of the relevant shares is ¥100 million or less;

(ii)    the acquisition is effected through any bank, financial instruments business operator or other entity prescribed by the Foreign Exchange Regulations acting as an agent or intermediary; or

(iii)   the acquisition constitutes an “inward direct investment” described below.

Inward Direct Investment in Shares of not Listed Corporations

If a foreign investor acquires shares or equity of a Japanese corporation that is not listed on a Japanese stock exchange and that is not traded on the over-the-counter market in Japan, including our Ordinary Shares to be acquired, other than through a transfer from foreign investors, such acquisition constitutes an “inward direct investment” under the FEFTA (shares or equity of the relevant corporation to be acquired are collectively referred to as the “Inward Direct Investment Shares”).

Prior Notification

In general, any foreign investor intending to make an inward direct investment by acquisition of the Inward Direct Investment Shares is not subject to the prior notification requirement, unless any of businesses in which such corporation engages falls within any of the business sectors designated by the Foreign Exchange Regulations (the “Designated Business Sectors,” Shitei-Gyoshu). Our businesses currently do not fall within any of the Designated Business Sectors. Even if such corporation is not engaging in any of the Designated Business Sectors, however, the foreign investor must file a prior notification of the acquisition with the Minister of Finance and any other competent Ministers in limited circumstances, such as where the foreign investor is in a country that is not listed on the exemption schedule under the Foreign Exchange Regulations. Upon filing of such prior notification, the Ministers may recommend a modification or abandonment of the proposed acquisition and, if such recommendation is not accepted, they may order the modification or abandonment of such acquisition.

Foreign investors acquiring the Inward Direct Investment Shares by way of a share split are not subject to these notification requirements.

Post Investment Reports

If a foreign investor acquires the Inward Direct Investment Shares which is not subject to the prior notification as stated in the “Prior Notification” above and, as a result of the acquisition, the foreign investor, in combination with any existing direct holdings of the shares of the foreign investor and the direct holdings of shares of its closely-related persons, reaches 10% or more of the total issued shares, the foreign investor in general is required to file a post investment report (the “Post Investment Report”) with the Minister of Finance and any other competent Ministers having jurisdiction over that Japanese corporation by the 45th day of the month immediately following the month to which the date of such acquisition belongs.

Foreign investors acquiring the Inward Direct Investment Shares by way of a share split are not subject to the post investment report requirements.

Dividends and Proceeds of Sale

Under the Foreign Exchange Regulations, dividends paid on, and the proceeds from sales in Japan of, shares held by exchange non-residents may generally be converted into any foreign currency and repatriated abroad.

MATERIAL INCOME TAX CONSIDERATIONS

The following summary of the material Japanese and United States federal income tax consequences of an investment in our Ordinary Shares or ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Ordinary Shares or ADSs, such as the tax consequences under state, local, and other tax laws.

Japanese Taxation

The following is a general summary of the principal Japanese tax consequences (limited to national tax) to owners of our Ordinary Shares, in the form of Ordinary Shares or ADSs, who are non-resident individuals of Japan or who are non-Japanese corporations without a permanent establishment in Japan, collectively referred to in this section as non-resident holders. The statements below regarding Japanese tax laws are based on the laws and treaties in force and as interpreted by the Japanese tax authorities as of the date of this prospectus, and are subject to changes in applicable Japanese laws, tax treaties, conventions or agreements, or in the interpretation of them, occurring after that date. This summary is not exhaustive of all possible tax considerations that may apply to a particular investor, and potential investors are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership and disposition of our Ordinary Shares, including, specifically, the tax consequences under Japanese law, under the laws of the jurisdiction of which they are resident and under any tax treaty, convention or agreement between Japan and their country of residence, by consulting their own tax advisors.

For the purpose of Japanese tax law and the tax treaty between the United States and Japan, a U.S. holder of ADSs will generally be treated as the owner of the Ordinary Shares underlying the ADSs evidenced by the ADRs.

Generally, a non-resident holder of Ordinary Shares or ADSs will be subject to Japanese income tax collected by way of withholding on dividends (meaning in this section distributions made from our retained earnings for the Companies Act purposes) we pay with respect to our Ordinary Shares and such tax will be withheld prior to payment of dividends. Share splits generally are not subject to Japanese income or corporation taxes.

In the absence of any applicable tax treaty, convention or agreement reducing the maximum rate of Japanese withholding tax or allowing exemption from Japanese withholding tax, the rate of the Japanese withholding tax applicable to dividends paid by Japanese corporations on their Ordinary Shares to non-resident holders is generally 20.42% (or 20% for dividends due and payable on or after January 1, 2038) under Japanese tax law. However, with respect to dividends paid on listed shares issued by a Japanese corporation (such as Ordinary Shares or ADSs) to non-resident holders, other than any individual shareholder who holds 3% or more of the total number of shares issued by the relevant Japanese corporation (to whom the aforementioned withholding tax rate will still apply), the aforementioned withholding tax rate is reduced to (i) 15.315% for dividends due and payable up to and including December 31, 2037 and (ii) 15% for dividends due and payable on or after January 1, 2038. The withholding tax rates described above include the special reconstruction surtax (2.1% multiplied by the original applicable withholding tax rate, i.e., 15% or 20%, as the case may be), which is imposed during the period from and including January 1, 2013 to and including December 31, 2037, to fund the reconstruction from the Great East Japan Earthquake.

If distributions were made from our capital surplus, rather than retained earnings, for the Companies Act purposes, the portion of such distributions in excess of the amount corresponding to a pro rata portion of return of capital as determined under Japanese tax laws would be deemed dividends for Japanese tax purposes, while the rest would be treated as return of capital for Japanese tax purposes. The deemed dividend portion, if any, would generally be subject to the same tax treatment as dividends as described above, and the return of capital portion would generally be treated as proceeds derived from the sale of Ordinary Shares and subject to the same tax treatment as sale of our Ordinary Shares as described below. Distributions made in consideration of repurchase by us of our own shares or in connection with certain reorganization transactions will be treated substantially in the same manner.

Japan has income tax treaties whereby the withholding tax rate (including the special reconstruction surtax) may be reduced, generally to 15%, for portfolio investors, with, among others, Canada, Denmark, Finland, Germany, Ireland, Italy, Luxembourg, New Zealand, Norway and Singapore, while the income tax treaties with, among others, Australia, Belgium, France, Hong Kong, the Netherlands, Portugal, Sweden, Switzerland, the United Kingdom and the United States generally reduce the withholding tax rate to 10% for portfolio investors and the income tax treaties with, among others, Spain, generally reduce the withholding tax rate to 5% for portfolio investors. In addition, under the income tax treaty between Japan and the United States, dividends paid to pension funds which are qualified U.S. residents eligible to enjoy treaty benefits are exempt from Japanese income taxation by way of withholding or otherwise unless the dividends are derived from the carrying on of a business, directly or indirectly, by the pension funds. Similar treatment is applicable to dividends paid to pension funds under the income tax treaties between Japan and, among others, Belgium, Denmark, Spain, the United Kingdom, the Netherlands and Switzerland. Under Japanese tax law, any reduced maximum rate applicable under a tax treaty shall be available when such maximum rate is below the rate otherwise applicable under the Japanese tax law referred to in the second preceding paragraph with respect to the dividends to be paid by us on our Ordinary Shares or ADSs.

Non-resident holders of our Ordinary Shares or ADSs who are entitled under an applicable tax treaty to a reduced rate of, or exemption from, Japanese withholding tax on any dividends on our Ordinary Shares or ADSs, in general, are required to submit, through the withholding agent to the relevant tax authority prior to the payment of dividends, an Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Dividends together with any required forms and documents. A standing proxy for a non-resident holder of our Ordinary Shares or ADSs may be used in order to submit the application on a non-resident holder’s behalf. In this regard, a certain simplified special filing procedure is available for non-resident holders to claim treaty benefits of reduction of or exemption from Japanese withholding tax, by submitting a Special Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Dividends of Listed Stock, together with any required forms or documents. If the depositary needs investigation to identify whether any non-resident holders of ADSs are entitled to claim treaty benefits of exemption from or reduction of Japanese withholding tax the depositary or its agent submits an application form before payment of dividends so that the withholding cannot be made in connection with such holders for eight months after the record date concerning such payment of dividends. If it is proved that such holders are entitled to claim treaty benefits of exemption from or reduction of Japanese withholding tax within the foregoing eight-month period, the depositary or its agent submits another application form together with certain other documents so that such holder can be subject to exemption from or reduction of Japanese withholding tax. To claim this reduced rate or exemption, such non-resident holder of ADSs will be required to file a proof of taxpayer status, residence and beneficial ownership, as applicable, and to provide other information or documents as may be required by the depositary. Non-resident holders who are entitled, under any applicable tax treaty, to a reduced rate of Japanese withholding tax below the rate otherwise applicable under Japanese tax law, or exemption therefrom, as the case may be, but fail to submit the required application in advance may nevertheless be entitled to claim a refund from the relevant Japanese tax authority of withholding taxes withheld in excess of the rate under an applicable tax treaty (if such non-resident holders are entitled to a reduced treaty rate under the applicable tax treaty) or the full amount of tax withheld (if such non-resident holders are entitled to an exemption under the applicable tax treaty), as the case may be, by complying with a certain subsequent filing procedure. We do not assume any responsibility to ensure withholding at the reduced treaty rate, or exemption therefrom, for shareholders who would be eligible under an applicable tax treaty but who do not follow the required procedures as stated above.

Gains derived from the sale of Ordinary Shares or ADSs outside Japan by a non-resident holder that is a portfolio investor will generally not be subject to Japanese income or corporation taxes. Japanese inheritance and gift taxes, at progressive rates, may be payable by an individual who has acquired from another individual Ordinary Shares or ADSs as a legatee, heir, or donee, even if none of the acquiring individual, the decedent, or the donor is a Japanese resident.

United States Federal Income Taxation

WE URGE POTENTIAL PURCHASERS OF THE ADSS OR OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING, AND DISPOSING OF THE ADSS OR OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•        banks;

•        financial institutions;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        persons that elect to mark their securities to market;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        tax-exempt entities;

•        persons liable for alternative minimum tax;

•        persons holding our Ordinary Shares or the ADSs as part of a straddle, hedging, conversion or integrated transaction;

•        persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares or the ADSs);

•        persons who acquired our Ordinary Shares or the ADSs pursuant to the exercise of any employee share option or otherwise as compensation;

•        persons holding our Ordinary Shares or the ADSs through partnerships or other pass-through entities;

•        beneficiaries of a Trust holding our Ordinary Shares or the ADSs; or

•        persons holding our Ordinary Shares or the ADSs through a trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares or ADSs in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares or the ADSs.

Material Tax Consequences Applicable to U.S. Holders of the ADSs or Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of the ADSs or our Ordinary Shares. This description does not deal with all possible tax consequences relating to ownership and disposition of the ADSs or our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local, and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold ADSs or Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date, and the income tax treaty between the United States and Japan (the “Tax Convention”). All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of ADSs or Ordinary Shares and you are, for U.S. federal income tax purposes,

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for United States federal income tax purposes) is a beneficial owner of the ADSs or our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding the ADSs or our Ordinary Shares are urged to consult their tax advisors regarding an investment in the ADSs or our Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.      The actual days in the United States in the current year; plus

2.      One-third of his or her days in the United States in the immediately preceding year; plus

3.      One-sixth of his or her days in the United States in the second preceding year.

This summary is based, in part, upon the representations made by the depositary to us and assumes that the deposit agreement for the ADSs, and all other related agreements, will be performed in accordance with their terms.

Treatment of the ADSs

U.S. Holders of ADSs generally will be treated for U.S. federal income tax purposes as holding our Ordinary Shares represented by the ADSs. No gain or loss will be recognized on an exchange of our Ordinary Shares for ADSs or an exchange of ADSs for our Ordinary Shares if the depositary has not taken any action inconsistent with the material terms of the deposit agreement for the ADSs or the U.S. Holder’s ownership of the underlying Ordinary Shares. A U.S. Holder’s tax basis in the Ordinary Shares received in exchange for ADSs will be the same as its tax basis in the ADSs, and the holding period in the shares will include the holding period in the ADSs.

Taxation of Dividends and Other Distributions on the ADSs or Our Ordinary Shares

Subject to the application of the PFIC rules discussed below, a U.S. Holder generally will recognize ordinary dividend income in an amount equal to the amount of any cash and the value of any property we distribute as a distribution with respect to the U.S. Holder’s Ordinary Shares (or ADSs), to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, when the distribution is received (or when received by the depositary in the case of ADSs). We do not intend to maintain calculations of earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that distributions paid with respect to our Ordinary Shares or the ADSs generally will be treated as dividends. Dividends will not be eligible for the dividends received deduction generally allowable to U.S. corporations. Dividends paid on our Ordinary Shares or the ADSs will be treated as “qualified dividends” taxable at preferential rates, if (i) we are eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules, (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC, and (iii) the U.S. Holder satisfies certain holding period and other requirements. The Tax Convention has been approved for the purposes of the qualified dividend rules and we believe we will be eligible for the benefits of the Tax Convention.

Dividend income will include any amounts withheld in respect of Japanese taxes, and will be treated as foreign-source income for foreign tax credit purposes. Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances, Japanese taxes withheld from dividends on our Ordinary Shares or the ADSs generally will be creditable against the U.S. Holder’s U.S. federal income tax liability to the extent such taxes do not exceed any reduced withholding rate available under the Tax Convention. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, at its election, deduct creditable foreign taxes, including Japanese taxes, in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued by the U.S. Holder in the taxable year.

Dividends paid in a currency other than U.S. dollars will be includable in income in a U.S. dollar amount based on the exchange rate in effect on the date of receipt (or the date of the depositary’s receipt in the case of ADSs), whether or not the payment is converted into U.S. dollars at that time. A U.S. Holder should not recognize any foreign currency gain or loss in respect of the distribution if the foreign currency is converted into U.S. dollars on the date the distribution is received. If the foreign currency is not converted into U.S. dollars on the date of receipt, however, gain or loss may be recognized upon a subsequent sale or other disposition of the foreign currency. The foreign currency gain or loss (if any) generally will be treated as ordinary income or loss to the U.S. Holder and generally will be treated as U.S.-source income or loss, which may be relevant in calculating the U.S. Holder’s foreign tax credit limitation.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares or ADSs, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain.

Taxation of Dispositions of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ADSs or Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADSs or Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

PFIC

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of the ADSs or our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of the ADSs or our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of the ADSs or our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ADSs or Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of the ADSs or our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ADSs or Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ADSs or Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ADSs or Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold ADSs or Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the ADSs or Ordinary Shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or Ordinary Shares cannot be treated as capital, even if you hold the ADSs or Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) ADSs or Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ADSs or Ordinary Shares as of the close of such taxable year over your adjusted basis in such ADSs or Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ADSs or Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the ADSs or Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ADSs or Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or Ordinary Shares. Your basis in the ADSs or Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on the ADSs or our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ADSs or Ordinary Shares are regularly traded on Nasdaq and if you are a holder of ADSs or Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ADSs or Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such ADSs or Ordinary Shares, including regarding distributions received on the ADSs or Ordinary Shares and any gain realized on the disposition of the ADSs or Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold the ADSs or our Ordinary Shares, then such ADSs or Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ADSs or Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ADSs or Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ADSs or Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for the ADSs or our Ordinary Shares when inherited from a decedent that was previously a holder of the ADSs or our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) the ADSs or our Ordinary Shares, or a mark-to-market election and ownership of those ADSs or Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits the ADSs or our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those ADSs or Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in the ADSs or our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to the ADSs or our Ordinary Shares and proceeds from the sale, exchange or redemption of the ADSs or our Ordinary Shares may be subject to information reporting to the

U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to the ADSs or our Ordinary Shares, subject to certain exceptions (including an exception for ADSs or Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ADSs or Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

UNDERWRITING

We will enter into an underwriting agreement with American Trust Investment Services, Inc., and WestPark Capital, Inc., as the Representatives, with respect to the ADSs to be sold in this offering. Subject to certain conditions, we will agree to sell to the underwriters, and the underwriters have severally agreed to purchase the number of ADSs provided below opposite their respective names.

Underwriters	Number of ADSs
American Trust Investment Services, Inc.
WestPark Capital, Inc.
Total	4,150,000

A copy of the form of underwriting agreement is filed as an exhibit to the registration statement of which this prospectus is part.

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement will provide that the obligations of the several underwriters to pay for and accept delivery of the securities offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the securities if any such securities are taken. The Representatives are not obligated to purchase the ADSs covered by the Over-Allotment Option as described below.

Underwriting Discounts and Expenses

The underwriters have advised us that they propose to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession. The underwriters may allow, and certain dealers may reallow, a discount from the concession to certain brokers and dealers. After this offering, the initial public offering price, concession, and reallowance to dealers may be changed by the Representatives. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The ADSs are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the initial public offering price, underwriting discount, and proceeds, before expenses, to us. The total amounts are shown assuming both no exercise and full exercise of the Over-Allotment Option.

	Per ADS	Total Without Over- Allotment Option	Total With Over- Allotment Option
Initial public offering price	$	$	$
Underwriters’ discounts(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

____________

(1)      Represents an underwriting discount equal to 7.0% per ADS. The fees do not include expense allowance or reimbursement provisions described below.

We have agreed to pay to the Representatives by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to 1% of the gross proceeds received by us from the sale of the ADSs.

We have also agreed to reimburse the Representatives for (i) certain out-of-pocket expenses incurred by them with respect to this offering, up to an aggregate of $250,000, and (ii) fees and disbursements of their counsel up to an aggregate of $150,000. In addition, we have agreed to pay the Representatives a $50,000 advisory fee.

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above and underwriter expense allowance and reimbursement, will be approximately $1,560,180.

Over-Allotment Option

We have granted the Representatives an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the Representatives to purchase a maximum of            ADSs (15% of the number of ADSs sold in this offering) from us solely to cover over-allotments, if any. If the Representatives exercise all or part of this option, they will purchase ADSs covered by the option at the initial public offering price per ADS that appears on the cover page of this prospectus, less the underwriting discount.

Future Sales

Subject to FINRA Rule 5110(g), we have also agreed, during the twelve (12) month period following the consummation of this offering, we will not sell or otherwise dispose of any securities without the prior written consent of the Representatives, with the exception of ADSs or shares issued pursuant to the exercise of options, warrants or other convertible securities outstanding prior to the effectiveness of such registration statement.

Indemnification

We have agreed to indemnify the Representatives and any of their directors, officers, employees, consultants of agents against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the Representatives may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to, without the prior written consent of the Representatives, for a period of twelve (12) months from the date of this prospectus, subject to certain exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the ADSs, our Ordinary Shares, or securities convertible into or exercisable or exchangeable for the ADSs or our Ordinary Shares; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of the ADSs, our Ordinary Shares, or securities convertible into or exercisable or exchangeable for the ADSs or our Ordinary Shares; (iii) complete any offering of debt securities, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital shares of our Company, whether any such transaction described in clause (i), (ii), (iii), or (iv) above is to be settled by delivery of capital shares of our Company or such other securities, in cash, or otherwise.

Furthermore, each of our directors, executive officers, and certain owners of the Company’s securities (including warrants, options, convertible securities, and ordinary shares of the Company) as of the date of this prospectus has agreed to enter into a lock-up agreement, pursuant to which each such person agrees not to, without the prior written consent of the Representatives, for a period of six (6) months from the date of this prospectus, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the ADSs, our Ordinary Shares, or securities convertible into or exercisable or exchangeable for the ADSs or our Ordinary Shares, subject to certain exceptions. The Representatives have no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Representatives may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Listing

We have applied to list the ADSs on Nasdaq under the symbol “HWEP.” At this time, Nasdaq has not yet approved our application to list the ADSs, and there is no guarantee or assurance that the ADSs will be approved for listing on Nasdaq.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long, and/or short positions in such securities and instruments.

Price Stabilization, Short Positions, and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act:

•        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•        Over-allotment transactions involve sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising the over-allotment option and/or purchasing ADSs in the open market.

•        Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Determination of the Initial Public Offering Price

Prior to this offering, there has not been a public market for the ADSs. The initial public offering price of the ADSs offered by this prospectus will be determined by negotiation between us and the underwriters. Among the factors to be considered in determining the initial public offering price of the ADSs will be:

•        Our history and our prospects;

•        Our financial information and historical performance;

•        The industry in which we operate;

•        The status and development prospects for our services;

•        The experience and skills of our senior management; and

•        The general condition of the securities markets at the time of this offering.

We offer no assurances that the public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to this offering or that an active trading market for the ADSs will develop and continue after this offering.

Selling Restrictions Outside the United States

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in Canada

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted customers, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Notice to Prospective Investors in Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Act of Japan, and may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Act of Japan and (2) otherwise in compliance with the Financial Instruments and Exchange Act of Japan and other relevant laws, regulations, and governmental guidelines of Japan.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in China and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of China except pursuant to applicable laws, rules, and regulations of China. For the purpose of this paragraph only, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Notice to Prospective Investors in Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation, or document relating to the ADSs be issued or may be in possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Taiwan, the Republic of China

The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$2,923
Nasdaq Listing Fee	$85,000
FINRA Filing Fee	$4,364
Legal Fees and Expenses	$619,372
Printing and Engraving Expenses	$36,995
Underwriter Out-of-Pocket Accountable Expenses	$400,000
Investor Relations Fee	$690,000
Miscellaneous Expenses	$287,050
Total Expenses	$2,125,704

These expenses will be borne by us.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares represented by the ADSs offered in this offering and certain other legal matters as to Japanese law will be passed upon for us by Todoroki Law Office and for the Representatives, in connection with this offering, by CITY-YUWA PARTNERS. Sullivan & Worcester LLP is acting as counsel to the Representatives in connection with this offering with respect to certain legal matters as to United States federal securities and New York State law.

EXPERTS

The financial statements for the fiscal years ended September 30, 2024 and 2023, included in this prospectus have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of WWC, P.C. is located at 2010 Pioneer Ct, San Mateo, CA 94403.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, of which this prospectus forms a part, including relevant exhibits, under the Securities Act with respect to the underlying Ordinary Shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

HW Electro Co., Ltd.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:    The Board of Directors and Shareholders of

HW Electro Co., Ltd.

Results of Review of Interim Financial Information

We have reviewed the unaudited interim condensed balance sheet of HW Electro Co., Ltd. (the “Company”) as of March 31, 2025, and the related unaudited interim condensed statements of operations and comprehensive loss, changes in shareholders’ (deficit) equity, and cash flows for the six months ended March 31, 2025 and 2024, and the related notes (collectively referred to as the unaudited interim condensed financial statements). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying unaudited interim condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the balance sheets of the Company as of September 30, 2024 and 2023, and the related statements of operations and comprehensive loss, changes in shareholders’ (deficit) equity and cash flows for each of the years in the three-year period ended September 30, 2024; in our report dated May 8, 2025, we expressed an unqualified opinion on those financial statements with a paragraph indicating that there was substantial doubt regarding the Company’s ability to continue as a going concern. In our opinion, the information set forth in the accompanying balance sheet as of September 30, 2024, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying unaudited interim condensed financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the unaudited interim condensed financial statements, the Company has continued to incur substantial losses, and net cash used in operating activities during the six months ended March 31, 2025 and the year ended September 30, 2024; accordingly, as of the date of this report, the substantial doubt that the Company will continue as a going concern that was included our audit report dated March 31, 2025 has not been alleviated and is still outstanding. Management’s plans to address this substantial doubt are set forth in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Review Results

These unaudited interim condensed financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of unaudited interim condensed financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB, the objective of which is the expression of an opinion regarding the unaudited interim condensed financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

WWC, P.C.

Certified Public Accountants

PCAOB ID No.1171

We have served as the Company’s auditor since 2023.

San Mateo, California

September 17, 2025

HW ELECTRO CO., LTD
UNAUDITED INTERIM CONDENSED BALANCE SHEETS
(Currency expressed in United States Dollars (“$”))

	As of March 31, 2025	As of September 30, 2024
	$ (Unaudited)	$
Assets
Current assets:
Cash	7,630	11,837
Inventories, net	1,064,900	1,135,241
Prepayments	1,609,629	1,839,736
Total current assets	2,682,159	2,986,814

Property, plant and equipment, net	2,097,877	2,257,824
Operating lease right-of-use assets	285,369	500,574
Cost method investment	3,338	3,490
Deferred initial public offering (“IPO”) costs	568,235	375,387
Long-term deposits	35,227	31,727
Total non-current assets	2,990,046	3,169,002
TOTAL ASSETS	5,672,205	6,155,816

Liabilities
Current liabilities:
Bank loans – current	3,237,893	3,388,204
Loans payable – third party, current portion, net	632,261	698,080
Loans payable – financial institution, current portion, net	11,288	11,812
Accounts payable	2,053,761	1,754,510
Accruals and other current liabilities	3,239,537	2,094,751
Contract liabilities	32,355	32,810
Amount due to related parties	2,029,952	1,371,535
Amount due to a shareholder	133,422	139,616
Finance lease obligation, current portion	26,425	36,367
Operating leases payable – current	177,823	191,665
Warranty liabilities – current	77,826	47,192
Asset retirement obligations – current	—	51,794
Refund liability	39,276	46,571
Total current liabilities	11,691,819	9,864,907

Loans payable – third party, net of current portion, net	—	98,960
Loans Payable – financial institution, net of current portion, net	31,041	38,387
Finance lease obligation, net of current portion	80,111	96,694
Operating leases payable – non-current	107,546	308,909
Warranty liabilities – non-current	9,524	29,574
Asset retirement obligations – non-current	48,223	—
Other non-current liabilities	16,678	17,452
Total non-current liabilities	293,123	589,976
TOTAL LIABILITIES	11,984,942	10,454,883

HW ELECTRO CO., LTD
UNAUDITED INTERIM CONDENSED BALANCE SHEETS — (Continued)
(Currency expressed in United States Dollars (“$”))

	As of March 31, 2025	As of September 30, 2024
	$ (Unaudited)	$
Commitments and contingencies	—	—

Shareholders’ (deficit) equity
Ordinary Shares, 100,000,000 shares authorized; 38,074,888 and 38,074,888 shares issued and outstanding as of March 31, 2025 and September 30, 2024, respectively*	7,891,275	7,891,275
Additional paid-in capital	15,630,704	15,630,704
Accumulated deficits	(28,849,986)	(26,681,611)
Accumulated other comprehensive loss	(984,730)	(1,139,435)
Total shareholders’ (deficit) equity	(6,312,737)	(4,299,067)
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	5,672,205	6,155,816

____________

*        Giving retroactive effect to the 1 for 2 share split effected on September 1, 2023.

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

HW ELECTRO CO., LTD
UNAUDITED INTERIM CONDENSED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE LOSS
(Currency expressed in United States Dollars (“$”))

	For the six months ended March 31,
	2025	2024	2023
	$ (Unaudited)	$ (Unaudited)	$ (Unaudited)
Revenue – third parties	126,874	634,500	1,255,752
Cost of revenue	(340,499)	(1,005,575)	(1,434,521)
Gross (loss)	(213,625)	(371,075)	(178,769)

Operating expenses:
Research and development expenses	(26)	(171,848)	(909,744)
Selling, general and administrative expenses	(1,604,272)	(3,150,449)	(2,732,407)
Share-based compensation expense	—	—	(2,788,366)
Total operating expenses	(1,604,298)	(3,322,297)	(6,430,517)
Loss from operations	(1,817,923)	(3,693,372)	(6,609,286)

Other income (expense):
Interest income	3	6,359	1
Interest (expenses)	(315,769)	(217,825)	(53,887)
Other expenses, net	(34,686)	(12,923)	(81,231)
Total other expenses, net	(350,452)	(224,389)	(135,117)

Loss before income taxes	(2,168,375)	(3,917,761)	(6,744,403)
Current tax expense	—	—	—
Deferred tax benefit	—	—	(827,123)
Total benefit from income taxes	(2,168,375)	(3,917,761)	(5,917,280)
Net loss	(2,168,375)	(3,917,761)	(5,917,280)

Other comprehensive loss
Foreign currency translation adjustment	154,705	56,320	100,737
Total comprehensive loss	(2,013,670)	(3,861,441)	(5,816,543)

Loss per share:
basic and diluted*	(0.06)	(0.10)	(0.21)

Weighted average shares outstanding used in calculating basic and diluted loss per share
basic and diluted*	38,074,888	38,074,888	28,414,144

____________

*        Giving retroactive effect to the 1 for 2 share split effected on September 1, 2023.

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

HW ELECTRO CO., LTD
UNAUDITED INTERIM CONDENSED STATEMENTS OF
CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
(Currency expressed in United States Dollars (“$”), except for number of shares)

	Convertible Preferred Shares		Ordinary shares		Shares to be issued	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficits	Total shareholders’ (deficit) equity
	No. of shares*	Par Value	No. of shares*	Par Value
Balance as of October 1, 2022	2,857,142	$437,675	27,460,716	$2,419,371	$241,865	$5,542,760	$(467,003)	$(6,400,938)	$1,773,730
Issuance of ordinary shares for cash	—	—	2,305,722	1,526,641	(241,865)	1,526,641	—	—	2,811,417
Debt-to-equity conversion	—	—	4,615,308	2,727,520	—	2,727,520	—	—	5,455,040
Net loss	—	—	—	—	—	—	—	(5,917,280)	(5,917,280)
Share based compensation	—	—	—	—	—	2,788,366	—	—	2,788,366
Shares to be issued	—	—	—	—	150,659	—	—	—	150,659
Foreign currency translation adjustment	—	—	—	—	—	—	100,737	—	100,737
Balance as of March 31, 2023	2,857,142	437,675	34,381,746	6,673,532	150,659	12,585,287	(366,266)	(12,318,218)	7,162,669
Balance as of October 1, 2023	—	—	38,074,888	7,891,275	—	15,630,704	(925,488)	(20,679,194)	1,917,297
Net loss	—	—	—	—	—	—	—	(3,917,761)	(3,917,761)
Foreign currency translation adjustment	—	—	—	—	—	—	56,320	—	56,320
Balance as of March 31, 2024	—	—	38,074,888	7,891,275	—	15,630,704	(869,168)	(24,596,955)	(1,944,144)
Balance as of October 1, 2024	—	—	38,074,888	7,891,275	—	15,630,704	(1,139,435)	(26,681,611)	(4,299,067)
Net loss	—	—	—	—	—	—	—	(2,168,375)	(2,168,375)
Foreign currency translation adjustment	—	—	—	—	—	—	154,705	—	154,705
Balance as of March 31, 2025	—	—	38,074,888	7,891,275	—	15,630,704	(984,730)	(28,849,986)	(6,312,737)

____________

*        Giving retroactive effect to the 1 for 2 share split effected on September 1, 2023.

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

HW ELECTRO CO., LTD AND ITS SUBSIDIARIES
UNAUDITED INTERIM CONDENSED STATEMENTS OF CASH FLOWS
(Currency expressed in United States Dollars (“$”))

	For the six months ended March 31,
	2025	2024	2023
	$ (Unaudited)	$ (Unaudited)	$ (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	(2,168,375)	(3,917,761)	(5,917,280)
Adjustment to reconcile net loss to net cash generated from operating activities:
Depreciation	91,905	160,151	135,921
Loss on disposal of property, plant and equipment	—	—	94,993
Deferred tax provision	—	—	(827,123)
Share-based compensation expense	—	—	2,788,366
Provision for warranty liabilities	22,377	11,291	38,615

Changes in operating assets and liabilities:
Accounts receivable, net	—	(2,678)	(13,968)
Inventories, net	70,341	359,629	419,665
Prepayments – related party	—	—	96,745
Prepayments – third parties	230,107	(1,036,849)	(747,346)
Amount due from a related party	—	2,969,777	—
Deferred initial public offering costs	(192,848)	(18,871)	(112,039)
Long-term deposits	(3,501)	(19,592)	50,897
Accounts payable	299,251	130,390	335,638
Accruals and other current liabilities	1,144,786	152,793	168,579
Contract liabilities	(455)	(5,056)	12,118
Amount due to related parties	658,417	1,081,206	(447,338)
Operating lease obligations net cash	—	14,725	—
Asset retirement obligations	(3,571)	331	176
Other non-current liabilities	—	(198)	1,557
Refund liability	(7,295)	—	—
Cash generated from/(used in) operating activities	141,139	(120,712)	(3,921,824)

Purchase of property, plant and equipment	—	(367,919)	(502,733)
Cash used in investing activities	—	(367,919)	(502,733)

Proceeds from loans payable – third party	133,422	1,190,318	—
Repayments of loans payable – third party	(266,845)	(661,288)	—
Proceed from loans payable to a shareholder	—	—	4,952,946
Repayment of loans payable to a shareholder	—	(66,129)	(5,814,609)
Proceeds from loan payable – financial institution	11,288	—	—
Repayments of loans payable – financial institution	(16,931)	(5,595)	(2,041)
Repayment of bank loan – current	—	—	(28,516)
Repayments of finance lease obligation	(20,285)	(30,466)	(19,689)
Proceeds from shares to be issued	—	—	150,659
Proceeds from issuance of shares	—	—	8,266,457
Cash (used)/provided by financing activities	(159,351)	426,840	7,505,207

Foreign currency effect	14,005	61,863	113,710
Net change in cash	(4,207)	72	3,194,360

HW ELECTRO CO., LTD AND ITS SUBSIDIARIES
UNAUDITED INTERIM CONDENSED STATEMENTS OF CASH FLOWS — (Continued)
(Currency expressed in United States Dollars (“$”))

	For the six months ended March 31,
	2025	2024	2023
	$ (Unaudited)	$ (Unaudited)	$ (Unaudited)
Cash as of beginning of the period	11,837	39,473	3,772
Cash as of the end of the period	7,630	39,545	3,198,132
Net (decrease)/increase in cash	(4,207)	72	3,194,360

Supplementary disclosure of cash flows information
Cash paid for interest	962	179,938	53,294
Cash paid for taxes	6,008	70,871	24,971

Supplementary disclosure on non-cash flows information
Initial recognition of operating lease related to right-of-use assets	43,810	290,084	356,784

____________

*        Giving retroactive effect to the 1 for 2 share split effected on September 1, 2023.

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

On May 24, 2019, HW Electro Co., Ltd. (the “Company”) was incorporated in Japan. The Company’s principal executive offices are located in Tokyo, of Japan. The Company is principally engaged in the business of importing and selling high-performance fully electric light commercial vehicles. The Company conducts its operations wholly in Japan and has no subsidiary.

2. LIQUIDITY AND GOING CONCERN

The accompanying unaudited interim condensed financial statements have been prepared in conformity with U.S. GAAP which contemplates continuation of the Company on a going concern basis. The going concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the unaudited interim condensed financial statements. The Company’s ability to continue as a going concern depends upon its ability to market and sell its products to generate positive operating cash flows. For the six months ended March 31, 2025, and the year ended September 30, 2024, the Company reported net losses of $2,168,375 and $6,002,417, respectively. As of March 31, 2025, and September 30, 2024, the Company’s working capital deficit was $9,009,660 and 6,878,093, and the total shareholders’ deficit was $6,312,737 and $4,299,067, respectively. Although the Company had net cash inflows of $141,139 and net cash outflows of $158,252 from operating activities for the six months ended March 31, 2025, and the year ended September 30, 2024, respectively. These conditions give rise to substantial doubt as to whether the Company will be able to continue as a going concern.

To sustain its ability to support the Company’s operating activities, the Company may have to consider supplementing its available sources of funds through the following sources:

•        cash generated from operations;

•        other available sources of financing from Japan banks and other financial institutions; and

•        financial support from the Company’s related party and shareholders and third parties.

During the six months ended March 31, 2025, the Company received an aggregate of approximately $1,192,161 from borrowings from third parties and related party, and our Chief Executive Officer, Mr. Weicheng Hsiao. However, there can be no certainty that additional financing will be available on acceptable terms or at all. If management is unable to raise additional funds from the preceding available sources on acceptable terms or at all, there would likely be a material adverse effect on the Company’s business. All of these factors raise substantial doubt about the ability of the Company to continue as a going concern. The unaudited interim condensed financial statements for the six months ended March 31, 2025 have been prepared on a going concern basis and do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result from the inability of the Company to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The unaudited interim condensed financial statements do not include all the information and footnotes required by the U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with the U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of the Company’s management, the unaudited interim condensed financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, in normal recurring nature, as necessary for the fair statement of the Company’s financial position as of March 31, 2025, and results of operations and cash flows for the six-month periods ended March 31, 2025 and 2024. The unaudited interim condensed balance sheet as of March 31, 2025 has been derived from the unaudited financial statements at that date but does not include all the information and footnotes required by the U.S. GAAP. Interim results of operations are not necessarily indicative of the results expected for the full fiscal year or for any future period. These unaudited interim condensed financial statements should be read in conjunction with the audited financial statements as of and for the years ended September 30, 2024 and 2023, and related notes included in the Company’s audited financial statements.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(b)    Use of estimates and assumptions

The preparation of unaudited interim condensed financial statements in conformity with accounting principles generally accepted in the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited interim condensed financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates relate to useful lives for property, plant and equipment, assumptions used in assessing right of use assets, allowance for expected credit loss accounts and revenue recognition, inventories valuation, impairment of long-lived assets, property, plant and equipment, provision of warranty liabilities, valuation allowance for deferred tax asset and uncertain tax position. Actual results could vary from the estimates and assumptions that were used.

(c)     Risks and uncertainties

Political and economic risk

All of the Company’s assets were located in Japan and all of the Company’s revenue was generated in Japan. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in Japan, as well as by the general state of Japan economy. The Company’s results may be adversely affected by changes in the political, regulatory, and social conditions in Japan. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations, including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

Credit risk

As of March 31, 2025 and September 30, 2024, $7,630 and $11,837 of the Company’s cash was on deposit at financial institutions in Japan and the United States, respectively, which were insured by the Deposit Insurance Corporation of Japan subject to certain limitations. The Company has not experienced any losses in such accounts.

Accounts receivables are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risks. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

Concentration of customers

None of the customers consisted of more than 10% of account receivables as of the six months ended March 31, 2025, and September 30, 2024.

For the six months ended March 31, 2025, the most major customer, which is in the local government, was recorded $39,142, accounted for 31% of the Company’s total revenues, the second major customer, which is in the automobile sales and related businesses, was recorded $22,985, accounted for 18% of the Company’s total revenues. The third major customer, which is in the Restaurant management and food manufacturing industry, was recorded $19,510, accounted for 15% of the Company’s total revenues. The fourth major customer, which is in the automobile sales and related businesses, was recorded $18,014, accounted for 14% of the Company’s total revenues. The fifth major customer, which is in the automobile sales and related businesses, was recorded $15,452, accounted for 12% of the Company’s total revenues. For the six months ended March 31, 2024, the most major customer, which is in the automobile leasing industry, was recorded $538,865, accounted for 85% of the Company’s total revenues.

Concentration of suppliers

As of March 31, 2025, the most major supplier which are in the automation machinery business, were recorded $1,135,596, accounted for 55% of the Company’s total accounts payable, the second major supplier which are in the Mobility after-sales service business, were recorded $335,360, accounted for 16% of the Company’s total accounts payable, the third major supplier which are in the automation machinery business, were recorded $221,867, accounted for 11% of the Company’s total accounts payable. As of September 30, 2024, the most major supplier which are in

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the automation machinery business, were recorded $1,134,504, accounted for 65% of the Company’s total accounts payable, the second major supplier which are in the automation machinery business, were recorded $222,416, accounted for 13% of the Company’s total accounts payable.

For the six months ended March 31, 2025, the most major supplier, which is in the automation machinery business, was recorded $294,732, accounted for 98% of the Company’s total purchases. For the six months ended March 31, 2024, the most major supplier, which is in the automation machinery business, was recorded $239,905, accounted for 77% of the Company’s total purchases. For the six months ended March 31, 2023, the most major supplier, which is in the car manufacture business, was recorded $449,156, accounted for 65% of the Company’s total purchases.

(d)    Foreign currency translation

The Company maintains its books and record in its local currency, Japanese yen (“JPY”), which is a functional currency as being the primary currency of the economic environment in which its operation is conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of operations and comprehensive loss.

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying unaudited interim condensed financial statements have been expressed in US$. In accordance with ASC Topic 830-30, “Translation of Financial Statement,” assets and liabilities of the Company are translated into US$, using the exchange rate on the balance sheet date. Revenue and expenses are translated at the average rates prevailing during the period. Shareholders’ equity is translated at the historical exchange rate at the time of transaction. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The value of foreign currencies including, the JPY, may fluctuate against the U.S. Dollar. Any significant variations of the aforementioned currencies relative to the U.S. Dollar may materially affect the Company’s financial condition in terms of reporting in U.S. Dollar.

The following table outlines the currency exchange rates that were used in preparing the accompanying unaudited interim condensed financial statements:

	March 31, 2025	September 30, 2024

$ to JPY Year-end Spot Rate	149.90	143.25
$ to JPY Average Rate	152.39	150.33

(e)     Fair value of financial instruments

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounting guidance establishes three levels of inputs that may be used to measure fair value:

•        Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

•        Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•        Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Cash, accounts receivable, net, bank loans, loans payable — third party, loans payable — financial institution, accounts payable, accruals and other current liabilities, amount due to related parties, amount due to a shareholder, other non-current liabilities are financial assets and liabilities and are subject to fair value measurement; however, because of their being short period of time between the origination of such instruments and their expected realization and their current market rates of interest management believes their carrying values approximate their fair value.

(f)     Related parties

We adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

(g)    Cash

Cash consists of cash on hand, the Company’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use. Deposits are held at highly liquid and well capitalized financial institutions. Risk of loss is not expected by management. The Company maintains bank accounts in Japan and the United States. Cash balances in bank accounts in Japan are insured by the Deposit Insurance Corporation of Japan subject to certain limitations. The cash balance was $7,630 and $11,837 as of March 31, 2025 and September 30, 2024, respectively.

(h)    Accounts Receivable and allowance for expected credit losses accounts

Accounts receivable, net are stated at the original amount less an allowance for expected credit loss on such receivables. The allowance for expected credit loss is estimated based upon the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current general economic conditions, future expectations and customer specific quantitative and qualitative factors that may affect the Company’s customers’ ability to pay. Accounts are considered overdue after 30 days. An allowance is also made when there is objective evidence for the Company to reasonably estimate the amount of probable loss. As of March 31, 2025 and September 30, 2024, the Company made nil allowance for expected credit losses accounts.

(i)     Prepayments

Prepayments are mainly payments made to vendors or services providers for future services that have not been provided and prepaid rent. These amounts are refundable and bear no interest. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of March 31, 2025 and September 30, 2024, no allowance was deemed necessary.

(j)     Inventories, net

Inventories are measured at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less cost to sell, and considers general market and economic conditions, periodic reviews of current profitability of vehicles. The cost of inventories is based on the first-in-first-out method,

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity. The Company records adjustments to its inventories for estimated obsolescence or diminution in net realizable value equal to the difference between the cost of the inventories and the estimated net realizable value. At the point of loss recognition, the Company may need to consider if any impairment of the inventories at year end, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. For the period ended March 31 2025 and 2024, the Company made $28,372 and $399,243 impairment of the inventories, respectively.

(k)     Property, plant and equipment, net

Property, plant and equipment, net are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis or declining balance method over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Property under finance leases and the related obligation for future lease payments are recorded at an amount equal to the initial present value of those lease payments, and the depreciation on a straight-line method over the lease term.

Estimated useful lives are as follows:

Category	Estimated useful life
Buildings	15 – 20 years
Leasehold improvements	Shorter of the estimated useful life or remaining lease term
Machinery and equipment	2 – 9 years
Motor vehicle	2 – 6 years

Expenditure for repair and maintenance costs, which do not materially extend the useful lives of the assets, are charged to expenses as incurred, whereas the expenditure for major renewals and betterment that substantially extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the statements of operations and comprehensive loss.

(l)     Cost method investment

The Company accounts for investment with less than 20% of the voting shares and does not have the ability to exercise significant influence over operating and financial policies of the investee using the cost method. The Company records cost method investment at the historical cost in its unaudited interim condensed financial statements and subsequently records any dividends received from the net accumulated earrings of the investee as income. Dividends received in excess of earnings are considered a return of investment and are recorded as reduction in the cost of the investment.

Cost method investment are evaluated for impairment when facts or circumstances indicate that the fair value of the long-term investment is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary.

These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near term prospects of the investment; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. No event had occurred and indicated that other-than-temporary impairment existed and therefore the Company did not record any impairment charges for its investment for the six months ended March 31, 2025, 2024 and 2023.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(m)    Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairment of long-lived assets was recognized for the six months ended March 31, 2025, 2024 and 2023.

(n)    Warranties liabilities

The estimated costs related to product warranties are accrued at the time products are sold and are charged to cost of revenue in the unaudited interim condensed financial statement. These estimates are established using historical information on the nature, frequency and average cost of claims of each vehicle line or each model year of the vehicle line and assumptions about future activity and events. Revisions are made when necessary and are based on changes in these factors.

(o)    Contract liabilities

A contract liability is recognized when the customer pays non-refundable consideration before the Company recognizes the related revenue. A contract liability would also be recognized if the Company has an unconditional right to receive non-refundable considerations before the Company recognizes the related revenue. In such cases, a corresponding receivable would also be recognized.

(p)    Commitments and contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss will occur, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(q)    Revenue recognition

The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), for reporting periods beginning.

The Company recognizes revenue as it satisfies a performance obligation when its customer obtains control of promised goods in an amount that reflects the consideration the entity expects to receive in exchange for those goods. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the entity performs the following five steps: (i) identify the contract (s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods it transfers to the customer.

The Company is a principal and records revenue on a gross basis when the Company is primarily responsible for fulfilling the delivery of goods, has discretion in establishing pricing, and controls the promised good before transferring those goods to customers.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Automotive net sales and revenue represents the amount of consideration to which we expect to be entitled in exchange for vehicle. The consideration recognized represents the amount received, typically shortly after the sale to a customer, net of estimated dealer and customer sales incentives we reasonably expect to pay. Significant factors in determining our estimates of incentives include forecasted sales volume, product mix and the rate of customer acceptance of incentive programs, all of which are estimated based on historical experience and assumptions concerning future customer behavior and market conditions. Subsequent adjustments to incentive estimates are possible as facts and circumstances change over time. A portion of the consideration received is deferred for separate performance obligations, such as maintenance, services and vehicle connectivity, that will be provided to our customers at a future date. Taxes assessed by various government entities, such as sales, use and value-added taxes, collected at the time of the vehicle sale are excluded from Automotive net sales and revenue. Costs for shipping and handling activities that occur after control of the vehicle transfers to the dealer are recognized at the time of sale and presented in Automotive and other cost of sales.

Revenue from sales of goods in the ordinary course of business is recognized when the Company satisfies a performance obligation (“PO”) by transferring control of a promised good to the customer. The amount of revenue recognized is the amount of the transaction price allocated to the satisfied PO.

The transaction price is allocated to each PO in the contract on the basis of the relative stand-alone selling prices of the promised goods. The individual standalone selling price of a good that has not previously been sold on a stand-alone basis, or has a highly variable selling price, is determined based on the residual portion of the transaction price after allocating the transaction price to goods with observable stand-alone selling price. A discount or variable consideration is allocated to one or more, but not all, of the performance obligations if it relates specifically to those performance obligations.

Transaction price is the amount of consideration in the contract to which the Company expects to be entitled in exchange for transferring the promised goods. The transaction price may be fixed or variable and is adjusted for time value of money if the contract includes a significant financing component. Consideration payable to a customer is deducted from the transaction price if the Company does not receive a separate identifiable benefit from the customer. When consideration is variable, if applicable, the estimated amount is included in the transaction price to the extent that it is highly probable that a significant reversal of the cumulative revenue will not occur when the uncertainty associated with the variable consideration is resolved.

Revenue may be recognized at a point in time or over time following the timing of satisfaction of the PO. If a PO is satisfied over time, revenue is recognized based on the percentage of completion reflecting the progress towards complete satisfaction of that PO. Typically, POs for products where the process is described as below, the PO is satisfied at point in time.

For the sales of electric light commercial vehicle products, the Company typically receives purchase orders from its customers which will set forth the terms and conditions including the transaction price, products to be delivered, terms of delivery, and terms of payment. The terms serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is the delivery of the EV to the customer at their location at which point the title to that asset passes to the customer.

The Company has entered into agreements with certain customers that allow full or partial refunds if we are unable to ultimately meet requirements regarding quality set forth in the agreement. For these agreements, our management estimates an expected liability for potential refunds. Our management develops this estimate based on actual historical refund data and the probability of product defects. Refund liabilities are settled in cash with customers. The actual amount of customer returns, which is inherently uncertain, may differ from the Company’s estimates. If the Company determines that actual or expected returns or allowances are significantly higher or lower than the reserves it established, it will record a reduction or increase, as appropriate, to net sales in the period in which it makes such a determination. Provisions for customer-specific discounts are based on contractual obligations with certain customers. The Company records, on a gross basis, a refund liability and an asset, which represents the right to receive goods (inventory) back from the customer for recovery, in the balance sheets. The refund liability is remeasured at the

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

balance sheet date to reflect changes in the estimate of returns, with a corresponding adjustment to revenue. The asset is initially measured at the carrying amount of the goods at the time of sale, less any expected costs to recover the goods and any expected reduction in value.

(r)     Cost of revenue

Cost of revenue mainly consists of raw material costs, labor costs, sub-contracting costs, warranty costs, impairment costs and production overhead.

(s)     Research and development expenses

Research and development expenses include costs directly attributable to the conduct of research and development programs, including licensing fees, cost of salaries, payroll taxes and other employee benefits, subcontractors and materials used for research and development activities, including Testing, modifying costs and professional services. All costs associated with research and development are expensed as incurred.

(t)     Selling and general and administrative expenses

Selling, general and administrative expenses mainly consist of staff cost, agents service fee, commission fee, depreciation, office supplies and upkeep expenses, travelling and entertainment, legal and professional fees, advertisement fee, operating lease expense and related expenses, other miscellaneous administrative expenses.

(u)    Asset retirement obligations

The Company accounts for asset retirement obligations in accordance with ASC 410-20, Asset Retirement Obligations. ASC 410-20 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs an obligation associated with the retirement of tangible long-lived assets that result from the operation use of the leased assets. Asset retirement obligations consists of estimated restoration costs to be incurred by the Company in the future once the economic life of its leased assets is reached. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life. The liability is accreted until the Company settles the obligation.

(v)     Leases

The Company adopted ASC 842 on October 1, 2020. The Company determines if an arrangement is a lease at inception.

Operating leases

Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s unaudited interim condensed financial statements. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to October 1, 2020 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Finance leases

Finance lease assets are subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the Finance lease assets are amortized over the useful life of the underlying asset. Accordingly, the assets leased under the finance leases are included in rental equipment and property and equipment, and depreciation thereon is recognized in operating expenses and cost of revenue in unaudited interim condensed financial statements. When the Company makes its contractually required payments under finance leases, the Company allocates a portion to reduce the finance lease obligation and a portion is recognized as interest expenses.

(w)    Income taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between unaudited interim condensed financial statements carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its statements of operations and comprehensive loss for the six months ended March 31, 2025, 2024 and 2023.

(x)     Loss per share

Loss per share is computed by dividing net earnings attributable to Ordinary shareholders by the weighted average number of Ordinary Shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue Ordinary Shares were exercised or converted into Ordinary Shares.

(y)     Share-based compensation

The Company applies ASC 718, Compensation — Stock Compensation (“ASC 718”), to account for its employee share-based payments. In accordance with ASC 718, the Company determines whether an award should be classified and accounted for as a liability award or equity award. All the Company’s share-based awards to employees were classified as equity awards and are recognized in the unaudited interim condensed financial statements based on their grant date fair values. In accordance with ASC 718, the Company recognizes share-based compensation cost for equity awards to employees with a performance condition based on the probable outcome of that performance condition. Compensation cost is recognized using the accelerated method if it is probable that the performance condition will be achieved. The Company accounts for forfeitures as they occur in accordance with ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvement to Employee Share-based Payment Accounting.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(z)     Deferred initial public offering (“IPO”) costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Initial public offering expenses directly attributable to the offering of securities are deferred and should be charged against the gross proceeds of the offering, as a reduction in share capital. These deferred expenses mainly consist of underwriting, legal and other expenses incurred through unaudited interim condensed financial statements date that are directly related to the intended IPO. Should the IPO close, these deferred initial public offering costs, as well as additional expenses to be incurred, will be charged to operations. As of March 31, 2025 and September 30, 2024, the Company capitalized $568,235 and $375,387 of deferred IPO costs, respectively.

(aa)  Segment reporting

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in unaudited interim condensed financial statements for detailing the Company’s business segments. Based on the criteria established by ASC 280, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company’s long-lived assets are substantially located in Japan, no geographical segments are presented.

(bb)  Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jump start Our Business Start-ups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 expands existing income tax disclosures for rate reconciliations by requiring disclosure of certain specific categories and additional reconciling items that meet quantitative thresholds and expands disclosures for income taxes paid by requiring disaggregation by certain jurisdictions. ASU 2023-09 is effective for annual periods beginning after December 15, 2025. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations and cash flows.

In November 2024, the FASB issued ASU 2024-03, “Reporting Comprehensive Income — Expense Disaggregation Disclosures”, which focuses on improving the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense captions (such as cost of sales, SG&A, and research and development). ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations and cash flows.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s balance sheets, statements of operations and comprehensive loss and statements of cash flows.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

4. INVENTORIES, NET

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Raw materials	125,378	156,983
Work-in-progress	332,513	1,086,410
Finished goods	1,215,926	157,024
Subtotal	1,673,817	1,400,417
Less: inventory valuation allowance	(608,917)	(265,176)
Inventories, net	1,064,900	1,135,241

For the six months ended March 31, 2025, 2024 and 2023, the Company recognized the impairment loss in inventories of $28,372, $399,243 and $221,739, respectively, due to the write-down of inventory to its net realizable value. The impairment loss is included in cost of revenue.

5. PREPAYMENTS

Prepayments consisted of the following:

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Downpayment to supplier for the purchase of electric vehicles	801,041	838,228
Downpayment to suppliers for the purchase of parts	166,779	174,522
Prepaid office and store rental and car leasing	4,943	316,983
Prepaid construction expense	233,489	244,328
Prepaid advertisement agency fee and exhibition	—	126
Prepaid equipment expense	300,842	—
Output tax	88,078	251,012
Others	14,457	14,537
Prepayments	1,609,629	1,839,736

6. COST METHOD INVESTMENT

The Company holds an investment of 10% interest of equity security in a privately held company operates in the transportation business in logistic industry and in which the Company does not have a controlling interest or significant influence. The investment is recorded at cost of $3,338 and $3,490 as of March 31, 2025 and September 30, 2024, respectively. The impairment of the investment is nil and nil as of March 31, 2025 and September 30, 2024.

7. LONG-TERM DEPOSITS

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Security deposits	35,227	31,727

The security deposits are for the leases of headquarters, parking spaces, employee dormitories, and showrooms.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

8. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consists of the following:

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Buildings	1,991,056	2,083,487
Leasehold improvements	361,465	378,474
Finance lease right-of-use assets	175,013	232,827
Machinery and Equipment	22,342	23,379
Motor vehicle	245,134	256,513
Subtotal	2,795,010	2,974,680
Less: accumulated depreciation	(679,133)	(716,856)
Property, plant and equipment, net	2,097,877	2,257,824

Depreciation expenses for the six months ended March 31, 2025, 2024 and 2023 were approximately $91,905, $160,151 and $135,921, respectively.

9. ROU ASSETS AND LEASE LIABILITIES

The Company determines if a contract contains a lease at inception. U.S. GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

The right-of-use assets relate to factory, offices, dormitories, equipment, commercial vehicles and parking lots.

The Company recognized ROU assets and lease liabilities as follows:

		As of March 31, 2025	As of September 30, 2024
		$ (unaudited)	$
Assets	Classification on the Balance Sheet
Finance lease assets, net	Property, plant and equipment, net	102,035	130,074
Operating lease assets	Operating lease right-of-use assets	285,369	500,574
Total lease assets		387,404	630,648

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

9. ROU ASSETS AND LEASE LIABILITIES (cont.)

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Liabilities
Current
Finance leases	26,425	36,367
Operating leases	177,823	191,665
Total	204,248	228,032

Non-current
Finance leases	80,111	96,694
Operating leases	107,546	308,909
Total	187,657	405,603

As of March 31,2025, future minimum lease payments under the non-cancelable finance leases liabilities and operating lease liabilities recorded on the balance sheet are as follows:

	Finance leases	Operating leases
	$	$
Future payment
2026	28,148	180,961
2027	26,404	108,066
2028	26,077	—
2029	16,193	—
2030	12,408	—
Thereafter	1,033	—
Total future lease payment	110,263	289,027
Less: imputed interest	(3,727)	(3,658)
Present value of operating lease liabilities	106,536	285,369
Lease liabilities, current portion	26,425	177,823
Lease liabilities, non-current portion	80,111	107,546

The following summarizes other supplemental information about the Company’s lease;

	As of March 31, 2025	As of September 30, 2024
Weighted average discount rate	1.66%	1.66%
Weighted average remaining lease term (years)	1.86	2.1

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

10. BANK LOAN — CURRENT

The bank loans as of March 31, 2025 and September 30, 2024 are set out below:

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Bank loan – current	3,237,893	3,388,204

SCHEDULE OF BANK LOANS

Bank loan	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
Shoko Chukin Bank	JPY	May 2023 – October 2023*	3.50%	NIL	YES	3,237,893
March 31, 2025						3,237,893
Bank loan	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
Shoko Chukin Bank	JPY	May 2023 – October 2023*	3.50%	NIL	YES	3,388,204
September 30, 2024						3,388,204

____________

*        Shoko Chukin Bank has agreed to reschedule the repayment date of the loan and it is payable upon consummation of the initial public offering. On June 5, 2024, Mr. Weicheng Hsiao signed a letter of guarantee to Shoko Chukin Bank. Pursuant to such guarantee, Mr. Weicheng Hsiao provided a personal guarantee to be jointly and severally liable, with the Company, for $3,237,893 of the outstanding debt owed by the Company to Shoko Chukin Bank as of March 31, 2025.

	Carrying amount	Within 1 year	2026	2027	2028	2029	Thereafter
	$	$	$	$	$	$	$
Shoko Chukin Bank	3,237,893	3,237,893	—	—	—	—	—
March 31, 2025	3,237,893	3,237,893	—	—	—	—	—
	Carrying amount	Within 1 year	2025	2026	2027	2028	Thereafter
Shoko Chukin Bank	3,388,204	3,388,204	—	—	—	—	—
September 30, 2024	3,388,204	3,388,204	—	—	—	—	—

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

11. ACCRUALS AND OTHER CURRENT LIABILITIES

Accruals and other current liabilities consists of the following:

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Accrued professional fee	1,284,356	712,196
Accrued advertising, exhibition and promotional expenses	361,415	369,485
Accrued compensation and employee benefits	589,708	325,668
Accrued interest expenses	557,534	251,086
Accrued prototype and application development fee	164,804	162,721
Accrued non-income taxes	113,803	78,822
Accrued rent expense	7,065	56,286
Accrued vehicle transportation and pre-delivery inspection fees	6,798	34,712
Others	154,054	103,775
Accruals and other current liabilities	3,239,537	2,094,751

12. CONTRACT LIABILITIES

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Beginning balance	32,810	36,137
Deposits received from customers	43,439	751,737
Amounts recognized to revenue	(41,745)	(765,000)
Foreign currency translation adjustment	(2,149)	9,936
Ending balance	32,355	32,810

Contract liabilities primarily relate to the advance consideration received from customers prior to transferring the products to the customer or other conditions under terms of a sales contract.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

13. ASSET RETIREMENT OBLIGATIONS

The asset retirement obligation arises from the terms stated in the operating lease contracts that the leased assets are to be restored to the original condition at the end of the lease term. Estimation of restoration cost and recognition of the asset retirement obligation assets and liabilities are determined based on the lease period.

Following are the asset retirement obligations recognized by the Company:

Asset Retirement Obligations
$
As of October 1, 2024	51,794
Increase of asset retirement obligations*	47,701
Liabilities settled in the current period	(49,496)
Accretion of liability	513
Foreign currency translation adjustment	(2,289)
As of March 31, 2025	48,223

____________

*        The Company has renewed certain operating lease contracts in this period, resulting in the increase of the asset retirement obligations.

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Current portion	—	51,794
Non-current portion	48,223	—
Asset retirement obligations	48,223	51,794

14. REFUND LIABILITY — CURRENT

As of March 31, 2025 and September 30, 2024, the Company has a refund liability-current of $39,276 and $46,571, respectively, which represents the amount of consideration that the Company was not entitled to as a result of sales returned by a customer. The balance as of March 31, 2025 bears an interest rate of 14.6% starting from August 30, 2024. The liability will be refunded to such customer upon the closing date of this offering.

15. OTHER NON-CURRENT LIABILITIES

Other non-current liabilities consist of the following:

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Deposits received – non-current	16,678	17,452

Deposits received primarily relate to the deposits received from the customer for demonstration of electric vehicles.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

16. LOANS PAYABLE — THIRD PARTY

The Loans payable — third party as of March 31,2025 and September 30, 2024 are set out below:

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Loans payable – third party	632,261	797,040
	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Current portion	632,261	698,080
Non-current portion	—	98,960
Loans payable – third party	632,261	797,040
Loans payable	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
						As of March 31, 2025	As of September 30, 2024
						$	$
						(unaudited)
Car Conveni Club Co., Ltd.(1)	JPY	March – May 2024	9.60%	NIL	NIL	400,267	418,848
Car Conveni Club Co., Ltd.(2)	JPY	March – April 2024	9.60%	NIL	YES	133,422	139,616
Zhongchai Holding (Hong Kong) Limited(3)	JPY	September 2024 – October 2025	5%	NIL	NIL	94,569	98,960
Y’S CO. LTD(4)	JPY	September 2024 – January 2025	1%	NIL	NIL	—	115,183
Y’S CO. LTD(5)	JPY	September 2024 – January 2025	1%	NIL	NIL	—	24,433
MK Motor(6)	JPY	October 2024 – October 2025	0%	NIL	NIL	4,003	—

____________

(1)      On March 28, 2024, the Company obtained a short-term unsecured loan in the principal amount of $400,267 from a third party, Car Conveni. The loan is unsecured, bears interest at the rate of 9.6% per annum and was originally due for repayment by May 31, 2024. The Company and Car Conveni have extended the due date for repayment to October 31, 2025.

(2)      On March 28, 2024, the Company obtained a short-term secured loan in the principal amount of $133,422 from a third party, Car Conveni. The loan is secured, bears interest at the rate of 9.6% per annum and was originally due for repayment by April 10, 2024. Mr. Weicheng Hsiao pledged 80,000 of the Ordinary Shares he owns as collateral for the loan repayment. The Company and Car Conveni have extended the due date for repayment to October 31, 2025.

(3)      On September 16, 2024, the Company obtained short-term unsecured loans with the aggregate principal amount of $94,569 from a third party, Zhongchai Holding (Hong Kong) Limited. The loans have an interest amount of $5,000, which was deducted upfront. The repayment is due on October 15, 2025.

(4)      On September 19, 2024, the Company obtained short-term unsecured loans in the aggregate principal amount of $115,183 from a third party, Y’S CO. LTD. The loans bore interest at the rate of 1% per annum and were due for repayment by January 31, 2025. The loans were fully repaid on December 19, 2024.

(5)      On September 27, 2024, the Company obtained short-term unsecured loans in the aggregate principal amount of $24,433 from a third party, Y’S CO. LTD. The loans bore interest at the rate of 1% per annum and were due for repayment by January 31, 2025. The loans were fully repaid on December 19, 2024.

(6)      On October 10, 2024, the Company obtained short-term unsecured loans in the aggregate principal amount of $4,003 from a third party, MK Motor. The loan is unsecured, interest-free and due to be repaid on October 31, 2025.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

17. LOANS PAYABLE — FINANCIAL INSTITUTION

The loans payable — financial institution as of March 31,2025 and September 30, 2024 are set out below:

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Loans payable – Financial Institution	42,329	50,199
	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Current portion	11,288	11,812
Non-current portion	31,041	38,387
Loans payable – Financial Institution	42,329	50,199
Loans payable – Financial Institution	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
						$
Japan Finance Corporation	JPY	January 2022 – December 2028	1.66%	NIL	Guaranteed by Mr. Weicheng Hsiao	42,329
March 31, 2025						42,329
Loans payable – Financial Institution	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
Japan Finance Corporation	JPY	January 2022 – December 2028	1.66%	NIL	Guaranteed by Mr. Weicheng Hsiao	50,199
September 30, 2024						50,199
	Carrying amount	Within 1 year	2027	2028	2029	2030	Thereafter
	$	$	$	$	$	$	$
Japan Finance Corporation	42,329	11,288	11,288	11,288	8,465	—	—
March 31, 2025	42,329	11,288	11,288	11,288	8,465	—	—
	Carrying amount	Within 1 year	2026	2027	2028	2029	Thereafter
	$	$	$	$	$	$	$
Japan Finance Corporation	50,199	11,812	11,812	11,812	11,812	2,951	—
September 30, 2024	50,199	11,812	11,812	11,812	11,812	2,951	—

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

18. AMOUNT DUE TO A SHAREHOLDER

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Amount due to a shareholder	133,422	139,616
Loans payable	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
						$
Mr. Kimoto Yasuya#	JPY	August – October 2023	5.00%	NIL	NIL	133,422
March 31, 2025						133,422
Loans payable	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
						$
Mr. Kimoto Yasuya#	JPY	August –October 2023	5.00%	NIL	NIL	139,616
September 30, 2024						139,616

____________

#        The Company obtained short-term advances from Mr. Kimoto Yasuya to finance the Company’s working capital requirements. The repayment terms were negotiated based on mutual agreement of the parties. The amount due to the shareholder as of March 31,2025 is non-trade, unsecured and bears interest at the rate of 5% per annum and the balance outstanding due to shareholder is $133,422. The Company and Mr. Kimoto Yasuya have agreed to extend the date for repayment to October 31, 2025.

19. WARRANTY LIABILITIES

The warranty liabilities as of March 31, 2025 and September 30, 2024 are set out below:

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Current portion	77,826	47,192
Non-current portion	9,524	29,574
Warranty liabilities	87,350	76,766

The warranty liabilities as of March 31, 2025 and September 30, 2024 mainly represented the provision for warranty for electric light commercial vehicle products sold, which usually covers a 24-month period from the date on which the electric light commercial vehicle products are delivered and accepted by the customers. The warrant liability is based on estimates made from a third party’s simulated warranty data associated with repairs estimated for defects identified during the pre-delivery inspection process. The Company will re-evaluate the provision for warranty liabilities based on the estimates made timely to match with the actual claims and expects to make use of the accrued liability over the next operating period.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

20. OTHER EXPENSES, NET

	For the six months ended March 31,
	2025	2024	2023
	$ (unaudited)	$ (unaudited)	$ (unaudited)
Loss on disposal of property, plant and equipment	—	—	94,993
Restoration fee of leasehold improvement	—	—	42,196
Penalty for early termination	—	—	43,840
Foreign exchange loss/(gain), net	84,574	27,489	(96,255)
Other incomes	(49,888)	(14,566)	(3,543)
Total other expenses, net	34,686	12,923	81,231

21. DEFERRED TAX BENEFIT

The Company is considered Japan tax resident enterprise under Japan tax laws; accordingly, they are subject to enterprise income tax on their taxable income as determined under Japan tax laws and accounting standards at a statutory tax rate of 30.62%.

The income tax provision consists of the following components:

	For the six months ended March 31,
	2025	2024	2023
	$	$	$
Current income tax expense	—	—	—
Deferred tax benefit	—	—	(827,123)
Income tax benefit	—	—	(827,123)

The income tax expense varied from the amount of income tax expense determined by applying the Japan income tax rate of 30.62% to profit before income tax as a result of the following differences:

	For the six months ended March 31,
	2025	2024	2023
	$ (unaudited)	$ (unaudited)	$ (unaudited)
Loss before tax expenses:	(2,168,375)	(3,917,761)	(6,744,403)
Tax at the domestic income tax rate	(663,956)	(1,201,969)	(2,069,183)
Tax effect of recognized tax benefit	(141,885)	1,201,969	—
Tax effect of expenses that are not deductible in determining taxable profit	(60,107)	—	1,242,060
Valuation allowance recognized deferred tax assets recognized	865,948	—	—
Income tax expense (benefit)	—	—	(827,123)

As of March 31, 2025 and September 30, 2024, the Company had net operating loss carryforwards of approximately $17,823,630 and $15,870,231, respectively. As of March 31, 2025 and September 30, 2024, deferred tax assets, net from the net operating loss carryforwards amounted to $nil and $nil, respectively.

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Deferred tax assets	5,533,317	1,906,355
Less: Valuation allowance	(5,533,317)	(1,906,355)
Deferred tax assets, net of valuation allowance	—	—

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

21. DEFERRED TAX BENEFIT (cont.)

Following are the major deferred tax assets, net recognized by the Company:

Net operating loss carry-forwards
$
As of October 1, 2022	838,228
Recognized in statements of operations and comprehensive loss	2,084,503
Valuation allowance recognized	(2,957,605)
Foreign currency translation adjustment	34,874
As of September 30, 2023	—
As of October 1, 2023	—
Recognized in statements of operations and comprehensive loss	1,906,355
Valuation allowance recognized	(1,906,355)
As of September 30, 2024	—
As of October 1, 2024	—
Recognized in statements of operations and comprehensive loss	865,948
Valuation allowance recognized	(865,948)
As of March 31, 2025	—

22. EQUITY

Unless otherwise indicated, all share amounts and per share amounts issued and outstanding prior to August 31, 2023 in this subsection are not presented to give effect to a 1-for-2 share split of the Ordinary Shares and Series A convertible preferred shares, which was effected on September 1, 2023.

The Company has performed a series of issuance of Ordinary Shares resulting in 38,074,888 Ordinary Shares issued and outstanding as of March 31, 2025. The Company only has one single class of Ordinary Shares that is accounted for as permanent equity.

Issued Date	Ordinary shares		Amount	Amount
	Issued	Accumulated	JPY	US$
May 24, 2019	10,000,000	10,000,000	10,000,000	81,248
June 30, 2021	2,312,500	12,312,500	185,000,000	1,681,098
December 28, 2021	975,000	13,287,500	195,000,000	1,697,376
February 28, 2022	200,000	13,487,500	70,000,000	608,114
March 28, 2022	242,858	13,730,358	85,000,300	689,658
December 15, 2022	215,718	13,946,076	75,501,300	547,432
January 31, 2023	571,930	14,518,006	114,386,000	878,743
February 28, 2023	857,143	15,375,149	300,000,050	2,204,424
March 29, 2023	40,000	15,415,159	20,000,000	150,726
March 30, 2023	40,000	15,455,159	20,000,000	150,700
March 31, 2023	1,735,724	17,190,873	607,503,400	4,576,297
April 1, 2023	20,000	17,210,873	10,000,000	75,330
April 3, 2023	20,000	17,230,873	10,000,000	75,558
April 10, 2023	200,000	17,430,873	100,000,000	747,664
April 11, 2023	20,000	17,450,873	10,000,000	74,834
April 12, 2023	20,000	17,470,873	10,000,000	75,048

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

22. EQUITY (cont.)

Issued Date	Ordinary shares		Amount	Amount
	Issued	Accumulated	JPY	US$
April 24, 2023	92,000	17,562,873	46,000,000	342,236
April 25, 2023	6,000	17,568,873	3,000,000	22,396
April 28, 2023	40,000	17,608,873	20,000,000	147,070
August 31, 2023*	—	35,217,746	—	—
August 31, 2023**	2,857,142	38,074,888	—	—
March 31, 2025***	—	38,074,888	—	—

____________

*        Giving retroactive effect to the 1 for 2 share split effected on September 1, 2023.

**      Pursuant to the Company’s articles of incorporation, on August 31, 2023, Autobacs Seven requested the Company to convert its 2,857,142 Series A convertible preferred shares on August 31, 2023. On August 31, 2023, the Company issued 2,857,142 Ordinary Shares to Autobacs Seven, and in exchange, the Company acquired the 2,857,142 Series A convertible preferred shares, which were canceled by the Company on October 20, 2023.

***    On July 20, 2023, the Company’s board of directors approved a share split of the outstanding Ordinary Shares and Series A convertible preferred shares at a ratio of 1:2, which was based on a record date of August 31, 2023 and became effective on September 1, 2023, resulting in 38,074,888 Ordinary Shares being issued and outstanding and 2,857,142 Series A convertible preferred shares being issued after the share split.

Pursuant to the Company’s articles of incorporation, on August 31, 2023, Autobacs Seven requested the Company to convert its 2,857,142 Series A convertible preferred shares on August 31, 2023. On August 31, 2023, the Company issued 2,857,142 Ordinary Shares to Autobacs Seven, and in exchange, the Company acquired the 2,857,142 Series A convertible preferred shares, which were canceled by the Company on October 20, 2023.

Issued Date	Convertible preferred shares		Amount	Amount
	Issued	Accumulated	JPY	US$
October 20, 2021	1,428,571	1,428,571	99,999,970	875,350
August 31, 2023*	—	2,857,142	—	—
October 21, 2023**	—	—	—	—

____________

*        Giving retroactive effect to the 1 for 2 share split effected on September 1, 2023.

**      On July 20, 2023, the Company’s board of directors approved a share split of the Company’s outstanding Ordinary Shares and Series A convertible preferred shares at a ratio of 1:2, which was based on a record date of August 31, 2023 and became effective on September 1, 2023, resulting in 38,074,888 Ordinary Shares being issued and outstanding and 2,857,142 Series A convertible preferred shares being issued after the share split. Pursuant to the Company’s articles of incorporation, on August 31, 2023, Autobacs Seven requested the Company to convert its 2,857,142 Series A convertible preferred shares on August 31, 2023. On August 31, 2023, the Company issued 2,857,142 Ordinary Shares to Autobacs Seven, and in exchange, the Company acquired the 2,857,142 Series A convertible preferred shares, which were canceled by the Company on October 20, 2023.

The Company believes it is appropriate to reflect the above transactions on a retroactive basis similar to share split or dividend pursuant to ASC 260. All references made to share or per share amounts in the accompanying unaudited interim condensed financial statements and applicable disclosures have been retroactively adjusted to reflect the 1 for 2 share split.

Shares to be issued relate to advances from third parties and are non-trade, unsecured, interest-free and quasi equity in nature.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

23. SHARE-BASED COMPENSATION

Trust-Type Share Option Plan

On June 9, 2021, the Company awarded options to purchase an aggregate of 3,750,000 Ordinary Shares at an exercise price of JPY40 per share (reflecting a 1:2 share split of the Ordinary Shares, effective on September 1, 2023) to various officers, directors, employees and consultants of the Company to measure the cost of their services received in exchange for the share-based awards.

The fair value of stock option awards with only service and/or performance conditions is estimated on the grant or offering date using the Black-Scholes option-pricing model with the assistance of a third-party valuation appraiser. The Black-Scholes option-pricing model requires inputs such as the risk-free interest rate, expected term and expected volatility. These inputs are subjective and generally require significant judgment. The resulting cost is recognized over the period during which an employee is required to provide service in exchange for the awards, usually the vesting period, which is generally two years for stock options. Share-based compensation expense is recognized on a straight-line basis, net of actual forfeitures in the period. Share-based compensation expense is recorded in the statements of operations.

The stock options vested on June 10, 2023 with the expiration date on June 9, 2036.

The following table summarizes the stock option activities and related information for the six months ended March 31, 2025, 2024 and 2023:

	Stock Options
	Number of Options		Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)
Outstanding as of October 1, 2022	2,500,000	JPY	40	13.67
Granted	937,500		—	—
Exercised	—		—	—
Forfeited/cancelled	—		—	—
Outstanding as of March 31, 2023	3,437,500	JPY	40	13.20
Outstanding as of October 1, 2023	3,750,000	JPY	40	12.67
Granted	—		—	—
Exercised	—		—	—
Forfeited/cancelled	—		—	—
Outstanding as of March 31, 2024	3,750,000	JPY	40	12.67
Outstanding as of October 1, 2024	3,750,000	JPY	40	12.67
Granted	—		—	—
Exercised	—		—	—
Forfeited/cancelled	—		—	—
Outstanding as of March 31, 2025	3,750,000	JPY	40	12.67

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

23. SHARE-BASED COMPENSATION (cont.)

The fair value of stock options granted on June 10, 2023 is measured using the Black-Scholes option-pricing model. Relevant information is as follows:

Grant Date June 10, 2023
Risk-free interest rate	0.409%
Expected term (in years)	12.70
Expected volatility	36.32%
Dividend yield	—%

The expected volatility is calculated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable companies.

The risk-free interest rate is estimated based on the yield to maturity of Japanese treasury bonds based on the expected term of the incentive shares.

The company estimates the stock option will be granted two years after the trust-type stock option is funded.

For the six months ended March 31, 2025, 2024 and 2023, the Company recognized share-based compensation expenses related to the options of $nil, $nil and $2,788,366, respectively.

24. RELATED PARTY TRANSACTIONS

These related parties of the Company with whom transactions are reported in these unaudited interim condensed financial statements are as follows:

Name of entity or individual	Relationship to the Company
Mr. Weicheng Hsiao	Mr. Weicheng Hsiao is the Company’s founder and has served as its Representative Director and Chief Executive Officer since May 2019.
Goodride Japan INC.	Goodride Japan INC. is owned by the founder and Chief Executive Officer, Mr. Weicheng Hsiao.
Delta Co. Ltd.	Mr. Eiji Fujino is the representative director at Delta Co. Ltd. since February 2014 and has been our director since May 2021.
Legents Judicial Scriveners Corporation	Mr. Taisuke Otsubo is the representative partner of Legents Judicial Scriveners Corporation and has served as our director and audit committee members since November 2023.
Mr. Takayuki Tokoroda	Mr. Takayuki Tokoroda has served as the director since December 2021.
BH Co., Ltd.	One of our directors, Mr. Tokoroda, has served as the chief executive officer at BH Co., Ltd. (KRX: 090460), a Japanese whole-seller, since August 2007.
Kyouwatsusho Co., Ltd	Mr. Feng Wu is the Chief Executive Officer at Kyouwatsusho Co., Ltd and has been our director since April 2023.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

24. RELATED PARTY TRANSACTIONS (cont.)

In the ordinary course of business, during the six months period ended March 31, 2025 and for the year ended September 30, 2024, the Company was involved in certain transactions, either at cost or current market prices, and on the normal commercial terms with related parties. The following table provides the transactions with these parties for the years as presented (for the portion of such period that they were considered related):

	As of March 31, 2025	As of September 30, 2024
	(unaudited)
Amount due to related parties
Mr. Weicheng Hsiao****	1,896,530	1,371,535
BH Co.,Ltd***	133,422	—

____________

****  The Company obtained short-term loans from Mr. Weicheng Hsiao to finance the Company’s working capital requirements. The repayment terms were negotiated under a loan agreement. As of March 31, 2025, these amounts are non-trade, unsecured and interest-free.

***    The Company obtained short-term loans from BH Co.,Ltd to finance the Company’s working capital requirements. The repayment terms were negotiated under a loan agreement. As of March 31, 2025, the loan is unsecured and bears interest at 1% per annum.

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Accruals and other current liabilities
Delta Co. Ltd.	3,990	4,175
Goodride Japan INC.	10,274	1,536
BH Co., Ltd.	4,330	1,536
Mr. Weicheng Hsiao	28,073	24,165
Legents Judicial Scriveners Corporation	2,652	1,736
	As of March 31, 2025	As of September 30, 2024
	(unaudited)
Accounts payable
Kyouwatsusho Co., Ltd	21,530	19,915

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

24. RELATED PARTY TRANSACTIONS (cont.)

	For the six months ended March 31,
	2025	2024	2023
	$ (unaudited)	$ (unaudited)	$ (unaudited)
Commission fee(1)
Goodride Japan INC.	—	—	120,561
Delta Co., Ltd.	—	7,064	17,881
BH Co., Ltd.	3,583	5,399	9,645
Legents Judicial Scriveners Corporation	702	4,890	10,159

Rent expense(2)
Goodride Japan INC	7,875	8,909	9,645

Interest income(3)
Mr. Weicheng Hsiao	—	6,358	—

Purchases(4)
Kyouwatsusho Co.,Ltd	2,234	—	—

____________

(1)      The commission fee is for the outsourcing service for daily operation.

(2)      Rent expenses is for the meeting room that Goodride Japan INC. rents to the Company.

(3)      Interest income arises from the accrued interest on the loan to the Chief Executive Officer.

(4)      Purchases is for the purchases of charging cables from Kyouwatsusho Co.,Ltd.

Apart from the transactions and balances detailed elsewhere in these accompanying unaudited interim condensed financial statements, the Company has no other significant or material related party transactions during the years presented.

25. CONCENTRATIONS AND RISKS

Concentrations

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with financial institutions with high-credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the customers. To reduce credit risk, the Company performs on-going credit evaluations of the financial condition of these customers. The Company conducts credit evaluations of its customers, and generally requires advance consideration from customers prior to transferring the products to the customer or other conditions under terms of a sales contract from them. The Company evaluates its collection experience and long outstanding balances to determine the need for an allowance for expected credit losses accounts. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

25. CONCENTRATIONS AND RISKS (cont.)

Concentration of customers

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total revenue:

	For the six months ended March 31,
	2025	2024	2023
	$ (unaudited)	$ (unaudited)	$ (unaudited)
Amount of the Company’s revenue
Customer A(1)	—	—	504,992
Customer B(2)	—	—	355,968
Customer C(3)	—	538,865	—
Customer D(4)	39,142	—	—
Customer E(5)	22,985	—	—
Customer F(6)	19,510	—	—
Customer G(7)	18,014	—	—
Customer H(8)	15,452	—	—

____________

(1)      Customer A is in the automobile leasing industry.

(2)      Customer B is in the automotive industry.

(3)      Customer C is in the vehicle leasing industry.

(4)      Customer D is in the local government.

(5)      Customer E is in the Automobile sales and related businesses.

(6)      Customer F is in the Restaurant management and food manufacturing industry

(7)      Customer G is in the Automobile sales and related businesses.

(8)      Customer H is in the Automobile sales and related businesses.

Concentration of suppliers

The following table sets forth a summary of single supplier who represent 10% or more of the Company’s total accounts payable:

	As of March 31, 2025	As of September 30, 2024
	$ (unaudited)	$
Amount of the Company’s accounts payable
Supplier A(1)	1,135,596	1,134,504
Supplier B(2)	221,867	222,416
Supplier C(3)	335,360	—

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

25. CONCENTRATIONS AND RISKS (cont.)

The following table sets forth a summary of suppliers who represent 10% or more of the Company’s total purchases:

	For the six months ended March 31,
	2025	2024	2023
	$ (unaudited)	$ (unaudited)	$ (unaudited)
Amount of the Company’s purchase
Supplier A(1)	—	239,905	449,156
Supplier C(3)	294,732	—	—

____________

(1)      Supplier A is in the automobile manufacturing industry.

(2)      Supplier B is in the automotive industry.

(3)      Supplier C is in the Mobility after-sales service business.

Credit Risk

Credit risk is the potential financial loss to the Company resulting from the failure of a customer or a counterparty to settle its financial and contractual obligations to the Company, as and when they fall due. As the Company does not hold any collateral, the maximum exposure to credit risk is the carrying amounts of trade and other receivables (excluding prepayments) and cash presented on the statements of financial position. The Company has no other financial assets which carry significant exposure to credit risk.

Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

Typically, the Company ensures that it has sufficient cash on demand to meet expected operational expenses, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain steady; therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of JPY converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings and long-term loan from financial Institution. The Company manages interest rate risk by varying the issuance and maturity dates of variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of March 31, 2025 and September 30, 2024, the bank loans and long-term loans were at fixed interest rates.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

25. CONCENTRATIONS AND RISKS (cont.)

Economic and political risk

The Company’s major operations are conducted in Japan. Accordingly, the political, economic, and legal environments in Japan, as well as the general state of Japan’s economy may influence the Company’s business, financial condition, and results of operations.

26. COMMITMENTS AND CONTINGENCIES

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of March 31, 2025 and up through September 17, 2025, date of these unaudited interim condensed financial statements were available to the issued.

27. SUBSEQUENT EVENTS

The Company owed the Shoko Chukin Bank $3,575,050 under an unsecured loan agreement bearing an interest of 3.5% per annum, due on October 31, 2023, but the Company was unable to repay the loan and it was in default effective October 31, 2023. On April 30, 2024 and July 11, 2024, the Company made partial payments on the loan in the amounts $175,450 and $161,705, respectively. In addition, on June 5, 2024, Mr. Weicheng Hsiao, the Company’s Chief Executive Officer, signed a personal guarantee to the Shoko Chukin Bank. Pursuant to the guarantee, Mr. Weicheng Hsiao became jointly and severally liable with the Company for the outstanding balance of $3,237,895 to Shoko Chukin Bank. Pursuant to the guarantee agreement, any further delays in repayment after June 19, 2024 would require damages at a rate of 14.5% per annum on the outstanding balance. The Company has incurred damages for late payment in the amount of $644,523 based on the time of the guarantee agreement through August 31, 2025.

On March 31, 2025, the Company and Mr. Kimoto Yasuya agreed to extend the repayment due date for the loan amount of $133,422 to October 31, 2025. As of August 31, 2025, no interest had accrued. As of August 31, 2025, the outstanding balance of the loan was $133,422.

Between April 1, 2025 and August 31, 2025, the Company obtained a series of short-term loans in the aggregate amount of $155,657 from our Chief Executive Officer, Mr. Weicheng Hsiao. The loans were unsecured, interest-free and due to be repaid on October 31, 2025. The Company subsequently repaid an aggregate of $3,876 of such loan between April 1, 2025 and August 31, 2025. As of August 31, 2025, the outstanding aggregate principal loan balance was $2,048,312. The Company and Mr. Weicheng Hsiao have agreed to extend the repayment date of such outstanding loans, which were originally due on July 31, 2025 to October 31, 2025.

On March 28, 2024, the Company obtained a short-term unsecured loan in the principal amount of $400,267 from Car Conveni, a third party. The loan is unsecured, bears interest at 9.6% per annum and was originally due and payable by May 31, 2024. The maturity date was extended to October 31, 2025.As of August 31, 2025, the outstanding principal balance of the loan was $400,267.

On March 28, 2024, the Company obtained a short-term secured loan in the principal amount of $133,422 from a third party, Car Conveni. The loan is secured, has an annual interest rate of 9.6% and was originally due on April 10, 2024, but was extended to October 31, 2025. Mr. Weicheng Hsiao pledged 80,000 of the ordinary shares as collateral for repayment of the loan. As of August 31, 2025, the outstanding principal balance of the loan was $133,422.

On January 13, 2025, the Company obtained a short-term unsecured loan in the principal amount of $133,422 from a related party, BH Co., Ltd. The loan is unsecured, bears interest at 1% per annum and was originally due for repayment by June 30, 2025, which maturity date was extended to October 31, 2025.

HW ELECTRO CO., LTD
NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

27. SUBSEQUENT EVENTS (cont.)

On July 10, 2025, The Company obtained a short-term unsecured loan in the aggregate amount of $1,001 from a related party, BH Co., Ltd. The loan is unsecured, interest-free and due to be repaid on October31, 2025.

On July 10, 2025, The Company obtained a short-term unsecured loan in the aggregate amount of $1,001 from a related party, Eiji Fujino. The loan is unsecured, interest-free and due to be repaid on October 31, 2025.

On July 10, 2025, The Company obtained a short-term unsecured loan in the aggregate amount of $1,001 from a related party, Kyouwatsusho Co., Ltd. The loan is unsecured, interest-free and due to be repaid on October 31, 2025.

On July 10, 2025, The Company obtained a short-term unsecured loan in the aggregate amount of $1,001 from a related party, Hirotaka Ikeda. The loan is unsecured, interest-free and due to be repaid on October 31, 2025.

On July 10, 2025, The Company obtained a short-term unsecured loan in the aggregate amount of $1,001 from a related party, Taisuke Otsubo. The loan is unsecured, interest-free and due to be repaid on October 31, 2025.

On July 11, 2025, The Company obtained a short-term unsecured loan in the aggregate amount of $1,001 from a related party, Koki Kawana. The loan is unsecured, interest-free and due to be repaid on October 31, 2025.

Except for the above, the Company has assessed all events from April 1, 2025 through September 17, 2025, which is the date that the unaudited interim condensed financial statements are available to be issued, there are not any material subsequent events that require disclosure in these unaudited interim condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
HW Electro Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of HW Electro Co., Ltd. (the “Company”) as of September 30, 2024 and 2023, and the related statements of operations and comprehensive loss, changes in shareholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended September 30, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

WWC, P.C.

Certified Public Accountants

PCAOB ID No.1171

We have served as the Company’s auditor since 2023.

San Mateo, California
May 8, 2025

HW ELECTRO CO., LTD
BALANCE SHEETS
(Currency expressed in United States Dollars (“$”))

	As of September 30, 2024	As of September 30, 2023
	$	$
Assets
Current assets:
Cash	11,837	39,473
Accounts receivable, net	—	258
Inventories, net	1,135,241	1,602,559
Prepayments	1,839,736	693,488
Amount due from a related party	—	2,969,777
Total current assets	2,986,814	5,305,555

Property, plant and equipment, net	2,257,824	2,367,175
Operating lease right-of-use assets	500,574	184,892
Cost method investment	3,490	3,346
Deferred tax assets, net	—	—
Deferred initial public offering (“IPO”) costs	375,387	336,731
Long-term deposits	31,727	29,962
Total non-current assets	3,169,002	2,922,106
TOTAL ASSETS	6,155,816	8,227,661

Liabilities
Current liabilities:
Bank loans – current	3,388,204	3,586,296
Loans payable – third party, current portion, net	698,080	—
Loans payable – financial institution, current portion, net	11,812	11,323
Accounts payable	1,754,510	735,665
Accruals and other current liabilities	2,094,751	1,010,091
Contract liabilities	32,810	36,137
Amount due to a related party	1,371,535	—
Amount due to a shareholder	139,616	200,763
Finance lease obligation, current portion	36,367	42,706
Operating leases payable – current	191,665	150,958
Warranty liabilities – current	47,192	20,392
Asset retirement obligations – current	51,794	24,502
Refund liability	46,571	278,752
Total current liabilities	9,864,907	6,097,585

Loans payable – third party, net of current portion, net	98,960	—
Loans Payable – financial institution, net of current portion, net	38,387	48,123
Finance lease obligation, net of current portion	96,694	63,361
Operating leases payable – non-current	308,909	19,209
Warranty liabilities – non-current	29,574	40,783
Asset retirement obligations – non-current	—	24,573
Other non-current liabilities	17,452	16,730
Total non-current liabilities	589,976	212,779
TOTAL LIABILITIES	10,454,883	6,310,364

HW ELECTRO CO., LTD
BALANCE SHEETS — (Continued)
(Currency expressed in United States Dollars (“$”))

	As of September 30, 2024	As of September 30, 2023
	$	$
Commitments and contingencies	—	—

Shareholders’ (deficit) equity
Ordinary Shares, 100,000,000 shares authorized; 38,074,888 and 38,074,888 shares issued and outstanding as of September 30, 2024 and 2023, respectively*	7,891,275	7,891,275
Additional paid-in capital	15,630,704	15,630,704
Accumulated deficits	(26,681,611)	(20,679,194)
Accumulated other comprehensive loss	(1,139,435)	(925,488)
Total shareholders’ (deficit) equity	(4,299,067)	1,917,297
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	6,155,816	8,227,661

____________

*        Giving retroactive effect to the 1 for 2 share split effected on September 1, 2023.

The accompanying notes are an integral part of these financial statements.

HW ELECTRO CO., LTD
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Currency expressed in United States Dollars (“$”))

	For the fiscal years ended September 30,
	2024	2023	2022
	$	$	$
Revenue – third parties	1,830,001	1,435,740	414,478
Revenue – related party	—	—	28,311
Total revenue	1,830,001	1,435,740	442,789
Cost of revenue	(2,241,542)	(1,903,475)	(303,646)
Gross (loss)/profit	(411,541)	(467,735)	139,143

Operating expenses:
Research and development expenses	(219,059)	(1,103,549)	(124,734)
Selling, general and administrative expenses	(5,035,336)	(6,472,656)	(2,433,041)
Share-based compensation expense	—	(5,053,715)	(2,766,817)
Total operating expenses	(5,254,395)	(12,629,920)	(5,324,592)
Loss from operations	(5,665,936)	(13,097,655)	(5,185,449)

Other income (expense):
Interest income	6,271	20,689	230
Interest expenses	(456,013)	(130,631)	(63,386)
Other income (expenses), net	113,261	(197,557)	(137,418)
Total other expenses, net	(336,481)	(307,499)	(200,574)

Loss before income taxes	(6,002,417)	(13,405,154)	(5,386,023)
Current tax expense	—	—	31,512
Deferred tax expense (benefit)	—	873,102	(716,922)
Total provision for (benefit from) income taxes	—	873,102	(685,410)
Net loss	(6,002,417)	(14,278,256)	(4,700,613)

Other comprehensive loss
Foreign currency translation adjustment	(213,947)	(458,485)	(518,977)
Total comprehensive loss	(6,216,364)	(14,736,741)	(5,219,590)

Loss per share:
basic and diluted*	(0.16)	(0.45)	(0.18)

Weighted average shares outstanding used in calculating basic and diluted loss per share
basic and diluted*	38,074,888	31,794,580	26,581,556

____________

*        Giving retroactive effect to the 1 for 2 share split effected on September 1, 2023.

The accompanying notes are an integral part of these financial statements.

HW ELECTRO CO., LTD
STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
(Currency expressed in United States Dollars (“$”), except for number of shares)

	Convertible Preferred Shares		Ordinary shares		Shares to be issued	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficits	Total shareholders’ (deficit) equity
	No. of shares*	Par Value	No. of shares*	Par Value
Balance as of October 1, 2021	—	$—	24,625,000	$921,797	$—	$840,694	$51,974	$(1,700,325)	$114,140
Issuance of ordinary shares for cash	—	—	1,735,716	1,019,255	—	1,019,255	—	—	2,038,510
Debt-to-equity conversion	—	—	1,100,000	478,319	—	478,319	—	—	956,638
Capital contribution	2,857,142	437,675	—	—	—	437,675	—	—	875,350
Net loss	—	—	—	—	—	—	—	(4,700,613)	(4,700,613)
Share based compensation	—	—	—	—	—	2,766,817	—	—	2,766,817
Advance received from investor	—	—	—	—	241,865	—	—	—	241,865
Foreign currency translation adjustment	—	—	—	—	—	—	(518,977)	—	(518,977)
Balance as of September 30, 2022	2,857,142	437,675	27,460,716	2,419,371	241,865	5,542,760	(467,003)	(6,400,938)	1,773,730
Issuance of ordinary shares for cash	—	—	3,141,722	2,306,709	(241,865)	2,306,709	—	—	4,371,553
Debt-to-equity conversion	—	—	4,615,308	2,727,520	—	2,727,520	—	—	5,455,040
Convertible preferred shares conversion	(2,857,142)	(437,675)	2,857,142	437,675	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(14,278,256)	(14,278,256)
Share based compensation	—	—	—	—	—	5,053,715	—	—	5,053,715
Foreign currency translation adjustment	—	—	—	—	—	—	(458,485)	—	(458,485)
Balance as of September 30, 2023	—	—	38,074,888	7,891,275	—	15,630,704	(925,488)	(20,679,194)	1,917,297
Net loss	—	—	—	—	—	—	—	(6,002,417)	(6,002,417)
Foreign currency translation adjustment	—	—	—	—	—	—	(213,947)	—	(213,947)
Balance as of September 30, 2024	—	—	38,074,888	7,891,275	—	15,630,704	(1,139,435)	(26,681,611)	(4,299,067)

____________

*        Giving retroactive effect to the 1 for 2 share split effected on September 1, 2023.

The accompanying notes are an integral part of these financial statements.

HW ELECTRO CO., LTD AND ITS SUBSIDIARIES
STATEMENTS OF CASH FLOWS
(Currency expressed in United States Dollars (“$”))

	For the fiscal years ended September 30,
	2024	2023	2022
	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	(6,002,417)	(14,278,256)	(4,700,613)
Adjustment to reconcile net loss to net cash generated from operating activities:
Depreciation	307,478	349,980	253,956
Loss on disposal of property, plant and equipment	—	85,309	2,701
Deferred tax provision	—	873,102	(716,922)
Share-based compensation expense	—	5,053,715	2,766,817
Provision for warranty liabilities	28,485	53,247	7,928

Changes in operating assets and liabilities:
Accounts receivable, net	258	44,806	(45,064)
Inventories, net	467,318	(162,791)	(1,304,383)
Prepayments – related party	—	96,745	451,013
Prepayments – third parties	(1,146,248)	(678,167)	4,134
Amount due from a related party	2,969,777	(2,969,777)	—
Deferred initial public offering costs	(38,656)	(336,731)	—
Long-term deposits	(1,765)	53,604	(77,435)
Accounts payable	1,018,845	(229,170)	961,925
Accruals and other current liabilities	1,084,480	637,549	206,529
Contract liabilities	(3,327)	894	35,243
Amount due to a related party	1,371,535	(511,368)	(49,170)
Income taxes payable	—	(23,616)	11,834
Asset retirement obligations	2,719	1,002	—
Refund liability	(232,181)	278,752	—
Prepaid of the operating lease obligations	—	(14,725)	—
Operating lease obligations net cash	14,725	—	—
Other non-current liabilities	722	(545)	—
Cash used in operating activities	(158,252)	(11,676,441)	(2,191,507)

Purchase of property, plant and equipment	(126,705)	(623,465)	(2,476,730)
Purchase of cost method investment	—	—	(3,455)
Proceeds from disposal of property, plant and equipment	—	—	43,304
Cash used in investing activities	(126,705)	(623,465)	(2,436,881)

(Repayment of)/proceeds from loans payable – third party	797,040	(790,450)	1,298,658
(Repayment of)/proceed from loans payable to a shareholder	(61,147)	200,763	—
(Repayment of)/proceeds from loan payable – financial institution	(9,247)	(9,658)	69,104
Proceeds from bank loan – current	(198,092)	3,557,780	28,516
Repayments of finance lease obligation	(49,685)	(36,928)	(38,662)
Proceeds from shares to be issued	—	—	241,865
Proceeds from issuance of preference shares	—	—	875,350
Proceeds from issuance of shares	—	9,826,593	2,038,510
Cash provided by financing activities	478,869	12,748,100	4,513,341

Foreign currency effect	(221,548)	(412,493)	3,433
Net change in cash	(27,636)	35,701	(111,614)

HW ELECTRO CO., LTD AND ITS SUBSIDIARIES
STATEMENTS OF CASH FLOWS — (Continued)
(Currency expressed in United States Dollars (“$”))

	For the fiscal years ended September 30,
	2024	2023	2022
	$	$	$
Cash as of beginning of the year	39,473	3,772	115,386
Cash as of the end of the year	11,837	39,473	3,772
Net (decrease)/increase in cash	(27,636)	35,701	(111,614)

Supplementary disclosure of cash flows information
Cash paid for interest	218,520	161,760	18,216
Cash paid for taxes	80,255	23,616	19,678

Supplementary disclosure on non-cash flows information
Initial recognition of operating lease related to right-of-use assets	568,102	356,784	749,979

____________

*        Giving retroactive effect to the 1 for 2 share split effected on September 1, 2023.

The accompanying notes are an integral part of these financial statements.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

On May 24, 2019, HW Electro Co., Ltd. (the “Company”) was incorporated in Japan. The Company’s principal executive offices are located in Tokyo, of Japan. The Company is principally engaged in the business of importing and selling high-performance fully electric light commercial vehicles. The Company conducts its operations wholly in Japan and has no subsidiary.

2. LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared in conformity with U.S. GAAP which contemplates continuation of the Company on a going concern basis. The going concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the financial statements. The Company’s ability to continue as a going concern depends upon its ability to market and sell its products to generate positive operating cash flows. For the year ended September 30, 2024, the Company reported net loss of $6,002,417. As of September 30, 2024, the Company’s working capital deficit was $6,878,093. In addition, the Company had net cash outflows of $158,252 from operating activities for the year ended September 30, 2024. These conditions give rise to substantial doubt as to whether the Company will be able to continue as a going concern.

To sustain its ability to support the Company’s operating activities, the Company may have to consider supplementing its available sources of funds through the following sources:

•        cash generated from operations;

•        other available sources of financing from Japan banks and other financial institutions; and

•        financial support from the Company’s related party and shareholders and third parties.

Management had raised additional funds by performing a series of issuances of Ordinary Shares during the year ended September 30, 2023, resulting in 7,757,030 Ordinary Shares issued and approximately $9.8 million in proceeds received. During the fiscal year ended September 30, 2024, the Company received an aggregate of approximately $4,583,567 from borrowings from third parties and our Chief Executive Officer, Mr. Weicheng Hsiao. However, there can be no certainty that additional financing will be available on acceptable terms or at all. If management is unable to raise additional funds from the preceding available sources on acceptable terms or at all, there would likely be a material adverse effect on the Company’s business. All of these factors raise substantial doubt about the ability of the Company to continue as a going concern. The audited financial statements for the years ended September 30, 2024 and 2023 have been prepared on a going concern basis and do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result from the inability of the Company to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the regulations of the Securities and Exchange Commission (the “SEC”).

(b)    Use of estimates and assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates relate to useful lives for property, plant and equipment, assumptions used in assessing right of use assets, allowance for expected credit losses accounts, inventory valuation, impairment of long-lived assets, property, plant and equipment, provision of warranty liabilities, valuation allowance for deferred tax asset and uncertain tax position. Actual results could vary from the estimates and assumptions that were used.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(c)     Risks and uncertainties

Political and economic risk

All of the Company’s assets were located in Japan and all of the Company’s revenue was generated in Japan. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in Japan, as well as by the general state of Japan economy. The Company’s results may be adversely affected by changes in the political, regulatory, and social conditions in Japan. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations, including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

Credit risk

As of September 30, 2024 and 2023, $11,837 and $39,473 of the Company’s cash was on deposit at financial institutions in Japan, respectively, which were insured by the Deposit Insurance Corporation of Japan subject to certain limitations. The Company has not experienced any losses in such accounts.

Accounts receivables are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risks. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

Concentration of customers

None of the customers consisted of more than 10% of account receivables as of September 30, 2024. As of September 30, 2023, one major customer, which is in the automobile inspection and maintenance, was recorded $258, accounted for 100% of the Company’s total accounts receivable.

For the fiscal year ended September 30, 2024, the most major customer, which is in the automobile manufacture industry, was recorded $1,030,697, accounted for 56% of the Company’s total revenues, the second major customer, which is in the automotive industry, was recorded $385,476, accounted for 21% of the Company’s total revenues, the third major customer, which is in the automotive industry, was recorded $285,616, accounted for 16% of the Company’s total revenues. For the fiscal year ended September 30, 2023, the most major customer, which is in the automobile manufacture industry, was recorded $609,218, accounted for 42% of the Company’s total revenues, the second major customer, which is in the automotive industry, was recorded $409,456, accounted for 29% of the Company’s total revenues.

Concentration of suppliers

As of September 30, 2024, the most major supplier which are in the automation machinery business, were recorded $1,134,504, accounted for 65% of the Company’s total accounts payable, the second major supplier which are in the automation machinery business, were recorded $222,416, accounted for 13% of the Company’s total accounts payable. As of September 30, 2023, the most major supplier which are in the automation machinery business, were recorded $490,236, accounted for 67% of the Company’s total accounts payable.

For the fiscal year ended September 30, 2024, the most major supplier, which is in the automobile manufacture business, was recorded $818,552, accounted for 80% of the Company’s total purchases, the second major supplier, which is in the automobile manufacture business, was recorded $103,348, accounted for 10% of the Company’s total purchases. For the fiscal year ended September 30, 2023, the most major supplier, which is in the automobile manufacture business, was recorded $1,093,750, accounted for 71% of the Company’s total purchases.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(d)    Foreign currency translation

The Company maintains its books and record in its local currency, Japanese yen (“JPY”), which is a functional currency as being the primary currency of the economic environment in which its operation is conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of operations and comprehensive loss.

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying financial statements have been expressed in US$. In accordance with ASC Topic 830-30, “Translation of Financial Statement,” assets and liabilities of the Company are translated into US$, using the exchange rate on the balance sheet date. Revenue and expenses are translated at the average rates prevailing during the period. Shareholders’ equity is translated at the historical exchange rate at the time of transaction. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The value of foreign currencies including, the JPY, may fluctuate against the U.S. Dollar. Any significant variations of the aforementioned currencies relative to the U.S. Dollar may materially affect the Company’s financial condition in terms of reporting in U.S. Dollar.

The following table outlines the currency exchange rates that were used in preparing the accompanying financial statements:

	September 30,
	2024	2023
$ to JPY Year-end Spot Rate	143.25	149.43
$ to JPY Average Rate	150.33	138.93

(e)     Fair value of financial instruments

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Accounting guidance establishes three levels of inputs that may be used to measure fair value:

•        Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

•        Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•        Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash, accounts receivable, net, bank loans, loans payable — third party, loans payable — financial institution, accounts payable, accruals and other current liabilities, amount due to a related party, amount due to a shareholder, other non-current liabilities are financial assets and liabilities and are subject to fair value measurement; however, because of their being short period of time between the origination of such instruments and their expected realization and their current market rates of interest management believes their carrying values approximate their fair value.

(f)     Related parties

We adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

(g)    Cash

Cash consists of cash on hand, the Company’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use. Deposits are held at highly liquid and well capitalized financial institutions. Risk of loss is not expected by management. The Company maintains all of its bank accounts in Japan. Cash balances in bank accounts in Japan are insured by the Deposit Insurance Corporation of Japan subject to certain limitations. The cash balance was $11,837 and $39,473 as of September 30, 2024 and 2023, respectively.

(h)    Accounts Receivable and allowance for expected credit losses accounts

Accounts receivable, net are stated at the original amount less an allowance for expected credit loss on such receivables. The allowance for expected credit loss is estimated based upon the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current general economic conditions, future expectations and customer specific quantitative and qualitative factors that may affect the Company’s customers’ ability to pay. Accounts are considered overdue after 30 days. An allowance is also made when there is objective evidence for the Company to reasonably estimate the amount of probable loss. As of September 30, 2024 and 2023, the Company made nil allowance for expected credit losses accounts.

(i)     Prepayments

Prepayments are mainly payments made to vendors or services providers for future services that have not been provided and prepaid rent. These amounts are refundable and bear no interest. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of September 30, 2024 and 2023, no allowance was deemed necessary.

(j)     Inventories, net

Inventories are measured at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less cost to sell, and considers general market and economic conditions, periodic reviews of current profitability of vehicles. The cost of inventories is based on the first-in-first-out method, and includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity. The Company records adjustments to its inventories for estimated obsolescence or diminution in net realizable value equal to the difference between the cost of the inventories and the estimated net realizable value. At the point of loss recognition, the Company may need to consider if any impairment of the inventories at year end, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. As of September 30, 2024 and 2023, the Company made $265,176 and $336,105 impairment of the inventories at year end respectively.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(k)     Property, plant and equipment, net

Property, plant and equipment, net are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis or declining balance method over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Property under finance leases and the related obligation for future lease payments are recorded at an amount equal to the initial present value of those lease payments, and the depreciation on a straight-line method over the lease term. Estimated useful lives are as follows:

Category	Estimated useful life
Buildings	15 – 20 years
Leasehold improvements	Shorter of the estimated useful life or remaining lease term
Machinery and equipment	2 – 9 years
Motor vehicle	2 – 6 years

Expenditure for repair and maintenance costs, which do not materially extend the useful lives of the assets, are charged to expenses as incurred, whereas the expenditure for major renewals and betterment that substantially extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the statements of operations and comprehensive loss.

(l)     Cost method investment

The Company accounts for investment with less than 20% of the voting shares and does not have the ability to exercise significant influence over operating and financial policies of the investee using the cost method. The Company records cost method investment at the historical cost in its financial statements and subsequently records any dividends received from the net accumulated earrings of the investee as income. Dividends received in excess of earnings are considered a return of investment and are recorded as reduction in the cost of the investment.

Cost method investment are evaluated for impairment when facts or circumstances indicate that the fair value of the long-term investment is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary.

The Company reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near term prospects of the investment; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. No event had occurred and indicated that other-than-temporary impairment existed and therefore the Company did not record any impairment charges for its investment for the fiscal years ended September 30, 2024 and 2023.

(m)    Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairment of long-lived assets was recognized for the fiscal years ended of September 30, 2024 and 2023, respectively.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(n)    Warranties liabilities

The estimated costs related to product warranties are accrued at the time products are sold and are charged to cost of revenue in the financial statement. These estimates are established using historical information on the nature, frequency and average cost of claims of each vehicle line or each model year of the vehicle line and assumptions about future activity and events. Revisions are made when necessary and are based on changes in these factors.

(o)    Contract liabilities

A contract liability is recognized when the customer pays non-refundable consideration before the Company recognizes the related revenue. A contract liability would also be recognized if the Company has an unconditional right to receive nonrefundable considerations before the Company recognizes the related revenue. In such cases, a corresponding receivable would also be recognized.

(p)    Commitments and contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss will occur, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(q)    Revenue recognition

The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), for reporting periods beginning.

The Company recognizes revenue as it satisfies a performance obligation when its customer obtains control of promised goods in an amount that reflects the consideration the entity expects to receive in exchange for those goods. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods it transfers to the customer.

The Company is a principal and records revenue on a gross basis when the Company is primarily responsible for fulfilling the delivery of goods, has discretion in establishing pricing, and controls the promised good before transferring those goods to customers.

Automotive net sales and revenue represents the amount of consideration to which we expect to be entitled in exchange for vehicle. The consideration recognized represents the amount received, typically shortly after the sale to a customer, net of estimated dealer and customer sales incentives we reasonably expect to pay. Significant factors in determining our estimates of incentives include forecasted sales volume, product mix and the rate of customer acceptance of incentive programs, all of which are estimated based on historical experience and assumptions concerning future customer behavior and market conditions. Subsequent adjustments to incentive estimates are possible as facts and circumstances change over time. A portion of the consideration received is deferred for separate performance obligations, such as maintenance, services and vehicle connectivity, that will be provided to our customers at a future date. Taxes assessed by various government entities, such as sales, use and value-added taxes, collected at the time of

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the vehicle sale are excluded from Automotive net sales and revenue. Costs for shipping and handling activities that occur after control of the vehicle transfers to the dealer are recognized at the time of sale and presented in Automotive and other cost of sales.

Revenue from sales of goods in the ordinary course of business is recognized when the Company satisfies a performance obligation (“PO”) by transferring control of a promised good to the customer. The amount of revenue recognized is the amount of the transaction price allocated to the satisfied PO.

The transaction price is allocated to each PO in the contract on the basis of the relative stand-alone selling prices of the promised goods. The individual standalone selling price of a good that has not previously been sold on a stand-alone basis, or has a highly variable selling price, is determined based on the residual portion of the transaction price after allocating the transaction price to goods with observable stand-alone selling price. A discount or variable consideration is allocated to one or more, but not all, of the performance obligations if it relates specifically to those performance obligations.

Transaction price is the amount of consideration in the contract to which the Company expects to be entitled in exchange for transferring the promised goods. The transaction price may be fixed or variable and is adjusted for time value of money if the contract includes a significant financing component. Consideration payable to a customer is deducted from the transaction price if the Company does not receive a separate identifiable benefit from the customer. When consideration is variable, if applicable, the estimated amount is included in the transaction price to the extent that it is highly probable that a significant reversal of the cumulative revenue will not occur when the uncertainty associated with the variable consideration is resolved.

Revenue may be recognized at a point in time or over time following the timing of satisfaction of the PO. If a PO is satisfied over time, revenue is recognized based on the percentage of completion reflecting the progress towards complete satisfaction of that PO. Typically, POs for products where the process is described as below, the PO is satisfied at point in time.

For the sales of electric light commercial vehicle products, the Company typically receives purchase orders from its customers which will set forth the terms and conditions including the transaction price, products to be delivered, terms of delivery, and terms of payment. The terms serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is the delivery of the EV to the customer at their location at which point the title to that asset passes to the customer.

The Company has entered into agreements with certain customers that allow full or partial refunds if we are unable to ultimately meet requirements regarding quality set forth in the agreement. For these agreements, our management estimates an expected liability for potential refunds. Our management develops this estimate based on actual historical refund data and the probability of product defects. Refund liabilities are settled in cash with customers. The actual amount of customer returns, which is inherently uncertain, may differ from the Company’s estimates. If the Company determines that actual or expected returns or allowances are significantly higher or lower than the reserves it established, it will record a reduction or increase, as appropriate, to net sales in the period in which it makes such a determination. Provisions for customer-specific discounts are based on contractual obligations with certain customers. The Company records, on a gross basis, a refund liability and an asset, which represents the right to receive goods (inventory) back from the customer for recovery, in the balance sheets. The refund liability is remeasured at the balance sheet date to reflect changes in the estimate of returns, with a corresponding adjustment to revenue. The asset is initially measured at the carrying amount of the goods at the time of sale, less any expected costs to recover the goods and any expected reduction in value.

(r)     Cost of revenue

Cost of revenue mainly consists of raw material costs, labor costs, sub-contracting costs, warranty costs, impairment costs and production overhead.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(s)          Research and development expenses

Research and development expenses include costs directly attributable to the conduct of research and development programs, including licensing fees, cost of salaries, payroll taxes and other employee benefits, subcontractors and materials used for research and development activities, including Testing, modifying costs and professional services. All costs associated with research and development are expensed as incurred.

(t)     Selling and general and administrative expenses

Selling, general and administrative expenses mainly consist of staff cost, agents service fee, commission fee, depreciation, office supplies and upkeep expenses, travelling and entertainment, legal and professional fees, advertisement fee, operating lease expense and related expenses, other miscellaneous administrative expenses.

(u)    Asset retirement obligations

The Company accounts for asset retirement obligations in accordance with ASC 410-20, Asset Retirement Obligations. ASC 410-20 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs an obligation associated with the retirement of tangible long-lived assets that result from the operation use of the leased assets. Asset retirement obligations consists of estimated restoration costs to be incurred by the Company in the future once the economic life of its leased assets is reached. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life. The liability is accreted until the Company settles the obligation.

(v)     Leases

The Company adopted ASC 842 on October 1, 2020. The Company determines if an arrangement is a lease at inception.

Operating leases

Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to October 1, 2020 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

Finance leases

Finance lease assets are subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the Finance lease assets are amortized over the useful life of the underlying asset. Accordingly, the assets leased under the finance leases are included in rental equipment and property and equipment, and depreciation

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

thereon is recognized in operating expenses and cost of revenue in the financial statement. When the Company makes its contractually required payments under finance leases, the Company allocates a portion to reduce the finance lease obligation and a portion is recognized as interest expenses.

(w)    Income taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its statements of operations and comprehensive loss for the fiscal years ended September 30, 2024 and 2023, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(x)     Loss per share

Loss per share is computed by dividing net earnings attributable to Ordinary shareholders by the weighted average number of Ordinary Shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue Ordinary Shares were exercised or converted into Ordinary Shares.

(y)     Share-based compensation

The Company applies ASC 718, Compensation — Stock Compensation (“ASC 718”), to account for its employee share-based payments. In accordance with ASC 718, the Company determines whether an award should be classified and accounted for as a liability award or equity award. All the Company’s share-based awards to employees were classified as equity awards and are recognized in the financial statements based on their grant date fair values. In accordance with ASC 718, the Company recognizes share-based compensation cost for equity awards to employees with a performance condition based on the probable outcome of that performance condition. Compensation cost is recognized using the accelerated method if it is probable that the performance condition will be achieved. The Company accounts for forfeitures as they occur in accordance with ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvement to Employee Share-based Payment Accounting.

(z)     Deferred initial public offering (“IPO”) costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Initial public offering expenses directly attributable to the offering of securities are deferred and should be charged against the gross proceeds of the offering, as a reduction in share capital. These deferred expenses mainly consist of underwriting, legal and other expenses incurred through the balance sheet

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

date that are directly related to the intended IPO. Should the IPO close, these deferred initial public offering costs, as well as additional expenses to be incurred, will be charged to operations. As of September 30, 2024 and 2023, the Company capitalized $375,387 and $336,731 of deferred IPO costs, respectively.

(aa)  Segment reporting

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments. Based on the criteria established by ASC 280, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company’s long-lived assets are substantially located in Japan, no geographical segments are presented.

(bb)  Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jump start Our Business Start-ups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting: Improvements to Reportable Segment Disclosures,” which focuses on improving reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. A public entity shall disclose for each reportable segment the significant expense categories and amounts that are regularly provided to the CODM and included in reported segment profit or loss. ASU 2023-07 also requires public entities to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Entities are permitted to disclose more than one measure of a segment’s profit or loss if such measures are used by the CODM to allocate resources and assess performance, as long as at least one of those measures is determined in a way that is most consistent with the measurement principles used to measure the corresponding amounts in the consolidated financial statements. ASU 2023-07 is applied retrospectively to all periods presented in financial statements, unless it is impracticable. This update will be effective for the Company’s fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently in the process of evaluating the disclosure impact of adopting ASU 2023-07.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 expands existing income tax disclosures for rate reconciliations by requiring disclosure of certain specific categories and additional reconciling items that meet quantitative thresholds and expands disclosures for income taxes paid by requiring disaggregation by certain jurisdictions. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations and cash flows.

In November 2024, the FASB issued ASU 2024-03, “Reporting Comprehensive Income — Expense Disaggregation Disclosures”, which focuses on improving the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

captions (such as cost of sales, SG&A, and research and development). ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations and cash flows.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s balance sheets, statements of operations and comprehensive loss and statements of cash flows.

4. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consists of the following:

	As of September 30,
	2024	2023
	$	$
Accounts receivable	—	258
Less: allowance for expected credit losses accounts	—	—
Accounts receivable, net	—	258

As of the end of each of the fiscal year, the ageing analysis of accounts receivable, net of allowance for expected credit loss, based on the invoice date is as follows:

	As of September 30,
	2024	2023
	$	$
Within 30 days	—	258
Accounts receivable, net	—	258

5. INVENTORIES, NET

	As of September 30,
	2024	2023
	$	$
Raw materials	156,983	164,122
Work-in-progress	1,086,410	1,475,998
Finished goods	157,024	298,544
Subtotal	1,400,417	1,938,664
Less: inventory valuation allowance	(265,176)	(336,105)
Inventories, net	1,135,241	1,602,559

For the fiscal years ended September 30, 2024, 2023 and 2022, the Company recognized the impairment loss in inventories of $265,176, $336,105 and nil, respectively, due to the write-down of inventory to its net realizable value. The impairment loss is included in cost of revenue.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

6. PREPAYMENTS

Prepayments consisted of the following:

	As of September 30,
	2024	2023
	$	$
Downpayment to supplier for the purchase of electric vehicles	838,228	147,998
Prepaid office and store rental and car leasing	316,983	34,791
Output tax	251,012	—
Prepaid construction expense	244,328	—
Downpayment to suppliers for the purchase of parts	174,522	—
Prepaid advertisement agency fee and exhibition	126	160,279
Prepaid outsourcing agency services fee	—	200,762
Prepaid prototype and system design and development fee	—	136,920
Others	14,537	12,738
Prepayments	1,839,736	693,488

7. COST METHOD INVESTMENT

The Company holds an investment of 10% interest of equity security in a privately held company operates in the transportation business in logistic industry and in which the Company does not have a controlling interest or significant influence. The investment is recorded at cost of $3,490 and $3,346 as of September 30, 2024 and 2023, respectively. The impairment of the investment is nil and nil as of September 30, 2024 and 2023.

8. LONG-TERM DEPOSITS

	As of September 30,
	2024	2023
	$	$
Security deposits	31,727	29,962

The security deposits are for the leases of headquarters, parking spaces, employee dormitories, and showrooms.

9. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consists of the following:

	As of September 30,
	2024	2023
	$	$
Buildings	2,083,487	1,997,321
Leasehold improvements	378,474	363,225
Finance lease right-of-use assets	232,827	197,681
Machinery and Equipment	23,379	18,515
Motor vehicle	256,513	209,524
Subtotal	2,974,680	2,786,266
Less: accumulated depreciation	(716,856)	(419,091)
Property, plant and equipment, net	2,257,824	2,367,175

Depreciation expenses were approximately $307,478, $349,980 and $253,956 for the fiscal years ended September 30, 2024, 2023 and 2022, respectively.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

10. ROU ASSETS AND LEASE LIABILITIES

The Company determines if a contract contains a lease at inception. U.S. GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

The right-of-use assets relate to factory, offices, dormitories, equipment, commercial vehicles and parking lots.

The Company recognized ROU assets and lease liabilities as follows:

		As of September 30, 2024	As of September 30, 2023
		$	$
Assets	Classification on the Balance Sheet
Finance lease assets, net	Property, plant and equipment, net	130,074	95,362
Operating lease assets	Operating lease right-of-use assets	500,574	184,892
Total lease assets		630,648	280,254
	As of September 30, 2024	As of September 30, 2023
	$	$
Liabilities
Current
Finance leases	36,367	42,706
Operating leases	191,665	150,958
Total	228,032	193,664

Non-current
Finance leases	96,694	63,361
Operating leases	308,909	19,209
Total	405,603	82,570

As of September 30, 2024, future minimum lease payments under the non-cancelable finance leases liabilities and operating lease liabilities recorded on the balance sheet are as follows:

	Finance leases	Operating leases
	$	$
Future payment
2025	38,227	197,882
2026	27,630	178,691
2027	27,630	63,469
2028	23,518	54,450
2029	13,391	18,150
Thereafter	7,574	—
Total future lease payment	137,970	512,642
Less: imputed interest	(4,909)	(12,068)
Present value of operating lease liabilities	133,061	500,574
Lease liabilities, current portion	36,367	191,665
Lease liabilities, non-current portion	96,694	308,909

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

10. ROU ASSETS AND LEASE LIABILITIES (cont.)

The following summarizes other supplemental information about the Company’s lease;

	As of September 30, 2024	As of September 30, 2023
Weighted average discount rate	1.66%	1.66% – 1.90%
Weighted average remaining lease term (years)	2.1	0.9

11. BANK LOAN — CURRENT

The bank loans as of September 30, 2024 and 2023 are set out below:

	As of September 30, 2024	As of September 30, 2023
	$	$
Bank loan – current	3,388,204	3,586,296

SCHEDULE OF BANK LOANS

Bank loan	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
Shoko Chukin Bank	JPY	May 2023 – October 2023*	3.50%	NIL	YES	3,388,204
September 30, 2024						3,388,204
Bank loan	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
Shoko Chukin Bank	JPY	May 2023 – October 2023*	3.50%	NIL	NIL	3,586,296
September 30, 2023						3,586,296

____________

*        Shoko Chukin Bank has agreed to reschedule the repayment date of the loan and it is payable upon consummation of the initial public offering. On June 5, 2024, Mr. Weicheng Hsiao signed a letter of guarantee to Shoko Chukin Bank. Pursuant to such guarantee, Mr. Weicheng Hsiao provided a personal guarantee to be jointly and severally liable, with the Company, for $3,388,204 of the outstanding debt owed by the Company to Shoko Chukin Bank.

	Carrying amount	Within 1 year	2025	2026	2027	2028	Thereafter
	$	$	$	$	$	$	$
Shoko Chukin Bank	3,388,204	3,388,204	—	—	—	—	—
September 30, 2024	3,388,204	3,388,204	—	—	—	—	—
	Carrying amount	Within 1 year	2024	2025	2026	2027	Thereafter
	$	$	$	$	$	$	$
Shoko Chukin Bank	3,586,296	3,586,296	—	—	—	—	—
September 30, 2023	3,586,296	3,586,296	—	—	—	—	—

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

12. ACCRUALS AND OTHER CURRENT LIABILITIES

Accruals and other current liabilities consists of the following:

	As of September 30,
	2024	2023
	$	$
Accrued professional fee	712,196	211,437
Accrued advertising, exhibition and promotional expenses	369,485	70,463
Accrued compensation and employee benefits	325,668	127,731
Accrued interest expenses	251,086	13,593
Accrued prototype and application development fee	162,721	425,034
Accrued non-income taxes	78,822	70,274
Accrued rent expense	56,286	—
Accrued vehicle transportation and pre-delivery inspection fees	34,712	35,974
Others	103,775	55,585
Accruals and other current liabilities	2,094,751	1,010,091

13. CONTRACT LIABILITIES

	As of September 30,
	2024	2023
	$	$
Beginning balance	36,137	35,243
Deposits received from customers	751,737	305,489
Amount recognized to revenue	(765,000)	(312,181)
Less: refunds to customers	—	(8,292)
Foreign currency translation adjustment	9,936	15,878
Ending balance	32,810	36,137

Contract liabilities primarily relate to the advance consideration received from customers prior to transferring the products to the customer or other conditions under terms of a sales contract.

14. ASSET RETIREMENT OBLIGATIONS

Following are the asset retirement obligations recognized by the Company:

Asset Retirement Obligations
$
As of October 1, 2023	49,075
Liabilities settled in the current period	(76)
Accretion of liability	646
Foreign currency translation adjustment	2,149
As of September 30, 2024	51,794

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

14. ASSET RETIREMENT OBLIGATIONS (cont.)

	As of September 30, 2024	As of September 30, 2023
	$	$
Current portion	51,794	24,502
Non-current portion	—	24,573
Asset retirement obligations	51,794	49,075

15. REFUND LIABILITY — CURRENT

As of September 30, 2024 and 2023, the Company has a refund liability-current of $46,571 and $278,752, respectively, which represents the amount of consideration that the Company was not entitled to as a result of sales returned by a customer. The balance as of September 30, 2024 bears an interest rate of 14.6% starting from August 30, 2024. The liability will be refunded to such customer upon the closing date of this offering. The balance as of September 30, 2023 is interest-free and was offset against the sales proceeds of the vehicles sold by the Company to customers on June 24, 2024.

16. OTHER NON-CURRENT LIABILITIES

Other non-current liabilities consist of the following:

	As of September 30,
	2024	2023
	$	$
Deposits received – non-current	17,452	16,730

Deposits received primarily relate to the deposits received from the customer for demonstration of electric vehicles.

17. LOANS PAYABLE — THIRD PARTY

The Loans payable – third party as of September 30, 2024 and 2023 are set out below:

	As of September 30,
	2024	2023
	$	$
Loans payable – third party	797,040	—
	As of September 30, 2024	As of September 30, 2023
	$	$
Current portion	698,080	—
Non-current portion	98,960	—
Loans payable – third party	797,040	—

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

17. LOANS PAYABLE — THIRD PARTY (cont.)

Loans payable	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
						$
Car Conveni Club Co., Ltd.(1)	JPY	March – May 2024	9.60%	NIL	NIL	418,848
Car Conveni Club Co., Ltd.(2)	JPY	March – April 2024	9.60%	NIL	YES	139,616
Zhongchai Holding (Hong Kong) Limited(3)	JPY	September 2024 – October 2025	5%	NIL	NIL	98,960
Y’S CO. LTD(4)	JPY	September 2024 – January 2025	1%	NIL	NIL	115,183
Y’S CO. LTD(5)	JPY	September 2024 – January 2025	1%	NIL	NIL	24,433
September 30, 2024						797,040

____________

(1)      On March 28, 2024, the Company obtained a short-term unsecured loan in the principal amount of $418,848 from a third party, Car Conveni. The loan is unsecured, bears interest at the rate of 9.6% per annum and was originally due for repayment by May 31, 2024. The Company and Car Conveni have extended the due date for repayment to June 30, 2025.

(2)      On March 28, 2024, the Company obtained a short-term secured loan in the principal amount of $139,616 from a third party, Car Conveni. The loan is secured, bears interest at the rate of 9.6% per annum and was originally due for repayment by April 10, 2024. Mr. Weicheng Hsiao pledged 80,000 of the Ordinary Shares he owns as collateral for the loan repayment. The Company and Car Conveni have extended the due date for repayment to June 30, 2025.

(3)      On September 16, 2024, the Company obtained short-term unsecured loans with the aggregate principal amount of $98,960 from a third party, Zhongchai Holding (Hong Kong) Limited. The loans have an interest amount of $5,000, which was deducted upfront. The repayment is due on October 15, 2025.

(4)      On September 19, 2024, the Company obtained short-term unsecured loans in the aggregate principal amount of $115,183 from a third party, Y’S CO. LTD. The loans bore interest at the rate of 1% per annum and were due for repayment by January 31, 2025. The loans were fully repaid on December 19, 2024.

(5)      On September 27, 2024, the Company obtained short-term unsecured loans in the aggregate principal amount of $24,433 from a third party, Y’S CO. LTD. The loans bore interest at the rate of 1% per annum and were due for repayment by January 31, 2025. The loans were fully repaid on December 19, 2024.

18. LOANS PAYABLE — FINANCIAL INSTITUTION

The loans payable – financial institution as of September 30, 2024 and 2023 are set out below:

	As of September 30, 2024	As of September 30, 2023
	$	$
Loans payable – Financial Institution	50,199	59,446
	As of September 30, 2024	As of September 30, 2023
	$	$
Current portion	11,812	11,323
Non-current portion	38,387	48,123
Loans payable – Financial Institution	50,199	59,446

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

18. LOANS PAYABLE — FINANCIAL INSTITUTION (cont.)

Loans payable – Financial Institution	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
						$
Japan Finance Corporation	JPY	January 2022 – December 2028	1.66%	NIL	Guaranteed by Mr. Weicheng Hsiao	50,199
September 30, 2024						50,199
Loans payable – Financial Institution	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
						$
Japan Finance Corporation	JPY	January 2022 – December 2028	1.66%	NIL	Guaranteed by Mr. Weicheng Hsiao	59,446
September 30, 2023						59,446
	Carrying amount	Within 1 year	2026	2027	2028	2029	Thereafter
	$	$	$	$	$	$	$
Japan Finance Corporation	50,199	11,812	11,812	11,812	11,812	2,951	—
September 30, 2024	50,199	11,812	11,812	11,812	11,812	2,951	—
	Carrying amount	Within 1 year	2025	2026	2027	2028	Thereafter
	$	$	$	$	$	$	$
Japan Finance Corporation	59,446	11,323	11,323	11,323	11,323	11,323	2,831
September 30, 2023	59,446	11,323	11,323	11,323	11,323	11,323	2,831

19. AMOUNT DUE TO A SHAREHOLDER

	As of September 30,
	2024	2023
	$	$
Amount due to a shareholder	139,616	200,763
Loans payable	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
						$
Mr. Kimoto Yasuya#	JPY	August – October 2023	5.00%	NIL	NIL	139,616
September 30, 2024						139,616
Loans payable	Currency	Period	Interest rate	Third Party guarantee	Directors’ Personal guarantee	Carrying amount
						$
Mr. Kimoto Yasuya#	JPY	August – October 2023	5.00%	NIL	NIL	200,763
September 30, 2023						200,763

____________

#        The Company obtained short-term advances from Mr. Kimoto Yasuya to finance the Company’s working capital requirements. The repayment terms were negotiated based on mutual agreement of the parties. The amount due to the shareholder as of September 30, 2024 is non-trade, unsecured and bears interest at the rate of 5% per annum and the balance outstanding due to shareholder is $139,616. The Company and Mr. Kimoto Yasuya have agreed to extend the date for repayment to June 30, 2025.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

20. WARRANTY LIABILITIES

The warranty liabilities as of September 30, 2024 and 2023 are set out below:

	As of September 30, 2024	As of September 30, 2023
	$	$
Current portion	47,192	20,392
Non-current portion	29,574	40,783
Warranty liabilities	76,766	61,175

The warranty liabilities during the fiscal years ended September 30, 2024 and 2023 mainly represented the provision for warranty for electric light commercial vehicle products sold, which usually covers a 24-month period from the date on which the electric light commercial vehicle products are delivered and accepted by the customers. The warrant liability is based on estimates made from a third party’s simulated warranty data associated with repairs estimated for defects identified during the pre-delivery inspection process. The Company will re-evaluate the provision for warranty liabilities based on the estimates made timely to match with the actual claims and expects to make use of the accrued liability over the next operating period.

21. OTHER EXPENSES (INCOME), NET

	For the fiscal years ended September 30,
	2024	2023	2022
	$	$	$
Loss on disposal of property, plant and equipment	—	85,309	2,701
Restoration fee of leasehold improvement	—	42,154	—
Penalty for early termination	—	43,187	—
Foreign exchange (gain)/loss, net	(100,259)	11,078	135,820
Other incomes	(14,998)	(2,692)	(1,103)
Other expenses	1,996	18,521	—
Total other (income)/expenses, net	(113,261)	197,557	137,418

22. DEFERRED TAX EXPENSE (BENEFIT)

The Company is considered Japan tax resident enterprise under Japan tax laws; accordingly, they are subject to enterprise income tax on their taxable income as determined under Japan tax laws and accounting standards at a statutory tax rate of 30.68%.

The income tax provision consists of the following components:

	For the fiscal years ended September 30,
	2024	2023	2022
	$	$	$
Current income tax expense	—	—	31,512
Deferred tax expense (benefit)	—	873,102	(716,922)
Income tax expense (benefit)	—	873,102	(685,410)

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

22. DEFERRED TAX EXPENSE (BENEFIT) (cont.)

The income tax expense varied from the amount of income tax expense determined by applying the Japan income tax rate of 30.68% to profit before income tax as a result of the following differences:

	For the fiscal years ended September 30,
	2024	2023	2022
	$	$	$
Loss before tax expenses:	(6,002,417)	(13,405,154)	(5,386,023)
Tax at the domestic income tax rate	(1,841,541)	(4,112,701)	(1,652,432)
Tax effect of recognized tax benefit	(64,814)	—	—
Tax effect of expenses that are not deductible in determining taxable profit	—	2,028,198	967,022
Valuation allowance recognized deferred tax assets recognized	1,906,355	2,957,605	—
Income tax expense (benefit)	—	873,102	(685,410)

As of September 30, 2024 and 2023, the Company had net operating loss carryforwards of approximately $15,870,231 and $8,963,628, respectively. As of September 30, 2024 and 2023, deferred tax assets, net from the net operating loss carryforwards amounted to $nil and $nil, respectively.

	As of September 30,
	2024	2023
	$	$
Deferred tax assets	1,906,355	2,957,605
Less: Valuation allowance	(1,906,355)	(2,957,605)
Deferred tax assets, net of valuation allowance	—	—

Following are the major deferred tax assets, net recognized by the Company:

Net operating loss carry-forwards
$
As of October 1, 2021	286,099
Recognized in statements of operations and comprehensive loss	716,921
Foreign currency translation adjustment	(164,792)
As of September 30, 2022	838,228
As of October 1, 2022	838,228
Recognized in statements of operations and comprehensive loss	2,084,503
Valuation allowance recognized	(2,957,605)
Foreign currency translation adjustment	34,874
As of September 30, 2023	—
As of October 1, 2022	—
Recognized in statements of operations and comprehensive loss	1,906,355
Valuation allowance recognized	(1,906,355)
As of September 30, 2024	—

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

23. EQUITY

Unless otherwise indicated, all share amounts and per share amounts issued and outstanding prior to August 31, 2023 in this subsection are not presented to give effect to a 1-for-2 share split of the Ordinary Shares and Series A convertible preferred shares, which was effected on September 1, 2023.

The Company has performed a series of issuance of Ordinary Shares resulting in 38,074,888 Ordinary Shares issued and outstanding as of September 30, 2024. The Company only has one single class of Ordinary Shares that is accounted for as permanent equity.

Issued Date	Ordinary shares		Amount	Amount
	Issued	Accumulated	JPY	US$
May 24, 2019	10,000,000	10,000,000	10,000,000	81,248
June 30, 2021	2,312,500	12,312,500	185,000,000	1,681,098
December 28, 2021	975,000	13,287,500	195,000,000	1,697,376
February 28, 2022	200,000	13,487,500	70,000,000	608,114
March 28, 2022	242,858	13,730,358	85,000,300	689,658
December 15, 2022	215,718	13,946,076	75,501,300	547,432
January 31, 2023	571,930	14,518,006	114,386,000	878,743
February 28, 2023	857,143	15,375,149	300,000,050	2,204,424
March 29, 2023	40,000	15,415,159	20,000,000	150,726
March 30, 2023	40,000	15,455,159	20,000,000	150,700
March 31, 2023	1,735,724	17,190,873	607,503,400	4,576,297
April 1, 2023	20,000	17,210,873	10,000,000	75,330
April 3, 2023	20,000	17,230,873	10,000,000	75,558
April 10, 2023	200,000	17,430,873	100,000,000	747,664
April 11, 2023	20,000	17,450,873	10,000,000	74,834
April 12, 2023	20,000	17,470,873	10,000,000	75,048
April 24, 2023	92,000	17,562,873	46,000,000	342,236
April 25, 2023	6,000	17,568,873	3,000,000	22,396
April 28, 2023	40,000	17,608,873	20,000,000	147,070
August 31, 2023*	—	35,217,746	—	—
August 31, 2023**	2,857,142	38,074,888	—	—
September 30, 2024***	—	38,074,888	—	—

____________

*        Giving retroactive effect to the 1 for 2 share split effected on September 1, 2023.

**      Pursuant to the Company’s articles of incorporation, on August 31, 2023, Autobacs Seven requested the Company to convert its 2,857,142 Series A convertible preferred shares on August 31, 2023. On August 31, 2023, the Company issued 2,857,142 Ordinary Shares to Autobacs Seven, and in exchange, the Company acquired the 2,857,142 Series A convertible preferred shares, which were canceled by the Company on October 20, 2023.

***     On July 20, 2023, the Company’s board of directors approved a share split of the outstanding Ordinary Shares and Series A convertible preferred shares at a ratio of 1:2, which was based on a record date of August 31, 2023 and became effective on September 1, 2023, resulting in 38,074,888 Ordinary Shares being issued and outstanding and 2,857,142 Series A convertible preferred shares being issued after the share split.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

23. EQUITY (cont.)

Pursuant to the Company’s articles of incorporation, on August 31, 2023, Autobacs Seven requested the Company to convert its 2,857,142 Series A convertible preferred shares on August 31, 2023. On August 31, 2023, the Company issued 2,857,142 Ordinary Shares to Autobacs Seven, and in exchange, the Company acquired the 2,857,142 Series A convertible preferred shares, which were canceled by the Company on October 20, 2023.

Issued Date	Convertible preferred shares		Amount	Amount
	Issued	Accumulated	JPY	US$
October 20, 2021	1,428,571	1,428,571	99,999,970	875,350
August 31, 2023*	—	2,857,142	—	—
October 21, 2023**	—	—	—	—

____________

*        Giving retroactive effect to the 1 for 2 share split effected on September 1, 2023.

**      On July 20, 2023, the Company’s board of directors approved a share split of the Company’s outstanding Ordinary Shares and Series A convertible preferred shares at a ratio of 1:2, which was based on a record date of August 31, 2023 and became effective on September 1, 2023, resulting in 38,074,888 Ordinary Shares being issued and outstanding and 2,857,142 Series A convertible preferred shares being issued after the share split. Pursuant to the Company’s articles of incorporation, on August 31, 2023, Autobacs Seven requested the Company to convert its 2,857,142 Series A convertible preferred shares on August 31, 2023. On August 31, 2023, the Company issued 2,857,142 Ordinary Shares to Autobacs Seven, and in exchange, the Company acquired the 2,857,142 Series A convertible preferred shares, which were canceled by the Company on October 20, 2023.

The Company believes it is appropriate to reflect the above transactions on a retroactive basis similar to share split or dividend pursuant to ASC 260. All references made to share or per share amounts in the accompanying financial statements and applicable disclosures have been retroactively adjusted to reflect the 1 for 2 share split.

Shares to be issued relate to advances from third parties and are non-trade, unsecured, interest-free and quasi equity in nature.

24. SHARE-BASED COMPENSATION

Trust-Type Share Option Plan

On June 9, 2021, the Company awarded options to purchase an aggregate of 3,750,000 Ordinary Shares at an exercise price of JPY40 per share (reflecting a 1:2 share split of the Ordinary Shares, effective on September 1, 2023) to various officers, directors, employees and consultants of the Company to measure the cost of their services received in exchange for the share-based awards.

The fair value of stock option awards with only service and/or performance conditions is estimated on the grant or offering date using the Black-Scholes option-pricing model with the assistance of a third-party valuation appraiser. The Black-Scholes option-pricing model requires inputs such as the risk-free interest rate, expected term and expected volatility. These inputs are subjective and generally require significant judgment. The resulting cost is recognized over the period during which an employee is required to provide service in exchange for the awards, usually the vesting period, which is generally two years for stock options. Share-based compensation expense is recognized on a straight-line basis, net of actual forfeitures in the period. Share-based compensation expense is recorded in the statements of operations.

The stock options vested on June 10, 2023 with the expiration date on June 9, 2036.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

24. SHARE-BASED COMPENSATION (cont.)

The following table summarizes the stock option activities and related information for the fiscal years ended September 30, 2024, 2023 and 2022:

	Stock Options
	Number of Options		Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)
Outstanding as of October 1, 2021	625,000	JPY	40	14.67
Granted	1,875,000		—	—
Exercised	—		—	—
Forfeited/cancelled	—		—	—
Outstanding as of September 30, 2022	2,500,000	JPY	40	13.67
Granted	1,250,000		—	—
Exercised	—		—	—
Forfeited/cancelled	—		—	—
Outstanding as of September 30, 2023	3,750,000	JPY	40	12.67
Granted	—		—	—
Exercised	—		—	—
Forfeited/cancelled	—		—	—
Outstanding as of September 30, 2024	3,750,000	JPY	40	12.67

The fair value of stock options granted on June 10, 2023 is measured using the Black-Scholes option-pricing model. Relevant information is as follows:

For the year ended September 30, 2023
Risk-free interest rate	0.409%
Expected term (in years)	12.70
Expected volatility	36.32%
Dividend yield	0%

The expected volatility is calculated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable companies.

The risk-free interest rate is estimated based on the yield to maturity of Japanese treasury bonds based on the expected term of the incentive shares.

The company estimates the stock option will be granted two years after the trust-type stock option is funded.

For the fiscal years ended September 30, 2024, 2023 and 2022, the Company recognized share-based compensation expenses related to the options of nil, $5,053,715 and $2,766,817, respectively.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

25. RELATED PARTY TRANSACTIONS

These related parties of the Company with whom transactions are reported in these financial statements are as follows:

Name of entity or individual	Relationship to the Company
Mr. Weicheng Hsiao	Mr. Weicheng Hsiao is the Company’s founder and has served as its Representative Director and Chief Executive Officer since May 2019.
Goodride Japan INC.	Goodride Japan INC. is owned by the founder and Chief Executive Officer, Mr. Weicheng Hsiao.
Delta Co. Ltd.	Mr. Eiji Fujino, one of our directors, has served as the representative director at Delta Co. Ltd. since February 2014.
Legents Judicial Scriveners Corporation	Mr.Taisuke Otsubo, one of our director, audit committee members, and representative partner of Legents Judicial Scriveners Corporation.
Mr. Takayuki Tokoroda	Mr. Takayuki Tokoroda has served as the director since December 2021.
BH Co., Ltd.	One of our directors, Mr. Tokoroda, has served as the chief executive officer at BH Co., Ltd. (KRX: 090460), a Japanese whole-seller, since August 2007.
Kyouwatsusho Co., Ltd	Mr. Feng Wu is the Chief Executive Officer at Kyouwatsusho Co., Ltd and has been our director since April 2023.

In the ordinary course of business, during the fiscal years ended September 30, 2024 and 2023, the Company was involved in certain transactions, either at cost or current market prices, and on the normal commercial terms with related parties. The following table provides the transactions with these parties for the years as presented (for the portion of such period that they were considered related):

	As of September 30,
	2024	2023
Amount due from a related party
Mr. Weicheng Hsiao***	—	2,969,777
Amount due to a related party
Mr. Weicheng Hsiao****	1,371,535	—

____________

***    The Chief Executive Officer, Mr. Weicheng Hsiao, obtained a series of short-term loans from the Company. The terms were negotiated based on mutual agreement and were non-trade, unsecured, bore interest at 3.5% per annum, and were repayable by November 30, 2023. Such loans have been fully repaid by Mr. Weicheng Hsiao to the Company as of November 2, 2023.

****  The Company obtained short-term loans from Mr. Weicheng Hsiao to finance the Company’s working capital requirements. The repayment terms were negotiated based on mutual agreement of the parties. The amount due to a related party as of September 30, 2024 is non-trade, unsecured, interest-free.

	As of September 30,
	2024	2023
	$	$
Accruals and other current liabilities
Delta Co. Ltd.	4,175	1,408
Goodride Japan INC.	1,536	1,472
BH Co., Ltd.	1,536	1,472
Mr. Weicheng Hsiao	24,165	18,131
Legents Judicial Scriveners Corporation	1,736	2,008

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

25. RELATED PARTY TRANSACTIONS (cont.)

	As of September 30,
	2024	2023
	$	$
Accounts payable
Kyouwatsusho Co., Ltd	19,915	—
	For the Fiscal Years ended September 30,
	2024	2023	2022
	$	$	$
Revenue-related party(1)
Goodride Japan INC.	—	—	28,311

Commission fee(2)
Goodride Japan INC.	—	118,765	264,645
Delta Co. Ltd.	14,236	29,967	15,065
BH Co., Ltd.	5,322	19,002	36,608
Legents Judicial Scriveners Corporation	5,046	44,532	14,326

Rent expense(3)
Goodride Japan INC	15,965	19,002	10,585

Purchases(4)
Kyouwatsusho Co., Ltd	17,857	—	—
Goodride Japan INC	—	—	8,982

Interest income(5)
Mr. Weicheng Hsiao	6,266	20,685	—

____________

(1)      Revenue is arising from the sales of fully electric light commercial vehicles to Goodride Japan INC. during the fiscal year ended September 30, 2022.

(2)      The commission fee is for the outsourcing service for daily operation.

(3)      Rent expenses is for the meeting room that Goodride Japan INC. rents to the Company.

(4)      Purchases is for the purchase of car tires from Goodride Japan INC and charging cables from Kyouwatsusho Co., Ltd.

(5)      Interest income arises from the accrued interest on the loan to the Chief Executive Officer.

Apart from the transactions and balances detailed elsewhere in these accompanying financial statements, the Company has no other significant or material related party transactions during the years presented.

26. CONCENTRATIONS AND RISKS

Concentrations

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with financial institutions with high-credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the customers. To reduce credit risk, the Company performs on-going credit evaluations of the financial condition of these customers. The Company conducts credit evaluations of its customers, and generally requires advance consideration from customers prior to transferring the products to the customer or other conditions under terms of a sales contract from them. The Company evaluates its collection experience and long outstanding balances to determine the need for an allowance for expected credit losses accounts. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

26. CONCENTRATIONS AND RISKS (cont.)

Concentration of customers

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total revenue:

	For the fiscal years ended September 30,
	2024	2023	2022
	$	$	$
Amount of the Company’s revenue
Customer A(1)	1,030,697	—	—
Customer B(2)	385,476	—	—
Customer C(3)	285,616	—	—
Customer D(4)	—	609,218	—
Customer E(5)	—	409,456	—
Customer F(6)	—	—	138,921
Customer G(7)	—	—	54,277

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable:

	As of September 30,
	2024	2023
	$	$
Amount of the Company’s accounts receivable
Customer H(7)	—	258

____________

(1)      Customer A is in the automobile leasing industry.

(2)      Customer B is in the automotive industry.

(3)      Customer C is in the automotive industry.

(4)      Customer D is in the automotive industry.

(5)      Customer E is in the automotive industry.

(6)      Customer F is in the automobile leasing industry.

(7)      Customer G is in the automotive industry.

Concentration of suppliers

The following table sets forth a summary of single supplier who represent 10% or more of the Company’s total accounts payable:

	As of September 30, 2024	As of September 30, 2023
	$	$
Amount of the Company’s accounts payable
Supplier A(8)	1,134,504	490,236
Supplier B(9)	222,416	—

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

26. CONCENTRATIONS AND RISKS (cont.)

The following table sets forth a summary of suppliers who represent 10% or more of the Company’s total purchases:

	For the fiscal years ended September 30,
	2024	2023	2022
	$	$	$
Amount of the Company’s purchase
Supplier A(8)	818,552	1,093,750	1,015,106
Supplier B(9)	103,348	—	—

____________

(8)      Supplier A is in the automobile manufacture industry.

(9)      Supplier B is in the automotive industry.

Credit Risk

Credit risk is the potential financial loss to the Company resulting from the failure of a customer or a counterparty to settle its financial and contractual obligations to the Company, as and when they fall due. As the Company does not hold any collateral, the maximum exposure to credit risk is the carrying amounts of trade and other receivables (excluding prepayments) and cash presented on the statements of financial position. The Company has no other financial assets which carry significant exposure to credit risk.

Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

Typically, the Company ensures that it has sufficient cash on demand to meet expected operational expenses, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain steady; therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of JPY converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings and long-term loan from financial Institution. The Company manages interest rate risk by varying the issuance and maturity dates of variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of September 30, 2024 and 2023, the bank loans and long-term loans were at fixed interest rates.

Economic and political risk

The Company’s major operations are conducted in Japan. Accordingly, the political, economic, and legal environments in Japan, as well as the general state of Japan’s economy may influence the Company’s business, financial condition, and results of operations.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

27. COMMITMENTS AND CONTINGENCIES

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of September 30, 2024 and up through May 8, 2025, date of these financial statements were available to the issued.

28. SUBSEQUENT EVENTS

The Company owed the Shoko Chukin Bank $3,741,010 under an unsecured loan agreement bearing interest at 3.5% per annum, due on October 31, 2023, but the Company was unable to repay the loan and was in default effective October 31, 2023. On April 30, 2024 and July 11, 2024, the Company made partial payments on the loan in the amounts of $183,595 and $169,211, respectively. In addition, on June 5, 2024, Mr. Weicheng Hsiao, the Company’s Chief Executive Officer, signed a personal guarantee to the Shoko Chukin Bank. Pursuant to the guarantee, Mr. Weicheng Hsiao became jointly and severally liable with the Company for the outstanding balance of $3,388,204 to the Shoko Chukin Bank. Pursuant to the guarantee, any further delay in repayment after June 19, 2024 requires damages at the rate of 14.5% per annum on the outstanding balance. As of March 31, 2025, the Company has incurred damages for late payment in the amount of $386,502 based on the time of the guarantee agreement to the date of this report.

On September 30, 2024, the Company and Mr. Kimoto Yasuya agreed to extend the repayment due date for the loan amount of $139,616 to June 30, 2025. As of September 30, 2024, no interest had accrued. As of March 31, 2025, the outstanding balance of the loan was $139,616.

Between October 1, 2024 and March 31, 2025, the Company obtained a series of short-term loans in the aggregate amount of $968,272 from our Chief Executive Officer, Mr. Weicheng Hsiao. The loans were unsecured, interest-free and due to be repaid on March 31, 2025 and May 31, 2025. The Company subsequently repaid an aggregate of $355,933 of such loan between October 1, 2024 and March 31, 2025. As of March 31, 2025, the outstanding aggregate principal loan balance was $1,983,874. The Company and Mr. Weicheng Hsiao have agreed to extend the repayment date of such outstanding loans, which were originally due on March 31, 2025 to May 31, 2025.

On March 28, 2024, the Company obtained a short-term unsecured loan in the principal amount of $418,848 from Car Conveni, a third party. The loan is unsecured, bears interest at 9.6% per annum and was originally due and payable by May 31, 2024. The maturity date was extended to June 30, 2025. As of March 31, 2025, the outstanding principal balance of the loan was $418,848.

On March 28, 2024, the Company obtained a short-term secured loan in the principal amount of $139,616 from a third party, Car Conveni. The loan is secured, has an annual interest rate of 9.6% and was originally due on April 10, 2024, but was extended to June 30, 2025. Mr. Weicheng Hsiao pledged 80,000 of the ordinary shares as collateral for repayment of the loan. As of March 31, 2025, the outstanding principal balance of the loan was $139,616.

On September 19, 2024, the Company obtained short-term unsecured loans in the aggregate principal amount of $115,183 from a third party, Y’S CO. LTD. The loans bore interest at the rate of 1% per annum and were due for repayment by January 31, 2025. The loans were fully repaid on December 19, 2024.

On September 27, 2024, the Company obtained short-term unsecured loans with an aggregate principal amount of $24,433 from a third party, Y’S CO. LTD. The loans bore interest at the rate of 1% per annum and were due for repayment by January 31, 2025. The loans were fully repaid on December 19, 2024.

HW ELECTRO CO., LTD
NOTES TO FINANCIAL STATEMENTS

28. SUBSEQUENT EVENTS (cont.)

On December 23, 2024, the Company obtained a short-term unsecured loan in the principal amount of $139,616 from a third party, Y’S CO. LTD. The loan bore interest at 1% per annum and was due to be repaid by March 7, 2025. The loan was fully repaid on March 4, 2025.

On January 13, 2025, the Company obtained a short-term unsecured loan in the principal amount of $139,616 from a related party, BH Co., Ltd. The loan is unsecured, bears interest at 1% per annum and is due to be repaid by June 30, 2025.

Except for the above, the Company has assessed all events from October 1, 2024 through May 8, 2025, which is the date that the financial statements are available to be issued, there are not any material subsequent events that require disclosure in these financial statements.

4,150,000 American Depositary Shares
Representing 4,150,000 Ordinary Shares

HW Electro Co., Ltd.

_______________________

Preliminary Prospectus dated           , 2025

_______________________

American Trust i n v e s t m e n t s e r v i c e s	WESTPARK CAPITAL Bookrunner

Until             , 2025 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 330 of the Companies Act makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors. Section 10 of the Civil Code, among other things, provides in effect that:

(1)    Any director of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)    If a director of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3)    If a director of a company has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)    If a director, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

Pursuant to Article 427, paragraph 1 of the Companies Act and our articles of incorporation, we may enter into an agreement with each of our non-executive directors providing that such director’s liability for damages to us shall be limited to the higher of either the amount we have determined in advance or the amount prescribed by applicable laws and regulations, provided that such director has acted in good faith and without gross negligence.

Further, pursuant to Article 426, paragraph 1 of the Companies Act and our articles of incorporation, we may, by resolution of the board of directors, release any of our directors from liability for damages to us, provided that such director has acted in good faith and without gross negligence to the extent permitted by applicable laws and regulations.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

Unless otherwise indicated, all share amounts and per share amounts issued and outstanding prior to August 31, 2023 in this subsection are not presented to give effect to a 1-for-2 share split of our Ordinary Shares and Series A convertible preferred shares, which effected on September 1, 2023.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On June 30, 2021, we issued 2,312,500 Ordinary Shares to six investors for an aggregate consideration of JPY185 million.

On October 20, 2021, we issued 1,428,571 Series A convertible preferred shares to one accredited investor for a consideration of JPY99.99997 million.

On December 28, 2021, we issued 975,000 Ordinary Shares to nine investors for an aggregate consideration of JPY195 million.

On February 28, 2022, we issued 200,000 Ordinary Shares to one investor for a consideration of JPY70 million.

On March 28, 2022, we issued 242,858 Ordinary Shares to two investors for an aggregate consideration of JPY85.0003 million.

On December 15, 2022, we issued 215,718 Ordinary Shares to seven investors for an aggregate consideration of JPY75.5013 million.

On January 31, 2023, we issued 571,930 Ordinary Shares to one accredited investor for a consideration of JPY114.386 million.

On February 28, 2023, we issued 857,143 Ordinary Shares to one accredited investor for a consideration of JPY300.00005 million.

On March 29, 2023, we issued 40,000 Ordinary Shares to one investor for a consideration of JPY20 million.

On March 30, 2023, we issued 40,000 Ordinary Shares to two investors for an aggregate consideration of JPY20 million.

On March 31, 2023, we issued 1,735,724 Ordinary Shares to 25 investors for an aggregate consideration of JPY607.5034 million.

On April 1, 2023, we issued 20,000 Ordinary Shares to one investor for a consideration of JPY10 million.

On April 3, 2023, we issued 20,000 Ordinary Shares to one investor for a consideration of JPY10 million.

On April 10, 2023, we issued 200,000 Ordinary Shares to one accredited investor for a consideration of JPY100 million.

On April 11, 2023, we issued 20,000 Ordinary Shares to one investor for a consideration of JPY10 million.

On April 12, 2023, we issued 20,000 Ordinary Shares to one investor for a consideration of JPY10 million.

On April 24, 2023, we issued 92,000 Ordinary Shares to one investor for a consideration of JPY46 million.

On April 25, 2023, we issued 6,000 Ordinary Shares to one investor for a consideration of JPY3 million.

On April 28, 2023, we issued 40,000 Ordinary Shares to one investor for a consideration of JPY20 million.

On July 20, 2023, the Company’s board of directors approved a share split of the Company’s outstanding Ordinary Shares and Series A convertible preferred shares at a ratio of 1:2, which was based on a record date of August 31, 2023 and became effective on September 1, 2023, resulting in 38,074,888 Ordinary Shares being issued and outstanding and 2,857,142 Series A convertible preferred shares being issued after the share split.

Pursuant to our articles of incorporation, on August 31, 2023, Autobacs Seven requested us to convert its 2,857,142 Series A convertible preferred shares on August 31, 2023. On August 31, 2023, we issued 2,857,142 Ordinary Shares to Autobacs Seven, and in exchange, we acquired the 2,857,142 Series A convertible preferred shares, which were canceled by us on October 20, 2023.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)     That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(e)     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Description
1.1*	Form of Underwriting Agreement (including form of Lock-Up Agreement).
3.1*	Articles of Incorporation of the Registrant (English translation)
4.1*	Form of the American depositary receipt (included in Exhibit 4.2)
4.2*	Form of Deposit Agreement among the Registrant, Citibank, N.A., as depositary, and the beneficial owners and holders of ADSs issued thereunder
5.1*	Opinion of Todoroki Law Office regarding the validity of Ordinary Shares being registered
10.1*	English Translation of Exclusive Basic Transaction Agreement with Cenntro Electric Group Limited, dated March 31, 2021
15.1**	Letter In Lieu of Consent for Review Report of WWC, P.C.
23.1**	Consent of WWC, P.C.
23.2*	Consent of Todoroki Law Office (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page to previously filed registration statement)
99.1*	Code of Business Conduct and Ethics of the Registrant
107*	Filing Fee Table

____________

*        Previously filed

**      Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on September 17, 2025.

HW Electro Co., Ltd.
By:	/s/ Weicheng Hsiao
Weicheng Hsiao Representative Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Weicheng Hsiao	Representative Director and Chief Executive Officer (Principal Executive Officer)	September 17, 2025
Name: Weicheng Hsiao
*	Director	September 17, 2025
Name: Eiji Fujino
/s/ Bo Lyu	Chief Financial Officer (Principal Accounting and Financial Officer)	September 17, 2025
Name: Bo Lyu
*	Independent Director, Audit and Supervisory Committee Member and Nominating Committee Member	September 17, 2025
Name: Hirotaka Ikeda
*	Independent Director, Audit and Supervisory Committee Member and Nominating Committee Member	September 17, 2025
Name: Takayuki Tokoroda
*By:	/s/ Weicheng Hsiao
Name: Weicheng Hsiao Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of HW Electro Co., Ltd., has signed this registration statement or amendment thereto in New York, NY on September 17, 2025.

Cogency Global Inc.
Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries Title: Senior Vice President on behalf of Cogency Global Inc.